As filed with the Securities and Exchange Commission on August 3, 1999
                                                   Registration No. 333-
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -----------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                      ALLIANCE CAPITAL MANAGEMENT L.P. II
      (Exact name of registrant as specified in its constituent documents)


     Delaware                        6282                        13-4064930
  (State or other             (Primary Standard               (I.R.S. Employer
  jurisdiction of         Industrial Classification         Identification No.)
  incorporation or               Code Number)
   organization)

                          1345 Avenue of the Americas
                            New York, New York 10105
                                 (212) 969-1000
  (Address and telephone number of registrant's principal executive offices)

                                Dave H. Williams
                    Alliance Capital Management Corporation
                          1345 Avenue of the Americas
                            New York, New York 10105
                                 (212) 969-1000
           (Name, address and telephone number of agent for service)

                            -----------------------

                                   Copies to:

        Phillip R. Mills, Esq.                 David R. Brewer, Jr., Esq.
        Davis Polk & Wardwell               Alliance Capital Management L.P.
        450 Lexington Avenue                 1345 Avenue of the Americas
      New York, New York 10017                New York, New York 10105
          (212) 450-4000                          (212) 969-1000

                            -----------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                            -----------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                            -----------------------

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                       Proposed Maximum     Proposed Maximum
           Title of Each Class of                     Amount to be    Offering Price Per   Aggregate Offering       Amount of
        Securities to be Registered                   Registered(1)          Unit               Price(2)        Registration Fee(3)
-----------------------------------------------------------------------------------------------------------------------------------
Units of limited partnership interest of Alliance
   Capital Management L.P. II.....................  36,577,922 units         N/A             $1,117,912,741         $310,780
===================================================================================================================================

(1) The maximum number of Alliance Capital Management L.P. II units to be offered to Alliance Capital Management L.P. unitholders in the exchange.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act. Based upon the market value of the Alliance Capital Management L.P. units to be received by Alliance Capital Management L.P. in the exchange as established by the average of the high and low sales prices of the Alliance Capital Management L.P. units on July 27, 1999 on the consolidated tape, which was $30.5625.

(3) This fee has been calculated pursuant to Section 6(b) of the Securities
    Act, as 0.0278 of one percent of $1,117,912,741. Pursuant to Rule 457(b), the required fee of $310,780 is reduced by the fee of $91,790 previously paid at the time of the filing of preliminary proxy materials in connection with this transaction on April 22, 1999. The balance of the fee payable with this filing is therefore $218,990.

                            -----------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
===============================================================================

                                EXPLANATORY NOTE

     This registration statement contains two forms of prospectus: (1) a proxy statement/prospectus relating to a special meeting of unitholders of Alliance Capital Management L.P. and (2) an exchange offer prospectus relating to an offer to exchange Alliance Capital Management L.P. units for Alliance Capital Management L.P. II units. The proxy statement/prospectus follows immediately after the notice to unitholders, which follows immediately after this explanatory note. Pages of the exchange offer prospectus that differ from pages of the proxy statement/prospectus (except as described in the next sentence) follow immediately after the proxy statement/prospectus. The pagination of the proxy statement/prospectus and the exchange offer prospectus will differ, and in some cases the phrase "proxy statement/prospectus" appearing in the proxy statement/prospectus appears in the exchange offer prospectus as "exchange offer prospectus" or "prospectus." The exchange offer prospectus will also contain all pages of the proxy statement/prospectus other than: the cover page and pages 87 to 90 and 101.

         [PRELIMINARY DRAFT DATED AUGUST 3, 1999, SUBJECT TO COMPLETION]

                 Alliance Capital Management L.P. II Prospectus
      Proxy Statement for Alliance Capital Management L.P. Special Meeting

                           YOUR VOTE IS VERY IMPORTANT

Alliance Capital Management L.P. ("Alliance Holding") proposes to reorganize by transferring its business to Alliance Capital Management L.P. II ("Alliance Capital") in exchange for all Alliance Capital units. If Alliance Holding unitholders approve of this reorganization, we will offer all our unitholders the opportunity to exchange Alliance Holding units for Alliance Capital units, on a one-for-one basis. The exchange offer will be made pursuant to a separate prospectus, which we will mail to you separately. The reorganization will not adversely affect any existing rights or benefits of unitholders who elect to continue to hold Alliance Holding units.

The reorganization and the exchange offer will give Alliance Holding unitholders the choice of:

(1) Continuing to hold their Alliance Holding units. Alliance Holding units will continue to be listed on the NYSE and be freely tradable, and Alliance Holding will continue to be subject to the 3.5% federal tax that is imposed on the gross business income of public partnerships; or

(2) Exchanging their Alliance Holding units for Alliance Capital units on a one-for-one basis. Alliance Capital will not be subject to the 3.5% federal tax. However, Alliance Capital units will not be traded on any exchange and will be subject to significant restrictions on transfer that are designed to prevent Alliance Capital from being classified as a publicly-traded partnership, and taxed as a corporation, for federal tax purposes.

If you exchange your Alliance Holding units for Alliance Capital units in the exchange offer, you will exchange freely tradable securities for transfer-restricted securities, but you will be entitled to distributions per unit in a greater amount than will holders of Alliance Holding units. For example, Alliance Holding paid total distributions of $1.62 per unit in 1998. These distributions were paid net of the 3.5% federal tax. If the reorganization had been completed as of January 1, 1998, we estimate that in 1998, Alliance Holding would have paid total distributions of $1.62 per unit and Alliance Capital would have paid total distributions of $1.80 per unit.

In general, the reorganization will not be a taxable event either for unitholders who elect to exchange Alliance Holding units for Alliance Capital units or for unitholders who retain their Alliance Holding units.

We are asking Alliance Holding's public unitholders, at a special meeting of unitholders, to vote to approve the reorganization. We cannot accomplish the reorganization without this approval.

This prospectus provides you with detailed information about the reorganization and the exchange offer. We encourage you to read this entire prospectus carefully. In addition, you may obtain information about Alliance Holding from documents that we have filed with the SEC.

We believe that the reorganization is in the best interests of Alliance Holding and its investors. I and the other members of the Board of Directors have voted unanimously to approve the reorganization, and we urge you to vote in favor of the reorganization, whether or not you are interested in participating in the exchange offer when it is made.


/s/ Dave H. Williams
---------------------------------------
DAVE H. WILLIAMS
Chairman of the Board
Alliance Capital Management Corporation

     Carefully consider the risks associated with the reorganization and the exchange offer. See "Risk Factors" beginning on page 12.

--------------------------------------------------------------------------------
     Neither the Securities and Exchange Commission nor any state securities regulators has approved either the proposals described in this proxy statement/prospectus or the Alliance Capital units or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                Proxy statement/prospectus dated August o, 1999, and first mailed to unitholders on or about August 6, 1999.

                        ALLIANCE CAPITAL MANAGEMENT L.P.
                    NOTICE OF SPECIAL MEETING OF UNITHOLDERS

Time:   9:00 a.m., New York City time

Date:   September 22, 1999

Place:  Alliance Capital Management L.P.
        1345 Avenue of the Americas
        41st Floor
        New York, New York 10105

Purpose:

     o Vote on the proposed reorganization of Alliance Capital Management L.P., including separate votes on:

         (1) the transfer by Alliance Capital Management L.P. of its business to Alliance Capital Management L.P. II pursuant to the agreement and plan of reorganization, and

         (2) the amendment of the Alliance Capital Management L.P. partnership agreement to facilitate and implement the reorganization, to maintain the existing rights and benefits of Alliance Capital Management L.P. unitholders following the reorganization and to modify or eliminate provisions that are inoperative or are no longer relevant or that require technical revisions.

     o   Conduct other business if properly raised.

     In voting on the reorganization, you will be asked to vote separately on each of the transfer and the amendment of the partnership agreement. Each step is conditioned on the other, so that you must approve both steps to accomplish the reorganization.

     We invite unitholders to attend the special meeting in person.

     Your vote is very important. Whether or not you expect to attend, in order to ensure that your interests are represented, please:

     o sign, date and mail promptly the enclosed voting instruction form in the enclosed envelope, OR

     o call the toll-free telephone number listed on the voting instruction form, OR

     o use the Internet to vote by following the instructions included with the enclosed voting instruction form.

     If you have any questions or need assistance in completing your voting instructions, please contact Georgeson & Company Inc., the firm assisting us with the solicitation of voting instructions, at 1-800-223- 2064.


                                By Order of the General Partner

                                /s/ David R. Brewer, Jr.
                                ---------------------------------------
                                DAVID R. BREWER, JR.
                                Senior Vice President,
                                General Counsel and Secretary
                                Alliance Capital Management Corporation

New York, New York
August 6, 1999

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----

SUMMARY.......................................................................1
   Alliance Holding and Alliance Capital......................................1
   The Alliance Business......................................................1
   The Reorganization and the Exchange Offer..................................1
   Reasons for the Reorganization and
      Exchange Offer..........................................................2
   Recommendation to Unitholders..............................................3
   Required Vote..............................................................3
   Other Aspects of the Reorganization and
      Exchange Offer..........................................................3
   Exchange Offer Considerations..............................................5
   Risk Factors...............................................................5
   Factors Upon Which the
      Reorganization Depends..................................................5
   Material Federal Income Tax
      Consequences............................................................6
   Opinion of Financial Adviser...............................................6
   Accounting Treatment.......................................................6
   Benefits to Equitable Life from the
      Reorganization..........................................................6
   No Appraisal Rights........................................................7

ORGANIZATIONAL CHARTS.........................................................8

SUMMARY CONSOLIDATED HISTORICAL
   FINANCIAL DATA.............................................................9

SUMMARY CONSOLIDATED PRO FORMA
   FINANCIAL DATA............................................................10

RISK FACTORS.................................................................12
   Risks Relating to the Reorganization......................................12
   Risks Relating to Exchanging
      or Retaining Units.....................................................13

CAUTIONARY STATEMENT
   CONCERNING FORWARD-LOOKING
   STATEMENTS................................................................15

THE REORGANIZATION AND THE EXCHANGE
   OFFER.....................................................................16
   General...................................................................16
   Background of the Reorganization and the
      Exchange Offer.........................................................17
   Reasons for the Reorganization and
      the Exchange Offer.....................................................19
   Factors Considered by, and
      Recommendation of, the General Partner.................................19
   Alliance Holding Public Float After the
      Exchange...............................................................22
   Transaction Expenses......................................................24
   Employee Matters..........................................................25
   Material Federal Income Tax Consequences..................................25
   Regulatory Matters........................................................30
   Accounting Treatment......................................................30
   No Appraisal Rights.......................................................30

SELECTED FINANCIAL DATA......................................................32

CAPITALIZATION...............................................................35

PRO FORMA CONDENSED FINANCIAL
   STATEMENTS (UNAUDITED)....................................................36
   Pro Forma Condensed Statement of
      Financial Condition of Alliance Holding
      (Unaudited)............................................................38
   Pro Forma Condensed Statements of
      Income of Alliance Holding (Unaudited).................................39
   Pro Forma Condensed Consolidated
      Statement of Financial Condition of
      Alliance Capital (Unaudited)...........................................42
   Pro Forma Condensed Consolidated
      Statements of Income of Alliance Capital
      (Unaudited)............................................................43
   Notes to Unaudited Pro Forma Condensed
      Financial Statements...................................................46

OPINION OF FINANCIAL ADVISER.................................................47

INTERESTS OF CERTAIN PERSONS
   IN THE REORGANIZATION.....................................................53
   Equitable Life............................................................53
   Executive Officers........................................................53

THE REORGANIZATION DOCUMENTS.................................................54
   The Exchange Agreement....................................................54
   The Agreement and Plan of Reorganization..................................54
   The Indemnification and Reimbursement
      Agreement..............................................................56

                                                                           Page
                                                                           ----

DESCRIPTION OF ALLIANCE CAPITAL
   UNITS.....................................................................59
   General...................................................................59
   Restrictions on Transfers of the Alliance Capital
      Units..................................................................59

COMPARISON OF UNITHOLDER RIGHTS..............................................61
   Form of Organization......................................................61
   Business..................................................................61
   Voting Rights.............................................................61
   Distributions.............................................................63
   Taxation..................................................................63
   Management................................................................64
   Potential Dilution........................................................64
   Meetings..................................................................65
   Conversion/Exchange Rights................................................65
   Right to Purchase Units...................................................65
   Liquidation Rights........................................................66
   Right to Compel Dissolution...............................................66
   Limited Liability.........................................................67
   Liquidity and Marketability...............................................67
   Continuity of Existence...................................................68
   Financial Reporting.......................................................68
   Certain Legal Rights......................................................68
   Right to List Holders; Inspection of Books
      and Records............................................................69
   Subordination.............................................................69

THE PARTNERSHIP AGREEMENTS...................................................70
   The Amended Alliance Holding Partnership
      Agreement..............................................................70
   The Alliance Capital Partnership Agreement................................83

THE SPECIAL MEETING..........................................................87
   Matters Relating to the Meeting...........................................87
   Vote Required to Approve the Proposals....................................88
   Voting Instructions.......................................................88
   Other Business; Adjournments..............................................89
   Solicitation of Voting Instruction Forms..................................89

CERTAIN RELATIONSHIPS AND
   RELATED TRANSACTIONS......................................................91
   The Amended Equitable Life Investment
      Advisory and Management Agreement......................................91
   The Amended Equitable Life Accounting,
      Valuation, Reporting and Treasury Services
      Agreement..............................................................92
   Intercompany Relationships................................................92
   Security Ownership as of the Record Date..................................93

LEGAL MATTERS...............................................................100

EXPERTS.....................................................................100

WHERE YOU CAN FIND MORE
   INFORMATION..............................................................101

FINANCIAL STATEMENT INDEX...................................................F-1

Annex A    --    Agreement and Plan of
                 Reorganization
Annex B    --    Amended Alliance Holding
                 Partnership Agreement
Annex C    --    Alliance Capital Partnership
                 Agreement
Annex D    --    Opinion of Financial Adviser

                                     SUMMARY

      You should read the following summary together with the more detailed information regarding Alliance Holding and Alliance Capital, the reorganization and the exchange offer, and the financial statements and notes, all of which appear elsewhere or are incorporated by reference in this prospectus.

Alliance Holding and Alliance Capital

Alliance Capital Management L.P. ("Alliance Holding") is a publicly-traded limited partnership. Alliance Capital Management L.P. II ("Alliance Capital") is a private limited partnership newly formed to carry on Alliance Holding's business after the reorganization.

Equity interests in Alliance Holding trade publicly on the NYSE in the form of units.

Equity interests in Alliance Capital are represented by partnership interests denominated as units that do not and will not trade publicly, and that will be subject to significant restrictions on transfer.

The principal executive offices of both Alliance Holding and Alliance Capital are located at 1345 Avenue of the Americas, New York, New York 10105, and the telephone number is 212-969-1000.

The Alliance Business

The following discussion refers to the business currently conducted by Alliance Holding, which is the business that will be conducted by Alliance Capital after the reorganization.

We are one of the nation's largest investment advisers, providing diversified investment management services to institutional clients and high net worth individuals and, through various opportunities for investment, to individual investors. As of June 30, 1999, we had total client assets under management of approximately $321 billion. We serve our clients with a staff of more than 2,000 employees operating out of nine domestic cities and the overseas offices of subsidiaries in London, Paris, Tokyo, Toronto, Sydney, Luxembourg, Singapore, Bahrain, New Delhi, Mumbai, Sao Paolo, Istanbul, and Johannesburg, among others.

Equitable Life and its affiliates own a 1% general partner interest in Alliance Holding and approximately 57% of the outstanding Alliance Holding units.

The Reorganization and the Exchange Offer

We propose to reorganize by transferring our business to Alliance Capital, a new private limited partnership, in exchange for all Alliance Capital units. Immediately following the reorganization, our business activities will consist of holding Alliance Capital units and engaging in related activities. The diversified investment management services business presently conducted by us will continue to be conducted unchanged by Alliance Capital, and all of our employees will become employees of Alliance Capital. Our general partner will also serve as the general partner of Alliance Capital. We will change our name to "Alliance Capital Management Holding L.P.", and Alliance Capital will assume the name "Alliance Capital Management L.P."

If the reorganization is approved, we will offer the opportunity to exchange Alliance Holding units for Alliance Capital units, on a one-for-one basis, to all our unitholders. However, in order to preserve our NYSE listing, we will not accept units tendered that, if exchanged, would cause our units to be held by fewer than 1,200 public unitholders. Further, in order to maintain an adequate public float in the trading market for Alliance Holding units, we will not accept units tendered that, if exchanged, would cause fewer than 40 million units to be held by public unitholders immediately following the exchange. Accordingly, if public unitholders do participate in the exchange offer, the most the number of Alliance Holding units held by public unitholders could decrease would be from approximately 58.7 million units as of June 30, 1999 to 40 million units, a reduction of approximately 18.7 million units, or 31.9%. For purposes of calculating the public float, "public unitholders" excludes Equitable Life, its affiliates, other holders of more than 2% of the currently outstanding Alliance Holding units and our executive management. In the event excess units are tendered, we will reject a corresponding number of units on a pro rata basis among all tendering unitholders. We do not believe that the potential decrease in the number of Alliance Holding units held by public unitholders after the exchange will materially impact the liquidity of Alliance Holding units or that the reduction should, in and of itself, adversely affect in any material way the trading price per Alliance Holding unit. For a discussion of the manner in which we determined the numbers affecting our calculation of the public float, see "The Reorganization and the Exchange Offer -- Alliance Holding Public Float After the Exchange."

The agreement and plan of reorganization, the legal document that governs the reorganization, is included in this prospectus as Annex A. We encourage you to read this agreement.

If the reorganization is approved, we will conduct the exchange offer pursuant to a separate prospectus that we will send to you. At that time we will ask you to decide whether to participate in the exchange offer. The exchange offer prospectus will contain instructions for exchanging your unit certificates.

The reorganization will not adversely affect any existing rights or benefits or afford any new rights or benefits to unitholders who elect to continue to hold their Alliance Holding units. The rights and benefits of unitholders who exchange their Alliance Holding units for Alliance Capital units will be different than those of Alliance Holding unitholders.

The transferability of Alliance Capital units, which will not be listed on any exchange, will be significantly restricted. These restrictions are designed to prevent Alliance Capital from being classified as a publicly-traded partnership, and taxed as a corporation for federal tax purposes. Alliance Capital units will generally be transferable only with the written consent of both Equitable Life and the general partner of Alliance Capital, which may be withheld in the sole discretion of either Equitable Life or the general partner, for any reason. See "Description of Alliance Capital Units--Restrictions on Transfers of the Alliance Capital Units."

After the reorganization, you will continue to vote with respect to those matters on which you currently vote. The amended Alliance Holding partnership agreement and the Alliance Capital partnership agreement are included in this prospectus as Annex B and Annex C. We encourage you to read these agreements.

For a summary of the differences between Alliance Holding units before and after the reorganization and Alliance Capital units, see "Comparison of Unitholder Rights."

Reasons for the Reorganization and the Exchange Offer

The reorganization and the exchange offer will give Alliance Holding unitholders the choice of:

(1) Continuing to hold their Alliance Holding units. Alliance Holding units will continue to be listed on the NYSE and be freely tradable, and Alliance Holding will continue to be subject to the 3.5% federal tax that is imposed on the gross business income of public partnerships.

                                       or

(2) Exchanging their Alliance Holding units for Alliance Capital units on a one-for-one basis. Alliance Capital will not be subject to the 3.5% federal tax. However, Alliance Capital units will not be traded on any exchange and will be subject to significant restrictions on transfer that are designed to prevent Alliance Capital from being classified as a publicly-traded partnership, and taxed as a corporation, for federal tax purposes.

In addition, we expect that the reorganization will give us greater flexibility in acquiring businesses and raising capital in the future since we will be able to offer the selling party or potential investor the choice of whether to receive publicly-traded Alliance Holding units, tax-advantaged Alliance Capital units, or a combination of both.

If you decline to participate in the exchange offer and continue to hold Alliance Holding units, you will retain the benefit of continued liquidity for your investment, and you will continue to receive the lower distributions associated with an investment in an entity that is subject to the 3.5% federal tax. If you participate in the exchange offer and receive Alliance Capital units, you will gain the benefit of higher distributions, compared to distributions you would receive if you continued to own Alliance Holding units, but your investment will be subject to transfer restrictions that will make it highly illiquid. See "Description of Alliance Capital Units -- Restrictions on Transfers of the Alliance Capital Units."

Recommendation to Unitholders

Alliance Capital Management Corporation, our general partner, believes that the reorganization is fair to, and in the best interests of, Alliance Holding unitholders. Therefore, whether or not you are interested in participating in the exchange offer when it is made, the general partner recommends that you vote "FOR" (1) the transfer of Alliance Holding's business to Alliance Capital and
(2) the adoption of provisions that facilitate and implement the reorganization and that maintain the existing rights and benefits of Alliance Holding unitholders following the reorganization and the modification or elimination of provisions that are inoperative or are no longer relevant or that require technical revisions.

Required Vote

Under our partnership agreement, the affirmative vote of all Alliance Holding unitholders, other than those described below, holding more than 50% of the units held by all such unitholders is necessary to approve the reorganization. For this purpose, the Alliance Holding unitholders eligible to vote include all holders other than (1) our and our general partner's directors, officers and employees and members of their families and (2) our general partner and entities affiliated with it (including Equitable Life).

In voting on the reorganization, you will be asked to vote separately on each of the transfer and the amendment of the partnership agreement. Each step is conditioned on the other, so that you must approve both steps to accomplish the reorganization.

Other Aspects of the Reorganization and Exchange Offer

Indemnification and Reimbursement by Equitable Life

Transaction Expenses. Equitable Life will pay or reimburse all costs and expenses incurred by us, Alliance Capital or any of our respective subsidiaries in connection with the reorganization, the special meeting of unitholders, the exchange offer and the related transactions, except for any reduction in revenues and increase in expenses resulting from any loss of clients.

Transaction Risks. Equitable Life will indemnify us and Alliance Capital against any loss or expense incurred in connection with the reorganization.

Equitable Life will also:

o bear its share of any federal tax on gross business income if the tax is imposed on all of the gross business income of Alliance Capital; and

o indemnify us if either Alliance Holding or Alliance Capital is taxed as a corporation under current tax laws as a result of the reorganization.

Equitable Life will not indemnify against:

o losses or expenses arising from any litigation alleging that disclosure regarding the business and operations of Alliance Capital or Alliance Holding is inadequate in or omitted from documents we have filed with the SEC and incorporated by reference into this prospectus; and

o taxes arising from any future change in tax laws, other than as described above.

In addition, if the reorganization is consummated, Equitable Life will pay $3 million to Alliance Capital for our internal personnel, overhead and other costs and expenses and those of Alliance Capital and our common general partner relating to the consideration and implementation of the reorganization and the exchange offer. Equitable Life will pay $1.5 million for such costs if the reorganization is abandoned after the special meeting of unitholders. If the reorganization is abandoned before the special meeting of unitholders, Equitable Life will not make any such payments.

The indemnification and reimbursement agreement is an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read this agreement.

Investment Advisory and Management Services Provided to Equitable Life

We provide investment advisory and management services for Equitable Life for specified asset classes.

If the reorganization occurs, the terms under which we provide these services will become more favorable to Alliance Holding and thereby provide an incentive to us to implement the reorganization, which in turn will benefit Equitable Life. Among other things, following the reorganization:

o the annual fee rates payable by Equitable Life for advisory services provided for specified asset classes, which currently may be renegotiated each year, may not be changed prior to December 31, 2003, and

o such fees, which currently are not subject to any minimum, will not be less than $38 million per year through December 31, 2003, subject to specified annual reductions.

In 1998, we earned approximately $39 million in revenues for services provided to the accounts referred to above. We also manage other assets for Equitable Life that are not in these accounts and that are not subject to the terms described above.

The revised Equitable Life investment advisory and management agreement, which, after the reorganization, will be an agreement of Alliance Capital, is an exhibit to the registration statement of which this prospectus forms a part. The revised agreement will apply to all of 1999 and later years. We encourage you to read this agreement.

Accounting, Valuation, Reporting and Treasury Services Provided to Equitable
Life

We provide accounting, valuation, reporting and treasury services for accounts of Equitable Life. If Equitable Life terminates our investment advisory and management services other than as a result of our failure or inability to perform our obligations or if we terminate those services for non-payment of fees by Equitable Life, our accounting, valuation, reporting and treasury services will also automatically terminate. The termination of these services currently would not require the payment of any termination fee.

If the reorganization occurs, the terms under which we provide these services will become more favorable to us and thereby provide an incentive to us to implement the reorganization, which in turn will benefit Equitable Life. Following the reorganization, if, prior to December 31, 2003, Equitable Life terminates or fails to renew the our investment advisory and management services other than as a result of our failure or inability to perform our obligations, or if we terminate those services due to the failure by Equitable Life to pay us the $38 million in annual fees specified above, then our accounting, valuation, reporting and treasury services will also terminate. In either such event of termination, Equitable Life will pay Alliance Holding a one-time fee ranging from $80 million to $10 million for termination, depending upon the date of termination.

The revised Equitable Life accounting, valuation, reporting and treasury services agreement, which, after the reorganization, will be an agreement of Alliance Capital, is an exhibit to the registration statement of which this prospectus forms a part. The revised agreement will apply to all of 1999 and later years. We encourage you to read this agreement.

Ownership of Alliance Capital after the Exchange Offer

Equitable Life and its affiliates have agreed with us to exchange substantially all of their Alliance Holding units for Alliance Capital units on a private basis on the same terms and limitations as the exchange offer, including any proportionate reduction in the number of Alliance Holding units accepted for exchange in the event that excess units are tendered in the exchange offer. Following the exchange offer and the private exchange by

Equitable Life and its affiliates, Equitable Life and its affiliates, other than Alliance Holding, will own no more than approximately 55% of the Alliance Capital units. The remaining Alliance Capital units will be owned by Alliance Holding and any other Alliance Holding unitholders who participate in the exchange offer.

Exchange Offer Considerations

If the reorganization is approved, we will make the exchange offer pursuant to a separate prospectus, which we will mail to you at a later time. In considering whether or not to participate in the exchange offer at that time, the general partner cautions that unitholders who cannot or do not wish to bear the substantial illiquidity of the Alliance Capital units may find it advantageous not to participate in the exchange offer. You must determine your individual liquidity requirements and preferences after considering all relevant factors, including the information that will be contained in the exchange offer prospectus, your financial and tax position and the composition of your investment portfolio.

Risk Factors

In evaluating the reorganization and deciding whether to participate in the exchange offer, you should take into account the following risk factors, which are discussed at greater length under "Risk Factors".

Risks Relating to the Reorganization

Risks relating to the reorganization include the following:

o The process of soliciting client consents to assign investment advisory contracts from Alliance Holding to Alliance Capital may prompt clients to review their relationship with us and thereby increase the likelihood of client account losses.

o The IRS may take the position that Alliance Capital's entire gross business income is subject to the 3.5% federal tax. If this occurs, each exchanging unitholder, including Equitable Life, will, as it does today, bear its allocable share of such tax as if the reorganization had not occurred.

o Congress may pass tax legislation in the future that would result in adverse tax consequences for partnerships such as ours.

Risks Relating to Exchanging or Retaining Units

If you elect to exchange your Alliance Holding units for Alliance Capital units, you should consider that:

o The Alliance Capital units will be highly illiquid and the ability of a holder of Alliance Capital units to exchange them for Alliance Holding units will be substantially limited.

If you elect to keep your Alliance Holding units, you should consider that:

o Alliance Holding will continue to be subject to the 3.5% federal tax at the partnership level on its allocable share of Alliance Capital's gross business income, while Alliance Capital will not be subject to federal tax at the partnership level.

o We will limit the number of units we will accept in the exchange to ensure that at least 40 million units will be held by public unitholders immediately after the exchange. There can be no assurance that the resulting public float will ensure the continued liquidity of the Alliance Holding units or that any potential reduction may not adversely affect the trading price per Alliance Holding unit.

Factors Upon Which the Reorganization Depends

The completion of the reorganization depends upon, among other things, the following conditions:

o approval by Alliance Holding unitholders of both (1) the transfer of Alliance Holding's business to Alliance Capital in exchange for all of the Alliance Capital units pursuant to the agreement and plan of reorganization and (2) the amendment of the Alliance Holding partnership agreement;

o receipt of regulatory approvals and consents from clients and other third parties; and

o absence of any law or court order prohibiting the reorganization or the exchange offer.

We are working to complete the reorganization by the fourth quarter of 1999.

Even if you approve the reorganization, our general partner may terminate the reorganization and the exchange offer at any time prior to consummation if it determines that termination is in our best interests and in the best interests of Alliance Holding unitholders. In deciding to terminate the reorganization and the exchange offer, our general partner may consider such factors as the inability to obtain material client, government and other third party consents and approvals.

Material Federal Income Tax Consequences

Davis Polk & Wardwell, our legal counsel, has given an opinion to us regarding the material United States federal income tax consequences of the reorganization and exchange. The reorganization will not be a taxable event for either Alliance Holding or Alliance Capital. In general, an exchange of Alliance Holding units for Alliance Capital units will not be a taxable event. If you exchange Alliance Holding units for Alliance Capital units, the tax consequences to you of holding Alliance Capital units after the reorganization will be identical to the tax consequences of holding Alliance Holding units prior to the reorganization, except that Alliance Capital will not pay a 3.5% federal tax on its gross business income. We have made an election under Section 754 of the Internal Revenue Code, effective for our taxable years beginning on or after January 1, 1998, to adjust the tax basis of our assets upon the occurrence of certain events, including the transfer of Alliance Holding units by sale or exchange. If your share of the basis of our assets was adjusted pursuant to our Section 754 election prior to the reorganization, the adjustment will continue to be attributed to you after the reorganization, regardless of whether you continue to hold your Alliance Holding units or exchange some or all of your units for Alliance Capital units.

Opinion of Financial Adviser

On April 8, 1999, Goldman, Sachs & Co. delivered its oral opinion, which was subsequently confirmed in writing on April 23, 1999, to the board of directors of Alliance Capital Management Corporation, our general partner, that, as of that date and based on the March 31, 1999 draft of the agreement and plan of reorganization, the one-to-one exchange ratio is fair from a financial point of view to those unitholders who remain holders of Alliance Holding units immediately following the exchange offer. Goldman Sachs subsequently confirmed its earlier opinion by delivery of its written opinion dated August 3, 1999.

The full text of the written opinion of Goldman Sachs sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion. The opinion of Goldman Sachs does not constitute a recommendation as to how any unitholder should vote with respect to the reorganization or whether any unitholder should participate in the exchange offer.

The opinion of Goldman Sachs dated August 3, 1999 is included in this prospectus as Annex D. We encourage you to read this opinion.

Accounting Treatment

The assets and liabilities of Alliance Holding will be transferred to Alliance Capital at their recorded value on the date of transfer. Alliance Capital will have the same tax basis in these assets as does Alliance Holding. See "The Reorganization and Exchange Offer--Accounting Treatment."

Benefits to Equitable Life from the Reorganization

Equitable Life and its affiliates currently own approximately 57% of the outstanding Alliance Holding units. If the reorganization is completed, Equitable Life and its affiliates will exchange substantially all of their units of Alliance Holding, which is subject to the 3.5% federal tax imposed on the gross income of publicly-traded partnerships, for units of Alliance Capital, which is not subject to that tax. As a result, Equitable Life and its affiliates will receive a substantial economic benefit over time equal to the tax that would otherwise be payable with respect to their units. For example, if the reorganization and the exchange offer had occurred as of January 1, 1998, and Equitable Life and its affiliates had exchanged the maximum number of units they expect to exchange, Equitable Life and its affiliates would have received in 1998 distributions of $1.80 per Alliance Capital unit instead of $1.62 per Alliance Holding unit, an increase of 18 cents per unit exchanged, or an aggregate of approximately $17 million. As a holder of a substantial number of Alliance Capital units, Equitable Life will be able to transfer blocks of Alliance Capital units in accordance with IRS regulations applicable to holders of large numbers of units.

In addition, Equitable Life, as an insurance company, is required by New York law to value its current investment in Alliance Holding for regulatory purposes using a market value methodology. Because the Alliance Holding units are publicly-traded, the value of Equitable Life's investment in Alliance Holding is continually influenced by market fluctuations. By exchanging its Alliance Holding units for Alliance Capital units, which will not be publicly-traded, Equitable Life will be able to adopt an alternative valuation methodology for its investment in the reorganized Alliance entity that will produce a more stable value. As a result, Equitable Life will be able to more efficiently and effectively plan its activities while remaining in compliance with regulatory requirements. See "Interests of Certain Persons in the Reorganization."

No Appraisal Rights

Alliance Holding unitholders do not have any right to an appraisal of the value of their units in connection with the reorganization. See "The Reorganization and the Exchange Offer--No Appraisal Rights."

                              ORGANIZATIONAL CHARTS

      Set forth below are simplified charts showing the ownership structure of Alliance Holding before and after completion of the reorganization and the exchange offer.

   Current Structure:

                               [Graphic Omitted]

Description of Graphic: Currently, Equitable Life holds a 56.0% limited partnership interest in Alliance Holding. The public holds a 35.7% limited partnership interest in Alliance Holding and the management and employees of Alliance Holding hold a 7.3% limited partnership interest in Alliance Holding. Alliance Capital Management Corporation, the general partner and a wholly-owned subsidiary of Equitable Life, holds a 1% general partnership interest in Alliance Holding.

   Structure After the Reorganization and the Exchange Offer:

                               [Graphic Omitted]

Description of Graphic: After the reorganization and the exchange offer, assuming none of the public accepts the exchange offer, Equitable Life will hold an approximately 54.0% limited partnership interest in Alliance Capital and an approximately 5.3% limited partnership interest in Alliance Holding. Alliance Capital Management Corporation, the general partner, will hold a 1% general partnership interest in Alliance Capital and a 0.2% general partnership interest in Alliance Holding. The public and the management and employees will hold a 94.5% limited partnership interest in Alliance Holding. The percentages of limited partnership interests that Alliance Holding and the exchange offer participants will hold in Alliance Capital will be determined after the exchange offer and the private exchange by Equitable Life and its affiliates.





* These percentages will be determined after the exchange offer and the private exchange by Equitable Life and its affiliates. Assuming none of the public accepts the exchange offer, Equitable Life will hold an approximately 54.0% limited partnership interest in, and Alliance Holding will hold an approximately 45.0% limited partnership interest in, Alliance Capital.

** Alliance Holding is unable to predict the number of director, management and employee unitholders who will participate in the exchange offer.

                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

      We have set forth below selected summary consolidated historical financial data of Alliance Holding for the three months ended March 31, 1999 and 1998 and for each of the years in the five-year period ended December 31, 1998. This data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements of Alliance Holding set forth in its Form 10-Q for the quarterly period ended March 31, 1999 and in its Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference into this prospectus. Unit and per unit amounts for all periods prior to the two-for-one unit split in 1998 have been restated. Net income per unit amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, Earnings per Share.


                                       For the Three Months Ended                           For the Year Ended
                                               March 31,                                       December 31,
                                       --------------------------         -----------------------------------------------------
                                         1999              1998             1998        1997       1996       1995       1994
                                       --------          --------         --------    --------   --------   --------   --------
                                               (unaudited)                       (in thousands, except for per unit data)
Income statement data:
 Revenues..........................    $419,743          $316,017        $1,324,056   $975,336   $788,517   $639,255   $600,952
 Income before income taxes........     115,355            82,124           348,712    147,762    207,590    167,011    141,806
 Net income........................      98,054            68,984           292,916    128,956    193,346    155,387    133,489
 Net income before reduction in
   recorded value of intangible
   assets..........................      98,054            68,984           292,916    249,856    193,346    155,387    133,489
Net income per unit:
 Basic net income per unit.........       $0.57             $0.40             $1.71      $0.76      $1.15      $0.95      $0.86
 Diluted net income per unit.......       $0.55             $0.39             $1.66      $0.74      $1.13      $0.94      $0.85
 Diluted net income per unit
   before reduction in recorded
   value of intangible assets......       $0.55             $0.39             $1.66      $1.44      $1.13      $0.94      $0.85
 Basic weighted average units
   outstanding.....................     170,561           169,301           169,933    168,448    166,382    161,538    153,381
 Diluted weighted average units
   outstanding.....................     175,591           174,511           175,143    171,876    168,968    163,116    155,882
Cash distributions per unit........       $0.54             $0.38             $1.62      $1.40     $1.095      $0.91      $0.82

                                                                                               December 31,
                                       March 31,                          -----------------------------------------------------
                                         1999                               1998        1997       1996       1995       1994
                                       ---------                          --------    --------   --------   --------   --------
Balance sheet data:
 Total assets......................  $1,442,703                          $1,132,592   $784,460   $725,897   $575,058   $518,369
 Debt and long-term obligations(1).     354,072                             238,089    130,429     52,629     30,839     29,021
 Partners' capital.................     458,949                             430,273    398,051    476,020    406,709    381,329
Assets under management (in
 millions)(2)......................    $301,353                            $286,659   $218,654   $182,792   $146,521   $119,279


------------
(1) Includes accrued compensation and benefits due after one year and debt.

(2) Excludes certain non-discretionary advisory relationships and reflects
    100% of the assets managed by unconsolidated joint venture subsidiaries and affiliates.

                  SUMMARY CONSOLIDATED PRO FORMA FINANCIAL DATA

      We have set forth below selected summary consolidated pro forma financial data of Alliance Capital and Alliance Holding for the three months ended March 31, 1999 and 1998 and for the year ended December 31, 1998. This pro forma data has been derived from the unaudited consolidated pro forma condensed financial statements of Alliance Capital and Alliance Holding and includes the assumptions described under "Pro Forma Condensed Financial Statements (Unaudited)". This pro forma data reflects the effects of the reorganization and the exchange offer as if such transactions occurred on March 31, 1999 (for balance sheet purposes) and January 1, 1998 (for income statement purposes). This pro forma data does not purport to represent what the financial position or results of operations of Alliance Capital and Alliance Holding would actually have been if the reorganization and the exchange offer had occurred on these dates, or to be indicative of the future financial position or results of operations of Alliance Capital and Alliance Holding. You should read this pro forma data in conjunction with the consolidated financial statements of Alliance Holding set forth in its Form 10-Q for the quarter ended March 31, 1999 and in its Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference into this prospectus, and with the information under "Pro Forma Condensed Financial Statements (Unaudited)".

                                                                  Historical Alliance Holding
                                                            ---------------------------------------
                                                            For the Three Months      For the Year
                                                              Ended March 31,            Ended
                                                            --------------------       December 31,
                                                             1999          1998           1998
                                                            ------        ------      -------------
Income statement data:
   Revenues.............................................   $419,743      $316,017      $1,324,056
   Income before income taxes...........................    115,355        82,124         348,712
   Net income...........................................     98,054        68,984         292,916
Net income per unit:

   Basic net income per unit............................      $0.57         $0.40           $1.71
   Diluted net income per unit..........................      $0.55         $0.39           $1.66
   Basic weighted average units outstanding.............    170,561       169,301         169,933
   Diluted weighted average units outstanding...........    175,591       174,511         175,143
Cash distributions per unit.............................      $0.54         $0.38           $1.62


                                                        March 31, 1999
                                                        --------------
Balance sheet data:
   Total assets......................................... $1,442,703
   Debt and long-term obligations.......................    354,072
   Partner's capital....................................    458,949


                                                                  Pro Forma Alliance Capital
                                                            ---------------------------------------
                                                            For the Three Months      For the Year
                                                              Ended March 31,            Ended
                                                            --------------------       December 31,
                                                             1999          1998           1998
                                                            ------        ------      -------------
                                                          (in thousands, except for per unit data)
Income statement data:
   Revenues.............................................   $419,743      $316,017      $1,324,056
   Income before income taxes...........................    115,355        82,124         348,712
   Net income...........................................    108,129        76,963         323,516
Net income per unit:
   Basic net income per unit............................      $0.63         $0.45           $1.88
   Diluted net income per unit..........................      $0.61         $0.44           $1.83
   Basic weighted average units outstanding.............    170,561       169,301         169,933
   Diluted weighted average units outstanding...........    175,591       174,511         175,143
Cash distributions per unit.............................      $0.60         $0.43           $1.80


                                                        March 31, 1999
                                                        --------------
Balance sheet data:

   Total assets......................................... $1,432,628
   Debt and long-term obligations.......................    354,072
   Partner's capital....................................    458,949



                                                                  Pro Forma Alliance Holding
                                                            ---------------------------------------
                                                            For the Three Months      For the Year
                                                              Ended March 31,            Ended
                                                            --------------------       December 31,
                                                             1999          1998           1998
                                                            ------        ------      -------------
                                                          (in thousands, except for per unit data)

Income statement data:

   Equity in earnings of Alliance Capital...............    $40,592       $28,733        $120,970
   Revenues.............................................     40,592        28,733         120,970
   Income before income taxes...........................     40,592        28,733         120,970
   Net income...........................................     36,810        25,754         109,528
Net income per unit:
   Basic net income per unit............................      $0.57         $0.40           $1.71
   Diluted net income per unit..........................      $0.55         $0.39           $1.66
   Basic weighted average units outstanding.............     64,668        63,843          64,183
   Diluted weighted average units outstanding...........     69,698        69,053          69,393
Cash distributions per unit.............................      $0.54         $0.38           $1.62

                                                        March 31, 1999
                                                        --------------
Balance sheet data:
   Investment in Alliance Capital.......................   $172,566
   Total assets.........................................    182,641
   Debt and long-term obligations.......................         --
   Partner's capital....................................    172,566



                                  RISK FACTORS

      In addition to other information set forth in this prospectus, you should carefully consider the risk factors set forth below before voting on the reorganization and before electing to retain your units or to exchange them for Alliance Capital units in the exchange offer.

Risks Relating to the Reorganization

     A vote in favor of the reorganization may affect your right to challenge it later in court.

      If you give voting instructions to vote in favor of the reorganization, a court may find that you have waived your right to challenge the fairness of these transactions, regardless of whether you act individually or as a member of a class of Alliance Holding's unitholders.

     Alliance Capital Management Corporation's duties to Alliance Holding and its duties to Alliance Capital may conflict.

      The duties of Alliance Capital Management Corporation when acting as general partner of Alliance Holding may conflict with its duties when acting as general partner of Alliance Capital. For example, pursuant to its partnership agreement, Alliance Capital has agreed to reimburse Alliance Holding from time to time for all of Alliance Holding's ongoing operating costs and expenses, other than specified taxes, including taxes on its income. If Alliance Capital fails to perform its obligations under this agreement, the common general partner would be subject to a conflict in determining how and when to enforce those obligations against Alliance Capital. This conflict of interest is similar to the conflict currently faced by the general partner when acting on matters concerning Equitable Life. As permitted by Delaware law, Alliance Capital Management Corporation's fiduciary duties to Alliance Holding, Alliance Capital and their respective unitholders are limited by the terms of the respective partnership agreements.

     The reorganization could result in the loss of some of our client accounts.

      We must obtain the consent of a substantial number of clients before transferring their investment advisory contracts, which are terminable upon short notice, from Alliance Holding to Alliance Capital. The process of seeking these consents may prompt some clients to review their relationships with Alliance Holding when they would not otherwise have reason to, which in turn could result in some clients deciding to transfer some or all of their business to our competitors notwithstanding the fact that the reorganization will not result in any change in the management of client accounts.

     Holders of Alliance Capital units may be adversely affected if the economic benefit of all of Alliance Holding's assets cannot be transferred to Alliance Capital in the reorganization.

      In addition to consents from clients, we must obtain consents from numerous other third parties in order to complete the reorganization. These third parties include governments and regulatory authorities that have granted licenses to Alliance Holding, as well as parties with whom Alliance Holding has ordinary course business dealings, such as landlords and other service providers. If we are unable to obtain a material consent, we may be required to leave the affected asset or license at the Alliance Holding level, either for a period of time or permanently. Where possible, Alliance Holding will transfer the economic benefit or liability, as the case may be, of the affected asset or license to Alliance Capital. Nevertheless, Alliance Holding's inability to transfer the economic benefit of its assets and licenses to Alliance Capital could adversely affect Alliance Capital's unitholders because the distributions on their Alliance Capital units would be smaller in proportion to the value of the economic benefit left behind at the Alliance Holding level. In other cases, we may decide to transfer an asset or license without receiving the required consent.

     The tax benefits to Alliance Capital anticipated from the reorganization may not be realized.

      Alliance Holding will be subject to a 3.5% federal tax on its gross income, including its distributive share of Alliance Capital's gross business income. The IRS may assert that Alliance Capital's entire gross business income, and not just Alliance Holding's share, is subject to the 3.5% tax. If the IRS prevails, Equitable Life and the other partners in Alliance Capital will bear their respective shares of any tax imposed upon the gross business income of Alliance Capital, whether the entity paying the tax is Alliance Holding or Alliance Capital. Equitable Life and the other partners in Alliance Capital will bear their shares of this tax whether the tax is imposed at the current rate of 3.5% or at any other rate that may be effective in the future and whether the tax is imposed under current law or as a result of a change in law.

     Future tax law changes could increase taxes for Alliance Holding and Alliance Capital.

      Congress may enact legislation from time to time that could increase taxes for partnerships like Alliance Holding and Alliance Capital. Equitable Life will not indemnify Alliance Holding for the consequences of any such tax law change.

     Alliance Holding may face litigation over the proposal to reorganize that would divert the time and attention of senior management from the operation of its business.

      Alliance Holding unitholders and other parties could challenge the reorganization and related transactions in court. Even though Equitable Life has agreed to indemnify Alliance Holding for out-of-pocket costs and expenses relating to the reorganization and the exchange offer, including related legal fees and expenses that would arise out of such a court challenge, any court challenge would divert the time and attention of senior management which would otherwise be devoted to the business of Alliance Capital.

Risks Relating to Exchanging or Retaining Units

   If you elect to exchange your units for Alliance Capital units, you should consider that:

      You will not be able to sell or transfer Alliance Capital units readily.

      If you participate in the exchange, you will own Alliance Capital units that are subject to restrictions on transfer that will make your investment highly illiquid. There will be no market on which Alliance Capital units will be traded. In general, you must have the consent both of the general partner of Alliance Capital and of Equitable Life in order to transfer an Alliance Capital unit, and each of the general partner and Equitable Life may withhold its consent in its sole discretion. The general partner and Equitable Life currently intend to approve transfers only pursuant to IRS safe harbors for avoiding publicly-traded partnership status. There is a substantial risk that requests for transfers will be denied even if the transfers would be permissible under the safe harbors. If you participate in the exchange, you must have the financial ability and willingness to accept the illiquidity of Alliance Capital units.

      If a holder of Alliance Capital units wishes to exchange those units for Alliance Holding units and has received the consent both of the general partner of Alliance Capital and of Equitable Life, Alliance Holding may only be able to deliver freely tradable units if at the time Alliance Holding has an effective registration statement available. Various factors -- such as the unavailability of updated financial statements, or the possibility that Alliance Holding or Alliance Capital could be contemplating a material transaction that has not yet been publicized -- may mean that no effective registration statement would be available. If Alliance Holding is able to deliver units otherwise than under an effective registration statement, these units would be "restricted securities" according to Rule 144 under the Securities Act of 1933, and would not be immediately freely tradable. Therefore, if you participate in the exchange offer and acquire Alliance Capital units, we cannot assure you that Alliance Holding will be able to offer you the opportunity to exchange them for Alliance Holding units at any time in the future. If Alliance Holding is able to offer you this opportunity, we cannot assure you that the Alliance Holding units you receive will be freely tradable.

   If you elect to keep your Alliance Holding units, you should consider that:

     You will not benefit from the greater distributions per unit that holders of Alliance Capital units will receive.

      Distributions on the Alliance Holding units will be lower than distributions on the Alliance Capital units because Alliance Holding will continue to be subject to the 3.5% federal tax on its allocable share of the gross business income of Alliance Capital.

     The liquidity of Alliance Holding units may decrease depending upon the extent that public unitholders participate in the exchange offer and receive Alliance Capital units.

      In the exchange offer, Alliance Holding will offer its unitholders the opportunity to exchange their units for Alliance Capital units on a one-for-one basis. Alliance Holding's public float may decrease depending upon the extent to which public unitholders participate in the exchange offer and receive Alliance Capital units. For purposes of calculating the public float, "public unitholders" excludes Equitable Life, its affiliates, other holders of more than 2% of the currently outstanding Alliance Holding units and Alliance Holding's executive management. Exchanges by unitholders other than public unitholders will not affect the public float. Alliance Holding will limit the number of units it will accept in the exchange to ensure that at least 40 million units will be held by public unitholders immediately after the exchange. Therefore, if public unitholders do participate in the exchange offer, the most the number of units held by public unitholders could decrease would be from 58.7 million units as of June 30, 1999 to 40 million units, a reduction of 31.9%. This would permit public unitholders to exchange up to 18.7 million units. Based on a unit price of $325/16 as of June 30, 1999, 40 million units held by public unitholders represents a public float of approximately $1,293 million immediately following the exchange.

       There can be no assurance that the resulting public float will ensure the continued liquidity of the Alliance Holding units or that any such potential reduction in the public float may not adversely affect the trading price per Alliance Holding unit.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      We believe that certain statements contained in this prospectus under "Summary", and "The Reorganization and the Exchange Offer", in addition to certain statements contained elsewhere in this prospectus or contained in documents incorporated by reference herein, are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed under the heading "Risk Factors". Other significant risks include, but are not limited to, the following:

      o   the performance of financial markets,

      o the investment performance of our sponsored investment products and separately managed accounts,

      o   general economic conditions,

      o   future acquisitions,

      o   competitive conditions,

      o   government regulations, including changes in tax rates, and

      o the risks associated with year 2000 issues. The year 2000 issues include uncertainties regarding, among other things:

          o the inability to locate, correct and successfully test all relevant computer codes,

          o the continued availability of certain resources, including personnel, and

          o    timely and accurate responses and corrections by third parties.

      These uncertainties may result in unanticipated costs associated with year 2000 issues and failure to meet schedules for year 2000 compliance.

      We caution readers to carefully consider these risks.

                    THE REORGANIZATION AND THE EXCHANGE OFFER

General

      At the special meeting, Alliance Holding unitholders will be asked to approve:

      (1) the transfer by Alliance Holding of its business to Alliance Capital in exchange for all Alliance Capital units pursuant to the agreement and plan of reorganization, and

      (2) the amendment of Alliance Holding's partnership agreement to implement the reorganization in a manner designed to ensure that the existing rights and benefits of Alliance Holding unitholders are maintained following the reorganization and to modify or eliminate provisions that are inoperative or are no longer relevant or that require technical revisions.

      These steps are more fully described under "The Reorganization Documents -- The Agreement and Plan of Reorganization" and "The Partnership Agreements -- The Amended Alliance Holding Partnership Agreement." In voting on the reorganization, you will be asked to vote separately on each of the transfer and the amended partnership agreement. Each step is conditioned on the other, so that you must approve both steps to accomplish the reorganization.

      Immediately following the reorganization, Alliance Holding's business activities will consist of holding Alliance Capital units and engaging in related activities. The diversified investment management services business presently conducted by Alliance Holding will continue to be conducted unchanged by Alliance Capital, and all employees of Alliance Holding will become employees of Alliance Capital. Alliance Holding's general partner will also serve as the general partner of Alliance Capital. Alliance Holding will change its name to "Alliance Capital Management Holding L.P.", and Alliance Capital will assume the name "Alliance Capital Management L.P." Alliance Capital will be subject to the reporting requirements of the Securities Exchange Act of 1934 upon completion of the exchange offer. If, at a later date, Alliance Capital ceases to be subject to these reporting requirements, it will provide its unitholders with annual and quarterly reports, containing separate financial statements for Alliance Capital, as filed by Alliance Holding.

      If the reorganization is approved, Alliance Holding will offer the opportunity to exchange Alliance Holding units for Alliance Capital units, on a one-for-one basis, to all its unitholders. However, in order to preserve Alliance Holding's NYSE listing, Alliance Holding will not accept units tendered that, if exchanged, would cause Alliance Holding's units to be held by fewer than 1,200 public unitholders. Further, in order to maintain an adequate public float in the trading market for Alliance Holding units, Alliance Holding will not accept units tendered that, if exchanged, would cause fewer than 40 million units to be held by public unitholders immediately following the exchange. For purposes of calculating public float, "public unitholders" excludes Equitable Life, its affiliates, other holders of more than 2% of the currently outstanding Alliance Holding units and Alliance Holding's executive management. In the event excess units are tendered, Alliance Holding will reject a corresponding number of units on a pro rata basis among all tendering unitholders. Equitable Life and its affiliates have agreed with us to exchange substantially all of their Alliance Holding units for Alliance Capital units on a private basis on the same terms and limitations as the exchange offer, including the proportionate reduction of units tendered in the event excess units are tendered for exchange.

      The exchange offer will be conducted pursuant to a separate prospectus, which we will send to you later. Should you decide to participate in the exchange offer, instructions for doing so will be included in the prospectus. You should not send any unit certificates with your voting instruction form.

Background of the Reorganization and the Exchange Offer

      Alliance Holding was formed in November 1987 to succeed to the business of Alliance Capital Management Corporation, then a wholly-owned subsidiary of Equitable Life. At the time of its formation, Alliance Holding was structured as a "publicly-traded partnership", as defined in the Internal Revenue Code. Under the Internal Revenue Code, a partnership is not itself a taxpaying entity for federal income tax purposes. Instead, each partner is required to take into account in computing his or her federal income tax liability such partner's share of the income, gain, loss, deductions and credits of the partnership. Under tax law in effect in 1987, publicly-traded partnerships were treated like all other partnerships for federal income tax purposes.

      At that time, the Internal Revenue Code also provided that Alliance Holding and certain other publicly-traded partnerships would, as of January 1, 1998, cease to be classified as partnerships and instead become taxable as corporations for federal income tax purposes, unless their units ceased to be publicly-traded prior to that date. Unlike a partnership, a corporation is itself a taxpaying entity for federal income tax purposes. In addition, each shareholder is subject to federal taxes on dividends distributed by the corporation and capital gains derived from the sale of its stock.

      During the period from 1994 through the summer of 1997, the general partner of Alliance Holding and its corporate affiliates considered several transactions that Alliance Holding could undertake prior to January 1, 1998 to ensure that it would not become taxable as a corporation as of such date. Potential transactions or actions included, among others:

      o   halting or limiting trading in Alliance Holding units,

      o   delisting the Alliance Holding units from any securities exchange,

      o   incorporating Alliance Holding and maintaining public trading, and

      o effectively converting Alliance Holding into a private limited partnership in which a newly formed publicly-traded corporation would have been the general partner.

      Under the fourth option, we would have converted all Alliance Holding units into shares of the new corporation, unless a unitholder expressly elected to continue to hold interests in Alliance Holding or to receive cash consideration for each unit held. We reviewed the implementation of this option in detail, and in the summer of 1997, Alliance Holding issued a press release indicating its intent to pursue this transaction.

      In addition to considering and evaluating transactions of this sort, since 1993 Alliance Holding participated in efforts to have its tax status (that of a publicly-traded partnership which is not subject to corporate taxation) made permanent or further extended. These efforts included coordinating with certain other publicly-traded partnerships and engaging advisers to assist in promoting and/or evaluating various legislative proposals regarding publicly-traded partnerships that were considered by Congress during this period.

      On August 5, 1997, President Clinton signed into law The Taxpayer Relief Act of 1997, which included the option for certain publicly-traded partnerships, including Alliance Holding, to maintain partnership tax status permanently after 1997 if they elected to pay a tax, beginning on January 1, 1998, of 3.5% on gross business income. As a result, we suspended our efforts to convert Alliance Holding into a private partnership as described above, and chose to maintain Alliance Holding's partnership tax status by electing to pay the tax.

      In September 1997, at Equitable Life's request, we and our advisers conducted a preliminary analysis of possible steps that could be taken in light of the new 3.5% federal tax on gross business income, including a preliminary review of elements of the two-tier partnership transaction described in this prospectus.

      As part of that preliminary analysis, we reviewed the terms of other two-tier partnership transactions. In the fall of 1997, New England Investment Companies, L.P. (now Nvest, L.P.). and PIMCO Advisors L.P., two publicly-traded partnerships engaged in the investment advisory business, engaged in two-tier partnership restructurings similar to the reorganization described in this prospectus. According to available information, New England Investment Companies, L.P. restructured by transferring its business to a newly formed, wholly-owned private partnership in exchange for all of the interests in that partnership. In connection with the transfer, NEIC offered to its eligible unitholders the opportunity to exchange their NEIC units for units in the new partnership, on a one-for-one basis. NEIC's exchange offer expired in December 1997, and its restructuring was thereafter completed. PIMCO Advisors, as a result of its acquisition of Oppenheimer Capital L.P., was already structured as a two-tier partnership. Both OpCap, the top-tier partnership, and PIMCO Advisors, the lower-tier partnership, were publicly-traded. OpCap served as the general partner of PIMCO Advisors. All assets of the business were held by PIMCO Advisors. OpCap's only business activity was to hold its interest in PIMCO Advisors. PIMCO Advisors restructured its business by making a registered mandatory exchange offer for public units of PIMCO Advisors for OpCap units, on a one-for-one basis. Following the exchange, effective December 1997, PIMCO Advisors became a private partnership, and its units were delisted from the NYSE.

      In June 1998, Equitable Life and its advisers conducted a study of a two-tier partnership transaction. In connection with this study, Equitable Life estimated the additional tax impact to Equitable Life and its affiliates of the 3.5% federal tax would be approximately $18 million in 1998. The amount would increase or decrease in future years in proportion to increases and decreases in Alliance Holding's gross business income. During the following months, Alliance Holding, Equitable Life and their advisers held numerous meetings at which elements of the two-tier partnership transaction were discussed, including legal, tax and structural matters, the need for unitholder approvals, and the allocation of costs, expenses and transaction risks between Alliance Holding and Equitable Life.

      On November 19, 1998, at a regular meeting of the Equitable Life board, Equitable Life's management made a presentation regarding a possible reorganization of Alliance Holding and an exchange offer of Alliance Holding units for units in a new limited partnership. The Equitable Life board considered the impact of the 3.5% federal tax and the implications thereof for Equitable Life and its affiliates, and the proposed terms, conditions and timing of the reorganization and the exchange offer. The Equitable Life board expressed its support for these transactions and authorized Equitable Life's management to continue its efforts to develop the proposal.

      On February 17, 1999, independent directors of Alliance Holding's general partner met to review the proposed terms of the reorganization and the exchange offer. The independent directors reviewed presentations by management and by Alliance Holding's advisers.

      On February 18, 1999, at a regular meeting of the board of directors of Alliance Holding's general partner, the entire board reviewed the proposed terms of the reorganization and the exchange offer. The board reviewed presentations of management and Alliance Holding's advisers and also reviewed financial presentations from Goldman Sachs.

      On April 8, 1999, the executive committee of the Equitable Life board met to review the terms of the proposed reorganization and exchange offer. The executive committee approved drafts of the indemnification and reimbursement agreement, the agreement and plan of reorganization, the amended Equitable Life investment advisory and management agreement, and the amended Equitable Life accounting, valuation, reporting and treasury services agreement, and authorized the execution and delivery of these agreements in substantially the form presented to the committee. The committee also authorized Equitable Life to vote, and to cause its affiliates to vote, all Alliance Holding units held by them in favor of the amendment of the Alliance Holding partnership agreement and to exchange, and to cause its affiliates to exchange, all or substantially all of such units for Alliance Capital units immediately following the exchange offer.

      On April 8, 1999, at a special telephonic meeting of the board of directors of Alliance Holding's general partner, the entire board reviewed the proposed terms of the reorganization and exchange offer. In connection with this review, the board reviewed the opinion of Goldman Sachs as to the fairness from a financial point of view of the exchange ratio to those unitholders who remain holders of Alliance Holding units immediately following the exchange offer. The board approved the reorganization, the amended Alliance Holding partnership agreement and the exchange offer and authorized the general partner to submit the reorganization to a vote of the public unitholders of Alliance Holding and proceed with the reorganization and the exchange offer.

      On April 8, 1999, Alliance Holding, Alliance Capital and Equitable Life entered into an indemnification and reimbursement agreement whereby Equitable Life agreed to pay or reimburse all out-of-pocket expenses incurred by Alliance Holding, Alliance Capital, their common general partner or any of their subsidiaries on or after June 15, 1998 in connection with the reorganization and to indemnify such parties against certain liabilities in connection with the reorganization. See "The Reorganization Documents -- The Indemnification and Reimbursement Agreement."

      In addition, on April 8, 1999, Alliance Holding, Alliance Capital and Equitable Life entered into an exchange agreement. Pursuant to this agreement, Equitable Life agreed to exchange, and to cause its affiliates that hold Alliance Holding units to exchange, immediately after the consummation of the exchange offer, substantially all of their Alliance Holding units for Alliance Capital units, subject to the same terms and limitations as the exchange offer, including any proportionate reduction of tendered units to be accepted by Alliance Holding. See "The Reorganization Documents -- The Exchange Agreement."

Reasons for the Reorganization and the Exchange Offer

      The reorganization and the exchange offer will give Alliance Holding unitholders the choice of:

      (1) Continuing to hold their Alliance Holding units. Alliance Holding units will continue to be listed on the NYSE and be freely tradable, and Alliance Holding will continue to be subject to the 3.5% federal tax that is imposed on the gross business income of public partnerships.

                                       or

      (2) Exchanging their Alliance Holding units for Alliance Capital units on a one-for-one basis. Alliance Capital will not be subject to the 3.5% federal tax. However, Alliance Capital units will not be traded on any exchange and will be subject to significant restrictions on transfer that are designed to prevent Alliance Capital from being classified as a publicly-traded partnership, and taxed as a corporation, for federal tax purposes.

      In addition, we expect that the reorganization will give us greater flexibility in acquiring businesses and raising capital in the future since we will be able to offer the selling party or potential investor the choice of whether to receive publicly-traded Alliance Holding units, tax-efficient Alliance Capital units or a combination of both.

Factors Considered by, and Recommendation of, the General Partner

      The board of Alliance Capital Management Corporation, Alliance Holding's general partner, held a meeting on April 8, 1999. After due consideration, the general partner:

      o determined that the reorganization is fair to, and in the best interests of, Alliance Holding unitholders, and

      o   determined to recommend that Alliance Holding unitholders vote "FOR"
          (1) the transfer of Alliance Holding's business to Alliance Capital pursuant to the agreement and plan of reorganization and (2) the amendment of the Alliance Holding partnership agreement, whether or not Alliance Holding unitholders are interested in participating in the exchange offer when it is made.

      With respect to the exchange offer, the general partner cautions that:

      o unitholders who cannot or do not wish to bear the substantial illiquidity of the Alliance Capital units may find it advantageous not to participate in the exchange offer, and

      o unitholders must determine their individual liquidity requirements and preferences after considering all relevant factors, including the information contained in the exchange offer prospectus, their financial and tax positions and the composition of their investment portfolios.

      In approving the reorganization and the exchange offer and in making these recommendations, the general partner consulted with Alliance Holding's management as well as its outside legal counsel and tax and financial advisers, and considered the following material factors:

      (1) the reasons described above under "Reasons for the Reorganization and the Exchange Offer";

      (2)  the risks described under "Risk Factors";

      (3) that all unitholders may make the choice between Alliance Holding units and Alliance Capital units without recognizing gain or loss for federal income tax purposes;

      (4) that, to avoid costs to Alliance Holding in connection with the reorganization, Equitable Life has agreed to pay all the out-of-pocket costs and expenses of the reorganization and the exchange offer and to pay (a) $3 million to Alliance Capital, if the reorganization is consummated, for any internal personnel and overhead costs and expenses of Alliance Holding, Alliance Capital or their common general partner relating to the consideration and implementation of the reorganization and the exchange offer, costs relating to additional communications with clients and personnel necessitated by the transaction and other miscellaneous expenses relating to the transaction, (b) $1.5 million to Alliance Holding for such costs if the reorganization is abandoned after the special meeting of unitholders, or (c) nothing if the reorganization is abandoned before the special meeting of unitholders;

      (5) that, as an incentive to Alliance Holding to implement the reorganization, Equitable Life has agreed to amend the Equitable Life investment advisory and management agreement and the related accounting, valuation, reporting and treasury services agreement by adding new provisions to (a) fix fee rates at their current levels for specified asset classes whereas the current investment advisory and management agreement permits the fees to be renegotiated at any time, (b) provide for annual revenues to Alliance Capital of at least $38 million through 2003 whereas the current investment advisory and management agreement does not provide for any minimum total annual fee, and (c) require Equitable Life to pay to Alliance Capital a one-time termination fee under specified circumstances ranging from $80 million to $10 million depending on the date of termination whereas the current accounting, valuation, reporting and treasury services agreement does not provide for any termination fee, in each case subject to the limitations provided in these agreements;

      (6) that, to protect Alliance Holding against transaction risks, Equitable Life has agreed to indemnify Alliance Holding and Alliance Capital as follows: (a) to indemnify Alliance Holding and Alliance Capital from all liabilities arising out of the reorganization or any document prepared or distributed in connection therewith, other than liabilities based upon any disclosure regarding the business and operations of Alliance Capital or Alliance Holding that is alleged to be inadequate in or omitted from documents Alliance Holding has filed with the SEC and incorporated by reference into this prospectus, and
           (b) to
           indemnify Alliance Holding or Alliance Capital if the reorganization results in Alliance Holding's or Alliance Capital's being taxed as a corporation under current tax laws; and the fact that Equitable Life will bear its share of the federal tax on gross business income, whether at the current rate of 3.5% or at any other rate that may be effective in the future, if such tax is imposed on all of the gross business income of Alliance Capital, either under current law or as a result of any legislative or regulatory change, regardless of whether the tax is payable by Alliance Capital or Alliance Holding;

      (7) that any amendment to the indemnification and reimbursement agreement that would materially affect the rights and obligations of Equitable Life, Alliance Holding or Alliance Capital would require the unanimous approval of the general partner's board of directors;

      (8) the analyses and presentation of Goldman Sachs, and the oral opinion rendered by Goldman Sachs on April 8, 1999 that, as of that date, and based upon the considerations and subject to the assumptions and limitations set forth in its opinion, the exchange ratio pursuant to the agreement and plan of reorganization is fair from a financial point of view to those unitholders who remain holders of Alliance Holding units immediately following the exchange offer;

      (9) that although there will be increased costs resulting from maintaining two partnerships in connection with the Alliance business, the general partner does not expect such costs to be material and that such costs will be borne by investors in both Alliance Holding and Alliance Capital;

      (10) that Alliance Capital has agreed to reimburse Alliance Holding for all of its ongoing costs and expenses, other than specified taxes, including taxes on its income;

      (11) the general partner's expectation, after consultation with Goldman Sachs, that the potential decrease in the number of Alliance Holding units held by public unitholders immediately following the exchange will not materially impact the liquidity of Alliance Holding units and should not, in and of itself, adversely affect in any material way the trading price per Alliance Holding unit (see "-- Alliance Holding Public Float After the Exchange");

      (12) that although the process of soliciting consents to assign investment advisory contracts from Alliance Holding to Alliance Capital may increase the likelihood that Alliance Holding will lose client accounts, the advisory contracts are terminable upon short notice and the general partner's expectation is that such losses will not significantly exceed those that would otherwise occur if we did not undertake the reorganization;

      (13) the general partner's expectation that although the duties of Alliance Capital Management Corporation when acting as general partner of Alliance Holding may conflict with its duties when acting as general partner of Alliance Capital, such conflicts are unlikely to occur and can be resolved;

      (14) the possibility that tax legislation may be enacted in the future that would result in increased taxes for Alliance Capital and Alliance Holding;

      (15) that the consistency of the reorganization with current federal tax law and with other similar transactions completed by other publicly-traded partnerships makes it unlikely that the tax benefits to Alliance Capital will not be realized;

      (16) that although an inability to transfer the economic benefits of Alliance Holding's assets and licenses to Alliance Capital could adversely affect Alliance Capital's unitholders, the general partner's expectation is that it will be able to arrange the transfer of the economic benefit of substantially all of such assets and licenses;

      (17) the general partner's expectation that any litigation that may be brought challenging the reorganization will not divert a substantial portion of the time and attention of senior management that would otherwise be devoted to the business of Alliance Capital; and

      (18) that the partnership agreement is being amended in order to implement the reorganization in a manner designed to ensure that the existing rights and benefits of Alliance Holding unitholders are maintained following the reorganization and to modify or eliminate provisions that are inoperative or are no longer relevant or that require technical revisions.

      The general partner did not attempt to quantify, rank or otherwise assign relative weights to specific factors described above, and individual members of the board of the general partner may have given different weights to different factors.

Alliance Holding Public Float After the Exchange

      Alliance Holding's public float may decrease depending upon the extent to which public unitholders participate in the exchange offer and receive Alliance Capital units. For purposes of calculating public float, "public unitholders" excludes Equitable Life, its affiliates, other holders of more than 2% of the currently outstanding Alliance Holding units and Alliance Holding's executive management. To preserve its NYSE listing and to preserve an adequate public float for Alliance Holding units after the reorganization, Alliance Holding will limit the number of public units that will be accepted in the exchange offer.

      To satisfy NYSE listing requirements, we must ensure that there are not less than 1,200 public holders of Alliance Holding units and not less than 600,000 public units of Alliance Holding outstanding after the exchange. In calculating the number of public units, the NYSE requires us to exclude units held by directors, officers, or their immediate family members and other concentrated holdings of 10% or more.

      To preserve liquidity in the Alliance Holding units, at least 40 million units will be held by public unitholders immediately following the exchange, which means that the maximum number of units of public unitholders that we will accept in the exchange is 18.7 million. If public unitholders do participate in the exchange offer, the most the number of units held by public unitholders could decrease would be from 58.7 million units as of June 30, 1999 to 40 million units, a reduction of 31.9%. Assuming a per unit price of $325/16, the price as of June 30, 1999, 40 million units held by public unitholders represents a public float of approximately $1,293 million immediately following the exchange. The table below shows the level to which the public float would be reduced from its current level based on varying levels of units tendered by public unitholders.

                                                               Number of public units tendered*
                                                   -------------------------------------------------------
                                                                                                More than
                                                     None      10 million    18.7 million     18.7 million
                                                   -------     ----------    ------------     ------------
Units held by public unitholders (in millions).....   58.7          48.7              40               40
Total public float (in millions)................... $1,897        $1,574          $1,293           $1,293

------------
* In calculating the public float, we have excluded units held by Equitable
Life, its affiliates, other holders of more than 2% of the currently outstanding
Alliance Holding units and Alliance Holding's executive management.

      We believe, after consultation with Goldman Sachs, that the potential decrease in the number of Alliance Holding units held by public unitholders immediately following the exchange will not materially impact the liquidity of Alliance Holding units and should not, in and of itself, adversely affect in any material way the trading price per Alliance Holding unit. In making this determination, we reviewed analyses prepared by Goldman Sachs, which showed that the public floats of PIMCO Advisors and Nvest, L.P., the two other publicly traded asset management partnerships, are $1,850 million and $582 million, respectively, and that the public float of approximately $1,293 million resulting from 40 million units held by public unitholders immediately following the exchange would be greater than the public floats of 14 of the other 15 publicly traded partnerships reviewed. There can be no assurance that the resulting public float will ensure the continued liquidity of the Alliance Holding units or that any potential reduction in the public float may not adversely affect the trading price per Alliance Holding unit.

      Exchanges of units by all holders will be subject to the same pro rata reduction mechanism applied to exchanges of units in excess of the maximum number of units described above. However, because we do not include units held by unitholders other than public holders in calculating the public float, the minimum number of public units that will remain outstanding after the reorganization will not be affected by the number of exchanges by Equitable, its affiliates, the other holders of more than 2% of the currently outstanding Alliance Holding units and the members of Alliance Holding's executive management.

      As of June 30, 1999, the total number of Alliance Holding units outstanding was approximately 171.1 million. As of that date, Equitable Life and its affiliates, the other holders of more than 2% of the outstanding Alliance Holding units and the members of Alliance Holding's executive management held approximately 96.6 million (or 56.5%), 10.5 million (or 6.1%) and 5.3 million (or 3.1%) of Alliance Holding's outstanding units, respectively, a total of approximately 112.4 million (or 65.7%) of Alliance Holding's outstanding units. Equitable Life and its affiliates have agreed with Alliance Holding to exchange substantially all of their Alliance Holding units for units of Alliance Capital; at this time we do not know whether any other non-public holders intend to exchange their Alliance Holding units. However, assuming for illustrative purposes that Equitable Life, its affiliates, the other holders of more than 2% of the currently outstanding Alliance Holding units and the members of Alliance Holding's executive management elect to exchange all of their Alliance Holding units, the tables below illustrate, based on different levels of public units tendered, the impact of the pro rata reduction on all unitholders.

Scenario One: Public unitholders tender 18.7 million units for exchange

                                                      Units
                                                    Accepted         Pro Rata
                                    Units              for           Reduction      Reduction of
                                  Tendered          Exchange         of Units          Units
                                (in millions)     (in millions)    (in millions)      Tendered
                                -------------     -------------    -------------    ------------
 Public unitholders...........       18.7              18.7              0.0             0%
 Equitable and affiliates.....       96.6              96.6              0.0             0%
 Other 2% holders.............       10.5              10.5              0.0             0%
 Executive management.........        5.3               5.3              0.0             0%

       Units held by public unitholders:    40 million
       Total public float:                  $1,293 million


Scenario Two: Public unitholders tender more than 18.7 million units for exchange

 Public unitholders...........       22.0              18.7              3.3            15%
 Equitable and affiliates.....       96.6              82.1             14.5            15%
 Other 2% holders.............       10.5               8.9              1.6            15%
 Executive management.........        5.3               4.5              0.8            15%


       Units held by public unitholders: 40 million
       Total  public float: $1,293 million

      In both scenario one and scenario two, 40 million units are held by public unitholders immediately following the exchange. In all cases where public unitholders tender in excess of the maximum of 18.7 million units, all tendering unitholders will be subject to pro rata reductions, and in all such cases, 40 million units held by public unitholders, or, based on a unit price of $325/16 as of June 30, 1999, a public float of approximately $1,293 million, will remain outstanding immediately after the exchange.

      The exchange will impact the total number of Alliance Holding units that will remain outstanding as follows. If only Equitable Life and its affiliates exchange their units for Alliance Capital units, the total number of outstanding units will be reduced to approximately 74.5 million, a reduction of approximately 56.5%. If, in addition to Equitable Life and its affiliates, the other holders of more than 2% of the outstanding Alliance Holding units and the members of Alliance Holding's executive management elect to exchange all of their units, the total number of outstanding units will be reduced to approximately 58.7 million units, a reduction of approximately 65.7%. If the public unitholders also elect to exchange their units, the total number of outstanding units will be reduced to a number ranging from approximately 40.0 million units (if public unitholders tender 18.7 million units), a reduction of approximately 76.6%, to approximately 116.6 million units (if public unitholders tender all 58.7 million public units and giving effect to the pro rata reductions), a reduction of approximately 31.9%. As noted above, however, we do not include units held by Equitable Life and its affiliates, the other holders of more than 2% of the outstanding Alliance Holding units and the members of Alliance Holding's executive management in calculating the public float. We do not believe that these units should be included in any analysis of the public float, including the impact of the exchange on the public float, because these holders tend to be long-term investors who do not frequently trade their Alliance Holding units. For example, Equitable Life and its affiliates have held their approximately 96.6 million Alliance Holding units as a long-term, strategic investment since 1987, when Alliance Holding first sold its units to public investors.

Transaction Expenses

      The costs and expenses of the reorganization, the special meeting, the exchange offer and the related transactions are estimated to be approximately $8 million. Equitable Life has agreed to pay or reimburse, or cause to be paid or reimbursed, these costs and expenses. In addition, if the reorganization is consummated, Equitable Life has agreed to pay $3 million to Alliance Capital for any internal personnel and overhead costs and expenses of Alliance Holding, Alliance Capital or their common general partner relating to the consideration and implementation of the reorganization and the exchange offer, costs relating to additional communications with clients and personnel necessitated by the transaction and other miscellaneous expenses relating to the transaction. Equitable Life has agreed to pay $1.5 million to Alliance Holding for such costs if the reorganization is abandoned after the special meeting of unitholders. If the reorganization is abandoned before the special meeting of unitholders, Equitable Life is not obligated to make any such payments. See "The Reorganization Documents-- The Indemnification Agreement."

Employee Matters

      Transfer of Employees

      As of the reorganization, Alliance Capital will become the employer of all of Alliance Holding's employees, and will assume the liabilities of Alliance Holding with respect to both current and former employees. Alliance Holding will not directly employ any persons after the reorganization, although certain members of Alliance Capital's administrative staff and senior management will devote a portion of their time to performing services for Alliance Holding.

      Benefit Plans

      Alliance Capital will assume sponsorship of the compensation and benefit plans currently maintained by Alliance Holding, except for those benefit plans that provide for the grant of options or similar awards with respect to Alliance Holding units. See "--Options" below. We expect that Alliance Capital will continue, at least initially, to maintain the plans now maintained by Alliance Holding in substantially their present form. The Profit Sharing Plan for Employees of Alliance Holding, a qualified retirement plan maintained by Alliance Holding for its employees, presently provides that participants may elect to have a portion of their accounts under the plan invested in Alliance Holding units. We expect that Alliance Capital will assume sponsorship of the Profit Sharing Plan for Employees of Alliance Holding and will continue, after the reorganization, to permit participants to elect to have a portion of their accounts under the plan invested in Alliance Holding units.

      Options

      After the reorganization, Alliance Holding will continue to sponsor its 1997 Long Term Incentive Plan, 1993 Unit Option Plan, Century Club Plan and Unit Bonus Plan, each of which plans will be amended to provide for the grant of awards to employees of Alliance Capital. Alliance Holding and Alliance Capital intend to continue making grants to Alliance Capital employees under the 1997 Long Term Incentive Plan of options as well as, potentially, restricted units and other awards based on units of Alliance Holding.

      Diluted net income per Alliance Holding unit reflects the potential dilution that could occur if unitholders exercised outstanding options. The calculation of diluted net income per Alliance Holding unit is made by including the additional allocation of Alliance Capital net income that would be available to Alliance Holding as a result of such exercise. Proceeds from the hypothetical exercise of such outstanding options are assumed to be used to repurchase those units under the treasury stock method. See "--Accounting Treatment" below.

Material Federal Income Tax Consequences

      The following discussion represents the opinion of Davis Polk & Wardwell, counsel to Alliance Holding, as to the material United States federal income tax consequences of:

      (1) the reorganization,

      (2) an exchange of Alliance Holding units for Alliance Capital units, and

      (3) the ownership of Alliance Holding units and Alliance Capital units after the reorganization.

      This discussion is based on the Internal Revenue Code, Treasury regulations, judicial decisions and administrative rulings as of the date hereof, all of which are subject to change, including changes with retroactive effect. The discussion addresses only beneficial owners of Alliance Holding units or Alliance Capital units (referred to as "unitholders") who hold such units as capital assets. It does not address any state, local or foreign tax consequences. Neither Alliance Holding nor its general partner has requested or will request a ruling from the IRS as to the tax consequences of the reorganization, an exchange of Alliance Holding units for Alliance Capital units or the ownership, after the reorganization, of Alliance Holding units or Alliance Capital units.

      Your tax treatment may vary depending on your particular tax situation. Various unitholders, such as tax-exempt organizations or broker-dealers, may be subject to special rules not discussed below.

      You are urged to consult your own tax adviser concerning the particular United States federal, state and local tax consequences to you, as well any other tax consequences particular to you, of an exchange of Alliance Holding units for Alliance Capital units, and the ownership of Alliance Capital units.

      Federal Income Tax Consequences of the Reorganization

      Alliance Holding's contribution of all of its assets and liabilities to Alliance Capital in exchange for units in Alliance Capital will not be a taxable event. Immediately after the contribution, Alliance Holding's tax basis in its Alliance Capital units will be equal to the aggregate tax bases of the assets it contributed to Alliance Capital, including any adjustments that were made to the basis of the assets prior to the contribution as a consequence of the election that Alliance Holding made under Section 754 of the Internal Revenue Code (the "Section 754 election"). For a description of the Section 754 election, see "--Federal Taxation of Alliance Holding and Alliance Holding Unitholders after the Reorganization." Immediately after the contribution, Alliance Capital's tax basis in the contributed assets will be equal to Alliance Holding's tax basis in the assets immediately prior to the contribution, including any adjustments that were made to the basis of the assets prior to the contribution as a consequence of Alliance Holding's Section 754 election.

      The holding period of any portion of the Alliance Capital units that Alliance Holding receives in exchange for a capital asset or certain depreciable property will include Alliance Holding's holding period for the contributed asset. The holding period of the portion of the Alliance Capital units that Alliance Holding receives in exchange for any other assets will begin on the day following Alliance Holding's contribution of assets and liabilities to Alliance Capital. Alliance Holding expects that most of its Alliance Capital units will have a holding period of more than one year.

      Federal Income Tax Consequences of the Exchange

      If you elect to exchange Alliance Holding units for units in Alliance Capital, Alliance Holding will distribute Alliance Capital units to you in exchange for the units that you tender. Except as discussed in the next paragraph, you will not recognize any gain or loss for United States federal income tax purposes as a consequence of this distribution.

      Exchanges of Alliance Holding units for Alliance Capital units will trigger a de minimis amount of gain on some assets that Alliance Holding acquired in exchange for units in 1996 as part of its acquisition of a majority interest in an investment advisory business. Under the Internal Revenue Code, this gain will be attributable to the holders of the units that Alliance issued as consideration for the assets. Alliance Holding will allocate this de minimis amount using assumptions that it believes are reasonable and consistent with the Code.

      After the reorganization and exchange, Alliance Capital's general partner and Equitable Life may, in their sole discretion, allow holders of Alliance Capital units who so request to transfer their Alliance Capital units to Alliance Holding in exchange for Alliance Holding units. Under existing IRS authority, because Alliance Holding has agreed to issue Alliance Holding units to any Alliance Capital holder who has received this consent to transfer, Alliance Holding will be treated as distributing to exchanging unitholders, in addition to units in Alliance Capital, a right to exchange Alliance Capital units for Alliance Holding units in limited circumstances. If you exchange Alliance Holding units for Alliance Capital units and if the right had any value, it is possible, depending on your particular circumstances, that you would recognize gain equal to the amount that the value of the exchange right exceeds the tax basis of all your Alliance Holding units immediately prior to the exchange. Given the significant restrictions on your ability to exercise this exchange right, however, Alliance Holding believes that any such exchange right will have virtually no value.

      The tax basis of your Alliance Capital units will depend on whether you exchange all or only a portion of your Alliance Holding units.

          o Unitholders Who Exchange All Their Units. If you exchange all of your Alliance Holding units, you will have a tax basis in your Alliance Capital units equal to the tax basis of your Alliance Holding units immediately prior to the exchange.

          o Unitholders Who Exchange Some of Their Units. In general, if you exchange some, but not all, of your Alliance Holding units, you will have a tax basis in your Alliance Capital units equal to Alliance Holding's tax basis in those units immediately prior to the exchange. The sole exception to this rule is that the tax basis of your Alliance Capital units may not exceed the aggregate tax basis of all your Alliance Holding units (both those you exchange and those you retain) immediately prior to the exchange. The tax basis of the Alliance Holding units you retain will be equal to the aggregate tax basis of all your Alliance Holding units immediately prior to the exchange minus the tax basis of the Alliance Capital units you receive in the exchange. After the exchange, the aggregate tax basis of your Alliance Holding units and your Alliance Capital units will be equal to the aggregate tax basis of all your Alliance Holding units immediately prior to the exchange.

               If you exchange units that you acquired at a time when Alliance Holding's Section 754 election was in effect, Alliance Holding will include the entire basis adjustment attributable to those units in the tax basis of the Alliance Capital units it distributes to you. Conversely, if you exchange units that you acquired prior to the effective date of Alliance Holding's
               Section 754 election, Alliance Holding will not include in the tax basis of the Alliance Capital units it distributes to you any basis adjustment that it has made pursuant to its Section 754 election. Alliance Holding's Section 754 election was in effect for its taxable year beginning on January 1, 1998, and will be in effect for all its subsequent taxable years. For example, assume that you own five Alliance Holding units with an aggregate tax basis of $100, that you acquired your units prior to the effective date of the Section 754 election, and that you exchange one unit for an Alliance Capital unit that has a basis of $5 to Alliance Holding, without regard to any basis adjustments that Alliance Holding has made pursuant to the Section 754 election. Your basis in the Alliance Capital unit distributed to you will be $5 and your basis in your remaining four Alliance Holding units will be $95. Now assume the same facts, except that you acquired the Alliance Holding units at a time when the Section 754 election was in effect and that Alliance Holding made a basis adjustment of $75 (or $15 per unit) to its assets in connection with that acquisition. Your basis in the Alliance Capital unit distributed to you will be $20 ($5 plus the $15 basis adjustment attributable to the unit you exchange) and your basis in your remaining four Alliance Holding units will be $80.

      Your holding period for the Alliance Capital units that Alliance Holding distributes to you will be the same as Alliance Holding's holding period for those units. As discussed above, a portion of the Alliance Capital units held by Alliance Holding will have a holding period that reflects the holding periods of the assets that Alliance Holding contributes to Alliance Capital, while the remainder of the Alliance Capital units held by Alliance Holding will have a holding period that begins on the day following the reorganization. Each Alliance Capital unit that Alliance Holding distributes in exchange for an Alliance Holding unit will have the same holding period profile.

      If you obtained your Alliance Holding units in exchange for a contribution of property, other than cash, to Alliance Holding, exchanges of Alliance Holding units for units in Alliance Capital may have different consequences for you. If you are in this situation, you should consult your tax adviser about the tax consequences of the exchange to you, regardless of whether you intend to participate in the exchange.

      Federal Taxation of Alliance Holding and Alliance Holding Unitholders after the Reorganization

      Alliance Holding is currently a "grandfathered" publicly-traded partnership for federal tax purposes. Under prior tax law, the exemption from federal income tax for grandfathered publicly-traded partnerships would have expired on December 31, 1997. However, pursuant to a provision enacted by the Taxpayer Relief Act of 1997, a grandfathered publicly-traded partnership may elect to maintain its status as a partnership for federal tax purposes, provided that it pays a tax equal to 3.5% of its gross income from the active conduct of a trade or business. Alliance Holding has elected to retain its partnership status and, as a consequence, Alliance Holding is subject to the 3.5% tax. Although the matter is not free from doubt because of the absence of authority directly on point, Alliance Holding will not lose its status as a 'grandfathered' publicly traded partnership, and thus will not become subject to federal corporate income tax, as a result of the reorganization. Moreover, Equitable Life will indemnify Alliance Holding for corporate income tax payable in respect of Alliance Holding's income in the unlikely event that Alliance Holding is treated as a corporation under current law as a result of the reorganization. After the reorganization, the 3.5% tax will be imposed on Alliance Holding's share of Alliance Capital's gross business income.

      In general, the tax consequences of holding an Alliance Holding unit after the reorganization will be identical to the tax consequences of holding an Alliance Holding unit prior to the reorganization. The character of each item of Alliance Capital's income, gain, loss, deduction and credit will flow through to Alliance Holding and, in turn, to you as a holder of Alliance Holding units.

      The Internal Revenue Code provides for adjustments to the tax basis of partnership property upon the occurrence of certain events, including the transfer of partnership interests by sale or exchange, provided that the partnership has made a Section 754 election. Alliance Holding has made a Section 754 election, effective for its taxable years beginning on and after January 1, 1998, and Alliance Capital will make a Section 754 election effective for its first taxable year and all subsequent taxable years. Pursuant to Alliance Holding's Section 754 election, when a holder acquires units, the "inside" tax basis of the portion of Alliance Holding's property that is attributable to those units is increased or decreased to reflect the new holder's "outside" tax basis in his units. Any basis adjustment made pursuant to the Section 754 election affects only the relevant holder and is not attributable to any other holder. The holder is entitled to claim amortization and depreciation deductions with respect to any increase in the basis of his share of Alliance Holding's amortizable and depreciable assets pursuant to the Section 754 election. These deductions reduce the holder's adjusted tax basis in his units.

      Basis adjustments made to Alliance Holding's assets pursuant to the
Section 754 election prior to the reorganization will be included in Alliance Capital's tax basis in those assets after the reorganization. If you retain Alliance Holding units, any basis adjustments that are attributable to those units will be attributable to Alliance Holding and, through Alliance Holding, will continue to be attributable to you. After the reorganization, sales and exchanges of Alliance Holding units will trigger basis adjustments both to Alliance Holding's units in Alliance Capital and to Alliance Capital's assets. Neither Alliance Holding nor Alliance Capital will make any basis adjustments as a consequence either of the reorganization or of exchanges of Alliance Holding units for Alliance Capital units.

      The calculations of basis adjustments under Section 754 are highly complex and there is little legal authority dealing with their mechanics, particularly in the context of large, publicly-held partnerships. For purposes of determining the amount of basis adjustments pursuant to the Section 754 election, Alliance Holding and Alliance Capital may adopt conventions designed to achieve the correct results as nearly as possible. There can be no assurance, however, that the IRS will not challenge these conventions.

      Gain or loss that you recognize on a sale of Alliance Holding units will generally be capital gain or loss and will be long-term if your holding period for the units was more than one year on the date of the sale. However, to the extent that the units you sell represent "unrealized receivables" (including rights to payment for services rendered, as well as certain other property), you will recognize ordinary income or loss on the sale. It is possible for you to have ordinary income in respect of "unrealized receivables" even though you recognize an overall capital loss on a sale of units. For this purpose, the aggregate amortization deductions you have claimed with respect to Alliance Holding's and Alliance Capital's intangible assets will constitute "unrealized receivables."

      Federal Taxation of Alliance Capital and its Partners after the Reorganization

      Although the matter is not free from doubt because of the absence of authority directly on point, Alliance Capital will not be subject to federal income tax, provided that it is not a publicly traded partnership. Alliance Capital Management Corporation, which will be the general partner of Alliance Capital, intends to restrict transfers of Alliance Capital units, pursuant to the Alliance Capital partnership agreement, in a manner necessary to prevent Alliance Capital from being treated as a publicly traded partnership. See "Description of Alliance Capital Units -- Restrictions on Transfers of Alliance Capital Units." Moreover, Equitable Life will indemnify Alliance Holding for corporate income tax payable in respect of Alliance Capital's income in the unlikely event that Alliance Capital is treated as a corporation under current law as a result of the reorganization or as a result of transfers of interests in Alliance Capital. The taxation of partners of Alliance Capital will generally be identical to the taxation of holders of Alliance Holding units. However, the gross business income that Alliance Capital allocates to Alliance Holding will be subject to a 3.5% federal tax payable by Alliance Holding.

      It is conceivable that, after the reorganization, the IRS would seek to impose the 3.5% tax on the portion of Alliance Capital's gross business income that is not allocated to Alliance Holding or even that the IRS would seek to subject Alliance Capital's income to the corporate income tax. If the IRS were to prevail, Equitable Life and the other partners in Alliance Capital will bear, or will indemnify Alliance Holding for, their respective shares of the tax on Alliance Capital's gross business income, whether at the current rate of 3.5% or at any rate that may be effective in the future and whether imposed under current law or as a result of any legislative or regulatory change, and Equitable Life will indemnify Alliance Holding if either Alliance Holding or Alliance Capital is taxed as a corporation under current law as a result of the reorganization.

      Basis adjustments made to Alliance Holding's assets pursuant to the
Section 754 election prior to the reorganization will be included in Alliance Capital's tax basis in those assets after the reorganization. Any basis adjustments that are attributable to Alliance Holding units that you exchange for Alliance Capital units will continue to be attributable to you in your capacity as a unitholder of Alliance Capital. As a result, the tax consequences of the pre-reorganization basis adjustments will be the same for you as they would have been in the absence of the reorganization of Alliance Holding. After the reorganization, acquisitions of Alliance Capital units will trigger adjustments to the tax basis of Alliance Capital's assets. Neither Alliance Holding nor Alliance Capital will make any basis adjustments as a consequence of the reorganization or of exchanges of Alliance Holding units for Alliance Capital units.

      After the reorganization, you may, in some limited circumstances, be able to exchange all or a portion of your units in Alliance Capital for Alliance Holding units. See "Description of Alliance Capital Units -- Restrictions on Transfers of Alliance Capital Units." The exchange of Alliance Capital units for Alliance Holding units will not be a taxable event for you or for either Alliance Holding or Alliance Capital. Immediately after any such exchange, the aggregate tax basis of your Alliance Holding units will equal the tax basis of the Alliance Capital units that you exchanged for Alliance Holding units plus the tax basis of any Alliance Holding units that you were holding at the time of the exchange. In general, your holding period for the Alliance Holding units that you receive in exchange for units in Alliance Capital will include your holding period for the Alliance Capital units. It is possible, however, that the units you receive in exchange for the portion of your Alliance Capital units that is attributable to "unrealized receivables" (including Alliance Capital's rights to payment for services rendered, as well as certain other property) will have a holding period beginning on the day after the exchange. Neither Alliance Holding nor Alliance Capital will make any adjustments to the basis of its assets pursuant to their Section 754 elections as a consequence of an exchange of Alliance Capital units for Alliance Holding units.

      The tax consequences of a sale of Alliance Capital units will be the same as the tax consequences of a sale of Alliance Holding units. Gain or loss that you recognize on a sale of Alliance Capital units will generally be capital gain or loss and will be long-term if your holding period for the units was more than one year on the date of the sale. However, to the extent that the Alliance Capital units you sell represent "unrealized receivables" (including rights to payment for services rendered, as well as certain other property), you will recognize ordinary income or loss on the sale. It is possible for you to have ordinary income in respect of "unrealized receivables" even though you recognize an overall capital loss on the sale of the Alliance Capital units you claim. For this purpose, the aggregate amortization deductions you claim with respect to intangible assets owned by Alliance Capital will constitute "unrealized receivables."

Regulatory Matters

      Alliance Holding is, and upon completion of the reorganization, Alliance Capital will be, an investment adviser subject to extensive regulation at both the federal and state level. As a registered investment adviser under the Investment Advisers Act of 1940, Alliance Holding is, and Alliance Capital will be, subject to regulations that cover various aspects of their respective businesses.

      Under the Investment Advisers Act, every investment advisory agreement between Alliance Holding and its clients must expressly provide that such agreement may not be assigned by Alliance Holding without the client's consent. Under the Investment Company Act of 1940, every investment advisory agreement between Alliance Holding and its registered investment company clients must provide for that agreement's automatic termination upon assignment. Pursuant to rules adopted under each of these acts, though, a transaction is not an assignment if it does not result in a change of actual control or management of an investment adviser. Alliance Holding believes that the reorganization will not be an assignment for purposes of either the Investment Advisers Act or the Investment Company Act because the reorganization will not cause a change of control or management of an investment adviser. Even though the reorganization will not result in an assignment under the Investment Company Act or the Investment Advisers Act, the reorganization may be deemed an assignment under certain client agreements as a matter of state law. Alliance Holding will, therefore, seek the approval of certain of its clients with respect to these agreements. Equitable Life has agreed to reimburse Alliance Holding fully for its out-of-pocket costs and expenses incurred in connection with this approval process.

Accounting Treatment

      Alliance Holding's assets and liabilities transferred to Alliance Capital will be recorded by Alliance Capital at the amounts reflected in the books and records of Alliance Holding on the date of transfer. Alliance Capital will have the same tax basis in these assets as does Alliance Holding.

      The financial statements of Alliance Holding will reflect its proportionate share of its investment in Alliance Capital, using the equity method of accounting, and will be recorded, initially, based on the amounts of assets and liabilities recorded by Alliance Capital on the date of transfer. Subsequently, Alliance Holding's investment will be increased to reflect its proportionate share of income of Alliance Capital and will be decreased to reflect its proportionate share of losses or distributions it receives from Alliance Capital.

      Diluted net income per Alliance Holding unit reflects the potential dilution that could occur if unitholders exercised outstanding options. The calculation of diluted net income per Alliance Holding unit is made by including the additional allocation of Alliance Capital net income that would be available to Alliance Holding as a result of such exercise. Proceeds from the hypothetical exercise of such outstanding options are assumed to be used to repurchase those units under the treasury stock method.

No Appraisal Rights

      Alliance Holding unitholders who object to either of (1) the transfer of Alliance Holding's business to Alliance Capital pursuant to the agreement and plan of reorganization or (2) the amended Alliance Holding partnership agreement will have no appraisal, dissenter or similar rights under applicable law. That is, such Alliance Holding unitholders will not have the right, instead of consenting to the reorganization, to seek judicial determination of the

"fair value" of the units and to compel Alliance Holding to purchase their units for cash in that amount. Alliance Holding will not voluntarily give unitholders these rights. If you give voting instructions to vote in favor of the reorganization, a court may find that you have waived your right to challenge the fairness of these transactions, regardless of whether you act individually or as a member of a class of Alliance Holding's unitholders.

                             SELECTED FINANCIAL DATA

                 Selected Historical Consolidated Financial Data
                               of Alliance Holding


      We have set forth below selected summary consolidated historical financial data of Alliance Holding for the three months ended March 31, 1999 and 1998 and for each of the years in the five-year period ended December 31, 1998. This data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements of Alliance Holding set forth in its Form 10-Q for the quarterly period ended March 31, 1999 and in its Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference into this prospectus. Unit and per unit amounts for all periods prior to the two-for-one unit split in 1998 have been restated. Net income per unit amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, Earnings per Share.


                                          For the Three Months                         For the Year Ended
                                             Ended March 31,                                December 31,
                                         ----------------------      ----------------------------------------------------------
                                          1999            1998        1998         1997         1996         1995         1994
                                         ------          ------      ------       ------       ------       ------       ------
                                              (unaudited)                           (in thousands, except for per unit data)
Income statement data:
   Revenues............................   $419,743     $316,017   $1,324,056     $975,336     $788,517     $639,255     $600,952
   Income before income taxes..........    115,355       82,124      348,712      147,762      207,590      167,011      141,806
   Net income..........................     98,054       68,984      292,916      128,956      193,346      155,387      133,489
   Net income before reduction in
      recorded value of intangible
      assets...........................     98,054       68,984      292,916      249,856      193,346      155,387      133,489
Net income per unit:
   Basic net income per unit...........      $0.57        $0.40        $1.71        $0.76        $1.15        $0.95        $0.86
   Diluted net income per unit.........      $0.55        $0.39        $1.66        $0.74        $1.13        $0.94        $0.85
   Diluted net income per unit
      before reduction in recorded
      value of intangible assets.......      $0.55        $0.39        $1.66        $1.44        $1.13        $0.94        $0.85
   Basic weighted average units
      outstanding......................    170,561      169,301      169,933      168,448      166,382      161,538      153,381
   Diluted weighted average units
      outstanding......................    175,591      174,511      175,143      171,876      168,968      163,116      155,882
Cash distributions per unit............      $0.54        $0.38        $1.62        $1.40       $1.095        $0.91        $0.82


                                                                                           December 31,
                                        March 31,                    ----------------------------------------------------------
                                          1999                        1998         1997         1996         1995         1994
                                        ---------                    ------       ------       ------       ------       ------
Balance sheet data:
   Total assets........................ $1,442,703                $1,132,592     $784,460     $725,897     $575,058     $518,369
   Debt and long-term obligations(1)...    354,072                   238,089      130,429       52,629       30,839       29,021
   Partners' capital...................    458,949                   430,273      398,051      476,020      406,709      381,329
Assets under management (in
   millions)(2)........................   $301,353                  $286,659     $218,654     $182,792     $146,521     $119,279


------------
(1)  Includes accrued compensation and benefits due after one year and debt.

(2) Excludes certain non-discretionary advisory relationships and reflects 100% of the assets managed by unconsolidated joint venture subsidiaries and affiliates.

                   Selected Unaudited Pro Forma Financial Data
                    of Alliance Capital and Alliance Holding

      We have set forth below selected unaudited pro forma financial data of Alliance Capital and Alliance Holding for the three months ended March 31, 1999 and 1998 and for the year ended December 31, 1998. This pro forma data has been derived from the unaudited pro forma condensed financial statements of Alliance Capital and Alliance Holding and includes the assumptions described under "Pro Forma Condensed Financial Statements (Unaudited)". This pro forma data reflects the effects of the reorganization and the exchange offer as if such transactions occurred on March 31, 1999 (for balance sheet purposes) and January 1, 1998 (for income statement purposes). This pro forma data does not purport to represent what the financial position or results of operations of Alliance Capital and Alliance Holding would actually have been if the reorganization and the exchange offer had occurred on these dates, or to be indicative of the future financial position or results of operations of Alliance Capital and Alliance Holding. You should read this pro forma data in conjunction with the consolidated financial statements of Alliance Holding set forth in its Form 10-Q for the quarter ended March 31, 1999 and in its Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference into this prospectus, and with the information under "Pro Forma Condensed Financial Statements (Unaudited)".

                                                               Historical Alliance Holding
                                                       -----------------------------------------
                                                        For the Three Months        For the Year
                                                          Ended March 31,              Ended
                                                       ---------------------        December 31,
                                                        1999           1998             1998
                                                       ------         ------        ------------
                                                       (in thousands, except for per unit data)
Income statement data:
 Revenues.........................................    $419,743       $316,017       $1,324,056
 Income before income taxes.......................     115,355         82,124          348,712
 Net income.......................................      98,054         68,984          292,916
Net income per unit:
 Basic net income per unit........................       $0.57          $0.40            $1.71
 Diluted net income per unit......................       $0.55          $0.39            $1.66
 Basic weighted average units outstanding.........     170,561        169,301          169,933
 Diluted weighted average units outstanding.......     175,591        174,511          175,143
Cash distributions per unit.......................       $0.54          $0.38            $1.62

                                                   March 31, 1999
                                                   --------------
Balance sheet data:
 Total assets.....................................  $1,442,703
 Debt and long-term obligations...................     354,072
 Partners' capital................................     458,949

                                                              Pro Forma Alliance Capital
                                                       -----------------------------------------
                                                        For the Three Months       For the Year
                                                          Ended March 31,             Ended
                                                       ---------------------       December 31,
                                                        1999           1998            1998
                                                       ------         ------       ------------
                                                       (in thousands, except for per unit data)
Income statement data:
 Revenues.........................................    $419,743       $316,017       $1,324,056
 Income before income taxes.......................     115,355         82,124          348,712
 Net income.......................................     108,129         76,963          323,516
Net income per unit:
 Basic net income per unit........................       $0.63          $0.45            $1.88
 Diluted net income per unit......................       $0.61          $0.44            $1.83
 Basic weighted average units outstanding.........     170,561        169,301          169,933
 Diluted weighted average units outstanding.......     175,591        174,511          175,143
Cash distributions per unit.......................       $0.60          $0.43            $1.80

                                                   March 31, 1999
                                                   --------------
Balance sheet data:
 Total assets.....................................  $1,432,628
 Debt and long-term obligations...................     354,072
 Partners' capital................................     458,949




                                                              Pro Forma Alliance Holding
                                                       -----------------------------------------
                                                        For the Three Months       For the Year
                                                          Ended March 31,             Ended
                                                       ---------------------       December 31,
                                                        1999           1998            1998
                                                       ------         ------       ------------
                                                       (in thousands, except for per unit data)
Income statement data:
 Equity in earnings of Alliance Capital...........     $40,592        $28,733         $120,970
 Revenues.........................................      40,592         28,733          120,970
 Income before income taxes.......................      40,592         28,733          120,970
 Net income.......................................      36,810         25,754          109,528
Net income per unit:
 Basic net income per unit........................       $0.57          $0.40            $1.71
 Diluted net income per unit......................       $0.55          $0.39            $1.66
 Basic weighted average units outstanding.........      64,668         63,843           64,183
 Diluted weighted average units outstanding.......      69,698         69,053           69,393
Cash distributions per unit.......................       $0.54          $0.38            $1.62

                                                   March 31, 1999
                                                   --------------
Balance sheet data:
 Investment in Alliance Capital...................    $172,566
 Total assets.....................................     182,641
 Debt and long-term obligations...................          --
 Partners' capital................................     172,566

                                 CAPITALIZATION

      The following table sets forth the capitalization of Alliance Holding on a historical basis, and the capitalization of Alliance Capital and Alliance Holding on a pro forma basis, in each case as of March 31, 1999. The pro forma presentations reflect the effects of the reorganization and the exchange offer as if both were completed on March 31, 1999. The pro forma adjustments and related assumptions are described under "Pro Forma Condensed Financial Statements (Unaudited)."


                                                       Historical          Pro Forma           Pro Forma
                                                    Alliance Holding    Alliance Capital    Alliance Holding
                                                    ----------------    ----------------    ----------------
                                                                         (in thousands)
Noncurrent liabilities:
 Noncurrent portion of employee compensation and
   benefits.........................................     $61,552             $61,552                 $--
 Noncurrent portion of debt.........................          --                  --                  --
                                                         -------             -------             -------
 Total noncurrent liabilities.......................      61,552              61,552                  --
Partners' capital...................................     458,949             458,949             172,566
                                                         -------             -------             -------
 Total capitalization...............................    $520,501            $520,501            $172,566
                                                         =======             =======             =======

              PRO FORMA CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

      The following unaudited pro forma condensed consolidated financial statements of Alliance Capital and Alliance Holding are derived from the consolidated financial statements of Alliance Holding set forth in its Annual Report on Form 10-K for the year ended December 31, 1998 and Form 10-Q for the quarterly period ended March 31, 1999, which are incorporated by reference into this prospectus. These pro forma financial statements reflect the effects of the reorganization and the exchange offer as if such transactions occurred on March 31, 1999 (for statement of financial condition purposes) and January 1, 1998 (for income statement purposes). The pro forma financial statements do not purport to represent what the financial position or results of operations of Alliance Capital and Alliance Holding would actually have been if the reorganization and the exchange offer had occurred on these dates, or to be indicative of the future financial position or results of operations of Alliance Capital and Alliance Holding. You should read these pro forma financial statements and notes in conjunction with Alliance Holding's consolidated financial statements and notes.

      Under the reorganization, Alliance Holding will transfer its business to Alliance Capital, a newly formed limited partnership, in exchange for all of the partnership interests of this new partnership. Following the reorganization, Alliance Holding's business activities will consist of holding Alliance Capital units and engaging in related activities. The diversified investment management services business presently conducted by Alliance Holding will continue to be conducted by Alliance Capital, and all employees of Alliance Holding will become employees of Alliance Capital. Alliance Capital will be a private partnership that is not subject to a federal tax of 3.5% on gross business income. However, Alliance Capital units will not be traded on any exchange and will be subject to significant restrictions on transfer that are designed to prevent Alliance Capital from being classified as a publicly-traded partnership, and taxed as a corporation, for federal tax purposes. Alliance Holding will remain a publicly-traded partnership, subject to the 3.5% federal tax on its proportionate share of Alliance Capital's gross business income.

      Under the exchange offer, Alliance Holding unitholders will be able to exchange their units for Alliance Capital units on a one-for-one basis. Equitable Life and its affiliates, which at March 31, 1999 collectively owned approximately 57% of the outstanding Alliance Holding units, have agreed with Alliance Holding to exchange substantially all of their Alliance Holding units on the same terms as the exchange offer. Accordingly, the pro forma adjustments assume that Equitable Life and its affiliates will exchange all of their Alliance Holding units for an equivalent number of Alliance Capital units, except for an amount equal to an approximately 2% economic interest in Alliance Holding. Unless the context otherwise requires, all references in this prospectus to the exchange offer include the exchange by Equitable Life and its affiliates of their Alliance Holding units for Alliance Capital units. Alliance Holding is unable to predict which unitholders, other than Equitable Life and its affiliates, will participate in the exchange offer. However, for illustrative purposes, the pro forma adjustments assume that no unitholder will participate in the exchange offer, other than Equitable Life, its affiliates and other unitholders who, were they to exchange all of their Alliance Holding units for Alliance Capital units, would hold a sufficient number of Alliance Capital units to qualify for the block transfer safe harbors described under "Description of Alliance Capital Units -- Restrictions on Transfers of the Alliance Capital Units". Based on these assumptions, Alliance Holding would own an approximately 37.98% limited partnership interest in Alliance Capital at March 31, 1999. Alliance Holding's interest in Alliance Capital will entitle it to a share in cash distributions from, and in the allocation of profits and losses of, Alliance Capital in proportion to Alliance Holding's percentage ownership.

      If the reorganization is consummated, Equitable Life has agreed to pay $3 million to Alliance Capital for any internal personnel and overhead costs and expenses of Alliance Holding, Alliance Capital or their common general partner relating to the consideration and implementation of the reorganization and the exchange offer and other expenses relating to the transaction. Equitable Life has agreed to pay $1.5 million to Alliance Holding for such costs if the reorganization is abandoned after the special meeting of unitholders. If the reorganization is abandoned before the special meeting of unitholders, Equitable Life is not obligated to make any such payments. Any such payment has not been reflected in the unaudited pro forma condensed financial statements because of its nonrecurring nature and because it is not material. Other expenses incurred in connection with the reorganization and the exchange offer, estimated to be approximately $8 million, will be borne by Equitable Life and have not been reflected in the pro forma condensed financial statements.

      In the future, Alliance Holding will incur various ongoing expenses, which primarily will include professional, filing and registration fees. Alliance Capital will reimburse Alliance Holding for all expenses that are necessary or appropriate for the conduct of the business of Alliance Holding, other than the 3.5% federal tax on gross business income and other taxes. As these amounts are not expected to be material, they have not been reflected in the pro forma condensed financial statements.

                                Alliance Holding
         Unaudited Pro Forma Condensed Statement of Financial Condition
                                 March 31, 1999
                     (in thousands, except per unit amounts)


                                                                    Transfer          Exchange of
                                                                 of Business to       Partnership
                                             Historical         Alliance Capital       Interests           Pro Forma
                                          Alliance Holding          (Note 2)            (Note 3)       Alliance Holding
                                          ----------------      ----------------      -----------      ----------------
Assets:
 Cash and cash equivalents..............       $115,797              $(105,722)                              $10,075
 Receivable from brokers and
   dealers for sale of shares of
   Alliance mutual funds................        215,411               (215,411)
 Fees receivable........................        191,267               (191,267)
 Investments, available-for-sale........        194,298               (194,298)
 Investment in Alliance Capital.........                               458,949          $(286,383)           172,566
 Furniture, equipment and leasehold
   improvements, net....................        107,381               (107,381)
 Intangible assets, net.................        101,180               (101,180)
 Deferred sales commissions, net........        450,407               (450,407)
 Other assets...........................         66,962                (66,962)
                                              ---------               --------           --------            -------
   Total assets.........................     $1,442,703              $(973,679)         $(286,383)          $182,641
                                              =========               ========           ========            =======
Liabilities:
 Payable to Alliance mutual funds
   for share purchases..................       $301,518              $(301,518)
 Accounts payable and accrued
   expenses.............................        230,703               (220,628)                              $10,075
 Accrued compensation and benefits......        157,522               (157,522)
 Debt...................................        292,520               (292,520)
 Minority interests in consolidated
   subsidiaries.........................          1,491                 (1,491)
                                              ---------               --------           --------            -------
   Total liabilities....................        983,754               (973,679)                $0             10,075
                                              ---------               --------           --------            -------
 Partners' capital......................        458,949                      0           (286,383)           172,566
                                              ---------               --------           --------            -------
Total liabilities and partners' capital.     $1,442,703              $(973,679)         $(286,383)          $182,641
                                              =========               ========           ========            =======
Book value per unit outstanding.........          $2.66                                     $2.68              $2.66
                                              =========                                  ========            =======
Units outstanding.......................        170,685                                  (105,859)            64,827
                                              =========                                  ========            =======

         See Notes to Unaudited Pro Forma Condensed Financial Statements


                                Alliance Holding
                Unaudited Pro Forma Condensed Statement of Income
                    For the Three Months Ended March 31, 1999
                     (in thousands, except per unit amounts)

                                                                    Transfer
                                                                 of Business to        Pro Forma
                                             Historical         Alliance Capital      Adjustments          Pro Forma
                                          Alliance Holding          (Note 2)            (Note 5)        Alliance Holding
                                          ----------------      ----------------      -----------       ----------------
Revenues:
 Investment advisory and
   services fees........................       $305,418              $(305,418)
 Distribution revenues..................         93,612                (93,612)
 Shareholder servicing fees.............         13,297                (13,297)
 Equity in earnings of Alliance
   Capital..............................                                                  $40,592 (a)         $40,592
 Other revenues.........................          7,416                 (7,416)
                                              ---------               --------           --------             -------
                                                419,743               (419,743)            40,592              40,592
                                              ---------               --------           --------             -------
Expenses:
 Employee compensation and
   benefits.............................        118,279               (118,279)
 Promotion and servicing:
   Distribution plan payments
     to financial intermediaries........         77,825                (77,825)
   Amortization of deferred
     sales commissions..................         34,681                (34,681)
   Other................................         26,803                (26,803)
 General and administrative.............         42,336                (42,336)
 Amortization of intangible assets......          3,501                 (3,501)
 Interest...............................            963                   (963)
                                              ---------               --------           --------             -------
                                                304,388               (304,388)                 0                   0
                                              ---------               --------           --------             -------
Income before income taxes..............        115,355               (115,355)            40,592              40,592
 State, local and foreign income
   taxes................................          6,345                 (6,345)
 Federal income taxes...................         10,956                (10,956)             3,782 (b)           3,782
                                              ---------               --------           --------             -------
                                                 17,301                (17,301)             3,782               3,782
                                              ---------               --------           --------             -------
Net income..............................        $98,054               $(98,054)           $36,810             $36,810
                                              =========               ========           ========             =======
Basic net income per unit...............          $0.57                                                         $0.57
                                              =========                                                       =======
Diluted net income per unit.............          $0.55                                                         $0.55
                                              =========                                                       =======
Basic weighted average units
outstanding.............................        170,561                                                        64,668
                                              =========                                                       =======
Diluted weighted average units
outstanding.............................        175,591                                                        69,698
                                              =========                                                       =======
Distributions...........................        $93,316                                                       $35,219
                                              =========                                                       =======
Distributions per unit..................          $0.54                                                         $0.54
                                              =========                                                       =======

         See Notes to Unaudited Pro Forma Condensed Financial Statements


                                Alliance Holding
                Unaudited Pro Forma Condensed Statement of Income
                    For the Three Months Ended March 31, 1998
                     (in thousands, except per unit amounts)

                                                                    Transfer
                                                                 of Business to        Pro Forma
                                             Historical         Alliance Capital      Adjustments           Pro Forma
                                          Alliance Holding          (Note 2)           (Note 5)         Alliance Holding
                                          ----------------      ----------------      -----------       ----------------
Revenues:
 Investment advisory and
   services fees........................       $235,461              $(235,461)
 Distribution revenues..................         66,181                (66,181)
 Shareholder servicing fees.............          8,488                 (8,488)
 Equity in earnings of Alliance
   Capital..............................                                                  $28,733 (a)         $28,733
 Other revenues.........................          5,887                 (5,887)
                                              ---------               --------           --------             -------
                                                316,017               (316,017)            28,733              28,733
                                              ---------               --------           --------             -------
Expenses:
 Employee compensation and
   benefits.............................         87,827                (87,827)
 Promotion and servicing:
   Distribution plan payments
     to financial intermediaries........         56,918                (56,918)
   Amortization of deferred
     sales commissions..................         22,847                (22,847)
   Other................................         21,314                (21,314)
 General and administrative.............         42,139                (42,139)
 Amortization of intangible assets......          1,967                 (1,967)
 Interest...............................            861                   (861)
                                              ---------               --------           --------             -------
                                                233,893               (233,893)                 0                   0
                                              ---------               --------           --------             -------
Income before income taxes..............         82,124                (82,124)            28,733              28,733
 State, local and foreign income
   taxes................................          3,707                 (3,707)
 Federal income taxes...................          9,433                 (9,433)             2,979 (b)           2,979
                                              ---------               --------           --------             -------
                                                 13,140                (13,140)             2,979               2,979
                                              ---------               --------           --------             -------
Net income..............................        $68,984               $(68,984)           $25,754             $25,754
                                              =========               ========           ========             =======
Basic net income per unit...............          $0.40                                                         $0.40
                                              =========                                                       =======
Diluted net income per unit.............          $0.39                                                         $0.39
                                              =========                                                       =======
Basic weighted average units
outstanding.............................        169,301                                                        63,843
                                              =========                                                       =======
Diluted weighted average units
outstanding.............................        174,511                                                        69,053
                                              =========                                                       =======
Distributions...........................        $65,094                                                       $24,395
                                              =========                                                       =======
Distributions per unit..................          $0.38                                                         $0.38
                                              =========                                                       =======

         See Notes to Unaudited Pro Forma Condensed Financial Statements


                                Alliance Holding
                Unaudited Pro Forma Condensed Statement of Income
                      For the Year Ended December 31, 1998
                     (in thousands, except per unit amounts)


                                                                    Transfer
                                                                 of Business to        Pro Forma
                                             Historical         Alliance Capital      Adjustments          Pro Forma
                                          Alliance Holding          (Note 2)            (Note 5)        Alliance Holding
                                          ----------------      ----------------      -----------       ----------------
Revenues:
 Investment advisory and
   services fees........................       $952,992              $(952,992)
 Distribution revenues..................        301,846               (301,846)
 Shareholder servicing fees.............         43,475                (43,475)
 Equity in earnings of Alliance
   Capital..............................                                                 $120,970 (a)        $120,970
 Other revenues.........................         25,743                (25,743)
                                              ---------               --------           --------             -------
                                              1,324,056             (1,324,056)           120,970             120,970
                                              ---------               --------           --------             -------
Expenses:
 Employee compensation and
   benefits.............................        340,923               (340,923)
 Promotion and servicing:
   Distribution plan payments
     to financial intermediaries........        261,087               (261,087)
   Amortization of deferred
     sales commissions..................        108,853               (108,853)
   Other................................         90,400                (90,400)
 General and administrative.............        162,323               (162,323)
 Amortization of intangible assets......          7,586                 (7,586)
 Interest...............................          4,172                 (4,172)
                                              ---------               --------           --------             -------
                                                975,344               (975,344)                 0                   0
                                              ---------               --------           --------             -------
Income before income taxes..............        348,712               (348,712)           120,970             120,970
 State, local and foreign income
   taxes................................         21,341                (21,341)
 Federal income taxes...................         34,455                (34,455)            11,442 (b)          11,442
                                              ---------               --------           --------             -------
                                                 55,796                (55,796)            11,442              11,442
                                              ---------               --------           --------             -------
Net income..............................       $292,916              $(292,916)          $109,528            $109,528
                                              =========               ========           ========             =======
Basic net income per unit...............          $1.71                                                         $1.71
                                              =========                                                       =======
Diluted net income per unit.............          $1.66                                                         $1.66
                                              =========                                                       =======
Basic weighted average units
outstanding.............................        169,933                                                        64,183
                                              =========                                                       =======
Diluted weighted average units
outstanding.............................        175,143                                                        69,393
                                              =========                                                       =======
Distributions...........................       $278,414                                                      $104,264
                                              =========                                                       =======
Distributions per unit..................          $1.62                                                         $1.62
                                              =========                                                       =======


         See Notes to Unaudited Pro Forma Condensed Financial Statements


                                Alliance Capital
         Unaudited Pro Forma Condensed Statement of Financial Condition
                                 March 31, 1999
                     (in thousands, except per unit amounts)


                                                                      Transfer of
                                                  Historical          Business to            Pro Forma
                                               Alliance Capital     Alliance Capital     Alliance Capital
                                                   (Note 1)             (Note 2)             (Note 3)
                                               ----------------     ----------------     ----------------
Assets:
   Cash and cash equivalents.................                            $105,722            $105,722
   Receivable from brokers and dealers
      for sale of shares of Alliance mutual
      funds..................................                             215,411             215,411
   Fees receivable...........................                             191,267             191,267
   Investments, available-for-sale...........                             194,298             194,298
   Furniture, equipment and leasehold
      improvements, net......................                             107,381             107,381
   Intangible assets, net....................                             101,180             101,180
   Deferred sales commissions, net...........                             450,407             450,407
   Other assets..............................                              66,962              66,962
                                                         ----           ---------           ---------
      Total assets...........................              $0          $1,432,628          $1,432,628
                                                         ====           =========           =========
Liabilities:
   Payable to Alliance mutual funds for
      share purchases........................                            $301,518            $301,518
   Accounts payable and accrued expenses.....                             220,628             220,628
   Accrued compensation and benefits.........                             157,522             157,522
   Debt......................................                             292,520             292,520
   Minority interests in consolidated
      subsidiaries...........................                               1,491               1,491
                                                         ----           ---------           ---------
      Total liabilities......................               0             973,679             973,679
                                                         ----           ---------           ---------
   Partners' capital.........................               0             458,949             458,949
                                                         ----           ---------           ---------
Total liabilities and partners' capital......              $0          $1,432,628          $1,432,628
                                                         ====           =========           =========
Book value per unit outstanding..............           $0.00               $2.66               $2.66
                                                         ====           =========           =========
Units outstanding............................               0             170,685             170,685
                                                         ====           =========           =========


         See Notes to Unaudited Pro Forma Condensed Financial Statements


                                Alliance Capital
         Unaudited Pro Forma Condensed Consolidated Statement of Income
                    For the Three Months Ended March 31, 1999
                     (in thousands, except per unit amounts)


                                                                                    Pro Forma
                                                                Historical         Adjustments        Pro Forma
                                                             Alliance Holding       (Note 4)       Alliance Capital
                                                             ----------------      -----------     ----------------
Revenues:
 Investment advisory and services fees......................      $305,418                             $305,418
 Distribution revenues......................................        93,612                               93,612
 Shareholder servicing fees.................................        13,297                               13,297
 Other revenues.............................................         7,416                                7,416
                                                                   -------            ------            -------
                                                                   419,743                $0            419,743
                                                                   -------            ------            -------
Expenses:
 Employee compensation and benefits.........................       118,279                              118,279
 Promotion and servicing:
   Distribution plan payments to financial intermediaries...        77,825                               77,825
   Amortization of deferred sales commissions...............        34,681                               34,681
   Other....................................................        26,803                               26,803
 General and administrative.................................        42,336                               42,336
 Amortization of intangible assets..........................         3,501                                3,501
 Interest...................................................           963                                  963
                                                                   -------            ------            -------
                                                                   304,388                 0            304,388
                                                                   -------            ------            -------
Income before income taxes..................................       115,355                              115,355
 State, local and foreign income taxes......................         6,345                                6,345
 Federal income taxes.......................................        10,956           (10,075)               881
                                                                   -------            ------            -------
                                                                    17,301           (10,075)             7,226
                                                                   -------            ------            -------
Net income..................................................       $98,054           $10,075           $108,129
                                                                   =======            ======            =======
Basic net income per unit...................................         $0.57                                $0.63
                                                                   =======                              =======
Diluted net income per unit.................................         $0.55                                $0.61
                                                                   =======                              =======
Basic weighted average units outstanding....................       170,561                              170,561
                                                                   =======                              =======
Diluted weighted average units outstanding..................       175,591                              175,591
                                                                   =======                              =======
Distributions...............................................       $93,316                             $103,391
                                                                   =======                              =======
Distributions per unit......................................         $0.54                                $0.60
                                                                   =======                              =======

         See Notes to Unaudited Pro Forma Condensed Financial Statements


                                Alliance Capital
         Unaudited Pro Forma Condensed Consolidated Statement of Income
                    For the Three Months Ended March 31, 1998
                     (in thousands, except per unit amounts)

                                                                                    Pro Forma
                                                                Historical         Adjustments        Pro Forma
                                                             Alliance Holding       (Note 4)       Alliance Capital
                                                             ----------------      -----------     ----------------
Revenues:
 Investment advisory and services fees......................      $235,461                             $235,461
 Distribution revenues......................................        66,181                               66,181
 Shareholder servicing fees.................................         8,488                                8,488
 Other revenues.............................................         5,887                                5,887
                                                                   -------            ------            -------
                                                                   316,017                $0            316,017
                                                                   -------            ------            -------
Expenses:
 Employee compensation and benefits.........................        87,827                               87,827
 Promotion and servicing:
   Distribution plan payments to financial intermediaries...        56,918                               56,918
   Amortization of deferred sales commissions...............        22,847                               22,847
   Other....................................................        21,314                               21,314
 General and administrative.................................        42,139                               42,139
 Amortization of intangible assets..........................         1,967                                1,967
 Interest...................................................           881                                  881
                                                                   -------            ------            -------
                                                                   233,893                 0            233,893
                                                                   -------            ------            -------
Income before income taxes..................................        82,124                 0             82,124
 State, local and foreign income taxes......................         3,707                                3,707
 Federal income taxes.......................................         9,433            (7,979)             1,454
                                                                   -------            ------            -------
                                                                    13,140            (7,979)             5,161
                                                                   -------            ------            -------
Net income..................................................       $68,984            $7,979            $76,963
                                                                   =======            ======            =======
Basic net income per unit...................................         $0.40                                $0.45
                                                                   =======                              =======
Diluted net income per unit.................................         $0.39                                $0.44
                                                                   =======                              =======
Basic weighted average units outstanding....................       169,301                              169,301
                                                                   =======                              =======
Diluted weighted average units outstanding..................       174,511                              174,511
                                                                   =======                              =======
Distributions...............................................       $65,094                              $72,803
                                                                   =======                              =======
Distributions per unit......................................         $0.38                                $0.43
                                                                   =======                              =======

         See Notes to Unaudited Pro Forma Condensed Financial Statements


                                Alliance Capital
         Unaudited Pro Forma Condensed Consolidated Statement of Income
                      For the Year Ended December 31, 1998
                     (in thousands, except per unit amounts)

                                                                                    Pro Forma
                                                                Historical         Adjustments        Pro Forma
                                                             Alliance Holding       (Note 4)       Alliance Capital
                                                             ----------------      -----------     ----------------
Revenues:
 Investment advisory and services fees......................      $952,992                             $952,992
 Distribution revenues......................................       301,846                              301,846
 Shareholder servicing fees.................................        43,475                               43,475
 Other revenues.............................................        25,743                               25,743
                                                                 ---------            ------          ---------
                                                                 1,324,056                 0          1,324,056
                                                                 ---------            ------          ---------
Expenses:
 Employee compensation and benefits.........................       340,923                              340,923
 Promotion and servicing:
   Distribution plan payments to financial intermediaries...       261,087                              261,087
   Amortization of deferred sales commissions...............       108,853                              108,853
   Other....................................................        90,400                               90,400
 General and administrative.................................       162,323                              162,323
 Amortization of intangible assets..........................         7,586                                7,586
 Interest...................................................         4,172                                4,172
                                                                 ---------            ------          ---------
                                                                   975,344                 0            975,344
                                                                 ---------            ------          ---------
Income before income taxes..................................       348,712                              348,712
 State, local and foreign income taxes......................        21,341                               21,341
 Federal income taxes.......................................        34,455          $(30,600)             3,855
                                                                 ---------            ------          ---------
                                                                    55,796           (30,600)            25,196
                                                                 ---------            ------          ---------
Net income..................................................      $292,916           $30,600           $323,516
                                                                 =========                            =========
Basic net income per unit...................................        $ 1.71                               $ 1.88
                                                                 =========                            =========
Diluted net income per unit.................................        $ 1.66                               $ 1.83
                                                                 =========                            =========
Basic weighted average units outstanding....................       169,933                              169,933
                                                                 =========                            =========
Diluted weighted average units outstanding..................       175,143                              175,143
                                                                 =========                            =========
Distributions...............................................      $278,414                             $309,014
                                                                 =========                            =========
Distributions per unit......................................        $ 1.62                               $ 1.80
                                                                 =========                            =========

         See Notes to Unaudited Pro Forma Condensed Financial Statements

                                       45

           Notes to Unaudited Pro Forma Condensed Financial Statements

      (1) To record the initial capital contribution by Alliance Holding, as limited partner, and Alliance Capital Management Corporation, as general partner. Each partner contributed $50 in exchange for a 50% interest in Alliance Capital.

      (2) To reflect the transfer of the business of Alliance Holding to Alliance Capital in exchange for all of the units and the general partnership interest in Alliance Capital. Alliance Capital will record the transferred assets and liabilities at the amounts reflected in Alliance Holding's books and records on the date of transfer. Excluded from the transfer from Alliance Holding to Alliance Capital is the liability for the 3.5% federal tax on Alliance Holding's gross business income.

      (3) To reflect the one-for-one exchange of Alliance Holding units for Alliance Capital units. This pro forma adjustment assumes that for the exchange offer (A) Equitable Life and its affiliates will exchange all of their Alliance Holding units, except for the amount of units necessary for approximately 2% of the outstanding Alliance Holding units, for an equivalent number of Alliance Capital units and (B) other unitholders, excluding employees, who qualify for the block transfer regulations will exchange their Alliance Holding units for an equivalent number of Alliance Capital units. Based on these assumptions, Alliance Holding would own, on March 31, 1999, approximately 37.98% of the outstanding Alliance Capital units, representing $172,566,000 in partner's capital.

      (4) To eliminate the 3.5% federal tax on gross business income since Alliance Capital, as a private partnership, would not be subject to such a tax.

      (5) Pro forma adjustments to the Alliance Holding statement of income consist of the following:

          (a) To record Alliance Holding's share in the net income of Alliance Capital accounted for under the equity method. Alliance Holding's equity in earnings of Alliance Capital equates to the pro forma net income of Alliance Capital less the general partner's 1% interest multiplied by Alliance Holding's ownership share of 37.92%, 37.71% and 37.77% for the three months ended March 31, 1999 and 1998 and for the year ended December 31, 1998, respectively.

          (b) To record the 3.5% federal tax on Alliance Holding's pro rata share of Alliance Capital's gross business income.

                          OPINION OF FINANCIAL ADVISER

      On April 8, 1999, Goldman Sachs delivered its oral opinion, which was subsequently confirmed in writing on April 23, 1999, to the board of directors of Alliance Capital Management Corporation, the general partner of Alliance Holding, that as of the date of such opinion, the exchange ratio pursuant to the draft dated March 31, 1999, of the agreement and plan of reorganization is fair from a financial point of view to those unitholders who remain holders of Alliance Holding units immediately following the exchange offer. Goldman Sachs subsequently confirmed its earlier opinion by delivery of its written opinion dated as of August 3, 1999.

      The full text of the written opinion of Goldman Sachs dated as of August 3, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this prospectus. Unitholders of Alliance Holding are urged to, and should, read such opinion in its entirety.

      In connection with its written opinion, Goldman Sachs reviewed, among other things:

      o the draft dated August 2, 1999 of the agreement and plan of reorganization among Alliance Holding, Alliance Capital, their common general partner and Equitable Life;

      o the registration statement on Form S-4, including the proxy statement/prospectus, as filed with the Securities and Exchange Commission on August 3, 1999, relating to the special meeting of unitholders of Alliance Holding to be held in connection with the reorganization;

      o the draft dated August 2, 1999 of the amended Alliance Holding partnership agreement;

      o the draft dated August 2, 1999 of the Alliance Capital partnership agreement;

      o the draft dated August 2, 1999 of the amended Equitable Life investment advisory and management agreement among Alliance Holding, Alliance Corporate Finance Group Incorporated and Equitable Life;

      o the draft dated August 2, 1999 of the amended Equitable Life accounting, valuation, reporting and treasury services agreement between Alliance Holding and Equitable Life;

      o the indemnification and reimbursement agreement among Alliance Holding, Alliance Capital and Equitable Life dated April 8, 1999;

      o annual reports to unitholders and annual reports on Form 10-K of Alliance Holding for each of the five years ended December 31, 1998;

      o interim reports to unitholders and quarterly reports on Form 10-Q of Alliance Holding;

      o   other communications from Alliance Holding to its unitholders; and

      o internal financial analyses and forecasts for Alliance Holding prepared by the senior management of Alliance Holding and the general partner.

      Goldman Sachs also held discussions with members of the senior management of Alliance Holding, the general partner and Equitable Life regarding the rationale for the reorganization and the financial alternatives available to the general partner and Equitable Life with respect to their ownership interest in Alliance Holding and, as applicable, the past and current business operations, financial condition and future prospects of Alliance Holding and Alliance Capital. In addition, Goldman Sachs reviewed the reported price and trading activity for the Alliance

Holding units, compared financial and stock market information for Alliance Holding with similar information for other companies the securities of which are publicly-traded. Goldman Sachs also reviewed the fees charged by other asset management firms and compared those fees with the fees charged by Alliance Capital for the assets of Equitable Life that are under Alliance Capital's management. Goldman Sachs also performed such other studies and analyses as Goldman Sachs considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed with the consent of the general partner that the forecasts for Alliance Holding prepared by the senior management of Alliance Holding and the general partner were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Alliance Holding and the general partner. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Alliance Capital and was not furnished with any such evaluation or appraisal. Goldman Sachs assumed with the consent of the general partner, after discussions with the general partner and the general partner's tax advisers, that the reorganization will not result in any adverse change in the taxation of Alliance Holding or the unitholders.

      In addition, Goldman Sachs assumed that the draft agreements referred to in its opinion will be executed and delivered in substantially the form reviewed by Goldman Sachs and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the reorganization will be obtained without any adverse effect on Alliance Holding or on the contemplated benefits of the reorganization. Goldman Sachs also assumed with the consent of the general partner that the Alliance Holding units will continue to be listed for trading on the NYSE.

      The advisory services and the opinion of Goldman Sachs are provided for the information and assistance of the board of directors of the general partner in connection with its consideration of the reorganization and the exchange offer, and such opinion does not constitute a recommendation as to how any unitholder should vote with respect to the reorganization or whether any unitholder should participate in the exchange offer.

      Goldman Sachs notes that the general partner cautions that unitholders who cannot or do not wish to bear the substantial illiquidity of the Alliance Capital units may find it advantageous not to participate in the exchange offer and that the general partner is advising unitholders that they must determine their individual liquidity requirements and preferences after considering all relevant factors, including the information to be contained in the exchange offer prospectus, their financial and tax position and the composition of their investment portfolio. Because of the individual nature of the determination as to whether any unitholder should decide to participate in the exchange offer, Goldman Sachs does not express any opinion with respect to the fairness of the exchange ratio to those unitholders who elect to exchange their Alliance Holding units for Alliance Capital units.

      The following is a summary of the financial analyses used by Goldman Sachs in connection with providing its oral opinion to the general partner's board of directors on April 8, 1999. Goldman Sachs utilized substantially the same type of financial analyses in connection with providing the written opinion attached as Annex D.

      Asset Management Fee Analysis. Goldman Sachs performed an asset management fee analysis to calculate the present value of the fee arrangements to be put in place based on the financial terms of the draft dated March 31, 1999 of the amended investment advisory agreement, the draft dated March 31, 1999 of the amended accounting, valuation, reporting and treasury services agreement and the indemnification and reimbursement agreement, including that:

      o Equitable Life will pay Alliance Capital no less than $38 million in asset management fees per year through 2003, subject to adjustment under the circumstances outlined in "Certain Relationships and Related Transactions -- the Amended Equitable Life Investment Advisory and Management Agreement -- Fees";

      o Equitable Life's existing fee schedule per category for specified asset classes will stay in effect through 2003;

      o Equitable Life will reimburse Alliance Capital for its transaction costs incurred in executing the reorganization, except for those (1) resulting from any loss of clients, including in connection with the process of soliciting client consents to the reorganization and (2) attributable to the incremental cost and expense of maintaining and operating both Alliance Holding and Alliance Capital over the cost of maintaining and operating Alliance Holding;

      o To cover internal costs, Equitable Life will make a lump sum payment to Alliance Capital in the amount of $3 million if the reorganization is consummated, or $1.5 million to Alliance Holding if the reorganization is abandoned after the special meeting of unitholders, or no payment if the reorganization is abandoned before the special meeting of unitholders; and

      o Equitable Life will pay Alliance Capital a one-time fee if Equitable Life terminates its relationship with Alliance under the amended accounting, valuation, reporting and treasury services agreement other than for cause, as defined in the amended investment advisory agreement, with such fee ranging from $80 million if the termination occurs in 1999 to $10 million if the termination occurs in 2003.

      Based on the terms listed above and using discount rates of 12.5% and 15.0% (representing a range of rates of return that equity market investors seek for their investments), Goldman Sachs conducted a discounted cash flow analysis over a five-year period by adjusting the $38 million guaranteed annual payment from Equitable Life to Alliance Capital for the annual costs estimated by management of Alliance Capital in order to derive the pre-tax margin. The pre-tax margin was then adjusted for taxes using (1) an effective tax rate of 4.44% on pre-tax income based on the New York City unincorporated business tax, assuming certain items are not deductible for purposes of calculating the tax, and (2) an effective tax rate of 3.5% on the portion of Alliance Capital's gross business income allocable to Alliance Holding pursuant to federal tax law, both as estimated by management of Alliance Capital.

Goldman Sachs conducted two different margin analyses as described below.

      In the first analysis, the margin estimates used by Goldman Sachs were based on estimates of the average costs of Alliance Holding, including both direct and allocated costs. The results of this analysis were as follows:


                                                     Present Value of Cash Flows
                                                     ---------------------------
Average Cost Analysis                                    12.5%          15.0%
---------------------                                 -----------    ----------
Present value to public and Alliance Holding
employees (in millions)..............................    $16.3          $15.3
Present value per public unit........................    $0.28          $0.27


      In the second analysis, the margin estimates used by Goldman Sachs were based on estimates of the marginal costs of Alliance Holding, including only direct costs. The results of this analysis were as follows:


                                                     Present Value of Cash Flows
                                                     ---------------------------
Average Cost Analysis                                    12.5%          15.0%
---------------------                                 -----------    ----------
Present value to public and Alliance Holding
employees (in millions)..............................    $36.8          $34.7
Present value per public unit........................    $0.64          $0.60

      Based on the asset management fee analysis, Goldman Sachs concluded that the holder of a unit who does not participate in the exchange offer should be better off economically after the reorganization than before the reorganization because the one-for-one exchange ratio ensures that such unitholder will retain the same economic interest after the reorganization, while such interest will be enhanced by the incremental benefits accruing to Alliance Capital as a result of the minimum required fee payments.

      Fee Study. Goldman Sachs conducted a fee study based on publicly available information in which it reviewed the fees charged by a number of asset management firms with large proportions of fixed income assets under management. Goldman Sachs conducted the fee study to evaluate whether the proposed fee arrangement between Equitable Life and Alliance Capital is competitive with fees charged by other similar firms, and therefore to support the conclusion of the asset management fee analysis that unitholders who do not participate in the exchange offer should benefit economically from implementation of the minimum required fee payments described above, assuming a one-for-one exchange ratio.

      Goldman Sachs first reviewed the average fee on the general account only charged by Nvest, L.P., Conning Corporation and Phoenix Investment Partners Ltd. of 26.3 basis points, 12.9 basis points and 12.0 basis points, respectively. Goldman Sachs noted that the weighted average fee charged by Alliance Holding on the general account only was 16.0 basis points.

      Goldman Sachs then reviewed the average fee on the total assets under management charged by the following management firms:


    Firm Name                           Source of Data
    PIMCO Advisors Holdings L.P.        Form 10-K dated December 31, 1997
    Nvest, L.P.                         Form 10-K dated December 31, 1998
    Conning Corporation                 Form 10-K dated December 31, 1998 and
                                           Form 10-K dated December 31, 1997
    Federated Investors, Inc.           Form 10-K dated December 31, 1998
    The John Nuveen Company             Form 10-K dated December 31, 1998
    Eaton Vance Corporation             Form 10-K dated October 31, 1998

   The results of the study were as follows:

    High Fee                            61.4 basis points
    Mean Fee                            39.5 basis points
    Median Fee                          36.9 basis points
    Low Fee                             22.6 basis points

      Goldman Sachs noted that the weighted average fee charged by Alliance Holding on the total assets under management was 37.7 basis points.

      C-Corporation Analysis. Goldman Sachs performed an analysis to evaluate the impact on unitholders if Alliance Holding were to convert to a C-corporation, as a financial alternative to the reorganization, as compared to the impact on unitholders resulting from the reorganization. Goldman Sachs used management projections to illustrate the financial impact from a cash flow perspective that would result if Alliance Holding were to convert into a C-corporation paying an estimated federal and state corporate tax rate of 45% instead of completing the reorganization as contemplated.

      As part of the C-corporation analysis, Goldman Sachs compared various financial data of Alliance Holding with financial data of the following corporate asset management firms (the "Asset Management Corporations"):

    Franklin Resources Inc.              The John Nuveen Company
    AMVESCAP PLC                         Eaton Vance Corporation
    T. Rowe Price Associates Inc.        Affiliated Managers Group Inc.
    United Asset Management Corporation  Phoenix Investment Partners Ltd.
    Federated Investors, Inc.            Conning Corporation
    Waddell & Reed Financial Inc.

      In the first component of its analysis, Goldman Sachs used management projections, as well as an assumed dividend payout ratio of 17.5% calculated by averaging the dividend payout ratios of two other asset management firms, T. Rowe Price Associates Inc. and Franklin Resources Inc., of 24.9% and 10.1%, respectively. The analysis demonstrated the cash flow dilution to unitholders that would result for the year 1999 based on the difference between the current dividends per unit and the pro forma dividends per share payable if Alliance Holding were to become a C-corporation.

      The results of the analysis were as follows:

                                                                    1999E
                                                                  ---------
Pro forma dividends per share................................       $0.22
Current dividends per unit...................................       $1.92
Cash flow dilution...........................................      (88.3)%

      In the second component of the analysis, Goldman Sachs applied median IBES 1999 earnings per share estimates of Alliance Holding, as of March 29, 1999, to a range of price/earnings multiples in order to derive implied share prices, as indicated below. The range of price/earnings multiples selected for this analysis was based on the estimated 1999 price/earnings multiples for the Asset Management Corporations ranging from 10.2x to 22.3x.


1999E Earnings Multiple      16.0x      17.0x      18.0x      19.0x      20.0x
-----------------------      -----      -----      -----      -----      -----
                                          Implied Share Price
Earnings per Share(a)
1999E       $ 1.28          $20.48     $21.76     $23.04     $24.32     $25.60

------------
(a)  Assuming 45% tax rate.

      The resulting implied per share prices, ranging from $20.48 to $25.60, represented a decline in value of $5.02 per unit at the implied per share price of $20.48 and an increase in value of $0.10 per unit at the implied per share price of $25.60, when compared to the $25.50 market price of the Alliance Holding units as of March 29, 1999.

      In the final component of the analysis, Goldman Sachs applied an estimated multiple of 1999 estimated dividends per share of $0.22 to the range of implied share prices calculated above, resulting in implied dividend yields ranging from 0.9% to 1.1%, which would represent a decline compared to Alliance Holding's current dividend yield of 6.7%. Goldman Sachs then presented Alliance Holding's current dividend yield of 6.7% compared to the median and average dividend yield of the Asset Management Corporations of 1.2% and 1.6%, respectively.

      As a result of the C-corporation analysis, Goldman Sachs determined that retaining Alliance Holding units in connection with the reorganization when others are exchanging their Alliance Holding units at the one-for-one exchange ratio would be more beneficial from an economic perspective to unitholders than an alternative transaction of converting Alliance Holding to a C-corporation with the same one-for-one exchange ratio.

      Analysis of Comparable Reorganizations. Goldman Sachs analyzed two transactions (the "Comparable Reorganizations"), one involving PIMCO Advisors L.P. and the other involving New England Investment Companies, L.P. (now Nvest, L.P.), that are similar to the reorganization in that some or all of the units held by public investors in a publicly-traded master limited partnership were exchanged into interests of a privately-held limited partnership. The analysis conducted by Goldman Sachs indicated that both Comparable Reorganizations were executed using a one-for-one exchange ratio, but that neither of the Comparable Reorganizations involved an agreement similar to the amended investment advisory agreement and that the PIMCO Advisors L.P. reorganization involved a mandatory rather than an elective exchange while the Nvest, L.P. reorganization allowed only accredited investors owning a minimum number of units to participate in the exchange.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Alliance Holding or the contemplated reorganization.

      Goldman Sachs prepared the analyses for purposes of providing its opinion to the general partner's board of directors as to the fairness from a financial point of view to those unitholders who remain holders of Alliance Holding units immediately following the exchange offer. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisers, none of the general partner, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

      As described above, Goldman Sachs' opinion to the board of directors of Alliance Capital Management Corporation, Alliance Holding's general partner, was one of many factors taken into consideration by the board in making its determination to approve the agreement and plan of reorganization. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex D.

      Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Alliance Holding and the general partner, having provided investment banking services to Alliance Holding and the general partner from time to time and having acted as the general partner's financial adviser in connection with the reorganization. Goldman Sachs has also provided investment banking and financial advisory services to Equitable Life and AXA Group, the majority shareholder of Equitable Life ("AXA"), from time to time, including having acted as financial adviser and lead manager in connection with Equitable Life's demutualization and $450 million initial public offering in 1992, as a dealer manager in Equitable Life's exchange offer of $408 million of convertible subordinated debentures and cumulative convertible preferred stock in 1994, as lead manager for Equitable Life's placement of $600 million of surplus notes in 1995, and as lead manager for AXA's $240 million ADR offering in 1996. Goldman Sachs also acted as financial adviser to AXA in connection with its merger with UAP Group in 1997, its sale of AXA Equity and Law and AEL Investments in 1997, and its pending acquisition of Guardian Royal Exchange plc. Goldman Sachs acted as lead manager for AXA's $240 million common stock offering in 1996.

      In addition, Goldman Sachs may provide investment banking and financial advisory services in the future to Alliance Holding, Alliance Capital, the general partner, Equitable Life or AXA or their respective affiliates. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Alliance Holding, Equitable Life and AXA for its own account and for the account of customers. In the last two years, Alliance Holding has paid Goldman Sachs fees of approximately $1.04 million in connection with services provided by Goldman Sachs to Alliance Holding.

      Pursuant to a letter agreement dated February 18, 1999, Alliance Holding engaged Goldman Sachs to act as financial adviser to assist Alliance Holding and Alliance Capital Management Corporation, in its capacity as general partner of Alliance Holding, in connection with the exchange offer. Pursuant to the terms of the letter agreement, Alliance Holding has agreed to pay Goldman Sachs upon consummation of the exchange offer a transaction fee of $2,500,000. Alliance Holding has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against specified liabilities, including liabilities under the federal securities laws.

               INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION

Equitable Life

      Reduction of Tax Burden. Alliance Holding, as a publicly-traded partnership, is subject to a 3.5% federal tax on its gross business income. The impact of this tax to Equitable Life and its affiliates, the beneficial owners of approximately 57% of the outstanding interests in Alliance Holding, was approximately $18 million in 1998. The amount will increase or decrease in future years in proportion to increases and decreases in Alliance Holding's gross business income. By contrast, Equitable Life and its affiliates' allocable share of the income of Alliance Capital will not be subject to the 3.5% federal tax, and Equitable Life and its affiliates will realize a benefit over time equal to the tax otherwise payable. This income will continue to be subject to a corporate-level tax payable by Equitable Life, but it will not be subject to a second entity-level tax as under the current structure.

      Reduction of Volatility in Value of Assets. Equitable Life is an insurance company subject to the New York Insurance Law. In determining the statutory value of its assets at the end of each fiscal quarter pursuant to the New York Insurance Law, Equitable Life must value its equity investments in subsidiary, controlled and affiliated companies. Equitable Life values its current investment in Alliance Holding using market value methodology, thereby introducing volatility into the statutory valuation of its assets as a result of fluctuations in the market price of publicly-traded Alliance Holding units. Following the exchange offer and Equitable Life's exchange of publicly-traded Alliance Holding units for Alliance Capital units, Equitable Life expects to determine the statutory value of its investment in Alliance Capital based upon the market value of the Alliance Holding units at the time of the exchange, adjusted each quarter for its pro rata interest in the net income or loss of Alliance Capital determined in accordance with generally accepted accounting principles, net of dividend distributions and adjustments to reflect Equitable Life's proportionate share of capital transactions. This value will not be affected by quarter-to-quarter fluctuations in the market price of Alliance Holding units. The expected reduction in the volatility of the statutory value of its investment in Alliance Capital is expected to allow Equitable Life to more efficiently and effectively plan its activities while remaining in compliance with regulatory requirements.

Executive Officers

      Reduction of Tax Burden. As holders of Alliance Holding units, the executive officers of Equitable Life and of Alliance Holding's general partner may also choose to participate in the exchange offer. By doing so, such executive officers would also realize a benefit over time equal to the amount of the 3.5% tax otherwise payable with respect to their Alliance Holding units. However, the executive officers will not be permitted to transfer their Alliance Capital units without the prior written consent of both Equitable Life and the general partner of Alliance Capital, which may be withheld in the sole discretion of either Equitable Life or the general partner. Moreover, Equitable Life and the general partner will impose a volume and a notice requirement on transfers of Alliance Capital units by these executive officers. Executive officers who are holders of substantial amounts of Alliance Capital units might be able to transfer blocks of Alliance Capital units without the volume and notice limitations that would apply to other holders of Alliance Capital units, subject in all cases to the prior written consent of both Equitable Life and the general partner of Alliance Capital. The restrictions on transfer of Alliance Capital units will limit the liquidity of those units.

                          THE REORGANIZATION DOCUMENTS

The Exchange Agreement

      Alliance Holding, Alliance Capital and Equitable Life entered into an exchange agreement, dated as of April 8, 1999. Pursuant to this agreement, Equitable Life agreed to exchange, and to cause its affiliates that hold Alliance Holding units to exchange, substantially all of their Alliance Holding units for Alliance Capital units, immediately following the exchange offer, subject to the same terms and limitations as the exchange offer, including any proportionate reduction in the number of Alliance Holding units accepted for exchange in the event that excess units are tendered in the exchange offer.

      Equitable Life's obligation to consummate the exchange offer is subject to the closing of the transactions contemplated by the agreement and plan of reorganization, as described below under "-- The Agreement and Plan of Reorganization," and the consummation of the reorganization on the terms described in this prospectus. The exchange agreement will be superseded, without any further action by Alliance Holding, Alliance Capital or Equitable Life, upon the execution of the agreement and plan of reorganization by Alliance Holding, Alliance Capital, their common general partner and Equitable Life.

The Agreement and Plan of Reorganization

      The agreement and plan of reorganization will govern the rights and obligations of Alliance Capital, Alliance Holding, their common general partner and Equitable Life in connection with the steps to be taken in the reorganization. The following summary of the agreement and plan of reorganization is incomplete and is qualified by reference to the full text of the agreement and plan of reorganization, a copy of which is included in this prospectus as Annex A.

      Contribution of Assets and Issuance of Alliance Capital Interests. The parties have agreed to take, or cause to be taken, the following steps, each of which will be deemed to occur simultaneously at the time the exchange offer closes:

      o The general partnership interest in Alliance Holding held by the general partner will be converted into a number of general partnership units determined by dividing the total number of Alliance Holding units outstanding immediately prior to the conversion by the number 99.

      o Equitable Life and/or its affiliates will contribute to the general partner 100,000 Alliance Holding units.

      o Alliance Holding will transfer and assign to Alliance Capital all or substantially all of its assets, and Alliance Capital will assume substantially all of Alliance Holding's liabilities.

      o In exchange for the transfer of assets and assumption of liabilities described above, Alliance Holding will receive all of the Alliance Capital units and a 1% general partnership interest in Alliance Capital. Specifically, Alliance Capital will issue to Alliance
          Holding:

          o all of the Alliance Capital units outstanding at the effective time of the reorganization, which number will be equal to the number of Alliance Holding units then outstanding, and

          o a general partnership interest representing a 1% economic interest in Alliance Capital.

      o Alliance Holding will change its name to "Alliance Capital Management Holding L.P." and Alliance Capital will change its name to "Alliance Capital Management L.P."

      o All employees of Alliance Holding will become employees of Alliance Capital, and Alliance Capital will assume sponsorship of most compensation and benefit plans maintained by Alliance Holding.

      o The parties will amend and restate the Alliance Holding partnership agreement and the Alliance Capital partnership agreement as described in "The Partnership Agreements."

      o Equitable Life and Alliance Holding will amend and restate the investment advisory and management agreement and the accounting, valuation, reporting and treasury services agreement as described in "Certain Relationships and Related Transactions."

      o Alliance Holding unitholders who choose to participate in the exchange offer will receive Alliance Capital units from Alliance Holding in exchange for their Alliance Holding units, subject to the limits described in "The Reorganization and Exchange Offer -- General."

      Private Exchange by Equitable Life and its Affiliates. Immediately after the exchange offer closes:

      o Equitable Life and its affiliates that hold Alliance Holding units will exchange on a private basis substantially all of their Alliance Holding units for Alliance Capital units, on the same terms and conditions as the exchange offer, including any proportionate reduction of tendered units to be accepted by Alliance Holding;

      o the general partner will exchange its unitized general partnership interest in Alliance Holding for Alliance Holding's 1% general partnership interest in Alliance Capital; and

      o the general partner will exchange 100,000 Alliance Holding units for an equal number of units of general partnership interest in Alliance Holding pursuant to the right granted to it under the amended Alliance Holding partnership agreement.

      Certain Retained Assets. If Alliance Holding cannot transfer any contract, permit or other asset or any claim, right or liability arising thereunder without the prior consent or waiver of the party or parties thereto, Alliance Holding will not be required to transfer such contracts and other assets to Alliance Capital if it does not first obtain the necessary consent or waiver. However, the general partner may determine in its sole discretion to transfer any or all of such contracts or other assets despite the lack of consent or waiver or any other impediments to transfer. Alliance Holding has agreed to use its reasonable efforts to obtain all necessary consents and waivers and resolve any impediments to transfer required to transfer the remaining assets to Alliance Capital as soon as possible. During the period that any contracts or other assets are retained by Alliance Holding, Alliance Holding agrees, to the extent permitted by law, to provide the benefits of such contracts and assets to Alliance Capital and Alliance Capital agrees to perform Alliance Holding's obligations under such contracts and assets for the benefit of the party or parties thereto.

      Further Actions. The parties agree to use their reasonable efforts to take, or cause to be taken, all actions necessary or advisable to complete the contribution of assets by Alliance Holding to Alliance Capital and the exchange offer, including making any necessary filings and submissions, obtaining necessary governmental and third party consents, including the approval of the Alliance Holding unitholders with respect to the reorganization, the private exchange by Equitable Life and its affiliates and the consents required under Alliance Holding's investment advisory contracts, and providing each other with information and reasonable assistance.

      Factors Upon Which the Parties' Obligations Depend. The obligations of each party to complete the reorganization are subject to, among other things, the satisfaction of the following conditions:

      o approval by Alliance Holding's unitholders of both (1) the transfer of Alliance Holding's business to Alliance Capital in exchange for all Alliance Capital units pursuant to the agreement and plan of reorganization and (2) the amendment of the Alliance Holding partnership agreement;

      o absence of any law or court order prohibiting the reorganization or the exchange offer;

      o receipt of regulatory approvals and consents from clients and third parties;

      o   effectiveness of the registration statement for the exchange offer;
          and

      o   receipt of certain legal opinions.

      Termination. The reorganization agreement may be terminated upon the written agreement of the parties at any time prior to the contribution of assets to Alliance Capital, or by Alliance Capital, Alliance Holding, their common general partner or Equitable Life if any of the conditions to the parties' obligations described above, or contained in the agreement and plan of reorganization, have not been met or waived prior to June 30, 2000. In addition, even if Alliance Holding unitholders approve the reorganization, the general partner may terminate the reorganization and the exchange offer at any time prior to consummation if it determines that termination is in the best interests of Alliance Holding and its unitholders. In deciding to terminate the reorganization and the exchange offer, the general partner may consider such factors as the inability to obtain material client, government and other third party consents and approvals.

The Indemnification and Reimbursement Agreement

      Equitable Life, Alliance Holding and Alliance Capital have entered into an indemnification and reimbursement agreement to avoid costs to Alliance Holding in connection with the reorganization and to protect Alliance Holding against transaction risks. The following summary of material provisions of the indemnification and reimbursement agreement is incomplete and is qualified by reference to the full text of the indemnification and reimbursement agreement, a copy of which is an exhibit to the registration statement of which this prospectus forms a part.

      Transaction Expenses

      Equitable Life has agreed to pay or reimburse all out-of-pocket costs and expenses incurred by Alliance Holding, Alliance Capital, their common general partner, or any of their subsidiaries on or after June 15, 1998 in connection with or arising out of the reorganization, the special meeting, the exchange offer and the related transactions except as specified below. These costs and expenses include, without limitation:

      o the costs and expenses of any advisers of Alliance Holding, Alliance Capital or their common general partner in connection with the reorganization,

      o the costs and expenses incurred in connection with the special meeting,

      o the costs and expenses incurred in preparing, negotiating and mailing the proxy statement prospectus, the exchange offer prospectus and any other document prepared in connection with the reorganization, the exchange offer and the transactions contemplated thereby,

      o the costs and expenses of the information agent and any proxy solicitor employed in connection with the special meeting,

      o the costs and expenses of brokerage houses and other nominees and custodians incurred in forwarding proxy materials to beneficial owners of units,

      o the costs and expenses incurred in connection with the organization of any party to the agreement and plan of reorganization or any amendment of any party's constituent documents,

      o all costs and expenses incurred in connection with obtaining any necessary consents to the reorganization, and

      o all costs and expenses incurred in connection with the making and consummation of the exchange offer.

      Equitable Life will pay or reimburse, or cause to be paid or reimbursed, these costs and expenses regardless of the outcome of the reorganization, the exchange offer and the related transactions. In addition, if the reorganization is consummated, Equitable Life will pay $3 million to Alliance Capital for any internal personnel and overhead costs and expenses of Alliance Holding, Alliance Capital or their common general partner relating to the consideration and implementation of the reorganization and the exchange offer, costs relating to additional communications with clients and personnel necessitated by the transaction and other miscellaneous expenses relating to the transaction. Equitable Life has agreed to pay $1.5 million to Alliance Holding for such costs if the reorganization is abandoned after the special meeting of unitholders. If the reorganization is abandoned before the special meeting of unitholders, Equitable Life is not obligated to make any such payments.

      Equitable Life will not indemnify, pay or reimburse Alliance Holding, Alliance Capital or their general partner for any costs or expenses resulting from any loss of clients, including in connection with the process of soliciting Alliance Holding client consents to the reorganization, or attributable to the incremental costs and expenses of maintaining and operating both Alliance Holding and Alliance Capital over the cost of maintaining and operating Alliance Holding.

      Indemnification Against Transaction Risks

      Except as set forth below, Equitable Life has agreed to indemnify Alliance Holding, Alliance Capital, their common general partner, their respective subsidiaries and the directors, officers and employees thereof against any loss or expense incurred in connection with the reorganization. Equitable Life will indemnify against these losses and expenses regardless of the outcome of the reorganization, the exchange offer and the related transaction.

Equitable Life will not indemnify against:

      o any taxes arising from any future legislative or regulatory changes in tax laws, other than as described below, and

      o any losses or expenses arising from any litigation alleging that disclosure regarding the business and operations of Alliance Capital or Alliance Holding is inadequate in or omitted from documents Alliance Holding has filed with the SEC and incorporated by reference into this prospectus and the exchange offer prospectus.

      Equitable Life has also agreed to:

      o bear its share of any federal tax on gross business income, whether at the current 3.5% rate or at any higher or lower rate that may be effective in the future and whether imposed under current law or pursuant to a legislative or regulatory change, payable by Alliance Holding in respect of Equitable Life's share of Alliance Capital's income that is subjected to such tax, and

      o indemnify Alliance Holding if the reorganization results in Alliance Holding's or Alliance Capital's being taxed as a corporation under current tax laws.

      Amendment of the Indemnification and Reimbursement Agreement

      Any amendment to the indemnification and reimbursement agreement that would materially affect the rights and obligations of Equitable Life, Alliance Holding or Alliance Capital requires the unanimous approval of the general partner's board of directors.

                      DESCRIPTION OF ALLIANCE CAPITAL UNITS

      The following summary of the Alliance Capital units is incomplete and is qualified by reference to the Alliance Capital partnership agreement, a copy of which is included in this prospectus as Annex C.

      By participating in and accepting units of limited partnership interest of Alliance Capital in the exchange offer, each unitholder will be deemed to have consented to, and to be bound by, all of the terms, conditions, rights and obligations set forth in the Alliance Capital partnership agreement.

General

      The interests in Alliance Capital to be offered in the exchange offer will be in the form of units of limited partnership interest. Immediately upon completion of the reorganization, Alliance Holding will be the record owner of a number of units of limited partnership interest in Alliance Capital equal to the number of Alliance Holding units then outstanding, which will constitute all of the units in Alliance Capital. As described elsewhere in this prospectus, pursuant to the exchange offer, holders of Alliance Holding units will have the option of exchanging their Alliance Holding units for Alliance Capital units.

      The percentage interest in Alliance Capital represented by a unit is equal to the ratio that one unit bears to the total number of outstanding units multiplied by 99%. Assuming that only Equitable Life and its affiliates exchange their Alliance Holding units for units in Alliance Capital, Equitable Life and its affiliates, other than Alliance Holding, will own approximately 54% of the Alliance Capital units immediately after we complete the exchange offer. A unitholder's percentage interest in Alliance Capital will be diluted in the event Alliance Capital issues additional Alliance Capital units or other interests in Alliance Capital.

      Among other rights, Delaware law gives limited partners the right to maintain a derivative action, the right to exercise voting powers and the right to inspect and copy the partnership's books and records. The Alliance Capital partnership agreement also grants limited partners such rights.

      The general partner may, without the consent of the limited partners, amend the Alliance Capital partnership agreement to qualify the partnership as a limited partnership or to preserve the limited liability of limited partners.

      The Alliance Capital units will not be registered under the Securities Exchange Act of 1934.

      Limited partners will not have any preemptive rights with respect to the Alliance Capital units to be issued in the exchange offer or any additional Alliance Capital units or other securities issued by Alliance Capital.

Restrictions on Transfers of the Alliance Capital Units

      Alliance Capital units will be subject to very significant liquidity restrictions. In general, transfers of Alliance Capital units will be allowed only with the written consent of both Equitable Life and the general partner of Alliance Capital. Only the written consent of Equitable Life, and not the written consent of the general partner, is required for a "block transfer," as described below, of units by a corporation or other business entity, provided that the partnership has received an opinion of counsel to the effect that the partnership will not be treated as a publicly-traded partnership for tax purposes as a result of the transfer. Either Equitable Life or, where applicable, the general partner may withhold its consent to a transfer in its sole discretion, for any reason. Generally, neither Equitable Life nor the general partner will permit any transfer that it believes would create a risk that Alliance Capital would be treated as a corporation for tax purposes.

      Alliance Capital will not recognize any transfer made without the appropriate consents. Except in the case of transfers that have been approved by Equitable Life and, where applicable, the general partner, Alliance Capital will continue to treat the persons who held Alliance Capital units immediately after the reorganization and the related unit-for-unit exchange offer as Alliance Capital unitholders for all purposes, including for purposes of distributions. Neither the general partner nor Equitable Life will approve any transfer unless the requesting unitholder certifies that he received the relevant Alliance Capital unit either at the time of the exchange offer or in a transfer that was approved by Equitable Life and, where applicable, the general partner.

      Equitable Life and the general partner currently intend to refuse to consent to any transfer that is not described in the safe harbors set forth in United States Treasury regulations. This fact does not imply, however, that either Equitable Life or the general partner intends to permit transfers that are described in the safe harbors or that either has adopted any guidelines for permitting transfers. Neither Equitable Life nor, where relevant, the general partner is required to approve any transfer, and there can be no assurance that Equitable Life or the general partner will approve a transfer even if the transfer would be permissible under the safe harbors. Permissible transfers under the safe harbors may include:

      (1) transfers at death;

      (2) transfers between certain family members;

      (3) "block transfers"; and

      (4) transfers to Alliance Holding in exchange for Alliance Holding units under the circumstances described below.

      In general, a "block transfer" is the transfer within a 30 day period by a single holder, or group of related holders, of Alliance Capital units representing more than 2% of the outstanding Alliance Capital units. For these purposes, units held by Equitable Life and its affiliates, other than Alliance Holding, will not be counted as outstanding.

      The safe harbor described in (4) above would permit exchanges of Alliance Capital units for Alliance Holding units only if (a) in any year, the volume of these exchanges represents no more than 10% of the outstanding Alliance Capital units, with units held by Equitable Life and its affiliates, other than Alliance Holding, not being counted as outstanding, and (b) an exchange occurs at least 60 days after the Alliance Capital unitholder delivers an irrevocable written notice to Alliance Capital.

      If Equitable Life and, where applicable, the general partner consent to a proposed exchange of Alliance Capital units for Alliance Holding units, Alliance Holding may be able to deliver freely tradable units only if at the time Alliance Holding has an effective registration statement available. Various factors -- such as the unavailability of updated financial statements, or the possibility that Alliance Holding or Alliance Capital could be contemplating a material transaction that has not yet been publicized -- may result in no effective registration statement being available. If Alliance Holding is able to deliver units other than under an effective registration statement, these units would be "restricted securities" according to Rule 144 under the Securities Act of 1933, and would not be freely tradable. In general, Rule 144 requires that an owner of restricted securities hold those securities for at least one year prior to resale, and imposes volume, notice and manner-of-sale limitations on sales of those securities for at least one year more. Therefore, neither Alliance Holding nor Alliance Capital can assure you that Alliance Holding will be able to deliver Alliance Holding units in exchange for Alliance Capital units, or that any such Alliance Holding units would be freely tradable, even if Alliance Capital's general partner approves such an exchange.

      There is a substantial risk that requests for transfers of Alliance Capital units will be denied. You should carefully consider the lack of liquidity of Alliance Capital units when deciding whether to tender your Alliance Holding units in exchange for Alliance Capital units.

                         COMPARISON OF UNITHOLDER RIGHTS

      Set forth below is a comparison of the material differences among the Alliance Holding units prior to the reorganization, the Alliance Holding units after the reorganization, and the Alliance Capital units. This summary is not complete and is qualified in its entirety by reference to the Alliance Holding partnership agreement, the amended Alliance Holding partnership agreement, which is included in this prospectus as Annex B, and the Alliance Capital partnership agreement, which is included in this prospectus as Annex C.

Form of Organization

      Alliance Holding Units Prior to the Reorganization: Alliance Holding is a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act.

      Alliance Holding Units After the Reorganization: Alliance Holding will continue to be a limited partnership under the Delaware Revised Uniform Limited Partnership Act after the reorganization.

      Alliance Capital Units: Alliance Capital is a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act.

Business

      Alliance Holding Units Prior to the Reorganization: The current Alliance Holding partnership agreement provides that the business to be conducted by Alliance Holding is to engage in the investment management and advisory business and to engage in any other lawful activities related thereto for which limited partnerships may be organized under Delaware law.

      Alliance Holding Units After the Reorganization: The amended Alliance Holding partnership agreement provides that the business to be conducted by Alliance Holding is to hold units in Alliance Capital and to engage in any other lawful activities for which limited partnerships may be organized under Delaware law. However, the general partner expects that Alliance Holding's only business activities will be to hold its interest in Alliance Capital and to engage in activities related to holding that interest.

      Alliance Capital Units: The Alliance Capital partnership agreement provides that the business to be conducted by Alliance Capital is the same as the business to be conducted by Alliance Holding under the current Alliance Holding partnership agreement.

Voting Rights

      Alliance Holding Units Prior to the Reorganization: Under Delaware law and/or the current Alliance Holding partnership agreement, unitholders have voting rights with respect to:

      (1) the withdrawal, removal, transfer and replacement of the general partner,

      (2) the merger or consolidation of Alliance Holding with another entity,

      (3) the sale of all or substantially all of the assets owned, directly or indirectly, by Alliance Holding,

      (4) the dissolution of Alliance Holding,

      (5) certain types of amendments to the Alliance Holding partnership agreement,

      (6)  reconstitution,

      (7)  election, compensation, and approval of a liquidating trustee,

      (8) conversion or reorganization of Alliance Holding into another type of legal entity,

      (9) distributions of publicly-traded securities, other than upon liquidation, and

      (10) issuance of units which rank senior to the originally issued limited partnership interests and units.

      Each unit entitles the holder thereof to cast one vote on all matters presented to unitholders.

      Approval of any matter submitted to unitholders generally requires the affirmative vote of unitholders holding more than 50% of the units then outstanding, except that:

      (1) any transfer by the general partner of all or substantially all of Alliance Holding's assets where the general partner or its corporate affiliates have any direct or indirect equity interest in the person acquiring Alliance Holding requires a vote of more than 50% of Alliance Holding unitholders, excluding employees of Alliance Holding, their families, the general partner and its corporate affiliates;

      (2) withdrawal of the general partner requires the approval of the holders of a majority of the units other than the general partner and its corporate affiliates,

      (3) removal of the general partner without cause requires the vote of 80% of the outstanding units,

      (4) except in limited circumstances, an election by the general partner to dissolve Alliance Holding requires the approval of the holders of a majority of the units other than the general partner and its corporate affiliates,

      (5) in certain circumstances upon which Alliance Holding would otherwise be dissolved, a unanimous vote of the unitholders to continue the business of the partnership is necessary to avoid dissolution,

      (6) any amendment that would adversely alter the rights and preferences of the units requires the approval of the holders of a majority of the units other than the general partner and its corporate affiliates,

      (7) any amendment that would adversely alter the rights and preferences of any other class or series of units must be approved by a majority of that class, and

      (8) any amendment for which Alliance Holding does not receive a determination that as a result of such amendment:

          o the unitholders would not lose their limited liability pursuant to Delaware law or the Alliance Holding partnership agreement,

          o the partnership would not become subject to federal income tax or otherwise incur additional tax liabilities, and

          o certain advisory contracts of the partnership would not automatically be terminated or breached requires the approval of the holders of a majority of the units other than the general partner and its corporate affiliates.

      Only the general partner may propose amendments to the Alliance Holding partnership agreement.

      Any action that may be taken at a meeting of unitholders of Alliance Holding may be taken by written consent in lieu of a meeting executed by unitholders of Alliance Holding sufficient to authorize such action at a meeting of unitholders.

      Alliance Holding Units After the Reorganization: Under Delaware law and/or the amended Alliance Holding partnership agreement, unitholders will have substantially the same rights with respect to Alliance Holding as they presently have under the current Alliance Holding partnership agreement, in part through pass-through mechanisms more fully described under "The Partnership Agreements -- The Alliance Capital Partnership Agreement -- Meetings; Voting." However, the general partner may not be removed by the unitholders unless it is not, or is simultaneously removed as, the general partner of Alliance Capital. The general partner also may not withdraw unless it is not, or simultaneously withdraws as, the general partner of Alliance Capital. In addition, in certain circumstances upon which Alliance Holding would otherwise be dissolved, the vote of a majority in interest of unitholders rather than a unanimous vote to continue the business of the partnership is necessary to avoid dissolution.

      Alliance Capital Units: Under Delaware law and/or the Alliance Capital partnership agreement, unitholders will have substantially the same voting rights as Alliance Holding unitholders will have under the amended Alliance Holding partnership agreement.

Distributions

      Alliance Holding Units Prior to the Reorganization: Alliance Holding is required under the current Alliance Holding partnership agreement to distribute its operating cash flow, less such amounts that the general partner determines should be retained by the partnership for use in its business, to the unitholders of Alliance Holding on a quarterly basis, pro rata in accordance with their percentage interests.

      Alliance Holding Units After Reorganization: Alliance Holding is required under the amended Alliance Holding partnership agreement to distribute the cash distributions it receives from Alliance Capital, less such amounts as the general partner determines should be retained by the partnership for use in its business, as promptly as practicable after receipt of any such cash distribution.

      Alliance Capital Units: Alliance Capital is required under the Alliance Capital partnership agreement to distribute its operating cash flow in substantially the same manner as Alliance Holding is pursuant to the current Alliance Holding partnership agreement.

Taxation

      Alliance Holding Units Prior to the Reorganization: Under current law, Alliance Holding is subject to a 3.5% federal tax, and possibly additional state taxes, on its gross business income. Otherwise, Alliance Holding is not subject to federal or state income tax. Rather, you as a unitholder include your share of Alliance Holding's income, gain, losses, deductions and credits in computing your taxable income, without regard to the cash distributed to you. Generally, cash distributions are not taxable, unless distributions exceed your basis in your units. See "Certain Federal Income Tax Consequences."

      Alliance Holding Units After the Reorganization: Alliance Holding will continue to be treated in the same manner for tax purposes.

      Alliance Capital Units: Under current law, Alliance Capital will not be subject to the 3.5% federal tax, or any corresponding state tax, on its gross business income. Otherwise, its tax treatment will be identical to the current tax treatment of Alliance Holding. See "Certain Federal Income Tax Consequences."

Management

      Alliance Holding Units Prior to the Reorganization: The business and affairs of Alliance Holding are managed by its general partner, Alliance Capital Management Corporation, who has the exclusive right and full authority and responsibility to manage and operate the partnership's business. No unitholder may take part in the management of the partnership.

      The general partner may be removed without cause, as defined in the current Alliance Holding partnership agreement, by a vote of 80% of the outstanding units. The general partner may be removed for cause by a vote of 50% of the outstanding units, if certain conditions in the partnership agreement are met. See "Description of the Alliance Holding Amended Limited Partnership Agreement--Withdrawal, Removal and Transfer of General Partnership."

      Alliance Holding Units After the Reorganization: The business and affairs of Alliance Holding will continue to be managed by its general partner, Alliance Capital Management Corporation, who will have the same rights and responsibilities as it does under the current Alliance Holding partnership agreement. The general partner will also be authorized to cause Alliance Holding to take all actions that may be necessary to maintain or alter the one-for-one exchange ratio of Alliance Capital units for Alliance Holding units, and vice versa, if any circumstance exists or is reasonably expected to exist which the general partner determines would make that exchange ratio inappropriate. Similarly, no unitholder will be able to take part in the management of Alliance Holding.

      The provisions for withdrawal by and removal of the general partner under the amended Alliance Holding partnership agreement are the same as those under the current Alliance Holding partnership agreement, except that under the amended Alliance Holding partnership agreement, the general partner (1) may withdraw as the general partner of Alliance Holding only if it is not at the time, or simultaneously withdraws as, the general partner of Alliance Capital, and (2) may be removed as the general partner of Alliance Holding only if it is not at the time, or is simultaneously removed as, the general partner of Alliance Capital.

      Alliance Capital Units: The business and affairs of Alliance Capital will be managed by its general partner, Alliance Capital Management Corporation, who will have the same rights and responsibilities with respect to Alliance Capital as it does in its capacity as general partner of Alliance Holding pursuant to the Alliance Holding partnership agreement. Unitholders will not be able to take part in the management of Alliance Capital.

      The provisions for withdrawal by and removal of the general partner pursuant to the Alliance Capital partnership agreement are the same as those contained in the current Alliance Holding partnership agreement, except that the general partner (1) may withdraw as the general partner of Alliance Capital only if it is not at the time, or simultaneously withdraws as, the general partner of Alliance Holding, and (2) may be removed as the general partner of Alliance Capital only if it is not at the time, or is simultaneously removed as, the general partner of Alliance Holding. In determining the votes cast in favor of removal of the general partner, Alliance Capital must include the Alliance Capital units voted by Alliance Holding pursuant to certain pass-through voting provisions contained in the amended Alliance Holding partnership agreement.

Potential Dilution

      Alliance Holding Units Prior to the Reorganization: The general partner has the authority to cause Alliance Holding to issue, generally without the approval of the unitholders, additional classes or series of units in respect thereof, and has discretion to determine rights, powers and duties and the consideration in terms and conditions with respect to any such issuance.

      Alliance Holding may not issue any units or any other type of security unless it receives a determination that the existing unitholders will not lose their limited liability, the partnership will not become subject to additional tax liabilities and that certain advisory contracts of the partnership will not automatically be terminated or breached.

      Alliance Holding Units After the Reorganization: The potential dilution of a unitholder's percentage interest in Alliance Holding, and the conditions therefor, are not modified in the amended Alliance Holding partnership agreement.

      Alliance Capital Units: The potential dilution of a unitholder's percentage interest in Alliance Capital, and the conditions therefor, are substantially consistent between the amended Alliance Holding partnership agreement and the Alliance Capital partnership agreement.

Meetings

      Alliance Holding Units Prior to the Reorganization: Meetings of unitholders may be called for any purpose with respect to which the unitholders are entitled to vote. Such meetings may be called by the general partner or by unitholders holding at least 25% of the issued and outstanding units.

      Alliance Holding Units After the Reorganization: Meetings of unitholders may be called for any purpose with respect to which the unitholders are entitled to vote. Such meetings may be called by the general partner or by unitholders holding at least 50% of the issued and outstanding Alliance Holding units. Meetings of unitholders will also be called by the general partner to consider and vote upon any matter which is submitted to a vote of the holders of Alliance Capital units.

      Alliance Capital Units: Meetings of unitholders may be called for any purpose with respect to which the unitholders are entitled to vote. Such meetings may be called by the general partner, by unitholders holding at least 25% of the issued and outstanding Alliance Capital units or at the request of Alliance Holding, in its capacity as a limited partner of Alliance Capital, pursuant to the request of Alliance Holding unitholders holding at least 50% of the issued and outstanding Alliance Holding units. Alliance Holding unitholders have the right to attend meetings of Alliance Capital unitholders.

Conversion/Exchange Rights

      Alliance Holding Units Prior to the Reorganization: The units are not convertible into any other securities.

      Alliance Holding Units After the Reorganization: Following the reorganization and the exchange offer, the Alliance Holding units will not be convertible or exchangeable into any other securities.

      Alliance Capital Units: Following the reorganization and the exchange offer, the general partner and Equitable Life may, in their sole discretion, allow holders of Alliance Capital units to transfer their Alliance Capital units, subject to certain limitations, to Alliance Holding in exchange for Alliance Holding units. Either the general partner or Equitable Life may withhold its consent in its sole discretion and, in particular, neither will consent to any exchange that, in its opinion, would create a risk that Alliance Capital would be treated as a publicly-traded partnership, and taxed as a corporation, for tax purposes. Only the written consent of Equitable Life, and not the consent of the general partner, is required for an exchange into Alliance Holding units of a block consisting of more than 2% of outstanding Alliance Capital units, with units held by Equitable Life and its affiliates, other than Alliance Holding, not being counted as outstanding, provided that the exchanging unitholder is a corporation or other business entity and that Alliance Capital has received an opinion of counsel to the effect that the exchange will not cause Alliance Capital to be treated as a publicly-traded partnership for tax purposes.

Right to Purchase Units

      Alliance Holding Units Prior to the Reorganization: If fewer than 10% of the issued and outstanding Alliance Holding units are held by persons other than the general partner, its affiliates and officers and employees of the general partner, Alliance Holding or persons controlled by Alliance Holding, the general partner or its designee will have the right to purchase all of the outstanding Alliance Holding units for a purchase price based on the recent trading price of the units.

      Alliance Holding Units After the Reorganization: If fewer than 10% of the issued and outstanding units of Alliance Capital are held by persons other than the general partner, its affiliates and officers and employees of the general partner, Alliance Holding, or Alliance Capital or persons controlled by any of the preceding persons (including, for purposes of determining the Alliance Capital units held by persons other than such preceding persons, the number of Alliance Capital units held by Alliance Holding multiplied by a fraction, the numerator of which is the number of issued and outstanding units held by persons other than such preceding persons and the denominator of which is the number of issued and outstanding Alliance Holding units (including general partner units)), the general partner or its designee will have the right to purchase all of the outstanding Alliance Holding units for a purchase price based on the recent trading price of the units. The right to purchase units cannot be exercised unless the general partner, Alliance Holding, Alliance Capital or any of the general partner's affiliates simultaneously purchases all of the Alliance Holding units and Alliance Capital units that remain outstanding and held by persons other than the general partner and its affiliates.

      In addition, Alliance Holding will be required to purchase, at Alliance Capital's request from time to time, outstanding Alliance Holding units using funds provided by Alliance Capital. The number of Alliance Capital units held by Alliance Holding as a limited partner of Alliance Capital will be reduced to reflect the number of repurchased Alliance Holding units.

      Alliance Capital Units: The rights of certain parties to purchase Alliance Capital units, and the conditions applicable thereto, are consistent with those under the amended Alliance Holding partnership agreement.

      In addition, Alliance Capital may make a cash distribution from time to time to Alliance Holding for the purpose of repurchasing outstanding Alliance Holding units. The number of Alliance Capital units held by Alliance Holding as a limited partner of Alliance Capital will be reduced to reflect the number of repurchased Alliance Holding units

Liquidation Rights

      Alliance Holding Units Prior to the Reorganization: In the event of the liquidation of Alliance Holding, the assets of the partnership remaining after the satisfaction of all debts and liabilities of the partnership will be distributed to unitholders pro rata in accordance with the positive balances in their capital accounts. Any remaining assets will be distributed to the unitholders in accordance with their percentage interests.

      Alliance Holding Units After the Reorganization: The liquidation rights of partners and unitholders are the same under both the existing Alliance Holding partnership agreement and the amended Alliance Holding partnership agreement.

      Alliance Capital Units: The liquidation rights of partners and unitholders are the same under both the current Alliance Holding partnership agreement and the Alliance Capital partnership agreement.

Right to Compel Dissolution

      Alliance Holding Units Prior to the Reorganization: Under the current Alliance Holding partnership agreement, the general partner may dissolve Alliance Holding if it receives the approval of the holders of a majority of the units other than the general partner and its corporate affiliates to do so. The general partner can compel dissolution by (1) means of a written determination that the projected future revenues of Alliance Holding over the next five years will not cover its projected costs and expenses in the same period, or (2) the sale of all or substantially all of the assets of the partnership. In most cases, the withdrawal, removal, bankruptcy or dissolution of the general partner will also compel dissolution.

      Alliance Holding Units After the Reorganization: The provisions regarding the right to compel dissolution are substantially the same under the existing Alliance Holding partnership agreement and under the amended Alliance Holding partnership agreement.

      Alliance Capital Units: The provisions regarding the right to compel dissolution are substantially the same under the current Alliance Holding partnership agreement and under the Alliance Capital partnership agreement.

Limited Liability

      Alliance Holding Units Prior to the Reorganization: Generally, under Delaware law, a unitholder will not have personal liability for the obligations of the partnership. However, under Delaware law, for a period of three years from the date of any distribution, a unitholder may be required to return to the partnership such distribution received by him if he knew that at the time of the distribution, (1) after giving effect to the distribution, certain liabilities of the limited partnership exceeded the fair value of the assets of the limited partnership, or (2) in connection with a distribution following dissolution, such distribution was made prior to the time the partnership paid, or made reasonable provision to pay, claims against it. The provisions of the partnership agreement regarding limited liability provide that if any unitholder receives a distribution from Alliance Holding that is required to be returned to, or for the account of, Alliance Holding or its creditors, that obligation is the obligation of the unitholder who received that distribution.

      Alliance Holding Units After the Reorganization: Holders of units will continue to have the same limited liability status, as described above, after the reorganization.

      Alliance Capital Units: Holders of Alliance Capital units will generally have the same limited liability status as do holders of Alliance Holding units. However, in circumstances where Alliance Capital is required to pay on behalf of, or reimburse, Alliance Holding for certain taxes and related expenses, Alliance Capital will withhold from distributions to its unitholders, excluding Alliance Holding, in proportion to their respective percentage interests in Alliance Capital, such amounts as may be required to enable Alliance Capital to make such payment on behalf of, or reimbursement to, Alliance Holding. If Alliance Capital is unable to withhold from its distributions sufficient funds to make any such payment or reimbursement, Alliance Capital unitholders, other than Alliance Holding, must make payments to Alliance Capital, in proportion to their respective percentage interests in Alliance Capital, in an aggregate amount equal to such shortfall. If any Alliance Capital unitholder fails to make such a required payment, Alliance Capital may retain amounts that would otherwise be distributed to that unitholder.

Liquidity and Marketability

      Alliance Holding Units Prior to the Reorganization: The units are transferable, provided that no transfer will be made if it:

      (1) would violate applicable federal and state securities laws or rules and regulations of the SEC, any state securities commission or any other governmental authority with jurisdiction over such transfer, or

      (2) would affect the partnership's existence or qualification as a limited partnership under Delaware law.

      Alliance Holding Units After the Reorganization: The units will continue to have the same liquidity and marketability after the reorganization, subject only to the potential decrease in liquidity to the extent that public unitholders participate in the exchange offer, as described above in "The Reorganization and Exchange Offer--Alliance Holding Public Float After the Exchange."

      Alliance Capital Units: There are strict restrictions on transferability of Alliance Capital units. In general, no unitholder is permitted to transfer or assign its units without the prior written consent of both the general partner and Equitable Life. Only the written consent of Equitable Life, and not written consent of the general partner, is required for a "block transfer", as described above in "Description of Alliance Capital Units -- Restrictions on Transfers of the Alliance Capital Units," of units by a corporation or other business entity, provided that the partnership has received an opinion of counsel to the effect that the partnership will not be treated as a publicly-traded partnership for tax purposes as a result of the transfer.

      Either Equitable Life or, where applicable, the general partner may withhold its consent to a transfer in its sole discretion and, in particular, will refuse to consent to any exchange that, in its opinion, would create a risk that Alliance Capital would be treated as a publicly-traded partnership, and taxed as a corporation, for tax purposes. See "The Partnership Agreements -- Alliance Capital Partnership Agreement--Limitations on Transfer of
Partnership Interests" and "Description of Alliance Capital Units".

Continuity of Existence

      Alliance Holding Units Prior to the Reorganization: The current Alliance Holding partnership agreement provides for the partnership to continue in existence until December 31, 2086, unless earlier dissolved in accordance with the partnership agreement.

      Alliance Holding Units After the Reorganization: The amended Alliance Holding partnership agreement provides for the partnership to continue in existence until dissolved in accordance with the partnership agreement.

      Alliance Capital Units: The Alliance Capital partnership agreement provides for the partnership to continue in existence until dissolved in accordance with the partnership agreement.

Financial Reporting

      Alliance Holding Units Prior to the Reorganization: Alliance Holding is subject to the reporting requirements of the Securities Exchange Act of 1934 and files annual and quarterly reports thereunder.

      Alliance Holding Units After the Reorganization: Alliance Holding will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934 and will file annual and quarterly reports thereunder.

      Alliance Capital Units: Alliance Capital will be subject to the reporting requirements of the Securities Exchange Act of 1934 upon completion of the exchange offer. If, at a later date, Alliance Capital ceases to be subject to these reporting requirements, it will provide its unitholders with annual and quarterly reports, containing separate financial statements for Alliance Capital, as filed by Alliance Holding.

Certain Legal Rights

      Alliance Holding Units Prior to the Reorganization: Delaware law allows a unitholder to institute legal action on behalf of a partnership (a partnership derivative action) to recover damages from a third party or a general partner where the general partner has refused to institute the action or if an effort to cause the general partner to bring the action is not likely to succeed. In addition, a unitholder may have rights to institute legal action on behalf of the unitholder and all other similarly situated unitholders (a class action) to recover damages from a general partner for violations of fiduciary duties to the unitholders. Unitholders may also have rights to bring actions in federal courts to enforce federal rights.

      Alliance Holding Units After the Reorganization: The rights described above will continue to exist after the reorganization.

      Alliance Capital Units: Alliance Capital unitholders will also possess the rights described above.

Right to List Holders; Inspection of Books and Records

      Alliance Holding Units Prior to the Reorganization: Under Delaware law and the current Alliance Holding partnership agreement, unitholders have a right, subject to reasonable standards as may be established by the general partner, to obtain from the general partner, from time to time upon reasonable demand for any purpose reasonably related to the unitholder's interest as unitholder, certain information relating to the status of the business and financial condition of the partnership, tax returns, governing instruments of the partnership, a current list of the partners and unitholders of the partnership and any other information regarding the affairs of the partnership as is just and reasonable. The general partner may, however, keep confidential any trade secrets or any other information the disclosure of which could damage the partnership or violate any agreement or applicable law.

      Alliance Holding Units After the Reorganization: Under Delaware law and the amended Alliance Holding partnership agreement, unitholders will continue to have the same rights as described above.

      Alliance Capital Units: Under Delaware law and the Alliance Capital partnership agreement, unitholders will have the same rights as described above.

Subordination

      Alliance Holding Units Prior to the Reorganization: Claims of unitholders are subordinated to claims of creditors of the partnership.

      Alliance Holding Units After the Reorganization: Claims of unitholders will continue to be subordinated to claims of creditors of the partnership.

      Alliance Capital Units: Claims of unitholders will be subordinated to claims of creditors of the partnership.

                           THE PARTNERSHIP AGREEMENTS

The Amended Alliance Holding Partnership Agreement

      The following discussion summarizes the material terms of the amended Alliance Holding partnership agreement. This summary is not complete and is qualified in its entirety by reference to the amended Alliance Holding partnership agreement included in this prospectus as Annex B.

      Organization and Duration

      Alliance Holding was formed as a Delaware limited partnership on November 18, 1987 and will continue in existence until dissolved pursuant to the Alliance Holding partnership agreement. Alliance Capital Management Corporation will continue to be the sole general partner of Alliance Holding. Immediately following the reorganization, the exchange offer and the Equitable Life private exchange, Equitable Life and its affiliates, other than management and employees, will continue to own approximately 2% of the outstanding Alliance Holding units. The remaining Alliance Holding units will continue to be owned by management, employees and public unitholders who do not participate in the exchange offer.

      Purpose and Business

      The amended purpose and nature of the business to be conducted by Alliance Holding following the completion of the reorganization will be to hold Alliance Capital units and to engage in any other lawful activities. However, we expect that Alliance Holding's only business activities will be to hold its interest in Alliance Capital and to engage in activities related to holding that interest.

      Management; The General Partner

      The general partner will continue to be authorized to exercise in full all of the powers of Alliance Holding and to perform all acts that it may deem necessary or appropriate to the conduct of the business and affairs of Alliance Holding or to carry out the purposes of Alliance Holding. In addition, the general partner will be authorized to cause Alliance Holding to take all actions that may be necessary to maintain or alter the one-for-one exchange ratio of Alliance Capital units for Alliance Holding units, and vice versa, if any circumstance exists or is reasonably expected to exist which the general partner determines would make that exchange ratio inappropriate. The general partner will also continue to have the exclusive right and full authority and responsibility to manage, conduct, control and operate the business of Alliance Holding and effect the purposes and provisions of the Alliance Holding partnership agreement. No unitholder may take part in the management of Alliance Holding.

      The general partner will continue to be entitled to be reimbursed for all direct expenses it incurs on behalf of Alliance Holding and for all administrative and overhead expenses necessary to or appropriate for the conduct of the business of Alliance Holding.

      In addition, the general partner cannot acquire any assets or conduct any business or activity except in connection with:

         (1) the management and operations of Alliance Holding and Alliance Capital;

         (2) its performance of its obligations under the Alliance Holding partnership agreement and the Alliance Capital partnership agreement;

         (3) the acquisition, ownership or disposition of units in Alliance Holding and Alliance Capital;

         (4) its corporate governance and existence; and

         (5) acquiring, investing in, holding, disposing of, or otherwise dealing with the Excluded Assets, as defined in the Transfer Agreement, dated as of November 19, 1987, between Alliance Holding and the general partner, and other passive investments.

      Under the amended partnership agreement, the general partner has the right freely to exchange any Alliance Holding units it holds for an equal number of units of general partnership interest in Alliance Holding without the approval of Alliance Holding unitholders, unless the relative rights, powers and duties of the Alliance Holding partnership interests have been altered so that the equivalence of the economic interests of the Alliance Holding partnership interests has been affected.

      Transactions With General Partner and Affiliates

      In general, Alliance Holding may continue to enter into transactions with the general partner and its affiliates if such transactions:

         (1) are on terms reasonably and in good faith believed by the general partner to be substantially comparable to, or more favorable to Alliance Holding than, those that would prevail in transactions with any unaffiliated party, or

         (2) are approved by a majority of the directors of the general partner who are not also directors, officers or employees of affiliates of the general partner, other than Alliance Holding and Alliance Capital.

      Affiliates of the general partner, including Equitable Life and its other subsidiaries, will continue to have the right to engage in any business or other activity, including those in direct competition with Alliance Holding, and to act upon any opportunity, including those that may be available to Alliance Holding. Equitable Life and some of its subsidiaries currently compete with Alliance Holding.

      Withdrawal, Removal and Transfer of General Partner

      The general partner will continue to be prohibited from withdrawing as general partner, except in connection with a permitted transfer of its general partnership interest as described below, without a majority vote of unitholders, other than the general partner and its corporate affiliates, and then only upon receipt of a determination of outside counsel that as a result of such a withdrawal:

         (1) such unitholders will not lose their limited liability,

         (2) neither Alliance Holding nor Alliance Capital will become subject to federal income tax on its net income or otherwise incur additional tax liabilities, and

         (3) certain advisory contracts of Alliance Holding and Alliance Capital that contribute more than 10% of Alliance Holding's and Alliance Capital's aggregate revenues from investment management services will not automatically be terminated or breached.

      The general partner may withdraw as the general partner of Alliance Holding only if it is not at the time, or simultaneously withdraws as, the general partner of Alliance Capital.

      The general partner will continue to be permitted to transfer its general partnership interest in Alliance Holding to, and Equitable Life and its affiliates will be able to transfer shares of the general partner to, any affiliated or unaffiliated third party without any approval or obtaining an opinion of outside counsel as described in clause (3) above. Accordingly, any such transfer could have a material adverse effect on the business and results of operations of Alliance Holding. In addition, special rules apply to a transfer of a portion of the general partnership interest to a corporate affiliate of the general partner.

      A successor general partner is required to assume the general partner's obligations under the amended partnership agreement, including obligations to make certain capital contributions in respect of compensation obligations.

      The general partner will continue to be subject to removal without cause, as defined in the amended partnership agreement, by a vote of unitholders holding 80% or more of all outstanding units, and for cause by a vote of unitholders holding more than 50% of the outstanding units, if such action for removal provides for the election of a successor general partner and Alliance Holding receives a determination of outside counsel that as a result of such a withdrawal:

         (1) the unitholders will not lose their limited liability,

         (2) neither Alliance Holding nor Alliance Capital will become subject to federal income tax on its net income or otherwise incur additional tax liabilities, and

         (3) certain advisory contracts of Alliance Holding and Alliance Capital that contribute more than 10% of Alliance Holding's and Alliance Capital's aggregate revenues from investment management services will not automatically be terminated or breached.

      Alliance Holding unitholders, however, can exercise their right to remove the general partner only if the general partner or one of its affiliates is also not the general partner of Alliance Capital or is simultaneously removed as the general partner of Alliance Capital in accordance with the terms of the Alliance Capital partnership agreement.

      Upon the withdrawal or removal of the general partner, its general partnership interest will either be purchased by the successor general partner for cash or converted into units based on fair market value.

      Sale of Alliance Holding Assets

      All of the assets of Alliance Holding will continue to be owned by Alliance Holding as an entity. No partner or unitholder of Alliance Holding has any ownership interest in the assets of Alliance Holding or any portion thereof. While title to Alliance Holding assets may be held in the name of Alliance Holding, the general partner or one or more nominees of the general partner, all Alliance Holding assets will continue to be recorded as the property of Alliance Holding on the books and records of Alliance Holding.

      The general partner will continue to be prohibited from selling, transferring, pledging, assigning, conveying or otherwise disposing of all or substantially all of the assets of Alliance Holding without:

         (1) the prior approval of more than 50% of the units of Alliance Holding voting with respect to the matter at a meeting of the unitholders at which a quorum is present, or the written consent of holders of more than 50% of the outstanding units, excluding in either case units owned by employees of Alliance Holding, their families or the general partner who will be employed by or have any direct or indirect equity interest in any person acquiring Alliance Holding; and

         (2) receipt of determination of outside counsel that as a result of the contemplated transaction:

                  o the unitholders will not lose their limited liability pursuant to either Delaware law or the amended partnership agreement, and

                  o neither Alliance Holding nor Alliance Capital will become subject to federal income tax on its net income or otherwise incur additional tax liabilities.

      In addition, if the general partner or any of its corporate affiliates have any direct or indirect equity interest in any person acquiring the assets of Alliance Holding, the prior approval of more than 50% of the outstanding units will continue to be required to be obtained. This vote excludes units owned by the general partner, its corporate affiliates and any employees of Alliance Holding, their families or the general partner who will be employed by or have any direct or indirect equity interest in any person acquiring the assets of Alliance Holding.

      Issuance of Additional Units and Other Securities

      The general partner will continue to have the authority to cause Alliance Holding to issue, generally without the approval of the unitholders, additional units, or classes or series thereof, having any designations, preferences and relative participation, optional or other special rights, powers and duties, including rights, powers and duties senior to those of existing unitholders, provided that Alliance Holding receives a determination of outside counsel that as a result of any such issuance:

         (1) the unitholders will not lose their limited liability,

         (2) neither Alliance Holding nor Alliance Capital will become subject to federal income tax on its net income or otherwise incur additional tax liabilities, and

         (3) certain advisory contracts of Alliance Holding and Alliance Capital that contribute more than 10% of Alliance Holding's and Alliance Capital's aggregate revenues from investment management services will not automatically be terminated or breached.

      However, the amended partnership agreement permits the general partner to cause Alliance Holding to issue, without obtaining such determinations of counsel, (1) Alliance Holding units having identical rights and preferences to existing Alliance Holding units pursuant to employee benefit plans so long as such issuance does not result in the employees, management and directors of the general partner, Alliance Capital and Alliance Holding holding, voting or controlling 25% or more of the Alliance Holding units and (2) Alliance Holding units in exchange for an equal number of Alliance Capital units at Alliance Capital's request. The general partner must cooperate with Alliance Capital and cause Alliance Holding to take all actions as it may deem necessary, appropriate or advisable to effect such exchanges at Alliance Capital's request.

      The issuance of a substantial number of Alliance Holding units in exchange for a number of Alliance Capital units may result in a change of control for purposes of Alliance Capital's and Alliance Holding's advisory contracts.

      The rules of the New York Stock Exchange would impose a unitholder vote requirement in some cases.

      No unitholder has any preemptive rights with respect to the issuance of additional units or any other security by Alliance Holding.

      Amendment of Partnership Agreement

      The general partner will continue to have the ability to, without the consent of any unitholder, amend any provision of the amended partnership agreement to reflect, among other things:

         (1) a change in the name of, or in the location of the principal place of business of, Alliance Holding;

         (2) the admission, substitution or withdrawal of partners;

         (3) a change that is necessary or advisable in the sole discretion of the general partner to qualify Alliance Holding as a limited partnership or a partnership in which the unitholders have limited liability under the laws of any state;

         (4) a change that in the sole discretion of the general partner:

             o does not adversely affect the unitholders in any material respect,

             o is necessary or desirable to satisfy any governmental requirements, conditions or guidelines,

             o is required to effect the intent of the amended partnership agreement, or

             o is necessary or desirable to facilitate the trading of the units or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the units are or will be listed for trading.

         (5) an amendment that, in the sole discretion of the general partner, is necessary or desirable in connection with the issuance of any class or series of units or other securities, and the establishment of the rights and preferences of such class or series of units or other securities;

         (6) an amendment that the general partner in its sole discretion determines is necessary or desirable in connection with any action taken if Alliance Holding is:

             o treated for federal income tax purposes as an association taxable as a corporation,

             o    subject to federal income tax as a corporation, or

             o otherwise subject to federal taxation on its net income generally;

         (7) an amendment that, in the sole discretion of the general partner, is necessary or desirable to cure defects or ambiguities in or to correct or supplement any provision of, the amended partnership agreement;

         (8) in the event Alliance Holding is required to pay any federal, state or local income tax on behalf of any of its partners or unitholders, an amendment that, in the sole discretion of the general partner, is necessary or appropriate:

             o    to provide for the payment of such taxes,

             o to withhold an appropriate amount from future distributions to such partners and unitholders,

             o to authorize the general partner, on behalf of Alliance Holding, to take all necessary action to collect such taxes from such partners or unitholders,

             o    to treat such taxes as an expense of Alliance Holding, and

             o to implement any other changes related to such payment of tax on behalf of such partner or unitholder.

      In addition, the amended partnership agreement allows the general partner, without the consent of any unitholder, to amend the partnership agreement to conform the provisions of the partnership agreement to the Alliance Capital partnership agreement.

      No amendment may be made unless it has been proposed by the general partner. The general partner may propose any other amendment by calling a meeting and submitting the text of the amendment in writing to all unitholders. Subject to the exceptions described below, a proposed amendment will be effective upon its adoption by the general partner and the affirmative vote of unitholders holding more than 50% of the units voting at a meeting at which a quorum is present unless a greater percentage is required under the amended partnership agreement or the Delaware Revised Uniform Limited Partnership Act. If the effect of any amendment is to adversely alter the preferences or rights of any class or series, the amended partnership agreement requires that the approval of the holders of a majority of the units, other than the general partner and its corporate affiliates, in such class or series will be required to adopt such amendment, except for certain specified exceptions. In addition, Alliance Holding may not adopt any amendment without approval of its unitholders, other than the general partner and its corporate affiliates, holding 50% or more of the issued and outstanding Alliance Holding units, except for certain specified exceptions, if it fails to receive a determination of outside counsel that as a result of such an amendment:

         (1) its unitholders will not lose their limited liability,

         (2) neither Alliance Holding nor Alliance Capital will become subject to federal income tax on its net income or otherwise incur additional tax liabilities, and

         (3) certain advisory contracts of Alliance Holding and Alliance Capital that contribute more than 10% of Alliance Holding's and Alliance Capital's aggregate revenues from investment management services will not automatically be terminated or breached.

      Any amendment to a provision of the amended partnership agreement that fixes a percentage of partners, or a class or series thereof, required to take any action cannot be made if that amendment would have the effect of changing that fixed percentage, unless the amendment is approved by a written approval or an affirmative vote of the partners or unitholders of Alliance Holding, or a class or series thereof, constituting not less than the percentage required by the voting percentage requirement sought to be reduced.

      In addition, the amended partnership agreement provides that no amendment of provisions relating to the following will become effective without the approval of the holders of a majority of the Alliance Capital units other than the general partner and its corporate affiliates:

         (1) the general partner's authority to complete the reorganization and serve as a limited partner of Alliance Capital,

         (2) the general partner's authority to make any tax election permitted or required under the Code or other tax laws,

         (3) the withdrawal or removal of the general partner,

         (4) meetings of unitholders to vote on matters to be submitted to a vote of the Alliance Capital unitholders and voting of Alliance Capital units held by Alliance Holding in its capacity as an Alliance Capital unitholder with respect to such matters,

         (5) the general partner causing Alliance Holding to request that Alliance Capital call a meeting of the Alliance Capital unitholders if the general partner receives a request for such a meeting from 50% or more in interest of the Alliance Holding unitholders, or

         (6) the procedure for providing notice of a meeting of unitholders.

      Meetings; Voting

      The amended partnership agreement continues to provide that there is no obligation to hold annual or other periodic meetings of the unitholders. Meetings may be called in the discretion of the general partner. The general partner must call a meeting within ten days after receipt of a written request for such a meeting signed by unitholders that hold 50% or more in interest of Alliance Holding units. The voting rights of unitholders described in this prospectus are granted to them under the amended Alliance Holding partnership agreement. The assignor limited partner (the entity that holds, in name only, the limited partnership interests underlying the units) will vote such interests in accordance with the written instructions of unitholders. If written instructions as to voting are not given to the assignor limited partner, the limited partnership interests underlying the units will not be voted. A unitholder will be entitled to instruct the assignor limited partner to cast one vote for each unit owned.

      Under certain pass-through voting provisions, described below, contained in the amended partnership agreement, meetings must also be called by the general partner to consider and vote upon any matter submitted to a vote of Alliance Capital unitholders at any meeting of such unitholders or any matter upon which such holders propose to take action by written consent without a meeting. At such a meeting, the Alliance Capital units held by Alliance Holding are to be voted for or against, or withheld from voting or not voted by Alliance Holding, in its capacity as a unitholder of Alliance Capital, in the same proportions as the Alliance Holding units are voted or withheld from voting by the Alliance Holding unitholders. The general partner will cause Alliance Holding to request that Alliance Capital call a meeting of the Alliance Capital unitholders if Alliance Holding receives a request to do so from holders of 50% or more in interest of the Alliance Holding units. The general partner will have the right to vote at all meetings of unitholders at which unitholders will determine how the Alliance Capital units held by Alliance Holding will be voted as though it were a limited partner of Alliance Holding and held limited partnership interests in Alliance Holding equivalent in number to its general partnership interests. Alliance Holding unitholders will be entitled to attend all meetings of Alliance Capital unitholders.

      Indemnification

      The amended partnership agreement continues to grant rights of indemnification to the general partner or any general partner that has withdrawn or been removed (a "Departing Partner"), any affiliate of the general partner or any Departing Partner and directors of the general partner. The term "affiliate" for purposes of the amended partnership agreement means any person, other than Alliance Holding or persons controlled by Alliance Holding or any person employed by Alliance Holding or such a controlled person, directly or indirectly controlling, controlled by or under common control with the person in question. However, none of Alliance Holding, Alliance Capital, any person controlled by Alliance Holding or Alliance Capital or any person employed by Alliance Holding or Alliance Capital or such a controlled person will be considered an affiliate of the general partner. Alliance Holding may also continue to enter into indemnification agreements on such terms as the general partner may determine in its sole discretion, or it may adopt policies covering any person who is or was an officer, director, employee, partner, agent or trustee of Alliance Holding, the general partner, any Departing Partner or any affiliate, and any person who is or was serving at the request of the general partner or any Departing Partner or any such affiliate as a director, officer, employee, partner, agent or trustee of another person in connection with the business affairs of Alliance Holding (each, together with the general partner, any Departing Partner and any affiliate thereof, an "Indemnitee").

      Indemnitees may be indemnified by Alliance Holding to the fullest extent permitted by law against any and all losses or expenses, including reasonable legal fees and expenses, arising from any and all claims in which any Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of its relationship with Alliance Holding as an Indemnitee, if the Indemnitee acted in good faith and in a manner it reasonably believed to be in or not opposed to, the best interests of Alliance Holding and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. These provisions as to indemnification are not exclusive. As a result of the broad indemnification rights discussed above, unitholders have more limited rights against the general partner and the Indemnitees than they would have absent these provisions.

      Alliance Holding may continue to purchase and maintain insurance on behalf of the general partner and such other Indemnitees as the general partner may determine against any liability that may be asserted against, or any expense that may be incurred by, such person in connection with the activities of Alliance Holding. Alliance Holding may purchase such insurance even if it would have the power to indemnify such person against the liability under the provisions of the amended partnership agreement. Alliance Holding has purchased directors and officers insurance.

      In no event may an Indemnitee subject the general partner, the unitholders, affiliates or assignees of any of them to personal liability by reason of these indemnification provisions. Any indemnification is to be satisfied solely out of any insurance proceeds available therefor or the assets of Alliance Holding.

      Right to Purchase Units

      The amended partnership agreement provides that, in the event that less than 10% of the issued and outstanding Alliance Capital units are held, directly or indirectly, by persons other than (1) the general partner, (2) affiliates of the general partner, (3) officers and employees of the general partner, Alliance Holding, or Alliance Capital or (4) persons controlled by Alliance Holding or Alliance Capital (collectively, the "Affiliated Holders"), the general partner will then have the right, which it may assign and transfer to any of its affiliates, Alliance Capital or Alliance Holding, on a date to be selected by the general partner on at least ten but not more than sixty days' notice, to purchase all, but not less than all, of the Alliance Holding units that remain outstanding and held by persons other than the general partner and its affiliates. For the purposes of determining the Alliance Capital units held by persons other than Affiliated Holders, such number shall include the number of Alliance Capital units held by Alliance Holding multiplied by a fraction, the numerator of which is the number of issued and outstanding Alliance Holding units held by persons other than Affiliated Holders and the denominator of which is the number of issued and outstanding Alliance Holding units, including the general partner units. The purchase price of each unit in the event of such purchase shall be the greater of:

         (1) the highest cash price paid by the general partner or its affiliates for any Alliance Holding unit of such class or series purchased within the 90 days immediately prior to the date on which Alliance Holding's transfer agent first mails to the unitholders written notice of the general partner's election to purchase outstanding units, or

         (2) one of the following market valuations:

             o if such class or series is listed or admitted to trading on one or more national securities exchanges, the arithmetic mean of the last reported sales prices per unit of such class or series "regular way" or, in case no such reported sale has taken place on any such date, the arithmetic mean of the last reported bid and asked prices per unit of such class or series "regular way" for such date, in either case on the principal national securities exchange on which the units of such class or series are listed or admitted to trading, for the 30 trading days immediately preceding the date of the mailing of the notice of election to purchase,

             o if the units of such class or series are not listed or admitted to trading on a national securities exchange but are quoted through NASDAQ, the arithmetic mean of the last reported sales prices per unit of such class or series "regular way" or, in case no reported sale has taken place on any such day or the last reported sales price is not then quoted, the arithmetic mean of the last reported bid and asked prices per unit of such class or series "regular way" for such day quoted through NASDAQ for the 30 trading days immediately preceding the date of the mailing of such notice, or

             o if the units of such class or series are not listed or admitted to trading on a national securities exchange, and are not quoted through NASDAQ, an amount equal to the fair market value of a unit of such class or series, as of the date of the mailing of such notice, as determined by an independent appraiser having experience in the valuation of financial services businesses selected and retained by the general partner on behalf of and for the account of Alliance Holding.

      Under the amended partnership agreement, however, the right to purchase Alliance Holding units described above will not be exercisable unless the general partner, Alliance Holding, Alliance Capital or any of the general partner's affiliates simultaneously purchases all of the Alliance Capital units that remain outstanding and held by persons other than the general partner and its affiliates, at the same purchase price per unit.

      Distributions

      Alliance Holding will make distributions of all cash received from Alliance Capital, minus such amounts as the general partner determines, in its sole discretion, should be retained by Alliance Holding for use in its business, as promptly as practicable after the receipt of any such cash distribution. The amount of these distributions will depend on the earnings of Alliance Holding and Alliance Capital and certain decisions by the general partner, in its sole discretion, regarding taxes, reserves and the cash needs of Alliance Holding. Any distributions made other than as described above or in connection with the dissolution of Alliance Holding, may be made by the general partner in such amounts and at such times as the general partner, in its sole discretion, may determine, among the unitholders and partners, pro rata according to their percentage interests.

      Exchange of Units and Limited Partnership Interests

      A unitholder will continue to have the ability to exchange any or all of its units for corresponding Alliance Holding limited partnership interests by:

         (1) delivering to the general partner and the assignor limited partner (the entity that holds, in name only, the limited partnership interests underlying the units) such documents as may be reasonably required by the general partner and the assignor limited partner, and

         (2) paying such reasonable fees and expenses as may be required with respect thereto by the general partner.

      However, the general partner, in its sole discretion, must consent to the admission of such unitholder to Alliance Holding as a limited partner. If the general partner does not consent, then the person who requested the exchange will remain a unitholder.

      A limited partner, other than the assignor limited partner, can exchange any or all of its limited partnership interests for corresponding units by:

         (1) delivering to the general partner and the assignor limited partner such documents as may be reasonably required by the general partner and the assignor limited partner; and

         (2) paying such reasonable fees and expenses as may be required with respect thereto by the general partner.

      Registration Rights

      The general partner and its corporate affiliates will continue to have the right to require Alliance Holding to file a registration statement under the Securities Act of 1933 to cover any Alliance Holding units they hold. Following the reorganization and the Equitable Life private exchange, this right will also be exercisable with respect to any Alliance Holding units they may receive in exchange for an equal number of Alliance Capital units pursuant to any exchange of Alliance Capital units for Alliance Holding units effected from time to time at Alliance Capital's request.

      Repurchases of Units

      Alliance Holding will be required to purchase, at Alliance Capital's request from time to time, outstanding units using funds provided by Alliance Capital. The number of Alliance Capital units held by Alliance Holding as a limited partner of Alliance Capital will then be reduced to reflect the number of units so repurchased.

      Limited Liability

      The liability of a unitholder who does not take part in the control of the business of Alliance Holding and who acts in conformity with the provisions of the amended partnership agreement will generally continue to be limited under Delaware law to the amount of his capital contribution to Alliance Holding in respect of his units plus his share of the assets and undistributed profits of Alliance Holding. Generally, under Delaware law, a unitholder will not have personal liability for the obligations of the partnership. However, under Delaware law, for a period of three years from the date of any distribution, a unitholder may be required to return to the partnership such distribution received by him if he knew that at the time of the distribution, (1) after giving effect to the distribution, certain liabilities of the limited partnership exceeded the fair value of the assets of the limited partnership, or
(2) in connection with a distribution following dissolution, such distribution was made prior to the time the partnership paid, or made reasonable provision to pay, claims against it. The provisions of the partnership agreement regarding limited liability provide that if any unitholder receives a distribution from Alliance Holding that is required to be returned to, or for the account of, Alliance Holding or its creditors, that obligation is the obligation of the unitholder who received that distribution.

      Because Alliance Holding is organized under Delaware law, and is qualified as foreign limited partnership in several other jurisdictions, it is believed, but cannot be determined with certainty, that the limited liability of the unitholders of Alliance Holding will be determined by reference to Delaware law. If the status of the unitholders were determined by reference to the laws of a jurisdiction other than Delaware, including a jurisdiction in which Alliance Holding has not qualified as a foreign limited partnership, and the rights of unitholders to remove or replace the general partner or to take other action pursuant to the amended partnership agreement constitute participating in the "control of the partnership's business" under the laws of that jurisdiction, then unitholders of Alliance Holding might be held personally liable for partnership obligations to the same extent as would a general partner. Alliance Holding will operate in such a manner as the general partner deems reasonable and necessary or appropriate to preserve the limited liability of unitholders.

      Conflicts of Interest and General Partner Duties

      Section 17-403(b) of the Delaware Revised Uniform Limited Partnership Act states that, except as provided in the Delaware Act or the partnership agreement, a general partner of a limited partnership has the same liabilities to that partnership and its limited partners, or, in this case, its unitholders, as does a general partner in a partnership without limited partners. While, under Delaware law generally, a general partner of a limited partnership is liable as a fiduciary to the other partners, under the partnership agreement, the general partner of Alliance Holding is subject to a more limited standard of liability. Under this standard, the general partner is not liable for monetary damages to Alliance Holding for errors in judgment or for a breach of fiduciary duty, including a breach of any duty of care or loyalty, unless it is established that the general partner's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to Alliance Holding, with reckless disregard for the best interests of Alliance Holding or with actual bad faith on the part of the general partner, or constituted actual fraud. In making a decision in its "sole discretion" or "discretion," the general partner is entitled to consider only those interests and factors as it desires and has no duty or obligation to consider any interest of or other factors affecting Alliance Holding or any unitholder. In making a decision in its "good faith" or under another express standard, the general partner will act under that express standard and will not be subject to any other or different standard imposed by the partnership agreement or applicable law. In addition, the general partner and its directors and affiliates will continue to have broad rights of indemnification. See "-- Indemnification" above.

      The duties, including fiduciary duties, of general partners is a developing area of the law and it is not clear to what extent the provisions of the partnership agreement are enforceable under Delaware or federal law. However, the Delaware courts have generally given effect to provisions in a partnership agreement that restrict otherwise existing duties, including fiduciary duties, and liabilities, and Section 1101(d) of the Delaware Revised Uniform Limited Partnership Act provides that a partner's duties, including fiduciary duties, and liabilities may be restricted by provisions in a partnership agreement.

      Unitholders should consult their own legal counsel concerning the responsibilities of the general partner and the remedies available to unitholders.

      Books and Reports

      The general partner will continue to be required to keep appropriate books of the business of Alliance Holding at the principal office of Alliance Holding. The books will be maintained for financial reporting purposes on an accrual basis in accordance with generally accepted accounting principles. The fiscal year of Alliance Holding is the same as its taxable year for federal income tax purposes, which is currently the calendar year, but may be changed to such other year that is permitted under the Internal Revenue Code as the general partner in its sole discretion determines.

      Each unitholder of Alliance Holding and its duly authorized representatives will continue to have the right upon reasonable times and at such person's own expense, but only upon his written request and for a purpose reasonably related to such person's interest as a unitholder:

         (1) to have reasonable information regarding the status of the business and financial condition of Alliance Holding;

         (2) to inspect and copy the books of Alliance Holding and other reasonably available records concerning the operation of Alliance Holding, including the federal, state and local income tax returns for each year;

         (3) to have on demand a current list of the full name and last known business, residence or mailing address of each unitholder of Alliance Holding;

         (4) to have reasonable information regarding the net value of any contribution made by any partner or unitholder of Alliance Holding and the date on which each such person became a partner or unitholder;

         (5) to have a copy of the partnership agreement and the certificate of limited partnership of Alliance Holding and all amendments thereto; and

         (6) to have any other information regarding the affairs of Alliance Holding as is just and reasonable.

      Despite each unitholder's rights as stated above, the general partner will continue to have the right to keep confidential from the unitholders and their authorized representatives, for a period of time as the general partner deems reasonable, any information that the general partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the general partner in good faith believes is not in the best interests of Alliance Holding or could damage Alliance Holding or its business or which Alliance Holding is required by law or by agreement with any third party to keep confidential.

      The general partner will use its best efforts to furnish within 90 days after the close of each calendar year to each unitholder of Alliance Holding of record as of the last day of that year reports containing financial statements of Alliance Holding and Alliance Capital for the year, including a balance sheet and statements of income, partners' capital and cash flow. The annual financial statements will be audited by the independent auditors of Alliance Holding. The general partner will also use its best efforts to furnish within 45 days after the close of each quarter, except the last quarter of each year, to each unitholder of Alliance Holding a quarterly report for the quarter containing such financial and other information, which need not be audited, as the general partner deems appropriate. These obligations may be satisfied by the general partner through the deliverance to each unitholder of a copy of the Form 10-K or 10-Q, containing separate financial statements of Alliance Capital, or such other periodic reports as may be filed by Alliance Holding pursuant to the Securities Exchange Act of 1934.

      The general partner will use its best efforts to furnish to the unitholders of Alliance Holding information reasonably required for federal, state and local income tax reporting purposes within 90 days after the close of each taxable year. Such information will be furnished in a summary form. The general partner's ability to furnish such summary information to unitholders will depend on the cooperation of unitholders in supplying certain information to the general partner. Every unitholder, without regard to whether he supplies such information to the general partner, will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

      Change in the Tax Laws

      If, as a result of a change in the tax laws or the occurrence of certain other events specified in the amended partnership agreement, the general partner reasonably believes that there is a substantial risk that, within one year of the occurrence of such event that Alliance Holding or Alliance Capital will be treated for federal income tax purpose as a corporation or an association taxable as a corporation or otherwise being subject to federal taxation on its net income generally, the general partner in its sole discretion, without the approval of unitholders, has the right to:

         (1) impose any restrictions on transfer of the units which it believes are necessary to prevent Alliance Holding or Alliance Capital, as the case may be, from being treated for federal income tax purpose as a corporation or an association taxable as a corporation or otherwise being subject to federal taxation on its net income generally, including making any amendments to the partnership agreement, or

         (2) restructure Alliance Holding, by the transfer of all or substantially all of the assets of Alliance Holding to a newly formed entity, as, or transfer all or substantially all of the assets of Alliance Holding to, any type of legal entity in a transaction in which:

             o each outstanding unit or partnership interest of the same class or series is treated in the same manner;

             o if the partnership interests are converted into equity securities of a new entity, the relative fair market values of those equity securities are in proportion to the amounts that each of the unitholders and the general partner would have been entitled to receive upon a liquidation of Alliance Holding; and

             o if all or substantially all of the assets of Alliance Holding are transferred to a new entity, Alliance Holding may retain all of the equity interests in that entity until such time, if any, as the general partner, without the approval of unitholders, elects to dissolve Alliance Holding in a liquidation of Alliance Holding pursuant to the partnership agreement.

                  In connection with such a transaction:

             o the general partner may issue to itself, at fair market value determined by an independent person having experience in the valuation of financial services businesses, a sufficient number of units, or it may otherwise restructure Alliance Holding so that the general partner and its corporate affiliates will own a sufficient percentage, but no more, of the units so as to allow Alliance Holding or the new entity to be included for federal tax purposes in the affiliated group of which the general partner is a member; and

             o the business of Alliance Holding may be continued by the new entity or otherwise.

      However, such a restructuring cannot take place unless Alliance Holding has received an opinion of outside counsel to the effect that the liability of the unitholders will not be increased solely as a result of that restructuring.

      Termination, Dissolution and Liquidation

      Under the amended partnership agreement, Alliance Holding will continue in existence until terminated pursuant to the partnership agreement. Alliance Holding will be dissolved upon:

         (1) the withdrawal or removal of the general partner or the occurrence of any other event that results in its ceasing to be the general partner, other than by reason of certain transfers of the general partner's assets or a withdrawal or removal occurring upon or after approval by the unitholders of a successor general partner;

         (2) the filing of a certificate of dissolution or the revocation of the certificate of incorporation of the general partner;

         (3) a written determination by the general partner that the projected future revenues over the next five years of Alliance Holding are insufficient to enable payment of projected costs and expenses for that period;

         (4) an election to dissolve Alliance Holding by the general partner that is approved by holders, excluding the general partner and its corporate affiliates, of more than 50% of the outstanding units;

         (5) the bankruptcy of the general partner;

         (6) the election of the general partner upon Alliance Holding being subject to federal income tax as a corporation or otherwise;

         (7) the sale of all or substantially all of the assets of Alliance Holding; or

         (8) any other event requiring dissolution under Delaware law.

      Alliance Holding will not be dissolved by the admission of additional unitholders or by the admission of additional or successor general partners. Upon an event described in clauses (1), (2) or (5) above, Alliance Holding will not be dissolved if there is at least one remaining general partner and that general partner carries on the business of Alliance Holding or, within 90 days after the event described in any of those clauses, a majority in interest of the remaining partners and unitholders agree to continue the business of Alliance Holding and to the selection, effective as of the date of such event, of a successor general partner.

      Upon dissolution of Alliance Holding, the general partner will be the liquidating trustee. If Alliance Holding has been dissolved pursuant to (1), (2) or (5) above, a liquidator or liquidating committee approved by a majority of the unitholders of Alliance Holding will be the liquidating trustee. The liquidating trustee, if other than the general partner, will be entitled to receive that compensation for its services as may be approved by a majority of the unitholders. The liquidating trustee will liquidate the assets of Alliance Holding and apply and distribute the proceeds of the liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

         (1) to creditors of Alliance Holding, including partners, in order of priority provided by law, with the creation of a reserve of cash or other assets of Alliance Holding for contingent liabilities in an amount, if any, determined by the liquidating trustee in its sole judgment to be appropriate for such purposes;

         (2) to the partners and unitholders with positive balances in their capital accounts an amount equal to the sum of all such positive balances, with the distributions to be made in proportion to the positive balances of such capital accounts; and

         (3) to the partners and unitholders in accordance with their percentage interests.

      The liquidating trustee, if other than the general partner, may be removed at any time, with or without cause, by notice of removal approved by a majority of the unitholders.

The Alliance Capital Partnership Agreement

      The material terms of the Alliance Capital partnership agreement are substantially identical to those of the amended Alliance Holding partnership agreement, with the exceptions summarized below. The discussion of the Alliance Capital partnership agreement contained in this prospectus is qualified in its entirety by reference to the Alliance Capital partnership agreement included in this prospectus as Annex C.

      Organization and Duration

      Alliance Capital was formed as a Delaware limited partnership on April 6, 1999 and will continue in existence until dissolved pursuant to the Alliance Capital partnership agreement. Alliance Capital Management Corporation is the sole general partner of Alliance Capital. Immediately upon completion of the reorganization, Alliance Holding will hold all of the outstanding units of limited partnership interest and a 1% general partnership interest in Alliance Capital. Immediately following the exchange offer and the Equitable Life private exchange, Equitable Life and its affiliates, other than management and employees, will own approximately 54% of the Alliance Capital units and the 1% general partnership interest in Alliance Capital. The remaining Alliance
Capital units will be owned by Alliance Holding and by management, employees and public unitholders of Alliance Holding who participate in the exchange offer.

      Purpose and Business

      The purpose and nature of the business to be conducted by Alliance Capital is to engage in the investment management and advisory business and to engage in any other lawful activities.

      Management; The General Partner

      The general partner under the Alliance Capital partnership agreement has substantially the same authority, powers, rights and responsibilities as the general partner under the amended Alliance Holding partnership agreement. Similarly, under the Alliance Capital partnership agreement, no unitholder may take part in the management of Alliance Capital.

      In addition to its ability to acquire assets or conduct any business or activity pursuant to the amended Alliance Holding partnership agreement, the general partner may, under the Alliance Capital partnership agreement, also acquire assets in connection with its performance of its obligations under the agreement and plan of reorganization.

      Amendment of Partnership Agreement

      The provisions relating to amendment of the Alliance Capital partnership agreement are substantially the same as those contained in the amended Alliance Holding partnership agreement. However, no amendment of provisions of the Alliance Capital partnership agreement relating to the following will become effective without the approval of the holders of a majority of the Alliance Capital units other than the general partner and its corporate affiliates:

         (1) reimbursement of expenses of Alliance Holding,

         (2) withdrawal or removal of the general partner, or

         (3) meetings of Alliance Capital unitholders for any purpose with respect to which they are entitled to vote.

      Securities Law and NYSE Related Obligations

      The rules of the New York Stock Exchange do not apply to Alliance Capital because it is a private partnership and is not listed on any exchange.

      Meetings; Voting

      The Alliance Capital partnership agreement provides that there is no obligation to hold annual or other periodic meetings of the unitholders. Meetings may be called in the discretion of the general partner. The general partner must call a meeting within ten days after receipt of a written request for such a meeting signed by unitholders that hold 25% or more in interest of Alliance Capital units or signed by Alliance Holding, in its capacity as a limited partner of Alliance Capital, pursuant to the request of Alliance Holding unitholders holding at least 50% of the issued and outstanding Alliance Holding units. The Alliance Capital unitholders will be entitled to cast one vote for each unit owned.

      Under certain pass-through voting provisions, described below, contained in the Alliance Holding amended partnership agreement, designed to preserve the rights of unitholders who do not exchange their Alliance Holding units for Alliance Capital units following the reorganization with respect to the Alliance business, any matter submitted to a vote of the Alliance Capital unitholders will also be submitted by Alliance Holding, in its capacity as a limited partner of Alliance Capital, to a vote of the Alliance Holding unitholders. Alliance Holding will vote its Alliance Capital units with respect to any such matter in accordance with written instructions received by it from Alliance Holding unitholders. If written instructions are not given to Alliance Holding by Alliance Holding unitholders, the Alliance Capital units underlying such interests will not be voted. The Alliance Holding unitholders will be entitled to instruct Alliance Holding to cast one vote for each unit that he owns.

      Further, with respect to matters that require the approval of a majority of unitholders other than the general partner and its corporate affiliates, the Alliance Capital units held by Alliance Holding will be voted for or against that matter or will be withheld from voting by Alliance Holding, in its capacity as a limited partner of Alliance Capital, in the same proportion as the units held by holders, other than the general partner of Alliance Capital and its corporate affiliates, are voted, not voted or withheld from voting.

      Distributions

      Alliance Capital will make quarterly distributions of its operating cash flow minus such amounts as the general partner determines, in its sole discretion, should be retained by Alliance Capital for use in its business. Operating cash flow is equal to the sum of the net cash provided from (or used in) operating activities of Alliance Capital, proceeds from borrowings and proceeds from sales or other dispositions of assets in the ordinary course of business, less the sum of payments of principal on borrowings and amounts expended on the purchase of assets in the ordinary course of business in excess of amounts previously retained for such purpose. The amount of the quarterly distributions will depend on the operating cash flow of Alliance Capital and certain decisions by the general partner, in its sole discretion, regarding taxes, reserves and the cash needs of Alliance Capital. Any special distributions, made other than as described above or in connection with the dissolution of Alliance Capital, may be made by the general partner in such amounts and at such times as the general partner, in its sole discretion, may determine, 1% to the general partner and 99% among limited partners, pro rata according to their percentage interests.

      Reimbursement of Expenses

      Alliance Capital has agreed to reimburse Alliance Holding for, or cause Alliance Holding to be reimbursed for, all of Alliance Holding's operating and other costs and expenses, other than taxes, including costs and expenses associated with maintaining Alliance Holding as a public partnership, all costs and expenses of any financial, legal, accounting or other advisers, and all costs and expenses of any litigation or other proceeding involving Alliance Holding. Alliance Capital will not be entitled to receive any Alliance Holding units in exchange for these reimbursements.

      Alliance Capital will not pay or reimburse:

         (1) any tax imposed on Alliance Holding's share of Alliance Capital's income;

         (2) any tax, other than income tax, payable by Alliance Holding to the extent that such tax is attributable to Alliance Holding's partnership interest in Alliance Capital;

         (3) any interest, penalties or additions to tax, and any liabilities, costs or expenses arising out of the imposition of any tax described in (1) and (2) above; and

         (4) any costs and expenses of Alliance Holding to the extent incurred in connection with business activities other than the holding of its partnership interest in Alliance Capital and activities related thereto.

      In addition, Alliance Capital will not pay or reimburse the following expenses, which will be paid or reimbursed by Equitable Life under the indemnification and reimbursement agreement:

         (5) any tax for which Equitable Life is required to indemnify Alliance Holding pursuant to the terms of the indemnification and reimbursement agreement;

         (6) any interest, penalties or additions to tax, and any liabilities, costs or expenses arising out of the imposition of any tax described in (5) above; and

         (7) any out-of-pocket costs and expenses incurred in connection with the consideration and implementation of the reorganization on or after June 15, 1998 by Alliance Holding, Alliance Capital or their common general partner.

      Transferability of Units

      Generally, the Alliance Capital partnership agreement prohibits a unitholder from transferring Alliance Capital units without the consent of both the general partner and Equitable Life. Only the written consent of Equitable Life, and not the written consent of the general partner, is required for a block transfer of units by a corporation or other business entity, provided that the partnership has received an opinion of counsel to the effect that the partnership will not be treated as a publicly-traded partnership for tax purposes as a result of the transfer. Either Equitable Life or, where applicable, the general partner may withhold its consent to a transfer in its sole discretion. Generally, neither Equitable Life nor the general partner will permit any transfer that it believes would create a risk that Alliance Capital would be treated as a corporation for tax purposes. See "Description of Alliance Capital Units--Restrictions on Transfers of the Alliance Capital Units."

      Exchange of Units

      Unlike the amended Alliance Holding partnership agreement, the Alliance Capital partnership agreement does not grant the general partner the right to freely exchange any units held by it for general partnership interests.

      Books and Reports

      Alliance Capital will provide Alliance Holding such financial and other information regarding Alliance Capital and any affiliates that it controls as may reasonably be requested by Alliance Holding in connection with the preparation and filing of any reports required to be filed by it under the Securities Exchange Act of 1934, the NYSE or any comparable national securities market on which the Alliance Holding units are listed or quoted.

      Immediately following the exchange offer and the private exchange by Equitable Life, Alliance Capital will be subject to the reporting requirements under the Securities Exchange Act of 1934. If, at a later date, Alliance Capital ceases to be subject to these reporting requirements, Alliance Capital will provide its unitholders with copies of the annual and quarterly reports, containing separate financial statements for Alliance Capital, as filed by Alliance Holding.

                               THE SPECIAL MEETING

      On behalf of Alliance Holding, the general partner is using this proxy statement/prospectus to solicit voting instructions from Alliance Holding unitholders for use at the Alliance Holding special meeting. We are first mailing this proxy statement/prospectus and accompanying form of voting instruction form to Alliance Holding unitholders on or about August 6, 1999.

Matters Relating to the Meeting

 ..................................................................................................................
Time and Place:                           September 22, 1999
                                          9:00 a.m., New York City time
                                          Alliance Capital Management L.P.
                                          1345 Avenue of the Americas
                                          41st floor
                                          New York, New York 10105
 ..................................................................................................................
Purpose of Meeting is to Vote             (1) The transfer by Alliance Holding of its business to Alliance Capital
Upon the Following Items:                     pursuant to the agreement and plan of reorganization, described under "The Reorganization Documents -- The Agreement and Plan
                                              of Reorganization" on page 53;

                                          (2) The amendment of the Alliance Holding partnership agreement, described under "Comparison of Unitholder Rights" on page 59 and
                                              "The Partnership Agreements -- The Amended Alliance Holding
                                              Partnership Agreement" on page 68; and

                                          (3) Such other matters as may properly come before the meeting, including the approval of any adjournment of the meeting.
 ..................................................................................................................
Record Date:                              The record date for units entitled to vote is August 2, 1999.
 ..................................................................................................................
Outstanding Units as of Record            As of the close of business on the record date, there were 171,191,403
Date:                                     units outstanding.
 ..................................................................................................................
Quorum Requirement:                       A quorum is necessary to hold a valid meeting.  A quorum will be met if
                                          Alliance ALP, Inc. (the entity that holds, in name only, the limited partnership interests underlying all units) has received voting instructions for more than 50% of the Alliance Holding units held by all holders other than those described below.
 ..................................................................................................................
Presence of Accountants at the            Representatives of KPMG LLP are expected to be present at the
Meeting:                                  meeting.  These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
 ..................................................................................................................

Vote Required to Approve the Proposals

 .......................................................................................................
Proposal                                  Vote Necessary
1.  Approval of transfer pursuant         o Affirmative vote of all Alliance Holding unitholders other
    to agreement and plan of                than those described below holding more than 50% of the
    reorganization:                         units held by such holders.

2.  Approval of amended Alliance          o Affirmative vote of all Alliance Holding unitholders other
    Holding partnership                     than those described below holding more than 50% of the
    agreement:                              units held by such holders, and

                                          o Affirmative vote of Alliance Holding unitholders holding more than 50% of all units.
 .......................................................................................................

      Alliance Holding Unitholders Eligible to Vote. The Alliance Holding unitholders eligible to vote include all holders other than (1) directors, officers and employees of Alliance Holding or its general partner and the following members of their families who share the same household with such persons: children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, including adoptive relationships; and (2) Alliance Holding's general partner and entities affiliated with it (including Equitable Life).

      As of June 30, 1999 Equitable Life and its affiliates held approximately 57% of the outstanding Alliance Holding units, and Equitable Life has advised us that it intends to vote, and to cause its affiliates to vote, for the amendment of the partnership agreement. Therefore, for the amendment of the partnership agreement, the affirmative vote of unitholders holding more than 50% of all units is assured.

      In addition, both proposals require the approval of the general partner of Alliance Holding, which has already been obtained.

      We cannot complete the reorganization, which consists of both proposals described above, unless it is approved by the necessary votes. Each proposal is conditioned on the other, so that both steps must be approved to accomplish the reorganization.

Voting Instructions

      You may vote in person at the special meeting or by submitting your voting instructions as directed in your voting instruction form. To be effective, your voting instructions must be submitted to Alliance ALP, Inc. (the entity that holds, in name only, the limited partnership interests underlying all units) on or before the special meeting date.

      You are entitled to direct the vote of one limited partnership interest in Alliance Holding for every unit you hold. If your voting instruction form is signed and returned without indicating instructions for one or both proposals, your units will be voted FOR approval of that proposal or those proposals. If your voting instruction form is signed and returned and indicates instructions to abstain with respect to one or both proposals, this will have the effect of a vote AGAINST approval of that proposal or those proposals. If you do not submit a voting instruction form to Alliance ALP, Inc., your units will not be deemed represented at the special meeting for purposes of determining whether a quorum is present, and your units will not be voted for approval of the reorganization.

How to Vote:
 ................................................................................
By Telephone*:    Call 1-877-PRX-VOTE (1-877-779-8683) toll-free and follow
                  the instructions.  You will need to give the personal
                  identification number contained on your voting instruction form.
 ................................................................................
By Internet*:     Go to www.eproxyvote.com/ac and follow the instructions.
                  You will need to give the personal identification number
                  contained on your voting instruction form.
 ................................................................................
In Writing:       Complete, sign, date and return your voting instruction form in the enclosed envelope
 ................................................................................

------------
* If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone or internet voting.

      Revoking Your Voting Instructions

      You may revoke your voting instructions before the vote at the special meeting by:

          o submitting new voting instructions with a later date, including voting instructions given by telephone or Internet, to Alliance ALP, Inc. and the general partner,

          o notifying Alliance ALP, Inc. and the secretary of the general partner in writing before the meeting that you have revoked your voting instructions, or

          o attending the special meeting and delivering another voting instruction form to Alliance ALP, Inc. in person. Attendance at the special meeting will not by itself constitute a revocation of voting instructions.

      All written notices of revocation and other communications with respect to revocation of voting instructions should be addressed to Alliance ALP, Inc. and the secretary of the general partner, c/o Georgeson & Company Inc., Wall Street Plaza, New York, NY 10005, toll-free telephone number: 1-877-PRX-VOTE (1-877-779-8683).

Other Business; Adjournments

      We know of no other matters to be acted on at the special meeting. However, if any other matters are properly brought before the special meeting, Alliance ALP, Inc. or its substitutes will vote the voting instructions in accordance with its judgment with respect to such matters, unless you withhold authority to do so in your voting instructions.

      Adjournments may be made for the purpose of, among other things, solicitations of additional voting instructions. If your voting instruction form is signed and returned and indicates instructions to vote AGAINST one or both proposals, your units will be voted AGAINST any adjournments. Otherwise, your units will be voted FOR any adjournments.

Solicitation of Voting Instruction Forms

      This solicitation is being made by the general partner on behalf of Alliance Holding. In addition to this mailing, officers, employees or representatives of the general partner may solicit voting instruction forms personally, electronically or by telephone. Officers, employees or representatives of the general partner may also meet with brokers, research analysts and other members of the investment community and may arrange meetings with unitholders to discuss the special meeting and the reorganization. Officers and employees of the general partner who engage in solicitation efforts or who participate in such meetings and contacts will do so without additional compensation.

      The general partner has also retained Georgeson & Company Inc. as information agent to help with the solicitation. In connection with this engagement, the information agent will receive a fee of $10,000, plus reasonable out-of-pocket expenses, which Equitable Life has agreed to pay or reimburse, or cause to be paid or reimbursed. See "The Reorganization and the Exchange Offer--Transaction Expenses." None of the compensation paid to the information agent will be contingent on the outcome of the solicitation efforts or the result of the solicitation with respect to the reorganization or based on the number of affirmative votes received.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Amended Equitable Life Investment Advisory and Management Agreement

      The Equitable Life investment advisory and management agreement governs the rights and obligations of Equitable Life, Alliance Holding and Alliance Corporate Finance Group Incorporated (a wholly-owned subsidiary of Alliance Holding and, together with Alliance Corporate Finance Group Incorporated and any affiliated successor to their respective businesses, the "Adviser") in connection with investment advisory and management services provided by the Adviser with respect to specified classes of Equitable Life's assets. If the reorganization is completed, this agreement will be amended and restated as of January 1, 1999 to provide terms more favorable to Alliance Holding and thereby to provide an incentive to Alliance Holding to implement the reorganization, which in turn will benefit Equitable Life. The following summary of material provisions of the amended investment advisory agreement is incomplete and is qualified by reference to the full text of the amended investment advisory agreement, a copy of which is an exhibit to the registration statement of which this prospectus forms a part.

      Investment Advisory and Management Services. Pursuant to the amended investment advisory agreement, the Adviser has agreed to provide investment advisory services to Equitable Life and to recommend investments to the relevant accounts subject to the agreement in accordance with investment policy statements or other guidelines provided by Equitable Life. Alliance Holding has discretion to refrain from rendering advisory services regarding or purchasing the securities of companies which are affiliates of Alliance Holding or companies regarding which Alliance Holding or its affiliates may have non-public information.

      Non-exclusivity. The amended investment advisory agreement is non-exclusive. Equitable Life may receive investment advisory services from other advisers respecting any accounts, including those subject to the agreement, and the Adviser may furnish such services to any other entity with investment policies similar to those of Equitable Life and may engage in any other business.

      Representations; Obligations. The Adviser represents and warrants that it is registered as an investment adviser pursuant to the Investment Advisers Act of 1940 and that it will promptly notify Equitable Life if it ceases to be so registered. The amended investment advisory agreement may not be assigned, within the meaning of that term under the Investment Advisers Act of 1940, by either party. The parties agree to submit any irreconcilable differences regarding the interpretation of the amended investment advisory agreement to arbitration.

      Fees. In exchange for providing the above services, Equitable Life will pay annual fees in accordance with fee schedules attached to the amended investment advisory agreement. Currently, these fees may be renegotiated at any time, but under the amended investment advisory agreement, the fees for services provided for the asset classes named in Section 4 of the amended investment advisory agreement may not be amended prior to December 31, 2003. Currently, the agreement does not provide for any minimum total annual fee. Pursuant to the amended investment advisory agreement, however, Equitable Life will agree that the total annual fees to be paid with respect to assets in these classes held in these accounts and in the accounts of The Equitable of Colorado, Inc., plus asset-based consulting fees for the assets, shall not be less than $38 million, subject to annual reductions due to:

      (1) the disposition, by sale or reinsurance, of a book of insurance that Equitable Life ceases to own;

      (2) the net reduction of assets in these classes because of transfers to other accounts with respect to which the Adviser provides advisory services;

      (3) investment of assets in these classes in investment products as are agreed to by Equitable Life and the Adviser and listed in schedule 3 of the investment advisory agreement, net of amounts of uninvested capital returned from such investment products; or

      (4) the reduction in value of assets in these classes resulting from the writing down to fair value of the original cost of any security pursuant to FASB 115.

      Termination. The amended investment advisory agreement may be terminated by Equitable Life upon 90 days written notice to the Adviser or upon the existence of willful misfeasance, gross negligence or reckless disregard of the duties and obligations under the agreement by the Adviser, a material breach by the Adviser of the agreement, a determination of the SEC or other regulatory body or court barring or materially restricting the Adviser from acting as an investment adviser or the imposition by the SEC of material limitations on the ability of the Adviser to provide services under the agreement. Equitable Life may also determine not to renew the amended investment advisory agreement at the end of each year, either with or without a reason identified in the prior sentence. The agreement may also be terminated by the Adviser upon 120 days' written notice to Equitable Life, or upon such other notice required to be given if Equitable Life fails to pay any fees due, subject to the other requirements set forth in Section 11 of the agreement. Termination or non-renewal of the amended investment advisory agreement by either party requires that party to simultaneously terminate the amended accounting, valuation, reporting and treasury services agreement between the Adviser and Equitable Life (see below). The parties agree not to terminate the accounting, valuation, reporting and treasury services agreement except upon termination of the amended investment advisory agreement.

The Amended Equitable Life Accounting, Valuation, Reporting and Treasury Services Agreement

      The following summary of material provisions of the amended Equitable Life accounting, valuation, reporting and treasury services agreement is incomplete and is qualified by reference to the full text of the amended accounting, valuation, reporting and treasury services agreement, a copy of which is an exhibit to the registration statement of which this prospectus forms a part.

      Pursuant to the Equitable Life accounting, valuation, reporting and treasury services agreement dated as of July 22, 1993, the Adviser provides the services set forth in Schedules A through E to the agreement with respect to accounts of Equitable Life. Under the amended investment advisory agreement, Equitable Life and the Adviser agree that it would not be appropriate to terminate the amended investment advisory agreement without also terminating the accounting, valuation, reporting and treasury services agreement. Equitable Life may terminate the amended investment advisory agreement under the circumstances described above. If Equitable Life terminates the amended investment advisory agreement, the accounting, valuation, reporting and treasury services agreement will automatically terminate in accordance with its terms. If the reorganization is completed, the accounting, valuation, reporting and treasury services agreement will be amended and restated as of January 1, 1999 to provide terms more favorable to Alliance Holding and thereby provide an incentive to Alliance Holding to implement the reorganization, which in turn will benefit Equitable Life. As amended, the agreement will provide that if, prior to December 31, 2003, Equitable Life terminates or fails to renew the amended investment advisory and management agreement other than for cause, as defined under that agreement, or Alliance Holding terminates the amended investment advisory and management agreement due to the failure by Equitable Life to pay Alliance Holding the $38 million in annual fees specified above, then the amended accounting, valuation, reporting and treasury services agreement will also be deemed to be terminated and, in either such event of termination, Equitable Life will be required to pay the Adviser a one-time fee, depending on the date of termination, ranging from $80 million for termination during 1999 to $10 million for termination during 2003, for the facilitation of transfer of books, records and such systems as are agreed by Equitable Life and the Adviser, consultation with the Adviser's employees and facilitation of the transfer of responsibilities under the agreement, whether or not transferred to Equitable Life or another person.

Intercompany Relationships

      There is, and for some time has been, strong competition among financial services companies seeking clients for the types of products and services offered by AXA, a French holding company for an international group of insurance and related finance services companies, and its affiliates, including Equitable Life, DLJ and Alliance

Holding. Since the creation of Alliance Holding in 1987, AXA, Equitable Life and its affiliates have provided financial and asset management services that are competitive with those offered by Alliance Holding, and the type and number of intercompany relationships between Alliance Holding and Equitable Life and its affiliates have changed substantially over time. Equitable Life and Alliance Holding expect that such competition and intercompany relationships will continue to evolve in the future. Equitable Life and its affiliates are not obligated to continue any of the intercompany relationships with Alliance Holding or Alliance Capital and may generally reduce or terminate them at any time, subject to any contractual restrictions, including the revised termination provisions of the Equitable Life investment advisory and management agreement and the Equitable Life accounting, valuation, reporting and treasury services agreement.

      The Equitable Companies Incorporated and its subsidiaries continue to implement certain strategic initiatives identified after a comprehensive review of organization and strategy conducted in late 1997. Such initiatives are designed to make The Equitable Companies Incorporated a premier provider of financial planning, insurance and asset management products and services. In 1997, Equitable Life also introduced a new multi-manager mutual fund trust known as EQ Advisers Trust for which a subsidiary of Equitable Life acts as investment manager. The investment manager retains recognized investment advisers for EQ Advisers Trust's portfolios, permitting holders of certain variable insurance contracts to invest the assets supporting their contracts in portfolios managed by various investment advisers. This is consistent with an increasing marketplace trend toward an "open architecture" environment for insurance and annuity products to provide customers with choices among investment advisers. The advisers of EQ Advisers Trust currently include, among others, major investment banking and securities firms and investment managers. Equitable Life has filed an application with the SEC for approval to transfer to investment portfolios in EQ Advisers Trust the assets of the investment portfolios in the Hudson River Trust, another funding vehicle for individual variable products offered by Equitable Life that is advised by Alliance Holding. Alliance Holding will provide day to day portfolio advisory services to the successor EQ Advisers Trust portfolios, as it currently does for Hudson River Trust portfolios.

      The Alliance Holding amended partnership agreement and the Alliance Capital partnership agreement will continue to specifically allow The Equitable Companies Incorporated and its affiliates, other than the general partner, to compete with Alliance Holding and Alliance Capital and to act upon opportunities that may also be available to Alliance Holding and Alliance Capital. AXA, The Equitable Companies Incorporated and certain of its subsidiaries, including Equitable Life and DLJ and their respective subsidiaries, have substantially greater financial resources than do Alliance Capital and the general partner and are not obligated to provide funds to Alliance Capital except for the general partner's obligation to fund certain of Alliance Capital's deferred compensation obligations.

Security Ownership as of the Record Date

      Principal Security Holders

      Alliance Holding has no information that any person beneficially owns more than 5% of the outstanding Alliance Holding units except (1) Equitable Life, ACMC, Inc. ("ACMC Inc."), and Equitable Capital Management Corporation ("ECMC"), each of which is a wholly-owned subsidiary of The Equitable Companies Incorporated ("ECI"), and (2) as reported on Amendment No. 6 to Schedule 13D dated April 8, 1999, filed with the SEC by AXA and certain of its affiliates pursuant to the Securities Exchange Act of 1934. The following table and notes have been prepared in reliance upon such filing for the nature of ownership and an explanation of overlapping ownership.

                                    Amount and Nature of
                                         Beneficial
Name and Address of                 Ownership Reported on        Percent
Beneficial Owner                        Schedule 13D            of Class
-------------------                 ---------------------       --------

AXA(1)(2)(3)(4)
9 place Vendome
75001 Paris
France                                    96,647,111              56.7%

ECI(4)
1290 Avenue of the Americas
New York, NY 10104                        96,647,111              56.7%


--------------------

(1) Based on information provided by ECI, at March 1, 1999, AXA and certain of its subsidiaries beneficially owned approximately 58.4% of ECI's outstanding common stock. For insurance regulatory purposes the shares of capital stock of ECI beneficially owned by AXA and its subsidiaries have been deposited into a voting trust ("Voting Trust") which has an initial term of 10 years commencing May 12, 1992. The trustees of the Voting Trust (the "Voting Trustees") are Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, each of whom serves on either the Executive Board (in the case of Mr. Bebear) or Supervisory Board (in the case of Messrs. Garnier and de Clermont-Tonnerre) of AXA. The Voting Trustees have agreed to exercise their voting rights to protect the legitimate economic interests of AXA, but with a view to ensuring that certain minority shareholders of AXA do not exercise control over ECI or certain of its insurance subsidiaries.

(2) Based on information provided by AXA, on March 1, 1999, approximately 20.7% of the issued ordinary shares (representing 32.7% of the voting power) of AXA were owned directly and indirectly by Finaxa, a French holding company. As of March 1, 1999, 61.7% of the shares (representing 72.3% of the voting power) of Finaxa were owned by four French mutual insurance companies (the "Mutuelles AXA") (one of which, AXA Assurances I.A.R.D. Mutuelle, owned 35.4% of the shares, representing 41.5% of the voting power), and 22.7% of the shares of Finaxa (representing 13.7% of the voting power) were owned by Paribas, a French bank. Including the ordinary shares owned by Finaxa, on March 1, 1999, the Mutuelles AXA directly or indirectly owned approximately 23.9% of the issued ordinary shares (representing 37.6% of the voting power) of AXA.

(3) The Voting Trustees may be deemed to be beneficial owners of all units beneficially owned by AXA and its subsidiaries. In addition, the Mutuelles AXA, as a group, and Finaxa may be deemed to be beneficial owners of all units beneficially owned by AXA and its subsidiaries. By virtue of the provisions of the Voting Trust Agreement, AXA may be deemed to have shared voting power with respect to the units. AXA and its subsidiaries have the power to dispose or direct the disposition of all shares of the capital stock of ECI deposited in the Voting Trust. The Mutuelles AXA, as a group, and Finaxa may be deemed to share the power to vote or to direct the vote and to dispose or to direct the disposition of all the units beneficially owned by AXA and its subsidiaries. The address of each of AXA and the Voting Trustees is 9 Place Vendome, 75001 Paris, France. The address of Finaxa is 23 avenue Matignon, 75008 Paris, France. The addresses of the Mutuelles AXA are as follows: The address of each of AXA Assurances Vie Mutuelle and AXA Assurances I.A.R.D. Mutuelle is 21 rue de Chateaudun, 75009 Paris, France; the address of AXA Conseil Vie Assurance Mutuelle is Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris Las Defense, France; and the address of AXA Courtage Assurance Mutuelle is 26 rue Louis-le-Grand, 75002 Paris, France. The address of Paribas is 3 rue d'Antin, Paris, France.

(4) By reason of their relationship, AXA, the Voting Trustees, the Mutuelles AXA, Finaxa, ECI, Equitable Life, Equitable Holdings, LLC, Equitable Investment Corporation, ACMC Inc. and ECMC may be deemed to share the power to vote or to direct the vote and to dispose or direct the disposition of all or a portion of the 96,647,111 units.

      Management

      The following table sets forth, as of March 1, 1999, the beneficial ownership of units by each director and each named executive officer of the general partner and by all directors and executive officers of the general partner as a group:

                                                    Number of Units and Nature of    Percent of
Name of Beneficial Owner                                Beneficial Ownership            Class
------------------------                            -----------------------------    ----------
Dave H. Williams(1)(2).............................            1,868,912                 1.1%
Luis Javier Bastida................................                    0                 *
Donald H. Brydon(1)................................                    0                 *
Bruce W. Calvert(1)(3).............................            1,550,000                 *
John D. Carifa(1)(4)...............................            2,205,136                 1.3%
Henri de Castries(1)...............................                    0                 *
Kevin C. Dolan(1)..................................                    0                 *
Denis Duverne(1)...................................                    0                 *
Alfred Harrison(1).................................              730,820                 *
Herve Hatt(1)......................................                    0                 *
Michael Hegarty(1).................................                    0                 *
Benjamin D. Holloway...............................               11,600                 *
Edward D. Miller(1)................................                    0                 *
Peter D. Noris(1)..................................                2,000                 *
Frank Savage(1)....................................              101,000                 *
Stanley B. Tulin(1)................................                    0                 *
Reba W. Williams(1)(5).............................            1,868,912                 *
Robert B. Zoellick.................................                  600                 *
David R. Brewer, Jr.(1)(6).........................              253,808                 *
Robert H. Joseph, Jr.(1)(7)........................              147,120                 *
All directors and executive officers of the
 general partner as a group (20 persons)(8)........            6,870,996                 4.0%

------------
* Number of units listed represents less than 1% of the units outstanding.

(1)  Excludes units beneficially owned by AXA, ECI and/or Equitable Life.
     Messrs. Williams, Brydon, de Castries, Dolan, Duverne, Hatt, Hegarty,
     Miller, Noris and Tulin are directors and/or officers of AXA, ECI and/or
     Equitable Life. Messrs. Williams, Calvert, Carifa, Harrison, Savage,
     Brewer, Joseph and Mrs. Reba W. Williams are directors and/or officers of ACMC Inc..

(2)  Includes 160,000 units owned by Mrs. Reba W. Williams.

(3) Includes 550,000 units which may be acquired within 60 days under Partnership Option Plans.

(4) Includes 590,000 units which may be acquired within 60 days under Partnership Option Plans.

(5)  Includes 1,708,912 units owned by Mr. Dave H. Williams.

(6) Includes 162,808 units which may be acquired within 60 days under Partnership Option Plans.

(7) Includes 127,120 units which may be acquired within 60 days under Partnership Option Plans.

(8) Includes 1,429,928 units which may be acquired within 60 days under Partnership Option Plans.

      The following tables set forth, as of March 1, 1999, the beneficial ownership of the common stock of ECI, AXA and Finaxa by each director and each named executive officer of the general partner and by all directors and executive officers of the general partner as a group:

                                ECI Common Stock

                                                   Number of Shares and Nature of    Percent of
Name of Beneficial Owner                                 Beneficial Ownership          Class
------------------------                           ------------------------------    ----------
Dave H. Williams(1)(2).............................              100,000                 *
Luis Javier Bastida................................                    0                 *
Donald H. Brydon(2)................................                    0                 *
Bruce W. Calvert(3)................................               50,000                 *
John D. Carifa(4)..................................               50,000                 *
Henri de Castries(2)(5)............................               13,333                 *
Kevin C. Dolan(2)..................................                    0                 *
Denis Duverne(2)(6)................................               10,333                 *
Alfred Harrison ...................................                    0                 *
Herve Hatt(2)......................................                    0                 *
Michael Hegarty(2)(7)..............................               48,228                 *
Benjamin D. Holloway...............................                  108                 *
Edward D. Miller(2)(8).............................              142,745                 *
Peter D. Noris(9)..................................               70,825                 *
Frank Savage ......................................                  136                 *
Stanley B. Tulin(10)...............................               87,437                 *
Reba W. Williams(1)................................              100,000                 *
Robert B. Zoellick.................................                    0                 *
David R. Brewer, Jr................................                    0                 *
Robert H. Joseph, Jr...............................                    0                 *
All directors and executive officers
of the general partner as a group (20 persons)(11).              573,145                 *

------------

* Number of shares listed represents less than one percent (1%) of the number of shares of common stock outstanding.

(1) Represents 100,000 shares subject to options held by Mr. Williams, which options Mr. Williams has the right to exercise within 60 days.

(2)  Excludes shares beneficially owned by AXA. Messrs. Williams, Brydon, de
     Castries, Dolan, Duverne, Hatt, and Miller are officers of AXA.

(3) Represents 50,000 shares subject to options held by Mr. Calvert, which options Mr. Calvert has the right to exercise within 60 days.

(4) Represents 50,000 shares subject to options held by Mr. Carifa, which options Mr. Carifa has the right to exercise within 60 days.

(5) Represents 13,333 shares subject to options held by Mr. de Castries, which options Mr. de Castries has the right to exercise within 60 days.

(6)  Includes 8,333 shares subject to options held by Mr. Duverne, which options
     Mr. Duverne has the right to exercise within 60 days.

(7) Includes 48,039 shares subject to options held by Mr. Hegarty, which options Mr. Hegarty has the right to exercise within 60 days.


(8) Represents 142,745 shares subject to options held by Mr. Miller, which options Mr. Miller has the right to exercise within 60 days.

(9) Represents 70,825 shares subject to options held by Mr. Noris, which options Mr. Noris has the right to exercise within 60 days.

(10) Includes 82,819 shares subject to options held by Mr. Tulin, which options Mr. Tulin has the right to exercise within 60 days, and 4,000 shares owned jointly by Mr. Tulin and his spouse, Riki P. Tulin.

(11) Includes 566,094 shares subject to options, which options may be exercised within 60 days.

                                AXA Common Stock

                                                   Number of Shares and Nature of    Percent of
Name of Beneficial Owner                                 Beneficial Ownership          Class
------------------------                           ------------------------------    ----------
Dave H. Williams(1)................................                5,000                 *
Luis Javier Bastida................................                    0                 *
Donald H. Brydon ..................................                    0                 *
Bruce W. Calvert(2)................................                1,250                 *
John D. Carifa(3)..................................                1,750                 *
Henri de Castries(4)...............................               70,188                 *
Kevin C. Dolan(5)..................................               19,201                 *
Denis Duverne(6)...................................               11,042                 *
Alfred Harrison ...................................                    0                 *
Herve Hatt.........................................                    0                 *
Michael Hegarty....................................                    0                 *
Benjamin D. Holloway...............................                    0                 *
Edward D. Miller ..................................                    0                 *
Peter D. Noris(7) .................................                1,250                 *
Frank Savage ......................................                    0                 *
Stanley B. Tulin(8) ...............................                3,500                 *
Reba W. Williams(1)................................                5,000                 *
Robert B. Zoellick.................................                    0                 *
David R. Brewer, Jr................................                    0                 *
Robert H. Joseph, Jr...............................                    0                 *
All directors and executive officers                             113,181                 *
of the general partner as a group (20 persons)(9)..

------------
*    Number of shares listed represents less than one percent (1%) of the outstanding AXA common stock. Holdings of AXA American Depositary Shares are expressed as their equivalent in AXA common stock. Each AXA American
     Depositary Share is equivalent to one-half of a share of AXA Common Stock.

(1) Represents 5,000 shares subject to options held by Mr. Williams, which options Mr. Williams has the right to exercise within 60 days.

(2) Represents 1,250 shares subject to options held by Mr. Calvert, which options Mr. Calvert has the right to exercise within 60 days.

(3)  Includes 1,250 shares subject to options held by Mr. Carifa, which options
     Mr. Carifa has the right to exercise within 60 days.

(4) Includes 69,188 shares subject to options held by Mr. de Castries, which options Mr. de Castries has the right to exercise within 60 days.

(5) Represents 19,201 shares subject to options held by Mr. Dolan, which options Mr. Dolan has the right to exercise within 60 days.


(6) Includes 1,000 shares held jointly with Mr. Duverne's wife, 42 shares owned by Mr. Duverne's children and 10,000 shares subject to options held by Mr. Duverne, which options Mr. Duverne has the right to exercise within 60 days.

(7) Represents 1,250 shares subject to options held by Mr. Noris, which options Mr. Noris has the right to exercise within 60 days.

(8) Includes 2,500 shares subject to options held by Mr. Tulin, which options Mr. Tulin has the right to exercise within 60 days.

(9) Includes 109,639 total options shares subject to options, which options may be exercised within 60 days.

                               Finaxa Common Stock

                                                   Number of Shares and Nature of    Percent of
Name of Beneficial Owner                                 Beneficial Ownership          Class
------------------------                           ------------------------------    ----------
Dave H. Williams...................................                    0                 *
Luis Javier Bastida................................                    0                 *
Donald H. Brydon ..................................                    0                 *
Bruce W. Calvert ..................................                    0                 *
John D. Carifa ....................................                    0                 *
Henri de Castries(1)...............................              115,000                 *
Kevin C. Dolan.....................................                    0                 *
Denis Duverne .....................................                    0                 *
Alfred Harrison ...................................                    0                 *
Herve Hatt ........................................                    0                 *
Michael Hegarty....................................                    0                 *
Benjamin D. Holloway...............................                    0                 *
Edward D. Miller ..................................                    0                 *
Peter D. Noris.....................................                    0                 *
Frank Savage ......................................                    0                 *
Stanley B. Tulin ..................................                    0                 *
Reba W. Williams...................................                    0                 *
Robert B. Zoellick.................................                    0                 *
David R. Brewer, Jr................................                    0                 *
Robert H. Joseph, Jr...............................                    0                 *
All directors and executive officers                             115,000                 *
of the general partner as a group (20 persons)(2)..

------------
*    Number of shares listed represents less than one percent (1%) of the outstanding Finaxa common stock.

(1) Represents 115,000 shares subject to options held by Mr. de Castries, which options Mr. de Castries has the right to exercise within 60 days.

(2) Represents 115,000 shares subject to options, which options may be exercised within 60 days.

                                  LEGAL MATTERS

      The validity of the Alliance Capital units offered in the exchange offer will be passed upon for Alliance Capital by Davis Polk & Wardwell, New York, New York. Davis Polk & Wardwell has represented Alliance Holding in connection with various transactions.

                                     EXPERTS

      The consolidated financial statements of Alliance Capital Management L.P. incorporated by reference in this proxy statement/prospectus have been audited by KPMG LLP, independent auditors, as stated in their report appearing therein, and are so incorporated in reliance upon the report of such firm as experts in accounting and auditing.

      The statement of financial condition of Alliance Capital Management L.P. II included in this proxy statement/prospectus has been audited by KPMG LLP, independent auditors, as stated in their report appearing herein, and is included in reliance upon the report of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      Alliance Holding files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or in New York, New York and Chicago, Illinois. Please call the SEC at 1- 800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

      Alliance Capital filed a registration statement on Form S-4 to register with the SEC the units of limited partnership interest of Alliance Capital to be issued to Alliance Holding's unitholders in the exchange offer. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Alliance Capital in addition to being a proxy statement of Alliance Holding for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important business and financial information about Alliance Holding to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about the Alliance Holding business.

Alliance Holding SEC Filings
(File No. 1-9818)                          Period
----------------------------               ------
Annual Report on Form 10-K                 Fiscal Year ended December 31, 1998

Quarterly Report on Form 10-Q              Fiscal Quarter ended March 31, 1999

Current Report on Form 8-K                 Dated April 8, 1999

      We are also incorporating by reference additional documents that we file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting.

      Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Please direct your oral or written requests to:

                            Georgeson & Company Inc.
                                Wall Street Plaza
                            New York, New York 10005
                                 (800) 223-2064

      If you would like to request documents, please do so no later than September 15, 1999 in order to receive them before the special meeting.

      You should rely only on the information contained or incorporated by reference in this proxy statement/ prospectus to vote on the reorganization. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated August 3, 1999. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to Alliance Holding unitholders nor the issuance of Alliance Capital units in the exchange offer shall create any implication to the contrary.

                       ALLIANCE CAPITAL MANAGEMENT L.P. II

                            FINANCIAL STATEMENT INDEX

                                                                           Page
                                                                           ----
Independent Auditors' Report............................................    F-2
Statement of Financial Condition........................................    F-3
Note to Statement of Financial Condition................................    F-4

                          INDEPENDENT AUDITORS' REPORT



The General Partner and Limited Partner
Alliance Capital Management L.P. II

      We have audited the statement of financial condition of Alliance Capital Management L.P. II as of July 7, 1999. This statement of financial condition is the responsibility of the management of Alliance Capital Management Corporation, General Partner. Our responsibility is to express an opinion on this statement of financial condition based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in that statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the statement of financial condition referred to above presents fairly, in all material respects, the financial position of Alliance Capital Management L.P. II as of July 7, 1999, in conformity with generally accepted accounting principles.

KPMG LLP
New York, New York
July 7, 1999

                       ALLIANCE CAPITAL MANAGEMENT L.P. II

                        Statement of Financial Condition
                                  July 7, 1999

                                     ASSETS

       Cash.................................................. $   100
                                                               ------
       Total assets.......................................... $   100
                                                               ======



                                PARTNERS' CAPITAL

       Partners' Capital:
          General partner.................................... $    50
          Limited partner....................................      50
                                                               ------
       Total partners' capital............................... $   100
                                                               ======



                  See Note to Statement of Financial Condition

                       Alliance Capital Management L.P. II
                    Note to Statement of Financial Condition

Note 1.   Organization

      Alliance Capital Management L.P. II was formed as a Delaware limited partnership pursuant to a Certificate of Limited Partnership, dated as of April 6, 1999, and is governed by an Agreement of Limited Partnership, dated as of July 7, 1999, with Alliance Capital Management L.P. as the initial limited partner and Alliance Capital Management Corporation, an indirect wholly-owned subsidiary of The Equitable Companies Incorporated ("Equitable") and the general partner of Alliance Capital Management L.P., as the initial general partner. Alliance Capital Management L.P. II was formed to carry on Alliance Capital Management L.P.'s business after the reorganization, described below.

      Under the proposed Alliance Capital Management L.P. reorganization, Alliance Capital Management L.P. will transfer its business to Alliance Capital Management L.P. II in exchange for all Alliance Capital Management L.P. II units. The Alliance Capital Management L.P. partnership agreement requires the affirmative vote of Alliance Capital Management L.P. unitholders, other than those described below, holding more than 50% of the units held by all such unitholders, to approve the reorganization. For this purpose, the Alliance Capital Management L.P. unitholders eligible to vote include all holders other than (1) directors, officers and employees of Alliance Capital Management L.P. or its general partner and members of their families and (2) Alliance Capital Management L.P.'s general partner and entities affiliated with it, including The Equitable Life Assurance Society of the United States ("Equitable Life"), a wholly-owned subsidiary of Equitable. If the reorganization is approved, the diversified investment management services business presently conducted by Alliance Capital Management L.P. will continue to be conducted by Alliance Capital Management L.P. II, and all employees of Alliance Capital Management L.P. will become employees of Alliance Capital Management L.P. II. Alliance Capital Management L.P. will change its name to Alliance Capital Management Holding L.P. and Alliance Capital Management L.P. II will assume the name Alliance Capital Management L.P.

      On July 7, 1999, Alliance Capital Management L.P. and Alliance Capital Management Corporation each contributed $50 in exchange for a 50% interest in Alliance Capital Management L.P. II. All costs and expenses associated with the organization of Alliance Capital Management L.P. II will be paid by Equitable Life.

                                                                       ANNEX A





                 FORM OF AGREEMENT AND PLAN OF REORGANIZATION


                                 dated , 1999


                                 by and among


                       ALLIANCE CAPITAL MANAGEMENT L.P.,
                        a Delaware limited partnership,

                     ALLIANCE CAPITAL MANAGEMENT L.P. II,
                        a Delaware limited partnership,

                   ALLIANCE CAPITAL MANAGEMENT CORPORATION,
                            a Delaware corporation

                                      and

                     THE EQUITABLE LIFE ASSURANCE SOCIETY
                             OF THE UNITED STATES,
                  a New York stock life insurance corporation





                           [DRAFT OF AUGUST 2, 1999]

                                                               Draft -- 8/2/99


                     AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is dated as of ____________, 1999 by and among Alliance Capital Management L.P., a Delaware limited partnership ("Alliance Holding"), Alliance Capital Management L.P. II, a Delaware limited partnership ("Alliance Capital"), Alliance Capital Management Corporation, a Delaware corporation in its capacities as the sole general partner of each of Alliance Holding and Alliance Capital ("ACMC"), and The Equitable Life Assurance Society of the United States, a New York stock life insurance corporation ("Equitable Life"). Capitalized terms have the meanings specified in Article I.

         WHEREAS, Alliance Holding is a limited partnership formed pursuant to the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") with Alliance Holding LP Units listed on the New York Stock Exchange;

         WHEREAS, Alliance Capital is a private limited partnership recently formed pursuant to the Delaware Act for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and continuing the business of Alliance Holding following the Reorganization;

         WHEREAS, the parties desire to effect a reorganization of Alliance Holding, pursuant to which, among other things, Alliance Holding will (i) transfer or assign all or substantially all of its assets to Alliance Capital in exchange for the issuance by Alliance Capital to Alliance Holding of 100% of the Alliance Capital LP Units and the Alliance Capital GP Interest and the assumption by Alliance Capital of all or substantially all of the liabilities of Alliance Holding and (ii) offer to exchange outstanding Alliance Holding LP Units for Alliance Capital LP Units held by Alliance Holding immediately prior to the Effective Time, on a one-for-one basis (the "Reorganization");

         WHEREAS, in connection with the Reorganization, Alliance Holding, Alliance Capital and Equitable Life have entered into an Indemnification and Reimbursement Agreement, dated as of April 8, 1999, pursuant to which Equitable Life has agreed to indemnify and reimburse, or cause to be indemnified and reimbursed, Alliance Holding, Alliance Capital and certain of their affiliates for certain costs and expenses associated with the Reorganization, and an Exchange Agreement, dated as of April 8, 1999, pursuant to which Equitable Life has agreed to exchange, and to cause its affiliates to exchange, substantially all of the Alliance Holding LP Units held by them for Alliance Capital LP Units (which Exchange Agreement shall be superceded by this Agreement); and

         WHEREAS, the parties desire to specify the steps to be taken in connection with the Reorganization.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

         SECTION 1.01. Definitions. Unless the context otherwise specifies or requires, the terms defined in this Section 1.01 shall, for the purposes of this Agreement, have the meanings herein specified. In the event of any inconsistency between the meanings assigned to such terms in this Agreement, the Alliance Holding Partnership Agreement and the Alliance Capital Partnership Agreement, the meanings assigned to such terms in the Alliance Holding Partnership Agreement and the Alliance Capital Partnership Agreement shall control.

         "ACMC" has the meaning specified in the Recitals.

         "Alliance Capital" has the meaning specified in the Recitals.

         "Alliance Capital Certificate of Limited Partnership" has the meaning specified in Section 2.04.

         "Alliance Capital GP Interest" shall mean a partnership interest representing a 1% economic interest in Alliance Capital.

         "Alliance Capital LP Unit" shall mean a unit representing a percentage interest in the aggregate partnership interests of the limited partners of Alliance Capital equal to, at any time, one divided by the total number of units of limited partner interests in Alliance Capital outstanding at that time.

         "Alliance Capital Partnership Agreement" shall mean the Agreement of Limited Partnership of Alliance Capital Management L.P. II, dated as of July 7, 1999, as the same may be amended, supplemented or restated from time to time.

         "Alliance Holding" has the meaning specified in the Recitals.

         "Alliance Holding GP Units" has the meaning specified in Section
2.01(a).

         "Alliance Holding LP Unit" shall mean a unit representing an assignment of a beneficial interest in a corresponding limited partner interest in Alliance Holding.

         "Alliance Holding Partnership Agreement" shall mean the Agreement of Limited Partnership of Alliance Capital Management L.P., dated as of November 18, 1987, as the same may be amended, supplemented or restated from time to time.

         "Assumed Liabilities" has the meaning set forth in Section 2.01(d)(i).

         "Closing" and "Closing Date" have the meanings specified in Section
2.02.

         "Consent" shall mean any consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, or registration, declaration or filing with, any court, Governmental Authority or Person.

         "Delaware Act" has the meaning specified in the Recitals.

         "Effective Time" has the meaning specified in Section 2.02.

         "Equitable Life" has the meaning specified in the Recitals.

         "Equitable Life Exchange" has the meaning specified in Section 2.03.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Offer" has the meaning specified in Section 2.01(e).

         "Governmental Approval" shall mean any Consent of, with or to any Governmental Authority, including the expiration of any waiting or other time period required to pass before governmental consent or acquiescence may be assumed or relied upon.

         "Governmental Authority" shall mean any court or governmental authority, department, commission, board, bureau, agency or instrumentality, domestic or foreign, any tribunal or arbitrators of competent jurisdiction and any self-regulatory organization.

         "Holdback Interests" has the meaning specified in Section 2.01(d)(ii).

         "Investment Advisory Agreement" shall mean any agreement or arrangement for the performance of investment management or advisory services for clients by which the relevant partnership may be bound.

         "Material Contract" shall mean any contract, agreement, note, instrument, franchise, lease, license, commitment, arrangement or understanding, written or oral, to which the relevant partnership is a party or by which any of its properties is bound which is material to the business or assets of such partnership, taken as a whole.

         "Person" shall mean any individual, corporation, association, partnership, joint venture, trust, estate or other entity or organization.

         "Public Unitholders" shall mean the holders of Alliance Holding LP Units excluding Equitable Life, its affiliates, other holders of more than 2% of the currently oustanding Alliance Holding LP Units and Alliance Holding's executive management.

         "Registration Statement" has the meaning specified in Section 7.01(b).

         "Reorganization" has the meaning specified in the Recitals.

         "SEC" shall mean the Securities and Exchange Commission.

         "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

         "Transferred Assets" has the meaning specified in Section 2.01(d)(i).

         "Securities Act" shall mean the Securities Act of 1933, as amended.


                                   ARTICLE 2
                          REORGANIZATION AND EXCHANGE

         SECTION 2.01. Contribution of Assets, Etc. The parties hereby agree to take, or cause to be taken, all actions necessary, proper or advisable to consummate or make effective each of the following actions, each of which shall be deemed to occur simultaneously at the Effective Time, subject to and in accordance with the terms set forth in this Agreement:

          (a) Conversion of Alliance Holding GP Interest into Units. The general partner interest in Alliance Holding held by ACMC shall be converted into a number of units ("Alliance Holding GP Units") determined in accordance with the following formula:

Number of Alliance             total number of Alliance Holding LP Units
Holding GP Units     =    outstanding immediately prior to the Effective Time
                          ---------------------------------------------------
                                                  99

          (b) Partnership Agreements. The parties shall amend and restate the Alliance Holding Partnership Agreement and the Alliance Capital Partnership Agreement in substantially the forms attached hereto as Exhibit A and Exhibit B, respectively.

          (c) Amendment of Equitable Life Investment Advisory and Services Agreements. Equitable Life and Alliance Holding shall cause each of (i) the Investment Advisory and Management Agreement, dated as of July 22, 1993, by and among Alliance Holding, Alliance Corporate Finance Group Incorporated, a wholly owned subsidiary of Alliance Holding, and Equitable Life, as amended, and (ii) the Accounting, Valuation, Reporting and Treasury Services Agreement, dated as of July 22, 1993, by and between Alliance Holding and Equitable Life, to be amended and restated effective as of January 1, 1999 in substantially the forms attached hereto as Exhibit C and Exhibit D, respectively.

          (d) Contribution of Assets.

              (i) Assignment. Subject to clause (ii) below, Alliance Holding will transfer, convey, assign and deliver to Alliance Capital all right, title and interest of Alliance Holding in and to its properties, assets and rights of every nature, kind and description, whether tangible or intangible (including goodwill, cash and receivables), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereafter acquired prior to the Effective Time (collectively, the "Transferred Assets"). In exchange for the contribution of the Transferred Assets, Alliance Capital will issue to Alliance Holding (A) such number of Alliance Capital LP
         Units as shall equal the number of Alliance Holding LP Units outstanding as of the Effective Time, and (B) the Alliance Capital GP Interest. In addition, subject to clause (ii) below, Alliance Capital will assume and agree to pay, honor and discharge all of Alliance Holding's liabilities of every nature, kind and description, whether tangible or intangible, whether accrued, contingent or otherwise and whether now existing or hereafter incurred prior to the Effective
         Time, other than liabilities for Taxes for periods ending on or prior to the Effective Time (collectively, the "Assumed Liabilities").

             (ii) Nonassignability. To the extent that any contract, agreement, permit or other asset included in the Transferred Assets, or any claim, right, benefit, liability or obligation arising thereunder or resulting therefrom is not capable of being transferred, conveyed, assigned or delivered without the Consent of the other party or parties thereto, the issuer thereof or any third Person (including a Governmental Authority), or if the transfer, conveyance, assignment or delivery or attempted transfer, conveyance, assignment or delivery thereof would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, then such contract, agreement, permit or other asset, or such claim, right, benefit, liability or obligation (collectively, the "Holdback Interests") shall not be transferred, conveyed, assigned or delivered; provided, however, that ACMC may determine at any time, in its sole discretion, that the transfer, conveyance, assignment or delivery of certain Holdback Interests shall be effected whether or not the applicable Consents have been obtained or notwithstanding any impediments to transfer.

            (iii) Parties To Use Reasonable Efforts. Subject to ACMC's right to determine that Alliance Holding and Alliance Capital not seek any Consent or resolve any impediments to transfer, Alliance Holding shall use all reasonable efforts, and Alliance Capital shall cooperate with Alliance Holding, to obtain all necessary Consents, or to resolve any impediments to transfer referred to in Section 2.01 (d)(ii) necessary to convey to Alliance Capital each such Holdback Interest as soon as practicable.

             (iv) If Consents Cannot Be Obtained. To the extent any applicable Consent has not been obtained or an impediment to transfer has not been resolved by Alliance Holding as of the Effective Time and ACMC has not determined that the transfer, conveyance, assignment or delivery of the relevant Holdback Interests should be effected notwithstanding the absence of such Consent or the existence of such impediments to transfer, Alliance Holding shall, during the remaining term of each such Holdback Interest, (1) use all reasonable efforts to obtain any applicable Consent or resolve any impediment to transfer with respect to such Holdback Interest; (2) enter into any reasonable and lawful arrangement designed to provide the benefits of such Holdback Interest to Alliance Capital so long as Alliance Capital reasonably cooperates with Alliance Holding in such arrangement; and (3) enforce, at the request of Alliance Capital and at the expense and for the account of Alliance Capital, any rights of Alliance Holding arising from such Holdback Interest against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Holdback Interest in accordance with the terms thereof upon the advice of Alliance Capital). To the extent Alliance Capital is provided the benefits under any such Holdback Interest, Alliance Capital shall perform for the benefit of the issuer thereof, or the other party or parties thereto, as the case may be, the obligations of Alliance Holding thereunder.

          (e) Exchange Offer. Alliance Holding shall commence (within the meaning of Rule 13e-4 under the Exchange Act), as promptly as reasonably practicable after the special meeting of unitholders of Alliance Holding at which the Reorganization is approved, an offer to exchange (the "Exchange Offer") Alliance Holding LP Units held by any holder other than Equitable Life and its affiliates for an equal number of Alliance Capital LP Units held by Alliance Holding upon the written request of such holder in such form as Alliance Holding shall prescribe. However, Alliance Holding shall not be obligated to accept Alliance Holding LP Units tendered that, if exchanged, would cause Alliance Holding LP Units to be held by fewer than 1,200 Public Unitholders or would cause there to be fewer than 40 million Alliance Holding LP Units to be held by Public Unitholders immediately following the Exchange Offer. In the event that the number of Alliance Holding LP Units tendered or the number of unitholders tendering would, if such tenders were accepted, reduce the number of Public Unitholders below 1,200 or the number of such Alliance Holding LP Units held by Public Unitholders below 40 million, Alliance Holding will reject a sufficient number of Alliance Holding LP Units on a pro rata basis among all tendering unitholders (and Equitable Life and its affiliates, as contemplated by Section 2.03) in order to avoid either such event. Alliance Holding may extend the Exchange Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Exchange Offer. Subject to the terms and conditions of the Exchange Offer, Alliance Holding shall accept for exchange and exchange for Alliance Capital LP Units, as promptly as practicable after the expiration of the Exchange Offer, all Alliance Holding LP Units validly tendered and not withdrawn. ACMC, as the initial general partner of Alliance Capital, hereby consents to the transfers of Alliance Capital LP Units contemplated by the Exchange Offer and acknowledges that the transferees thereof shall become limited partners of Alliance Capital at and as of the time of such transfers. At the Effective Time, Equitable Life will, or will cause one or more of its affiliates to, contribute 100,000 Alliance Holding LP Units to ACMC.

          (f) Employee Matters. All employees of Alliance Holding will become employees of Alliance Capital and, as part of the Assumed Liabilities, Alliance Capital will assume the liabilities of Alliance Holding with respect to both current and former employees. In addition, Alliance Capital will assume sponsorship of the compensation and benefit plans maintained by Alliance Holding, other than the 1997 Long Term Incentive Plan, 1993 Unit Option Plan, Century Club Plan and Unit Bonus Plan, each of which will be retained by Alliance Holding and amended to provide for the grant of awards to employees of Alliance Capital.

          (g) Name Change. Alliance Holding will change its name to "Alliance Capital Management Holding L.P." and Alliance Capital will change its name to "Alliance Capital Management L.P."

         SECTION 2.02. Closing. The closing of the transactions contemplated by Section 2.01 hereof (the "Closing") shall take place at the offices of _____________, New York, New York, at 10:00 a.m. as promptly as practicable after the expiration of the Exchange Offer, or at such other place and time as the parties may agree (the "Closing Date"), and shall be deemed effective for all purposes as of _________ (the "Effective Time").

         SECTION 2.03. Exchange by Equitable Life and Affiliates. (a) Immediately after the Effective Time, Equitable Life and its affiliates who hold Alliance Holding LP Units will exchange an aggregate of __________ Alliance Holding LP Units for Alliance Capital LP Units held by Alliance Holding, subject to the same terms and conditions as the Exchange Offer, including any pro rata cut back of Alliance Holding LP Units accepted in the Exchange Offer, and ACMC will exchange all of its Alliance Holding GP Units for the Alliance Capital GP Interest held by Alliance Holding (the "Equitable Life Exchange"). In addition, pursuant to the right granted to it under the Alliance Holding Partnership Agreement, as amended and restated in accordance with Section 2.01(b), ACMC will exchange 100,000 Alliance Holding LP Units held by it for an equal number of Alliance Holding GP Units.

         SECTION 2.04. Partners of Alliance Capital; Consent to Transfers.
ACMC is the general partner of Alliance Capital and Alliance Holding is the initial limited partner of Alliance Capital under and pursuant to the terms of the Alliance Capital Partnership Agreement as in effect on the date hereof, each having no current economic interest in Alliance Capital other than to the extent of its contributed capital. ACMC, as general partner of Alliance
Capital, consents to the issuance to Alliance Holding of the Alliance Capital
LP Units and the Alliance Capital GP Interest at the Effective Time as herein provided. Alliance Holding shall be deemed admitted as a limited partner of Alliance Capital with respect to all such Alliance Capital LP Interests. ACMC further consents to the transfers of Alliance Capital LP Units in connection with the applicable exchange transactions provided for in Sections 2.01 and 2.03 and, as of the Effective Time (immediately after the Effective Time in the case of Equitable Life and its affiliates), consents to the admission of the transferees of Alliance Holding LP Units in such exchange transactions as limited partners of Alliance Capital. Alliance Holding shall not be admitted as a general or limited partner of Alliance Capital with respect to the Alliance Capital GP Interest, but upon the effectiveness of the exchange by ACMC of Alliance Holding GP Units for the Alliance Capital GP Interest immediately after the Effective Time, ACMC shall be deemed to hold the Alliance Capital GP Interest in its capacity as general partner of Alliance Capital and such interest shall constitute a general partnership interest in Alliance Capital.


                                   ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF ALLIANCE HOLDING

         Alliance Holding represents and warrants to Alliance Capital, ACMC and Equitable Life as follows:

         SECTION 3.01. Organization; Authority. (a) Alliance Holding is a limited partnership organized under the Delaware Act, validly existing and in good standing under the laws of the State of Delaware. Alliance Holding has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Alliance Holding and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action by the general partner of Alliance Holding and by Alliance Holding. This Agreement constitutes the valid and legally binding obligation of Alliance Holding, enforceable against Alliance Holding in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

          (b) Alliance Holding has full power and authority and possesses all material rights, authorizations and approvals, governmental or otherwise, necessary to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted. Alliance Holding is duly qualified, licensed or registered to transact business and is in good standing in each jurisdiction in which it owns or leases properties or in which the failure to be so qualified would have a material adverse effect on its ability to conduct business as currently conducted.

         SECTION 3.02. Conflicts. Except as set forth in Schedule 3.02, the execution, delivery and performance by Alliance Holding of this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in a breach of any provision of the Alliance Holding Partnership Agreement, (ii) conflict with or result in a breach of or default under any provision of any contract, agreement or investment of any kind to which Alliance Holding is a party or by which Alliance Holding or any of its assets or properties, including the Transferred Assets, is bound, except as would not have a material adverse effect on Alliance Holding's business or the Transferred Assets, taken as a whole, (iii) give rise to any right of termination, cancellation or acceleration of any obligations or loss of any benefit affecting, or resulting in the imposition of any liens on, the Transferred Assets which would have a material adverse effect on Alliance Holding's business or the Transferred Assets, taken as a whole, or (iv) result in any conflict with applicable law, except as would not have a material adverse effect on its ability to conduct business as currently conducted.

         SECTION 3.03. Ownership of Assets. Alliance Holding has good title to the Transferred Assets.

         SECTION 3.04. Consents; Governmental Approvals. Except as disclosed in Schedule 3.04 and for Consents in respect of contracts which are not Material Contracts, no Consent or Governmental Approval is required to be obtained by Alliance Holding in connection with (i) the execution and delivery by Alliance Holding of this Agreement, (ii) the performance of its obligations hereunder and (iii) the consummation of the transactions contemplated hereby.

         SECTION 3.05. Brokers. Alliance Holding has not incurred any liability for any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement, other than in connection with the retention of Goldman, Sachs & Co. as financial advisor to Alliance Holding.


                                   ARTICLE 4
              REPRESENTATIONS AND WARRANTIES OF ALLIANCE CAPITAL

         Alliance Capital represents and warrants to Alliance Holding, ACMC and Equitable Life as follows:

         SECTION 4.01. Organization; Authority. (a) Alliance Capital is a limited partnership organized under the Delaware Act, validly existing and in good standing under the laws of the State of Delaware. Alliance Capital has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action by the general partner of Alliance Capital and by Alliance Capital. This Agreement constitutes the valid and legally binding obligation of Alliance Capital, enforceable against Alliance Capital in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

          (b) Alliance Capital has full power and authority and possesses all rights, licenses, authorizations and approvals, governmental or otherwise, necessary to entitle it to own, lease or otherwise hold its properties and assets, and to carry on its business as currently conducted. Alliance Capital is duly qualified, licensed or registered to transact business and is in good standing in each jurisdiction in which it owns or leases properties or in which the failure to be so qualified would have a material adverse effect on its ability to conduct business as currently conducted.

         SECTION 4.02. Conflicts. The execution and delivery by Alliance Capital of this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in any breach of any provision of the Alliance Capital Partnership Agreement or (ii) result in any conflict with applicable law, except as would not have a material adverse effect on its ability to conduct business as currently conducted.

         SECTION 4.03. Consents; Governmental Approvals. No Consent or Governmental Approval is required to be obtained by Alliance Capital in connection with (i) the execution and delivery by Alliance Capital of this Agreement, (ii) the performance of its obligations hereunder and (iii) the consummation of the transactions contemplated hereby, except as would not have a material adverse effect on its ability to conduct business as currently conducted.

         SECTION 4.04. Brokers. Alliance Capital has not incurred any liability for any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

         SECTION 4.05. Alliance Capital Interests. The Alliance Capital LP Units and the Alliance Capital GP Interest to be issued to Alliance Holding at the Closing have been duly authorized and, when issued to Alliance Holding pursuant to this Agreement, will be validly issued. The issuance and delivery of such Alliance Capital LP Units and the Alliance Capital GP Interest to Alliance Holding will not conflict with or breach any term or provision of or constitute a default under the Alliance Capital Partnership Agreement or any applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over Alliance Capital. No Consent, Governmental Approval or other authorization is required for the valid authorization, issuance and delivery of such Alliance Capital LP Units or Alliance Capital GP Interest to Alliance Holding, except for such Consents, Governmental Approvals or authorizations as shall have been obtained prior to the Closing.


                                   ARTICLE 5
               REPRESENTATIONS AND WARRANTIES OF EQUITABLE LIFE

         Equitable Life represents and warrants to Alliance Holding, Alliance Capital and ACMC as follows:

         SECTION 5.01. Organization; Authority. Equitable Life is duly organized, validly existing and in good standing under the laws of the state of its organization. Equitable Life has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action by Equitable Life. This Agreement constitutes the valid and legally binding obligation of Equitable Life, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors of insurance companies and creditors' rights generally and to general principles of equity, regardless or whether enforcement is sought in a proceeding in equity or at law.

         SECTION 5.02. Conflicts. The execution and delivery by Equitable Life of this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in any breach of any provision of the certificate of incorporation and bylaws (or comparable governing documents) of Equitable Life or

(ii) result in any conflict with applicable law, except as would not have a material adverse effect on its ability to conduct business as currently conducted.

         SECTION 5.03. Consents; Governmental Approvals. No Consent or Governmental Approval is required to be obtained by Equitable Life in connection with (i) the execution and delivery by it of this Agreement, (ii) the performance of its obligations hereunder and (iii) the consummation of the transactions contemplated hereby, except as would not have a material adverse effect on its ability to conduct business as currently conducted.

         SECTION 5.04. Brokers. Equitable Life has not incurred any liability for any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.


                                   ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF ACMC

         ACMC represents and warrants to Equitable Life, Alliance Holding and Alliance Capital as follows:

         SECTION 6.01. Organization; Authority. ACMC is duly organized, validly existing and in good standing under the laws of the state of its organization. ACMC has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action by ACMC. This Agreement constitutes the valid and legally binding obligation of ACMC, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and to general principles of equity, regardless or whether enforcement is sought in a proceeding in equity or at law.

         SECTION 6.02. Conflicts. The execution and delivery by ACMC of this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in any breach of any provision of the certificate of incorporation and bylaws (or comparable governing documents) of ACMC or (ii) result in any conflict with applicable law, except as would not have a material adverse effect on its ability to conduct business as currently conducted.

         SECTION 6.03. Consents; Governmental Approvals. No Consent or Governmental Approval is required to be obtained by ACMC in connection with
(i) the execution and delivery by it of this Agreement, (ii) the performance of its obligations hereunder and (iii) the consummation of the transactions contemplated hereby, except as would not have a material adverse effect on its ability to conduct business as currently conducted.

         SECTION 6.04. Brokers. ACMC has not incurred any liability for any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 7
                                   COVENANTS

         SECTION 7.01. Further Actions. Each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, without limitation:

          (a) to make, or cause to be made, all such filings and submissions under any applicable law and give such reasonable undertakings, as may be required to consummate the contribution of the Transferred Assets (including the Holdback Interests), the Exchange Offer, the Equitable Life Exchange and the other transactions contemplated hereby;

          (b) to use its reasonable efforts to obtain, or cause to be obtained, all Governmental Approvals and other Consents necessary to be obtained in order to consummate the contribution of the Transferred Assets (including the Holdback Interests, subject to the determination by ACMC, in its sole discretion, that the contribution of certain Holdback Interests shall be effected notwithstanding any impediments to transfer or in the absence of applicable Consents), the Exchange Offer, the Equitable Life Exchange and any related transactions, including, without limitation, the solicitation of the approval of the unitholders of Alliance Holding with respect to the Reorganization and the solicitation of all Consents required under Alliance Holding's Investment Advisory Contracts (each in accordance with agreed upon standards and procedures for obtaining such consents); and

          (c) to use its reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order to fulfill its obligations in respect of this Agreement and the transactions contemplated hereby.

         Each of the parties will coordinate and cooperate with the other parties in exchanging such information and supplying such reasonable assistance as may be requested by the other parties in connection with the filings and other actions contemplated by this Section 7.01.


                                   ARTICLE 8
                             CONDITIONS PRECEDENT

         SECTION 8.01. Conditions to Obligations of Each Party. The obligation of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

          (a) No Injunction, etc. Consummation of the transactions contemplated by this Agreement shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including any order, injunction, decree or judgment of any court or other Governmental Authority, and no action or proceeding shall be pending or threatened by any Governmental Authority on the Closing Date before any court or other Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby or to recover any material damages or obtain other material relief as a result of such transactions. There shall not have been promulgated, entered, issued, or determined by any court or other Governmental Authority to be applicable to this Agreement any applicable law making illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such applicable law shall be pending.

          (b) Effectiveness of the Registration Statement. The Registration Statement on Form S-4 filed with the SEC by Alliance Holding and Alliance Capital relating to the special meeting of Alliance Holding unitholders to be held to approve the Reorganization and to the Exchange Offer (including the proxy statement and prospectus constituting a part thereof, the "Registration Statement") shall have become and remain effective under the

Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceedings in respect of the Registration Statement shall have been initiated or threatened by the SEC.

          (c) Requisite Approvals. The requisite approvals of the unitholders of Alliance Capital with respect to the Reorganization shall have been obtained.

          (d) Opinions. The following opinions, dated as of the Effective Time, shall have been delivered to Equitable Life, Alliance Holding and ACMC:

              (i) the opinion of Morris, Nichols, Arsht & Tunnell as to limited liability, in the form attached hereto as Exhibit E;

             (ii) the opinion of Davis Polk & Wardwell as that the r eorganization will not be an assignment of investment contracts for purposes of the Investment Company Act of 1940 or the Investment Advisory Act of 1940, in the form attached hereto as Exhibit F;

            (iii) the opinion of Davis Polk & Wardwell as to certain tax matters, in the form attached hereto as Exhibit G; and

             (iv) the opinion of Debevoise & Plimpton as to the enforceability of the Investment Advisory Agreement and the Services Agreement referred to in Section 2.01(c), in the form attached hereto as Exhibit H.

          (e) Exemptive Order. Alliance Holding shall have received an exemptive order from the Securities and Exchange Commission from Sections 3(a)(I)(c) and 7(a) of the Investment Company Act of 1940 with respect to its interests in Alliance Capital.


                                   ARTICLE 9
                                  TERMINATION

         SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing Date (i) by the written agreement of the parties hereto or (ii) by any of Alliance Holding, Alliance Capital, ACMC or Equitable Life if any condition specified in Article IX shall not have been satisfied or waived prior to June 30, 2000. In addition, notwithstanding the approval of the Reorganization by the unitholders of Alliance Holding, ACMC may terminate this Agreement and abandon the transactions contemplated by this Agreement, including the Reorganization and the Exchange Offer, at any time prior to their consummation if it determines that the consummation of such transactions is no longer in the best interests of Alliance Holding and its unitholders.

         SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except for any liability resulting from such party's breach of this Agreement.

                                  ARTICLE 10
                                 MISCELLANEOUS

         SECTION 10.01. Remedies. Each party acknowledges that it will be impossible to measure the damages that would be suffered by the other parties if such party fails to comply with the covenants set forth in this Agreement and that in the event of any such failure, the other parties will not have an adequate remedy at law. Each party shall, therefore, be entitled in addition to any other rights and remedies to obtain specific performance of the other parties obligations hereunder and to obtain immediate injunctive relief without having to post a bond. No party shall assert, as a defense to any proceeding for such specific performance or injunctive relief, that the other parties have an adequate remedy at law.

         SECTION 10.02. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any party with the written consent of the other parties.

         SECTION 10.03. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

         SECTION 10.04. Entire Agreement. This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

         SECTION 10.05. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any conflicts or choice of law provisions that would make applicable the substantive laws of any other jurisdiction.

         SECTION 10.06. Amendments. This Agreement may be amended only with the prior written consent of each party hereto.

         SECTION 10.07. Interpretation. When a reference is made in this Agreement to a Section or Exhibit, such reference will be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms used in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to any person are also to its permitted successors and assigns.

         SECTION 10.08. Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent, same or different breach.

         SECTION 10.09. Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 10.10. Severability. To the extent possible, each provision of this Agreement shall be interpreted in a manner as to be valid, legal and enforceable. Any determination that any provision of this Agreement or any application thereof is invalid, illegal or unenforceable in any respect or in any instance shall be effective only to the extent of such invalidity, illegality or unenforceability and shall not affect the validity, legality or enforceability of any other provision of this Agreement.

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.


                                  ALLIANCE CAPITAL MANAGEMENT L.P.

                                  By: Alliance Capital Management Corporation
                                      its general partner

                                  By: _________________________________________
                                      Name:
                                      Title:

                                  ALLIANCE CAPITAL MANAGEMENT L.P. II

                                  By: Alliance Capital Management Corporation
                                      its general partner

                                  By:__________________________________________
                                      Name:
                                      Title:

                                  ALLIANCE CAPITAL MANAGEMENT CORPORATION


                                  By: _________________________________________
                                      Name:
                                      Title:

                                  THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE
                                     UNITED STATES


                                  By: _________________________________________
                                      Name:
                                      Title:

                                                                        ANNEX B









                         FORM OF AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                   ALLIANCE CAPITAL MANAGEMENT HOLDING L.P.








                           [DRAFT OF AUGUST 2, 1999]

                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                    ALLIANCE CAPITAL MANAGEMENT HOLDING L.P.

                                TABLE OF CONTENTS

                                                                     Page
                                                                     ----
                                    ARTICLE 1
                                   DEFINITIONS

    ACMC.............................................................B - 1
    Additional Limited Partner.......................................B - 1
    Adjusted Property................................................B - 1
    Adverse Partnership Tax Consequence..............................B - 2
    Adverse Tax Determination........................................B - 2
    Affiliate........................................................B - 2
    Affiliated Holders...............................................B - 2
    Agreement........................................................B - 2
    Alliance Capital.................................................B - 2
    Alliance Capital Contribution....................................B - 2
    Alliance Capital GP Interest.....................................B - 2
    Alliance Capital LP Unit.........................................B - 2
    Alliance Capital Majority Outside Approval.......................B - 2
    Alliance Capital Partnership Agreement...........................B - 3
    Appraiser........................................................B - 3
    Assignee Interest................................................B - 3
    Assignment Determination.........................................B - 3
    Assignor Limited Partner.........................................B - 3
    Available Cash Flow..............................................B - 3
    Book-Tax Disparities.............................................B - 3
    Capital Account..................................................B - 4
    Carrying Value...................................................B - 4
    Certificate......................................................B - 4
    Certificate of Limited Partnership...............................B - 4
    Code.............................................................B - 4
    Commission.......................................................B - 4
    Contributed Property.............................................B - 4
    Contribution.....................................................B - 4
    Corporate Affiliate..............................................B - 4
    Delaware Act.....................................................B - 4
    Demand...........................................................B - 4
    Departing Partner................................................B - 4
    Distribution.....................................................B - 4
    ECMC.............................................................B - 4
    ECMC Transfer Agreement..........................................B - 4
    Effective Time...................................................B - 5
    ELAS.............................................................B - 5
    Exchange.........................................................B - 5
    General Partner..................................................B - 5
    General Partnership Interest.....................................B - 5

                                                                     Page
                                                                     ----

    Guaranty Agreement...............................................B - 5
    Holdback Interests...............................................B - 5
    Indemnification and Reimbursement Agreement......................B - 5
    Indemnified Person...............................................B - 5
    Indemnitee.......................................................B - 5
    Limited Liability Determination..................................B - 5
    Limited Partner..................................................B - 5
    Limited Partnership Interests....................................B - 5
    Liquidating Trustee..............................................B - 6
    Majority Approval................................................B - 6
    Majority Outside Approval........................................B - 6
    Market Value.....................................................B - 6
    NASDAQ...........................................................B - 6
    National Securities Exchange.....................................B - 7
    Net Income" and "Net Loss........................................B - 7
    Net Value........................................................B - 7
    Opinion of Counsel...............................................B - 7
    Opinion of Outside Counsel.......................................B - 7
    Original Agreement of Limited Partnership........................B - 7
    Other General Partner............................................B - 7
    Partner..........................................................B - 7
    Partnership......................................................B - 7
    Partnership's Accountants........................................B - 7
    Partnership Assets...............................................B - 7
    Partnership Interest.............................................B - 7
    Pass-through Matter..............................................B - 8
    Percentage Interest..............................................B - 8
    Person...........................................................B - 8
    Proxy Statement..................................................B - 8
    Purchase Date....................................................B - 8
    Purchase Funds...................................................B - 8
    Purchase Price...................................................B - 8
    Recapture Income.................................................B - 8
    Record Date......................................................B - 9
    Record Holder(s).................................................B - 9
    Reorganization...................................................B - 9
    Reorganization Agreement.........................................B - 9
    Securities Act...................................................B - 9
    Securities Exchange Act..........................................B - 9
    Substituted Limited Partner......................................B - 9
    Tax Determination................................................B - 9
    Transfer Agent...................................................B - 9
    Transfer Agreement...............................................B - 9
    Unit.............................................................B - 9
    Unit Certificate................................................B - 10
    Unitholder......................................................B - 10
    Unit Price......................................................B - 10

                                                                     Page
                                                                     ----

    Unrealized Gain.................................................B - 10
    Unrealized Loss.................................................B - 10

                                    ARTICLE 2
                               GENERAL PROVISIONS

    SECTION 2.01.  Formation; Partnership Name......................B - 10
    SECTION 2.02.  Names and Addresses of Partners..................B - 10
    SECTION 2.03.  Principal Office, Registered Agent and
                   Registered Office of the Partnership.............B - 11
    SECTION 2.04.  Term.............................................B - 11
    SECTION 2.05.  Possible Action in the Event of Adverse
                   Tax Developments.................................B - 11
    Section 2.06.  Exchange of GP and LP Interests..................B - 12

                                    ARTICLE 3
                                     PURPOSE

    SECTION 3.01.  Purpose..........................................B - 12
    SECTION 3.02.  Powers...........................................B - 12

                                    ARTICLE 4
                              CAPITAL CONTRIBUTIONS

    SECTION 4.01.  General Partner; Limited Partners;
                   Assignor Limited Partner.........................B - 13
    SECTION 4.02.  Additional Issuances of Securities...............B - 14
    SECTION 4.03.  Record of Contributions..........................B - 16
    SECTION 4.04.  Splits and Combinations..........................B - 16
    SECTION 4.05.  No Preemptive Rights.............................B - 16
    SECTION 4.06.  No Fractional Units..............................B - 16
    SECTION 4.07.  No Withdrawal....................................B - 17
    SECTION 4.08.  Loans from Partners; No Interest on Capital
                   Account Balances.................................B - 17
    SECTION 4.09.  Capital Accounts.................................B - 17
    SECTION 4.10.  Capital Account Calculations and Adjustments.....B - 17

                                    ARTICLE 5
                          DISTRIBUTIONS AND ALLOCATIONS

    SECTION 5.01.  Pass Through Cash Distributions..................B - 19
    SECTION 5.02.  Special Distributions............................B - 19
    SECTION 5.03.  General Rules with Respect to Distributions......B - 19
    SECTION 5.04.  Allocations of Net Income and Net Loss...........B - 20
    SECTION 5.05.  Special Provisions Governing Capital Account
                   Allocations......................................B - 20
    SECTION 5.06.  Allocations for Tax Purposes.....................B - 22
    SECTION 5.07.  Assignments......................................B - 24

                                    ARTICLE 6
                      MANAGEMENT AND OPERATION OF BUSINESS

    SECTION 6.01.  Management.......................................B - 24
    SECTION 6.02.  Reliance by Third Parties........................B - 28
    SECTION 6.03.  Purchase or Sale of Units or Limited
                   Partnership Interests............................B - 29
    SECTION 6.04.  Compensation and Reimbursement of the
                   General Partner..................................B - 29
    SECTION 6.05.  Outside Activities...............................B - 29
    SECTION 6.06.  Partnership Funds................................B - 30

                                                                     Page
                                                                     ----

    SECTION 6.07.  Loans from the General Partner and Others;
                   Transactions and Contracts with Affiliates.......B - 30
    SECTION 6.08.  Liability of the General Partner and Other
                   Indemnities......................................B - 31
    SECTION 6.09.  Indemnification..................................B - 32
    SECTION 6.10.  Other Matters Concerning the General Partner.....B - 33
    SECTION 6.11.  Registration Rights of the General
                   Partner and its Affiliates.......................B - 33
    SECTION 6.12.  Title to Partnership Assets......................B - 35
    SECTION 6.13.  Sale of the Partnership's Assets.................B - 35
    SECTION 6.14.  No New Business..................................B - 36
    SECTION 6.15.  Contribution of Assets to Alliance Capital.......B - 36
    SECTION 6.16.  Issuances of Units Pursuant to Employee
                   Benefit Plans....................................B - 36
    SECTION 6.17.  Exchanges of Alliance Capital LP Units
                   for Units........................................B - 37
    SECTION 6.18.  Repurchase of Units..............................B - 37

                                    ARTICLE 7
           RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS AND UNITHOLDERS

    SECTION 7.01.  Limitation of Liability..........................B - 37
    SECTION 7.02.  Management of Business...........................B - 37
    SECTION 7.03.  Outside Activities...............................B - 37
    SECTION 7.04.  Return of Capital; Additional Capital
                   Contributions....................................B - 38
    SECTION 7.05.  Rights of Limited Partners and Unitholders
                   Relating to the Partnership......................B - 38
    SECTION 7.06.  Agreement to be Bound by Terms of
                   Partnership Agreement............................B - 39

                                    ARTICLE 8
                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

    SECTION 8.01.  Records and Accounting...........................B - 39
    SECTION 8.02.  Fiscal Year......................................B - 39
    SECTION 8.03.  Reports..........................................B - 39
    SECTION 8.04.  Other Information................................B - 39

                                    ARTICLE 9
                                   TAX MATTERS

    SECTION 9.01.  Preparation of Tax Returns.......................B - 39
    SECTION 9.02.  Tax Elections....................................B - 40
    SECTION 9.03.  Tax Controversies................................B - 40
    SECTION 9.04.  Withholding......................................B - 40
    SECTION 9.05.  Entity-level Deficiency Collections..............B - 40

                                   ARTICLE 10
                                POWER OF ATTORNEY

    SECTION 10.01.  Power of Attorney...............................B - 41

                                   ARTICLE 11
    ISSUANCE OF CERTIFICATES AND UNIT CERTIFICATES; ASSIGNOR LIMITED PARTNER

    SECTION 11.01.  Issuance of Certificates and Unit Certificates..B - 42
    SECTION 11.02.  Assignment of Assignor Limited Partner's
                    Limited Partnership Interests...................B - 42
    SECTION 11.03.  Lost, Stolen, Mutilated or Destroyed
                    Certificates or Unit Certificates...............B - 43
    SECTION 11.04.  Record Holder...................................B - 44

                                                                     Page
                                                                     ----

    SECTION 11.05.  Representations, Warranties and Covenants
                    of the Assignor Limited Partner.................B - 44

                                   ARTICLE 12
                   TRANSFER OF PARTNERSHIP INTERESTS AND UNITS

    SECTION 12.01.  Transfer........................................B - 45
    SECTION 12.02.  Transfer of General Partnership Interests of
                    the General Partner.............................B - 45
    SECTION 12.03.  Transfer of Limited Partnership Interests.......B - 46
    SECTION 12.04.  Transfer of Units...............................B - 46
    SECTION 12.05.  Restrictions on Transfer........................B - 46

                                   ARTICLE 13
                              ADMISSION OF PARTNERS

    SECTION 13.01.  Admission of Substituted Limited Partners.......B - 46
    SECTION 13.02.  Admission of Additional and Successor
                    General Partner.................................B - 47

                                   ARTICLE 14
                        WITHDRAWAL OR REMOVAL OF PARTNERS

    SECTION 14.01.  Withdrawal or Removal of the General Partner....B - 48
    SECTION 14.02.  Interest of Departing Partner and Successor.....B - 48
    SECTION 14.03.  Withdrawal of Limited Partners..................B - 49

                                   ARTICLE 15
                           DISSOLUTION AND LIQUIDATION

    SECTION 15.01.  Dissolution.....................................B - 49
    SECTION 15.02.  Liquidation.....................................B - 50
    SECTION 15.03.  Distribution in Kind............................B - 51
    SECTION 15.04.  Cancellation of Certificate of
                    Limited Partnership.............................B - 52
    SECTION 15.05.  Reasonable Time for Winding Up..................B - 52
    SECTION 15.06.  Return of Contributions.........................B - 52
    SECTION 15.07.  No Obligation to Restore Deficit................B - 52
    SECTION 15.08.  Waiver of Partition.............................B - 52

                                   ARTICLE 16
                             RIGHT TO PURCHASE UNITS

    SECTION 16.01.  Right to Purchase Units.........................B - 52

                                   ARTICLE 17
            AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

    SECTION 17.01.  Amendments to be Adopted Solely by the
                    General Partner.................................B - 53
    SECTION 17.02.  Amendment Procedures............................B - 54
    SECTION 17.03.  Special Amendment Requirements..................B - 54
    SECTION 17.04.  Meetings........................................B - 55
    SECTION 17.05.  Notice of Meeting...............................B - 56
    SECTION 17.06.  Record Date.....................................B - 57
    SECTION 17.07.  Adjournment.....................................B - 57
    SECTION 17.08.  Waiver of Notice; Consent to Meeting;
                    Approval of Minutes.............................B - 57
    SECTION 17.09.  Quorum..........................................B - 57
    SECTION 17.10.  Conduct of Meeting..............................B - 58
    SECTION 17.11.  Instructions by Nominees........................B - 58

                                                                     Page
                                                                     ----

    SECTION 17.12.  Action Without a Meeting........................B - 58

                                   ARTICLE 18
                               GENERAL PROVISIONS

    SECTION 18.01.  Addresses and Notices...........................B - 58
    SECTION 18.02.  Consent of Limited Partners and Unitholders.....B - 58
    SECTION 18.03.  Titles and Captions.............................B - 59
    SECTION 18.04.  Pronouns and Plurals............................B - 59
    SECTION 18.05.  Further Action..................................B - 59
    SECTION 18.06.  Binding Effect..................................B - 59
    SECTION 18.07.  Integration.....................................B - 59
    SECTION 18.08.  Benefits of this Agreement......................B - 59
    SECTION 18.09.  Waiver..........................................B - 59
    SECTION 18.10.  Counterparts....................................B - 59
    SECTION 18.11.  Applicable Law..................................B - 59
    SECTION 18.12.  Invalidity of Provisions........................B - 59

Form of Unit Certificate...............................................Exhibit A
Form of Limited Partnership Interests Certificate......................Exhibit B

                             AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                   ALLIANCE CAPITAL MANAGEMENT HOLDING L.P.

         This Amended and Restated Agreement of Limited Partnership of Alliance Capital Management Holding L.P. (this "Agreement"), a Delaware limited partnership formerly known as Alliance Capital Management L.P. (the "Partnership"), dated as of ______, 1999, is entered into by and among Alliance Capital Management Corporation, a Delaware corporation, together with all other Partners of the Partnership as of the date hereof, and additional Persons who become Partners of the Partnership, as hereinafter provided. The parties hereto agree to continue the Partnership as a limited partnership under the Delaware Act and this Agreement.

         WHEREAS, the Partnership was originally formed and established as a publicly-traded partnership governed by an Agreement of Limited Partnership dated as of November 19, 1987, as amended from time to time prior to the date hereof (the "Original Agreement of Limited Partnership");

         WHEREAS, at a Special Meeting of Unitholders held on September 22, 1999, the Limited Partners and Unitholders approved the restructuring of the Partnership pursuant to which, among other things, the Partnership will (i) transfer or assign all or substantially all of its assets to Alliance Capital in exchange for 100% of the Alliance Capital LP Units and the Alliance Capital GP Interest and the assumption by Alliance Capital of all or substantially all of the liabilities of the Partnership and (ii) offer to exchange outstanding Units for an equal number of Alliance Capital LP Units held by the Partnership (the "Reorganization");

         WHEREAS, in connection with the Reorganization, the parties hereto wish to amend and restate in its entirety the Original Agreement of Limited Partnership, effective as of the Effective Time; and

         WHEREAS, at the Special Meeting, the Limited Partners and Unitholders approved the amendment and restatement of the Original Agreement of Limited Partnership in connection with the Reorganization substantially in the form hereof.

         In consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

         Unless the context otherwise specifies or requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

         "ACMC" shall mean Alliance Capital Management Corporation, a Delaware corporation.

         "Additional Limited Partner" shall mean a Person admitted to the Partnership as a limited partner pursuant to Section 4.02 or Section 12.04(b) and who is shown as such on the books and records of the Partnership.

         "Adjusted Property" shall mean property the Carrying Value of which has been adjusted pursuant to Section 4.10.

         "Adverse Partnership Tax Consequence" shall mean the Partnership, Alliance Capital or both (a) being treated for federal income tax purposes as an association taxable as a corporation, (b) being subject to federal income tax as a corporation or (c) otherwise becoming subject to federal taxation on its net income generally.

         "Adverse Tax Determination" shall mean a determination by the General Partner, on the basis of an Opinion of Outside Counsel, that an Adverse Partnership Tax Consequence has occurred. The General Partner may determine that an Adverse Tax Determination shall be deemed to have been made for purposes of any provision of this Agreement as of a date prior to the actual date of determination, but not earlier than the beginning of the first taxable period to which the Adverse Partnership Tax Consequence relates. However, no such determination shall affect the rights of any Unitholder or Partner to distributions actually received prior to the time such determination was actually made.

         "Affiliate" shall mean any Person directly or indirectly controlling, controlled by or under common control with the Person in question; however, none of the Partnership, Alliance Capital, any Person controlled by the Partnership or Alliance Capital or any Person employed by the Partnership or Alliance Capital or such a controlled Person shall be considered an Affiliate of the General Partner. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Affiliated Holders" has the meaning specified in Section 16.01(a).

         "Agreement" shall mean this Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

         "Alliance Capital" shall mean Alliance Capital Management L.P., a Delaware limited partnership whose name was changed from Alliance Capital Management L.P. II in connection with the Reorganization.

         "Alliance Capital Contribution" shall mean the contribution by the Partnership of all of its assets (other than the Holdback Interests) to Alliance Capital in exchange for 100% of the Alliance Capital LP Units and the Alliance Capital GP Interest and the assumption by Alliance Capital of all or substantially all of the liabilities of the Partnership, pursuant to the Reorganization Agreement.

         "Alliance Capital GP Interest" shall mean a general partner interest in Alliance Capital representing a 1% economic interest in Alliance Capital.

         "Alliance Capital LP Unit" shall mean a unit representing a percentage interest in the aggregate partnership interests of the limited partners of Alliance Capital equal to, at any time, one divided by the total number of units of limited partner interests in Alliance Capital outstanding at that time.

         "Alliance Capital Majority Outside Approval" shall mean as of any Record Date, written consent or affirmative vote of limited partners (other than the general partner of Alliance Capital and its Corporate Affiliates and, if applicable, Persons holding Alliance Capital LP Units ineligible to vote pursuant to the following sentence) who are limited partners of Alliance Capital with respect to more than 50% of the issued and outstanding Alliance Capital LP Units held by such Persons (including, for purposes of determining the Alliance Capital LP Units held by such Persons, the number of Alliance Capital LP Units held by the Partnership multiplied by a fraction, the numerator of which is the number of issued and outstanding Limited Partnership Interests held by Limited Partners (other than the general partner of Alliance Capital and its Corporate Affiliates and, if applicable, Persons ineligible to vote pursuant to the following sentence) and the denominator of which is the number of issued and outstanding Partnership Interests). If Alliance Capital Majority Outside Approval is being sought in connection with a transaction described in Section 6.12 of the Alliance Capital Partnership Agreement, the Alliance Capital LP Units of any employee of Alliance Capital, the Partnership, any Persons controlled by Alliance Capital or the Partnership, or the general partner of Alliance Capital who will be employed by or have any direct or indirect equity interest in any Person acquiring assets of Alliance Capital (in connection with a transaction described in Section 6.12 of the Alliance Capital Partnership Agreement) shall be ineligible to vote with respect to such Alliance Capital Majority Outside Approval. Each Alliance Capital LP Unit shall be entitled to one vote for this purpose. Consent with respect to the Alliance Capital LP Units held by the Partnership (in its capacity as a limited partner of Alliance Capital) shall be given, and such Alliance Capital LP Units shall be voted, by the Partnership in accordance with Section 17.04(b). For purposes of this definition, an Alliance Capital LP Unit held by an employee or held for the benefit of an employee, or by or for the benefit of a member of the family of an employee, shall be treated as if owned by that employee. A determination by the general partner of Alliance Capital that Alliance Capital LP Units are held by or for the benefit of an employee or a member of the family of an employee and that such employee is ineligible to vote with respect to a particular matter by reason of this definition shall be binding and conclusive; in making such a determination, the general partner of Alliance Capital may rely on information known to it and need not make a special investigation.

         "Alliance Capital Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of Alliance Capital, as it may be amended, supplemented or restated from time to time.

         "Appraiser" shall mean a Person (who may not be the General Partner, a Corporate Affiliate thereof or any employee of the Partnership, the General Partner or a Corporate Affiliate thereof) having experience in the valuation of financial services businesses selected and retained by the General Partner on behalf of and for the account of the Partnership.

         "Assignee Interest" shall mean the interest in one of the Limited Partnership Interests transferred and assigned by the Assignor Limited Partner to the Unitholders pursuant to Section 11.02. Each Assignee Interest is represented by one Unit.

         "Assignment Determination" shall mean an Opinion of Outside Counsel to the effect that with respect to a proposed transaction, (i) advisory contracts of the Partnership and Alliance Capital which contributed more than 10% of the Partnership's and Alliance Capital's aggregate consolidated revenues derived from investment management services during the four most recently completed fiscal quarters would not be automatically terminated or breached by reason of a change of control resulting from such proposed transaction, or (ii) requisite consents to avoid such termination or breach have been obtained.

         "Assignor Limited Partner" shall mean Alliance ALP, Inc., a Delaware corporation, the Person which is the Record Holder of all the Limited Partnership Interests outstanding on the date hereof and which has and will transfer and assign to the Unitholders Assignee Interests in such Limited Partnership Interests as set forth in Section 11.02, or any Person designated by the General Partner pursuant to Section 11.05(b) to serve as substituted Assignor Limited Partner hereunder.

         "Available Cash Flow" shall mean for any period cash received by the Partnership, inclusive of the cash distributions paid by Alliance Capital, minus such amounts as the General Partner determines, in its sole discretion, should be retained by the Partnership for use in its business (or the businesses of Persons controlled by the Partnership) and not distributed, including, but not limited to, amounts retained by the Partnership for or in anticipation of expenses, taxes, working capital requirements or reserves. The determination of Available Cash Flow for any period by the General Partner shall, absent manifest error, be binding and conclusive. As used in this definition, "control" has the meaning given to that term in the definition of Affiliates.

         "Book-Tax Disparities" shall mean the differences between a Person's Capital Account balance, as maintained pursuant to Article 4, and such balance had the Capital Account been maintained strictly in accordance with federal income tax accounting principles (such disparities reflecting, among other items, the differences
                                     B-3
between the Carrying Value of either Contributed Property or Adjusted Property, as adjusted from time to time, and the adjusted basis thereof for federal income tax purposes).

         "Capital Account" shall mean a capital account established and maintained pursuant to Article 4.

         "Carrying Value" shall mean (i) with respect to Contributed Property, the Net Value of such property reduced (but not below zero) by all amortization, depreciation and cost recovery deductions charged to the Capital Accounts pursuant to Section 4.09 with respect to such property, and (ii) with respect to any other property, the adjusted basis of such property for federal income tax purposes, as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 4.10, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions, acquisitions or improvements of Partnership Assets, as deemed appropriate by the General Partner, using such reasonable methods as it in its sole discretion deems appropriate.

         "Certificate" shall mean a certificate issued by the Partnership, in such form as may be deemed appropriate by the General Partner from time to time, evidencing ownership of one or more Limited Partnership Interests, and which shall initially be substantially in the form of Exhibit B to this Agreement.

         "Certificate of Limited Partnership" shall mean the Certificate of Limited Partnership, and any and all amendments thereto and restatements thereof, filed on behalf of the Partnership as required under the Delaware Act.

         "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor to such statute.

         "Commission" shall mean the Securities and Exchange Commission.

         "Contributed Property" shall mean any Contribution other than cash.

         "Contribution" shall mean any cash, cash equivalents or other property, or any other form of contribution (other than services) permitted by the Delaware Act, contributed to the Partnership pursuant to this Agreement (or deemed contributed for federal income tax purposes) by or on behalf of any Person.

         "Corporate Affiliate" shall mean each Person, other than a natural person, that is an Affiliate of the specified Person.

         "Delaware Act" shall mean the Delaware Revised Uniform Limited Partnership Act (6 Del. C. ss.ss.17-101, et seq.), as it may be amended from time to time, and any successor to such act.

         "Demand" has the meaning specified in Section 6.11(a).

         "Departing Partner" shall mean the Person, as of the effective date of any withdrawal or removal of the General Partner pursuant to Section 14.01, who has as of such date so withdrawn or been removed.

         "Distribution" shall mean any cash, cash equivalents or other property distributed by the Partnership pursuant to this Agreement (or deemed distributed for federal income tax purposes) to any Person.

         "ECMC" shall mean Equitable Capital Management Corporation, a Delaware corporation.

         "ECMC Transfer Agreement" shall mean the Transfer Agreement dated as of February 23, 1993, among the Partnership, ECMC and Equitable Investment Corporation, as the same may be amended, supplemented or restated from time to time.

         "Effective Time" shall mean the effective time of the Reorganization pursuant to the Reorganization Agreement.

         "ELAS" means The Equitable Life Assurance Society of the United States.

         "Exchange" shall mean the exchange by the Partnership of the Units held by any Unitholder upon the request of such holder for an equal number of Alliance Capital LP Units held by the Partnership, pursuant to the Reorganization Agreement.

         "General Partner" shall mean ACMC in its capacity as general partner of the Partnership, or any successor or additional general partner of the Partnership admitted pursuant to Section 13.02.

         "General Partnership Interests" shall mean the Partnership Interests of the General Partner in its capacity as such.

         "Guaranty Agreement" shall mean the Guaranty Agreement dated as of April 21, 1988 among Equitable Investment Corporation, a New York corporation, ACMC and the Partnership as the same may be amended, supplemented or restated from time to time.

         "Holdback Interests" has the meaning specified in the Reorganization Agreement.

         "Indemnification and Reimbursement Agreement" shall mean the Indemnification and Reimbursement Agreement, dated as of April 8, 1999, among ELAS, the Partnership and Alliance Capital, as the same may be amended, supplemented or restated from time to time.

         "Indemnified Person" has the meaning specified in Section 6.09.

         "Indemnitee" shall mean a Person who is or was the General Partner, any Person who is or was a Departing Partner, any Person who is or was an Affiliate of the General Partner or any Departing Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the Partnership, General Partner or any Departing Partner or any such Affiliate, or any Person who is or was serving at the request of the General Partner or any Departing Partner or any such Affiliate as a director, officer, employee, partner, agent or trustee of another Person in connection with the business or affairs of the Partnership.

         "Limited Liability Determination" shall mean an Opinion of Outside Counsel to the effect that, as a result of the proposed transaction, Limited Partners and Unitholders do not lose their limited liability pursuant to Delaware law or this Agreement.

         "Limited Partner" shall mean the Assignor Limited Partner and any other Person who is admitted as a limited partner in accordance with this Agreement and is shown as a limited partner on the books and records of the Partnership.

         "Limited Partnership Interests" shall mean the Partnership Interests of the Limited Partners. The provisions hereof and of the definition of Percentage Interest are subject to adjustment by the General Partner in connection with, or as a consequence of, the issuance of any Limited Partnership Interests, Units or other securities of the Partnership under
Section 4.02 having special designations or preferences or other special rights or duties. Subject to the establishment of special classes or groups of Limited Partners or Limited Partnership Interests, Units or other securities of the Partnership pursuant to Section 4.02, all Limited Partnership Interests shall be considered to constitute a single class under the Delaware Act and all Limited Partners shall vote as a single class in accordance with the terms of this Agreement.
                                     B-5

         "Liquidating Trustee" shall mean either (i) the General Partner or
(ii) if dissolution of the Partnership was caused by an event described in Sections 15.01(a)(i), 15.01(a)(ii) or 15.01(a)(v), the Person or committee appointed pursuant to Section 15.02.

         "Majority Approval" shall mean, as of any Record Date, (a) the written consent of Limited Partners who are Limited Partners with respect to more than 50% of the issued and outstanding Limited Partnership Interests or
(b) the affirmative vote of Limited Partners who are Limited Partners with respect to more than 50% of the Limited Partnership Interests of those Limited Partners voting with respect to the matter at a meeting at which a quorum is present. If a Majority Approval is being sought with respect to a transaction described in Section 6.13 (other than a transaction pursuant to Section 2.05), the Limited Partnership Interests of any employee of the Partnership, Alliance Capital, any Person controlled by the Partnership or Alliance Capital, or the General Partner who will be employed by or have any direct or indirect equity interest in any Person acquiring Partnership Assets shall be ineligible to vote with respect to such Majority Approval and shall not be counted for purposes of determining the issued and outstanding Limited Partnership Interests. Each Limited Partnership Interest shall be entitled to one vote for this purpose. Consent with respect to the Limited Partnership Interests held by the Assignor Limited Partner shall be given, and such Limited Partnership Interest shall be voted, by the Assignor Limited Partner in accordance with
Section 17.04. For purposes of this definition, a Limited Partnership Interest represented by a Unit held by an employee or held (or represented by a Unit held) for the benefit of an employee, or by or for the benefit of a member of the family of an employee, shall be treated as if owned by that employee. A determination by the General Partner that Limited Partnership Interests are held by or for the benefit of an employee or a member of the family of an employee and that such employee is ineligible to vote with respect to a particular matter by reason of this definition shall be binding and conclusive; in making such a determination, the General Partner may rely on information known to it and need not make a special investigation.

         "Majority Outside Approval" shall mean as of any Record Date, written consent or affirmative vote of Limited Partners (other than the General Partner, its Corporate Affiliates and, if applicable, Persons holding Limited Partnership Interests ineligible to vote pursuant to the following sentence) who are Limited Partners with respect to more than 50% of the issued and outstanding Limited Partnership Interests held by such Persons. If Majority Outside Approval is being sought in connection with a transaction described in
Section 6.13, the Limited Partnership Interests of any employee of the Partnership, Alliance Capital, any Person controlled by the Partnership or Alliance Capital, or the General Partner who will be employed by or have any direct or indirect equity interest in any Person acquiring Partnership Assets (in connection with a transaction described in Section 6.13) shall be ineligible to vote with respect to such Majority Outside Approval. Each Limited Partnership Interest shall be entitled to one vote for this purpose. Consent with respect to the Limited Partnership Interests held by the Assignor Limited Partner shall be given, and such Limited Partnership Interest shall be voted, by the Assignor Limited Partner in accordance with Section 17.04. For purposes of this definition, a Limited Partnership Interest represented by a Unit held by an employee or held (or represented by a Unit held) for the benefit of an employee, or by or for the benefit of a member of the family of an employee, shall be treated as if owned by that employee. A determination by the General Partner that Limited Partnership Interests are held by or for the benefit of an employee or a member of the family of an employee and that such employee is ineligible to vote with respect to a particular matter by reason of this definition shall be binding and conclusive; in making such a determination, the General Partner may rely on information known to it and need not make a special investigation.

         "Market Value" on any day shall mean the average of the last reported sales price per Unit or, in the event that no such reported sale takes place on any such day, the average of the last reported bid and ask prices per Unit, on the New York Stock Exchange (or any alternate national securities market on which Units are traded) for the five trading days immediately prior to such day.

         "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotations System
                                     B-6

         "National Securities Exchange" shall mean an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act including, but not limited to, the New York Stock Exchange, Inc.

         "Net Income" and "Net Loss" shall mean an amount equal to the Partnership's taxable income or taxable loss as determined for federal income tax purposes for a relevant period, adjusted as provided herein. Net Income and Net Loss shall be determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), and adjusted as provided in Section 4.10. There shall be excluded from Net Income and Net Loss (a) any item of income, deduction, gain or loss resulting from a transaction the proceeds of which are distributed pursuant to Section 5.02 and (b) any item of income, deduction, gain or loss specially allocated pursuant to Section 5.05.

         "Net Value" shall mean in the case of any Contribution of assets, the fair market value of such assets reduced by the amount of any indebtedness either assumed by the Partnership upon such Contribution or to which such assets are subject when contributed, in each case as such fair market value shall be determined by the General Partner using such reasonable methods of valuation as it in its sole discretion deems appropriate, unless such assets are to be contributed by either the General Partner or any of its Affiliates and are other than cash or cash equivalents, in which case the fair market value shall be determined by an Appraiser.

         "Opinion of Counsel" shall mean a written opinion of counsel (who may be regular counsel to the Partnership, the General Partner or any Affiliate thereof) selected by the General Partner.

         "Opinion of Outside Counsel" shall mean a written opinion of counsel (who may be regular counsel to the Partnership, the General Partner or any Affiliate thereof, but who may not be an employee of the Partnership, the General Partner or any Affiliate thereof) selected by the General Partner.

         "Original Agreement of Limited Partnership" has the meaning specified in the Recitals.

         "Other General Partner" has the meaning specified in Section 12.02(c).

         "Partner" shall mean any General Partner or Limited Partner.

         "Partnership" has the meaning specified in the Recitals.

         "Partnership's Accountants" shall mean such nationally recognized firm of independent public accountants, as is selected, from time to time, by the General Partner.

         "Partnership Assets" shall mean all property, whether tangible or intangible and whether real, personal or mixed, at any time owned by the Partnership.

         "Partnership Interest" shall mean, as to any Partner, all of the interests of that Partner in the Partnership, including, but not limited to, such Partner's (i) right to a distributive share of income and losses of the Partnership, (ii) right to a distributive share of the Partnership Assets,
(iii) right, if the General Partner, to participate in the management of the affairs of the Partnership, and (iv) right to vote on certain matters as set forth herein. Each Partnership Interest of the Partners in the Partnership shall be denominated as a unit, each unit representing a pro rata percentage interest in the aggregate Partnership Interests of the Partners. Each such unit shall be referred to herein as a Limited Partnership Interest or General Partnership Interest, as the case may be, and all references in this Agreement to numbers of General Partnership Interests shall be deemed to refer to the specified number of such units of the Partnership Interests of the General Partner and all references in this Agreement to numbers of Limited Partnership Interests shall be deemed to refer to the specified number of such units of the Partnership Interests of the Limited Partners.

         "Pass-through Matter" has the meaning specified in Section 17.04(b).

         "Percentage Interest" shall mean, subject to such adjustments as the General Partner may determine in connection with the issuance of Limited Partnership Interests pursuant to Section 4.02, as to each Unitholder and Partner (other than the Assignor Limited Partner), a fraction, expressed as a percentage, the numerator of which is equal to the number of Units and Partnership Interests held by such Unitholder or Partner (other than the Assignor Limited Partner) at any time and the denominator of which is equal to the aggregate number of Units and Partnership Interests held by all of the Unitholders and Partners (other than the Assignor Limited Partner) at such time.

         "Person" shall mean any individual, corporation, association, partnership, joint venture, trust, estate or other entity or organization.

         "Proxy Statement" shall mean the proxy statement of the Partnership dated August __, 1999 distributed in connection with the Special Meeting of Unitholders held September 22, 1999.

         "Purchase Date" shall mean the date determined by the General Partner as the date for purchase of all issued and outstanding Units or Limited Partnership Interests (other than Units or Limited Partnership Interests owned by the General Partner and its Corporate Affiliates) pursuant to, and as specified in, the "Notice of Election to Purchase" delivered pursuant to
Article 16.

         "Purchase Funds" shall mean an amount in cash equal to the aggregate Purchase Price of all Units or Limited Partnership Interests subject to purchase on the Purchase Date in accordance with Article 16.

         "Purchase Price" shall mean, as to any class or series, an amount per Unit or Limited Partnership Interest equal to the greater of (i) the highest cash price paid by the General Partner or any of its Affiliates for any Unit or Limited Partnership Interest of such class or series purchased during the 90 days immediately prior to the date on which the notice described in Article 16 is first mailed, if any such purchase occurred during such period, or (ii)
(a) if the Units or Limited Partnership Interests of such class or series are listed or admitted to trading on one or more National Securities Exchanges, the arithmetic mean of the last reported sales prices per Unit or per Limited Partnership Interest of such class or series regular way or, in case no such reported sale has taken place on any such date, the arithmetic mean of the last reported bid and asked prices per Unit or per Limited Partnership Interest of such class or series regular way for such date, in either case on the principal National Securities Exchange on which the Units or Limited Partnership Interests of such class or series are listed or admitted to trading, for the 30 trading days immediately preceding the date of the mailing of such notice; (b) if the Units or Limited Partnership Interests of such class or series are not listed or admitted to trading on a National Securities Exchange but are quoted through NASDAQ, the arithmetic mean of the last reported sales prices per Unit or per Limited Partnership Interest of such class or series regular way or, in case no such reported sale has taken place on any such day or the last reported sales price is not then quoted, the arithmetic mean of the last reported bid and asked prices per Unit or per Limited Partnership Interest of such class or series regular way for such day quoted through NASDAQ, for the 30 trading days immediately preceding the date of the mailing of such notice; or (c) if the Units or Limited Partnership Interests of such class or series are not listed for trading on a National Securities Exchange and are not quoted through NASDAQ, an amount equal to the fair market value of a Unit or Limited Partnership Interest of such class or series, as of the date of the mailing of such notice, as determined by an Appraiser.

         "Recapture Income" shall mean any gain recognized by the Partnership (but computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any Partnership Asset that does not constitute capital gain for federal income tax purposes because such gain represents the recapture of deductions previously taken with respect to such Partnership Asset.

         "Record Date" shall mean the date established by the General Partner for determining (i) the identity of Limited Partners entitled to notice of or to vote at any meeting of Limited Partners or entitled to exercise rights in respect of any other lawful action of Limited Partners, (ii) the identity of the Unitholders entitled (A) to notice of any meeting of Limited Partners, or of any matter upon which the General Partner seeks the consent of the Limited Partners, (B) to give written instructions with respect to the giving of consent or the voting of the Limited Partnership Interests underlying their Units in accordance with the provisions hereof or (C) to exercise rights in respect of any other lawful action of the Unitholders, or (iii) the identity of the Partners and Unitholders entitled to receive any report pursuant to the provisions hereof or any distribution pursuant to Article 5 or Article 15.

         "Record Holder(s)" shall mean, as applied to the Limited Partners, the Persons shown as Limited Partners on the books and records of the Partnership or the Transfer Agent as of the close of business on a particular day; and as applied to a Unitholder, the Person shown as the owner of such Unit on the books and records of the Partnership or Transfer Agent as of the close of business on a particular day.

         "Reorganization" has the meaning specified in the Recitals.

         "Reorganization Agreement" shall mean the Agreement and Plan of Reorganization, dated as of __________, 1999, among the Partnership, Alliance Capital, ACMC and ELAS, as the same may be amended, supplemented or restated from time to time.

         "Securities Act" shall mean the Securities Act of 1933, as it may be amended from time to time, and any successor to such statute.

         "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as it may be amended from time to time, and any successor to such statute.

         "Substituted Limited Partner" shall mean a Person who is admitted as a Limited Partner in the Partnership pursuant to this Agreement in place of, and with all the rights of, a Limited Partner pursuant to Section 13.01, and who is shown as a limited partner on the books and records of the Partnership.

         "Tax Determination" shall mean an Opinion of Outside Counsel (containing such conditions, limitations and qualifications as are acceptable to the General Partner in its sole discretion) to the effect that, as a result of the proposed transaction, neither the Partnership nor Alliance Capital will suffer an Adverse Partnership Tax Consequence. Notwithstanding any provision of this Agreement to the contrary, a Tax Determination shall not be required in connection with or as a condition to any action at any time after (x) the General Partner has taken any action pursuant to clause (y) of the first sentence of Section 2.05 or (y) an Adverse Tax Determination.

         "Transfer Agent" shall mean any bank, trust company or other Person (including the General Partner or any of its Affiliates) appointed by the Partnership to act as transfer agent or registrar for the Units and, if the General Partner so determines, for the Limited Partnership Interests.

         "Transfer Agreement" shall mean the Transfer Agreement, dated as of November 19, 1987, between the Partnership and ACMC, wherein, subject to certain conditions, ACMC will contribute to the Partnership certain of its assets and the Partnership will assume certain of its liabilities and related obligations, as the same may be amended, supplemented or restated from time to time.

         "Unit" shall mean a unit representing an Assignee Interest in a corresponding Limited Partnership Interest held by the Assignor Limited Partner, which Assignee Interest has been assigned to a Unitholder by the Assignor Limited Partner pursuant to Section 11.02. Unless the context otherwise requires, the term "Unit" as used in this Agreement includes restricted Units, Units outstanding as of the date of this Agreement and Units hereafter issued in accordance with the provisions of this Agreement.

         "Unit Certificate" shall mean a certificate issued by the Partnership evidencing ownership of one or more Units, such certificate to be in such form or forms as may be adopted by the General Partner in its sole discretion, and which shall initially be substantially in the form of Exhibit A to this Agreement.

         "Unitholder" shall mean any Person who is the Record Holder of one or more Units.

         "Unit Price" shall mean, as to any class or series, an amount per Unit or Limited Partnership Interest as of any date of determination, equal to
(i) if the Units or Limited Partnership Interests of such class or series are listed or admitted to trading on one or more National Securities Exchanges, the arithmetic mean of the last reported sales prices per Unit or per Limited Partnership Interest of such class or series regular way or, in case no such reported sale has taken place on any such date, the arithmetic mean of the last reported bid and asked prices per Unit or per Limited Partnership Interest of such class or series regular way for such date, in either case on the principal National Securities Exchange on which the Units or Limited Partnership Interests of such class or series are listed or admitted to trading, for the 30 trading days immediately preceding such date of determination, (ii) if the Units or Limited Partnership Interests of such class or series are not listed or admitted to trading on a National Securities Exchange but are quoted through NASDAQ, the arithmetic mean of the last reported sales prices per Unit or per Limited Partnership Interest of such class or series regular way or, in case no such reported sale has taken place on any such day or the last reported sales price is not then quoted, the arithmetic mean of the last reported bid and asked prices per Unit or per Limited Partnership Interest of such class or series regular way on such day, quoted through NASDAQ, for the 30 trading days immediately preceding such date of determination or (iii) if the Units of such class or series are not listed or admitted to trading on a National Securities Exchange and are not quoted through NASDAQ, an amount equal to the fair market value of a Unit of such class or series, as of such date of determination, as determined by an Appraiser.

         "Unrealized Gain" shall mean, as of any date of determination, the excess, if any, of the fair market value of property (as determined under Section 4.10(c) or 4.10(d) as of such date of determination) over the Carrying Value of such property as of such date of determination (prior to any adjustment to be made pursuant to Section 4.10(c) or 4.10(d) as of such date).

         "Unrealized Loss" shall mean, as of any date of determination, the excess, if any, of the Carrying Value of property as of such date of determination (prior to any adjustment to be made pursuant to Section 4.10(c) or 4.10(d) as of such date) over the fair market value of such property (as determined under Section 4.10(c) or 4.10(d) as of such date of determination).


                                   ARTICLE 2
                              GENERAL PROVISIONS

         SECTION 2.01. Formation; Partnership Name. (a) The Partnership was formed as a Delaware limited partnership pursuant to the Original Agreement of Limited Partnership and the filing of the Certificate of Limited Partnership in the Office of the Secretary of State of the State of Delaware. In connection with the Reorganization, the Partnership is being continued as a Delaware limited partnership pursuant to the terms of this Agreement.

         (b) "Alliance Capital Management Holding L.P." shall be the name of the Partnership. The business of the Partnership shall be conducted under such name or such other name as the General Partner may from time to time in its sole discretion determine. "Limited Partnership" or "Ltd." or "L.P." (or similar words or letters) shall be included in the Partnership's name where necessary or appropriate to maintain the limited liability of the Limited Partners and Unitholders or otherwise for the purpose of complying with the laws of any jurisdiction that so requires or as the General Partner may deem appropriate.

         SECTION 2.02. Names and Addresses of Partners. The General Partner of the Partnership is ACMC. The business address of the General Partner is 1345 Avenue of the Americas, New York, New York 10105. The

General Partner may change its address at any time and from time to time. The names and business, residence or mailing addresses of the Limited Partners and Unitholders and the date upon which each such Person became a Limited Partner or Unitholder are as set forth from time to time in the records of the Partnership.

         SECTION 2.03. Principal Office, Registered Agent and Registered Office of the Partnership. (a) The principal office of the Partnership shall be located at 1345 Avenue of the Americas, New York, New York 10105. The General Partner in its sole discretion may, at any time, and from time to time, change the location of the Partnership's principal office within or outside the State of Delaware and may establish such additional offices of the Partnership within or outside the State of Delaware as it may from time to time determine.

         (b) The name of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company. The address of the registered agent and the address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

         SECTION 2.04. Term. The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until dissolved and the Certificate of Limited Partnership canceled in accordance with any provisions of this Agreement and the Delaware Act.

         SECTION 2.05. Possible Action in the Event of Adverse Tax Developments. Notwithstanding anything to the contrary contained in this Agreement, in the event that the General Partner reasonably believes that as a result of (i) the enactment (or imminent enactment) of any legislation, (ii) the publication of any temporary, proposed or final regulation by the United States Department of the Treasury or any ruling by the Internal Revenue Service, (iii) a judicial decision or (iv) other actions or events not caused by the General Partner or its Corporate Affiliates for the purpose of invoking this Section 2.05, there is a substantial risk of an Adverse Partnership Tax Consequence occurring within one year of the actions or events described in clauses (i) - (iv), the General Partner shall have the right, in its sole discretion and without the approval of the Unitholders or any other Partners, to (x) impose such restrictions on transfer of the Units or Limited Partnership Interests as the General Partner believes may be necessary or desirable to prevent the occurrence of the Adverse Partnership Tax Consequence, including making any amendments to this Agreement as the General Partner in its sole discretion may determine to be necessary or appropriate in order to impose such restrictions or (y) modify, restructure or reorganize the Partnership (by the transfer of all or substantially all of the assets of the Partnership to a newly-formed corporation or entity or otherwise) as, or transfer all or substantially all of the assets of the Partnership to, a corporation, trust or any other type of legal entity (a "New Entity"), in the manner determined by the General Partner in its sole discretion, in a transaction in which (I) each outstanding Unit or Limited Partnership Interest of the same class or series is treated in the same manner, and (II) if the Units, Limited Partnership Interests and General Partnership Interest are converted into equity securities of the New Entity, the relative fair market values of the equity securities into which Units, Limited Partnership Interests and the General Partnership Interest are converted are in proportion to the amounts each of the Unitholders, Limited Partners and the General Partner would have been entitled to receive upon a liquidation of the Partnership pursuant to Section 15.02, and (III) if all or substantially all of the assets of the Partnership are transferred to a New Entity, the Partnership may retain all of the equity interests in the New Entity until such time, if any, as the General Partner, in its sole discretion and without the approval of the Unitholders or any other Partners, elects to dissolve the Partnership, in which case the Unitholders, Limited Partners and General Partner will receive the equity interests in the New Entity in proportion to the amounts each of the Unitholders, Limited Partners and the General Partner would have been entitled to receive upon a liquidation of the Partnership pursuant to Section 15.02, except that an action described in this clause (y) may not be taken solely on the basis of a proposed regulation described in clause (ii) unless the proposed regulation would by its terms, upon becoming final, apply to periods before the date it became final. Notwithstanding anything herein to the contrary, the General Partner may without Majority Approval effect a transaction described in clause (y) of the preceding sentence if the New Entity is a corporation. In connection with any transaction described in clause (y) of the first sentence of this Section, the General Partner may issue to itself a sufficient number of Units, Limited Partnership Interests or other securities or otherwise restructure or reorganize the Partnership so that the General Partner and its Corporate Affiliates will own a sufficient percentage (but no more) of the Units, Limited Partnership Interests or other securities so as to allow the Partnership or the New Entity to be included for federal tax purposes in the affiliated group of which the General Partner is a member; Units, Limited Partnership Interests or securities may be acquired by the General Partner pursuant to this sentence only for the fair market value thereof as determined by an Appraiser. In connection with any transaction described in clause (y) of the first sentence of this Section, the business of the Partnership may be continued by the New Entity or otherwise and if the Partnership has been restructured or reorganized as a New Entity and the Units, Limited Partnership Interests and General Partnership Interest are converted into equity securities of the New Entity, the Partnership Interests shall be converted into equity of the New Entity in the manner determined by the General Partner in its sole discretion and without the approval of the Unitholders or Limited Partners, subject to clause (y) above. Notwithstanding the foregoing, no such modification, restructuring or reorganization shall take place unless the Partnership shall have received an Opinion of Outside Counsel to the effect that the liability of the holders of the Units or the equity interests in the New Entity into which the Units are converted pursuant to the law of the jurisdiction of the New Entity or Entities for the debts and obligations of the New Entity or Entities shall not, unless such Unitholders or Limited Partners or holders of such equity interests take part in the control of the business of the New Entity or Entities, exceed that which otherwise had been applicable to the holders of the Units as Unitholders or to the Limited Partners of the Partnership.

         SECTION 2.06. Exchange of GP and LP Interests. The General Partner shall have the right at any time to freely exchange any of the Units or Limited Partnership Interests held by it for an equal number of General Partnership Interests without the approval of any Unitholders or Limited Partners; provided, however, that no such exchange shall be permitted without Majority Outside Approval if the relative rights, powers and duties of the outstanding General Partnership Interests and Limited Partnership Interests have been altered such that the equivalence of the economic interests of the Partnership Interests has been affected. Additional issuances of Units which have the same dilutive or other economic impact on both the General Partnership Interests and the Limited Partnership Interests will not be deemed to alter the equivalence of the economic interests of the Partnership Interests.

                                   ARTICLE 3
                                    PURPOSE

         SECTION 3.01. Purpose. The purpose and nature of the business to be conducted and promoted by the Partnership shall be (a) to hold Alliance Capital LP Units and (b) to engage in any other lawful activities (including any activity contemplated to be undertaken by the Partnership pursuant to the Alliance Capital Partnership Agreement) for which limited partnerships may be organized under the Delaware Act.

         SECTION 3.02. Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable or convenient for or incidental to the furtherance and accomplishment of the purposes and businesses described herein and for the protection and benefit of the Partnership, including, but not limited to, the following:

         (a) To borrow money and issue evidences of indebtedness, to refinance such indebtedness, to secure the same by mortgages, deeds of trust, security interest, pledges or other liens on all or any part of the Partnership Assets, to enter into contracts of guaranty or suretyship, and to confess and authorize confession of judgment in connection with the foregoing or otherwise;

         (b) To secure, maintain and pay for insurance against liability or other loss with respect to the activities and assets of the Partnership (including, but not limited to, insurance against liabilities under Section 6.09);

         (c) To employ or retain such Persons as may be necessary or appropriate for the conduct of the Partnership's business, including permanent, temporary or part-time employees and attorneys, accountants, agents, consultants and contractors, and to have employees and agents who may be designated as officers with titles including, but not limited to, "chairman," "vice chairman," "president," "executive vice president," "senior vice president," "vice president," "assistant vice president," "treasurer," "controller," "secretary," "assistant secretary," and "assistant treasurer" and who in such capacity may act for and on behalf of the Partnership, as and to the extent authorized by the General Partner, including, but not limited to, the following:

             (i) represent the Partnership in its dealings with third parties, and execute any kind of document or contract on behalf of the Partnership;

            (ii) approve the sale, exchange, lease, sublease, mortgage, assignment or other transfer or acquisition of, or granting or acquiring of a security interest in, any asset or assets of the Partnership; or

           (iii) propose, approve or disapprove of, and take, action for and on behalf of the Partnership with respect to the operations of the Partnership;

         (d) To acquire, own, hold a leasehold interest in, maintain, use, lease, sublease, manage, operate, sell, exchange, transfer or otherwise deal in assets (including the Holdback Interests) and property as may be necessary, convenient or beneficial for the Partnership;

         (e) To incur expenses and to enter into, guarantee, perform and carry out contracts or commitments of any kind, to assume obligations, and to execute, deliver, acknowledge and file documents in furtherance of the purposes and business of the Partnership;

         (f) To pay, collect, compromise, arbitrate, litigate or otherwise adjust, contest or settle any and all claims or demands of or against the Partnership;

         (g) To invest in interest-bearing and non-interest-bearing accounts and short-term investments of any kind and nature whatsoever, including, but not limited to, obligations of federal, state and local governments and their agencies, mutual funds (including money market funds), mortgage-backed securities, commercial paper, repurchase agreements, time deposits, certificates of deposit of commercial banks, savings banks or savings and loan associations and equity or debt securities of any type;

         (h) To transfer assets to joint ventures, other partnerships, corporations or other business entities in which the Partnership is or thereby becomes a participant upon such terms, and subject to such conditions consistent with applicable law, as the General Partner deems appropriate; and

         (i) To engage in any kind of activity and to enter into and perform obligations of any kind with the General Partner or Affiliates of the General Partner or otherwise, necessary to or in connection with, or incidental to, the accomplishment of the purposes and business of the Partnership, so long as said activities and obligations may be lawfully engaged in or performed by a limited partnership under the Delaware Act.

                                   ARTICLE 4
                             CAPITAL CONTRIBUTIONS

         SECTION 4.01. General Partner; Limited Partners; Assignor Limited Partner. (a) The General Partner has from time to time made, and will make, the Contributions required of ACMC by Section 2.4 of the Transfer Agreement. However, the General Partner shall not be obligated to make Contributions pursuant to this Section 4.01(a) to the extent that, after giving effect to such Contributions, the investment value of the Partnership would exceed the limitation contained in Section 1705 of the New York Insurance Law (if then applicable) or the investment in the Partnership would violate any other restriction on investments of insurance companies and their subsidiaries that may be applicable at the time. In the event that any Contribution otherwise required to be made under this Section 4.01(a) is not so made in full when due by reason of the preceding sentence, any Contribution not so made shall be made as soon as such limitation and any such restriction would not be exceeded thereby, together with interest thereon from the date when such Contribution was due to the date such Contribution was made at the prime commercial rate per annum of The Chase Manhattan Bank from time to time in effect. The General Partner and its Affiliates shall have the right to conduct their respective businesses and affairs in their sole discretion without regard to the General Partner's obligations, or any limitation or restriction referred to, in this
Section 4.01(a). The General Partner's obligation to make Contributions pursuant to this Section 4.01(a) is subject to termination as provided in the Transfer Agreement and in the Guaranty Agreement. The General Partner shall not be entitled to an additional Partnership Interest or Units by reason of the Contributions called for by this Section 4.01(a).

         (b) (i) Limited Partners, including the Assignor Limited Partner (for the account of Unitholders), have made Contributions to the capital of the Partnership, (ii) Limited Partners have been admitted as such and (iii) Limited Partnership Interests, Units and other securities of the Partnership have been issued, all in accordance with the terms of the Original Agreement of Limited Partnership and the supplemental terms of written agreements for additional issuances of securities (including benefit plans adopted by the Partnership), and as reflected on the records of the Partnership (including those maintained by the Transfer Agent).

         (c) The General Partner will make, or cause one or more of its Corporate Affiliates to make, payments to the Partnership in an amount equal to the Reorganization Costs (as such term is defined in the Indemnification and Reimbursement Agreement), without duplication as to any amounts paid pursuant to the Alliance Capital Partnership Agreement, in accordance with the Indemnification and Reimbursement Agreement. The General Partner shall not be entitled to receive any additional Partnership Interests or Units in exchange for such payments.

         SECTION 4.02. Additional Issuances of Securities. (a) The General Partner, in order to raise additional capital, to acquire assets, to redeem or retire Partnership debt, or for any other Partnership purpose as it may determine in good faith is in the best interests of the Partnership, is authorized to cause the Partnership to issue Limited Partnership Interests, or classes or series thereof (in addition to the Limited Partnership Interests, Units and other securities of the Partnership issued prior to the date of this Agreement as referenced in Section 4.01(b)), from time to time to Partners or to other Persons. Alternatively, the General Partner may cause Limited Partnership Interests, or classes or series thereof, to be issued to the Assignor Limited Partner and cause corresponding Units to be issued to existing or additional Unitholders. The foregoing actions may be taken, and Persons to whom Limited Partnership Interests or Units are issued may be admitted as, or become, Additional Limited Partners or Unitholders as the General Partner may determine without the necessity of obtaining approval of Partners or Unitholders. The General Partner is also authorized to cause the issuance of other types of securities of the Partnership from time to time to Partners or Unitholders or other Persons on terms and conditions established in the sole discretion of the General Partner, without the necessity of obtaining approval of Partners or Unitholders. Such securities may include, but shall not be limited to, unsecured and secured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Units or Limited Partnership Interests that may be issued by the Partnership, options, rights or warrants to purchase any such class or series of Units or Limited Partnership Interests or any combination of any of the foregoing. There shall be no limit on the number of Units or Limited Partnership Interests or other securities that may be so issued, and the General Partner shall have sole discretion in determining the consideration and terms and conditions with respect to any future issuance of Units or Limited Partnership Interests or other securities. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any such future issuance, including, but not limited to, compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the

Units or other such security is listed for trading. The Partnership may assume liabilities and hypothecate its property in connection with any such issuance.

         (b) Units and Limited Partnership Interests to be issued by the Partnership pursuant to Section 4.02(a) shall be issuable from time to time in one or more classes or series, at such price, and with such designations, preferences and relative participating, optional or other special rights, powers and duties, including rights, powers and duties senior to existing classes or series of Units and Limited Partnership Interests, all as shall be fixed by the General Partner in the exercise of its sole discretion, including, but not limited to: (i) the allocation, for federal income and other tax purposes, to such class or series of Units and Limited Partnership Interests of items of Partnership income, gain, loss, deduction and credit;
(ii) the rights of such class or series of Units and Limited Partnership Interests to share in Partnership distributions; (iii) the rights of such class or series of Units and Limited Partnership Interests upon dissolution and liquidation of the Partnership; (iv) whether such class or series of Units and Limited Partnership Interests is redeemable by the Partnership and, if so, the price at which, and the terms and conditions on which, such class or series of Units and Limited Partnership Interests may be redeemed by the Partnership; (v) whether such class or series of Units and Limited Partnership Interests is issued with the privilege of conversion and, if so, the rate at and the terms and conditions upon which such class or series of Units and Limited Partnership Interests may be converted into any other class or series of Units and/or Limited Partnership Interests; (vi) the terms and conditions of the issuance of such class or series of Units and Limited Partnership Interests, and all other matters relating to the assignment thereof; and (vii) the rights of such class or series of Units and Limited Partnership Interests to vote on matters relating to the Partnership and this Agreement.

         (c) Notwithstanding the other provisions of this Section 4.02 or
Section 4.04, except as provided in Section 2.05, the Partnership will not issue any Units or Limited Partnership Interests or classes or series thereof or any other type of security unless:

             (i) the Partnership receives an Assignment Determination, Limited Liability Determination and a Tax Determination with respect to such issuance;

            (ii) such issuance occurs pursuant to the employee benefit plans sponsored by the General Partner, the Partnership, Alliance Capital or any Persons controlled by the Partnership or Alliance Capital in accordance with Section 6.16 and such issuance is of Units or Limited Partnership Interests having identical rights and preferences to the Units and Limited Partnership Interests outstanding as of the date hereof and the employees, management and directors of the General Partner, Alliance Capital, the Partnership and their respective subsidiaries, as a group, will not as a result of such issuance or any transaction contemplated in connection with such issuance, hold, vote or control 25% or more of the Units and Limited Partnership Interests then outstanding; or

           (iii) such issuance occurs pursuant to exchanges of Alliance Capital LP Units for Units in accordance with Section 6.17.

         (d) Upon the issuance pursuant to this Section 4.02 of any class or series of Units or Limited Partnership Interests, or any other securities, the General Partner (pursuant to the General Partner's powers of attorney from the Limited Partners and Unitholders), without the approval at the time of any Partner or Unitholder (each Person accepting Units being deemed to approve of such amendment), may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record, if required, an amended Certificate of Limited Partnership and whatever other documents may be required in connection therewith, as shall be necessary or desirable to reflect the authorization and issuance of such class or series of Units or Limited Partnership Interests or other securities and the relative rights and preferences of such class or series of Units or Limited Partnership Interests or other securities.

         (e) The General Partner or any Affiliate of the General Partner may, but shall not be obligated to, make Contributions to the Partnership in exchange for Units or Limited Partnership Interests, provided that the number of Units or Limited Partnership Interests issued in exchange for any such Contribution shall not exceed the Net Value of the Contribution divided by the Unit Price of a Unit or Limited Partnership Interest, as the case may be, of such class and series; and provided further, however, that the foregoing proviso in this Section 4.02(e) shall not apply to the transactions set forth in the ECMC Transfer Agreement. The General Partner shall hold such Units as a Unitholder of the Partnership and shall hold Limited Partnership Interests as a Limited Partner of the Partnership, as the case may be.

         SECTION 4.03. Record of Contributions. The books and records of the Partnership shall include true and full information regarding the amount of cash and cash equivalents and a designation and statement of the Net Value of any other property or other consideration contributed by each Partner or Unitholder to the Partnership.

         SECTION 4.04. Splits and Combinations. (a) The General Partner may cause the Partnership to make a distribution in Units or Limited Partnership Interests to all Unitholders or Limited Partners of any class or series or may effect a subdivision or combination of Units or Limited Partnership Interests, but in each case only on a pro rata basis so that, after such distribution, subdivision or combination, each Unitholder or Limited Partner shall have the same proportionate economic interest in the Partnership as before such distribution, subdivision or combination, subject to Section 4.06, and provided, however, that no such distribution, subdivision or combination may be made unless a distribution, subdivision or combination at the same proportionate rate is simultaneously made by Alliance Capital with respect to Alliance Capital LP Units.

         (b) Whenever such a distribution, subdivision or combination is declared, the General Partner shall select a Record Date (which shall not be prior to the date of the declaration) as of which the distribution, subdivision or combination shall be effective and shall notify each Unitholder or Limited Partner of the distribution, subdivision or combination.

         (c) Promptly following such distribution, subdivision or combination, the General Partner may cause the Partnership to issue to the Unitholders or Limited Partners as of such Record Date new Unit Certificates or Certificates representing the new number of Units or Limited Partnership Interests, or adopt such other procedures as it may deem appropriate to reflect such distribution, subdivision or combination; provided, however, that in the case of any such distribution, subdivision or combination resulting in a smaller total number of Units or Limited Partnership Interests outstanding, the General Partner may require, as a condition to the delivery of such new Unit Certificate or Certificate, the surrender of any Unit Certificate or Certificate representing the Units or Limited Partnership Interests prior to such declaration.

         (d) The General Partner shall give notice to Unitholders and Partners of any distribution, subdivision or combination pursuant to this Section 4.04 at least 10 days prior to the effective date thereof.

         SECTION 4.05. No Preemptive Rights. No Person shall be granted or have any preemptive, preferential or other similar right with respect to (i) additional Contributions, (ii) the issuance or sale of new, unissued or treasury Units or Limited Partnership Interests, (iii) the issuance or sale of any obligations, evidences of indebtedness or other securities of the Partnership, whether or not convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such new, unissued or treasury Units or Limited Partnership Interests, (iv) the issuance of any subscription right to or right to receive, or any warrant or option for the purchase of, any of the foregoing Units, Limited Partnership Interests or securities, or (v) the issuance or sale of any other Units, Limited Partnership Interests or securities that may be issued or sold by the Partnership.

         SECTION 4.06. No Fractional Units. No fractional Units or Limited Partnership Interests shall be issued by the Partnership; instead, in the sole discretion of the General Partner, each fractional Unit or Limited Partnership Interest shall be rounded to the nearest whole Unit or Limited Partnership Interest (the next higher whole Unit or Limited Partnership Interest if the fraction is precisely 1/2) or an amount equal to the product of the Unit Price and such fraction shall be paid in cash by the Partnership.

         SECTION 4.07. No Withdrawal. No Person shall be entitled to withdraw any part of his Contribution or the amount of his Capital Account, or to receive any distribution from the Partnership, except as otherwise provided in this Agreement.

         SECTION 4.08. Loans from Partners; No Interest on Capital Account Balances. If any Partner or Unitholder shall advance funds to the Partnership in excess of the amounts required hereunder to be contributed by it to the capital of the Partnership, such advance shall not be considered a Contribution and the making of such advance shall neither result in any increase in the amount of the Capital Account of such Partner or Unitholder nor entitle such Partner or Unitholder to any increase in its Percentage Interest. The amount of any such advance shall be a debt of the Partnership to such Partner or Unitholder and shall be payable or collectible only out of the Partnership Assets in accordance with the terms and conditions upon which such advance is made. No interest shall be paid by the Partnership on Contributions or on the amount of any Capital Account.

         SECTION 4.09. Capital Accounts. The Partnership shall maintain for each Partner (excluding the Assignor Limited Partner) and Unitholder (which terms for purposes of this Section 4.09, Section 4.10 and Article 5 shall refer to the beneficial owner of an interest held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership pursuant to Section 6031(c) of the Code) a separate Capital Account in accordance with Section 704 of the Code. The Capital Account of each Partner and Unitholder shall, as of the effective time of the Alliance Capital Contribution, be increased or decreased, as the case may be, to reflect a revaluation of the Carrying Values of all Partnership Assets pursuant to
Section 4.10(c) hereof (and in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f)) to reflect any Unrealized Gain or Unrealized Loss attributable to each Partnership Asset as if such Unrealized Gain or Unrealized Loss had been recognized upon a sale of each such Partnership Asset at such time and had been allocated to the Partners and Unitholders pursuant to Sections 5.04 and 5.05 hereof. The Partners and the Unitholders hereby agree that following such revaluation and allocation, the Capital Account of each Partner and each Unitholder shall be equal to the product of (x) such Person's Percentage Interest and (y) the aggregate Carrying Values of all Partnership Assets. The initial Capital Account of any Person who becomes a Partner by making a Contribution to the Partnership shall be equal to the cash amount or Net Value of all Contributions made by such Person to the Partnership. Each Capital Account shall be increased by (A) the cash amount or Net Value of all Contributions made by such Person to the Partnership pursuant to this Agreement and (B) all items of Partnership income and gain computed in accordance with Section 4.10(a) and allocated to such Person pursuant to
Section 5.04 and Section 5.05, and decreased by (A) the cash amount or Net Value of all Distributions made to such Person pursuant to this Agreement and
(B) all items of Partnership deduction and loss computed in accordance with
Section 4.10(a) and allocated to such Person pursuant to Section 5.04 and
Section 5.05, and shall otherwise be maintained in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Provisions of this Section 4.09 shall, to the extent not inconsistent with the terms thereof, be construed in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Each Person who holds one or more Partnership Interests or Units shall have one Capital Account reflecting all Partnership Interests or Units owned by such Person.

         SECTION 4.10. Capital Account Calculations and Adjustments. (a) For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose), provided that:

               (i) In accordance with the requirements of Section
         704(b) and Section 704(c) of the Code and Treasury
         Regulation Section 1.704-1(b)(2)(iv)(d), any deductions for depreciation, cost recovery or amortization attributable to Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired or deemed to be acquired by the Partnership was equal to the Net Value of such property. Upon an adjustment pursuant to Section
         4.10(c) to the Carrying Value of any Partnership Asset subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such Partnership Asset shall be determined as if the adjusted basis of such Partnership Asset was equal to the Carrying Value of such property immediately following such adjustment.

              (ii) Any income, gain or loss attributable to the taxable disposition of any property shall be determined by the Partnership as if the adjusted basis of such property as of such date of disposition was equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

             (iii) The amounts of any adjustments to the basis (or
         Carrying Values) of Partnership Assets made pursuant to
         Section 743 of the Code shall not be reflected in Capital
         Accounts, but the amounts of any adjustments to the basis
         (or Carrying Values) of Partnership Assets made pursuant to
         Section 734 of the Code as a result of the Distribution of property by the Partnership to a Partner shall (i) be reflected in the Capital Account of the Person receiving such Distribution in the case of a Distribution in liquidation of such Person's interest in the Partnership and
         (ii) otherwise be reflected in Capital Accounts in the manner in which the unrealized income and gain that is displaced by such adjustments would have been shared had the property been sold at its Carrying Value immediately prior to such adjustments.

              (iv) The computation of all items of income, gain, loss and deduction shall be made, as to those items described in
         Section 705(a)(1)(B) or Section 705(a)(2)(B) of the Code, without regard to the fact that such items are not includible in gross income or are neither currently deductible nor capitalizable for federal income tax purposes. For this purpose, amounts paid or incurred to organize the Partnership or to promote the sale of interests in the Partnership that are neither deductible nor amortizable under Section 709 of the Code, and deductions for any losses incurred in connection with the sale or exchange of Partnership Assets disallowed pursuant to
         Section 267(a)(1) or Section 707(b) of the Code, shall be treated as expenditures described in Section 705(a)(2)(B) of the Code.

         (b) In the case of the transfer of a Unit (the term Unit for purposes of this Section 4.10(b) shall include a Limited Partnership Interest received in exchange for such Unit) or the General Partnership Interest, the transferee of such Unit or the General Partnership Interest shall succeed to a Capital Account relating to the Unit or General Partnership Interest transferred and the Capital Account of the transferor shall be adjusted to reflect the Capital Account of the transferee.

         (c) To the extent that the General Partner in its sole discretion deems it appropriate (A) immediately prior to an issuance of additional Units or Limited Partnership Interests for Contributions pursuant to Section 4.02, or (B) to reflect the sale, exchange or other disposition of all or substantially all of the Partnership Assets during any fiscal year in which such a sale, exchange or other disposition occurs, the Capital Accounts of all Partners and Unitholders and the Carrying Values of all Partnership Assets may be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) (consistent with the provisions hereof) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to each Partnership Asset as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such Partnership Asset at such time and had been allocated to the Partners and Unitholders pursuant to Sections 5.04 and 5.05. Such Unrealized Gain or Unrealized Loss shall be determined by the General Partner using such reasonable methods of valuation as it in its sole discretion deems appropriate.

         (d) In accordance with Treasury Regulation Section
1.704-1(b)(2)(iv) (e), immediately prior to the Distribution of any Partnership Asset in kind, the Capital Accounts of all Partners and Unitholders and the Carrying Values of all such Partnership Assets shall be adjusted (consistent with the provisions hereof) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to each such Partnership Asset as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such Partnership Asset immediately prior to such distribution and had been allocated to the Partners and Unitholders, at such time, pursuant to Sections 5.04 and 5.05. Such Unrealized Gain or Unrealized Loss shall be determined by the General Partner in its sole discretion and such determination shall be binding and conclusive upon the Partnership, Partners and Unitholders.


                                   ARTICLE 5
                         DISTRIBUTIONS AND ALLOCATIONS

         SECTION 5.01. Pass Through Cash Distributions. The General Partner shall distribute in cash the Partnership's Available Cash Flow as promptly as practicable after receipt of any cash distributions paid by Alliance Capital. Such distributions shall be made among the Partners (other than the Assignor Limited Partner) and Unitholders who were Record Holders on such Record Date as shall be selected by the General Partner in its sole discretion, pro rata in accordance with their Percentage Interests.

         SECTION 5.02. Special Distributions. Any Distributions (other than a Distribution made (x) from Available Cash Flow, or (y) in connection with the dissolution of the Partnership) may be made by the General Partner in such amounts and at such times as the General Partner, in its sole discretion, may determine, among the Unitholders and Partners (other than the Assignor Limited Partner), pro rata in accordance with their Percentage Interests.

         SECTION 5.03. General Rules with Respect to Distributions. (a) The General Partner is authorized to distribute property in kind only in connection with the dissolution of the Partnership pursuant to Article 15.

         (b) The General Partner shall specify a Record Date for any Distribution, and any cash or property distributed shall be distributed to the Partners and Unitholders who were Record Holders on the books of the Partnership as of the Record Date, in accordance with this Article 5. The Record Date for any Distribution to be made pursuant to Section 5.02 shall be
(i) in the case of a Distribution that is attributable to the proceeds from the sale or other disposition by the Partnership of Partnership Assets other than in the ordinary course of its business, the date of such sale or other disposition and (ii) in the case of any other Distribution, such Record Date as selected by the General Partner in its sole discretion.

         (c) Any amount of taxes withheld pursuant to Section 9.05, and any amount of taxes, interest or penalties paid by the Partnership to any governmental entity, with respect to amounts allocated or distributable to a Person shall be deemed to be a Distribution or payment to such Person and shall reduce the amount otherwise distributable to such Person pursuant to this Article 5.

         (d) No Distribution (other than a Distribution pursuant to Article
15) with respect to all or any portion of a calendar year shall be made to a Person (other than the General Partner) if, after giving effect to expected allocations of Net Income or Net Loss for such calendar year, the Distribution would create or increase a deficit in such Person's Capital Account in excess of such Person's share of the Partnership's "Minimum Gain" as defined in Treasury Regulation Section 1.704-2(b)(2).

         (e) Whenever any Distribution is to be made with respect to Limited Partnership Interests held by the Assignor Limited Partner, such Distribution shall be made to the Unitholders of record on the Record Date for such Distribution and not to the Assignor Limited Partner.

         (f) The requirement of the General Partner or the Partnership to make any and all Distributions provided for in this Agreement shall be subject to the limitations contained in the Delaware Act and no Distribution shall be made in violation of the provisions thereof or hereof.

         SECTION 5.04. Allocations of Net Income and Net Loss. For Capital Account purposes, except as otherwise provided in Section 5.05, Net Income and Net Loss of the Partnership shall be determined and allocated as set forth in this Section 5.04, and allocations of Net Income and Net Loss shall be deemed to be allocations of proportionate shares of the items of income, gain, loss and deduction from which Net Income and Net Loss are computed. Net Income and Net Loss of the Partnership with respect to a fiscal year of the Partnership shall be allocated to each month in such fiscal year on a pro rata basis.

         (a) Net Income of the Partnership shall be allocated among the Unitholders and Partners (other than the Assignor Limited Partner), pro rata in accordance with their Percentage Interests.

         (b) Net Loss of the Partnership shall be allocated (i) first, to the Unitholders, the General Partner and Limited Partners (other than the Assignor Limited Partner) having positive Capital Account balances so as to cause their respective Capital Account balances to be in (or, if not possible, closer to) the same proportion to each other as their respective Percentage Interests and then in accordance with their respective Percentage Interests until all such positive balances have been eliminated; and (ii) the balance, if any, to the General Partner in respect of its General Partnership Interest. Section 5.04(a) notwithstanding, to the extent subsequent Net Income of the Partnership does not exceed Net Loss allocated pursuant to this Section 5.04(b), such Net Income shall be allocated (A) first, to the General Partner in respect of its General Partnership Interest until such allocated Net Income equals Net Loss allocated to the General Partner pursuant to Section 5.04(b)(ii); and (B) the balance, if any, to the General Partner, Unitholders and Limited Partners (other than the Assignor Limited Partner) in the same proportions and amounts as Net Loss was allocated pursuant to Section 5.04(b)(i). For purposes of this Section 5.04(b), the determination of Capital Account balances shall be made after giving effect to all Distributions made with respect to calendar quarters before the month in question pursuant to
Article 5.

         (c) All items of income, gain, loss and deduction resulting from any transaction the proceeds of which are distributed to the Partners and Unitholders pursuant to Section 5.02 shall be allocated among the Unitholders and Partners (other than the Assignor Limited Partner), pro rata in accordance with their Percentage Interests.

         SECTION 5.05. Special Provisions Governing Capital Account Allocations. The following special provisions shall apply whether or not inconsistent with the provisions of Section 5.04:

         (a) If there is a net decrease in "partnership minimum gain" (within the meaning of Treasury Regulation Section 1.704-2(b)(2)) during a fiscal year, all Persons with a deficit balance in their Capital Accounts at the end of such year shall be allocated, before any other allocations of Partnership items for such fiscal year, items of income and gain for such year (and if necessary, subsequent years), in the amount and in the proportions necessary to eliminate such deficits as quickly as possible. This Section 5.05(a) is intended to comply with the requirements of Treasury Regulation Section 1.704-2(f), and is to be interpreted to comply with the requirements of such regulation.

         (b) If any Person unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6),
items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain) shall be specially allocated to such Person in an amount and manner sufficient to eliminate a deficit in its Capital Account created by such adjustments, allocations or Distributions as quickly as possible. This Section 5.05(b) is intended to constitute a "qualified income offset" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(3). Any special allocations of items of income or gain pursuant to this Section 5.05(b) shall be taken into account in computing subsequent allocations of Net Income or Net Loss so that the net amounts of any items so allocated shall, to the extent possible, be equal to the net amounts that would have been allocated to each such Person if such unexpected adjustments, allocations or Distributions had not occurred.

         (c) Section 5.04(a) notwithstanding, in the event of a sale or transfer of a Unit or Limited Partnership Interest by the General Partner or any of its Corporate Affiliates (other than to the General Partner or a Corporate Affiliate of the General Partner or in a transaction in which the General Partner and its Corporate Affiliates transfer their entire interest in the Partnership) the General Partner may, in its sole discretion, allocate gross income to the General Partner or such Corporate Affiliate, as the case may be, to the extent required to make the Capital Account of the General Partner or such Corporate Affiliate immediately prior to such sale or transfer equal to the product of (I) the aggregate Percentage Interest of the General Partner or such Corporate Affiliate, (II) the quotient obtained by dividing the aggregate amount of Units and Limited Partnership Interests outstanding by a fraction, the numerator of which is the aggregate Percentage Interest of all Unitholders and Limited Partners (other than the Assignor Limited Partner) and the denominator of which is 100 and (III) an amount equal to the Capital Account of a Unit.

         (d) Any net gains realized by the Partnership upon the dissolution of the Partnership shall be credited to the Capital Accounts of the Partners (other than the Assignor Limited Partner) and Unitholders (after crediting or charging thereto the appropriate portion of Net Income and Net Loss and after giving effect to all amounts distributed or to be distributed to such Partners and Unitholders with respect to all calendar quarters of the Partnership prior to the quarter in which the dissolution of the Partnership occurs) in the following priority:

               (i) First, to those Partners and Unitholders whose Capital Accounts have negative balances, in proportion to such negative balances, until such negative balances have been eliminated;

              (ii) Next, to the Partners and Unitholders in a manner so as to cause such Partners' and Unitholders' respective Capital Account balances to be in the same proportion to each other as their respective Percentage Interests; and

             (iii) The balance, if any, among the Unitholders and Partners, pro rata in accordance with their Percentage Interests.

         (e) In the event any net gains realized by the Partnership upon the dissolution of the Partnership are insufficient to cause the Partners' and Unitholders' respective Capital Account balances to be in the ratios of their respective Percentage Interests, then, Section 5.04(a) notwithstanding, gross income shall be allocated to those Partners and Unitholders whose Capital Accounts have balances (after giving effect to the allocations provided in Section 5.05(d)), that are less than the amount required to make all Partners' and Unitholders' Capital Account balances be in the ratio of their respective Percentage Interests until all Partners' and Unitholders' Capital Account balances are in such ratios; provided, however, that an allocation shall not be made pursuant to this Section 5.05(e) to the extent such allocation would cause or increase a negative balance in any other Partner's or Unitholder's Capital Account.

         (f) (i) If any Partner or Unitholder makes a payment to the Partnership to pay an expense or cover a loss of the Partnership, or pays an expense of the Partnership, including, without limitation, any organizational expenses incurred in connection with the Reorganization and any costs incurred under the Indemnification and Reimbursement Agreement, and the result is that the Partnership is required to recognize income or is entitled to a loss or deduction with respect to such amount so contributed or paid, then such income, loss or deduction shall be specially allocated to such Partner or Unitholder.

            (ii) Any amounts received by the Partnership either from a trust established or letter of credit furnished pursuant to Section 4 of the Guaranty Agreement shall be considered a Contribution by ACMC if it is the General Partner or a Unitholder (or, if ACMC is not the General Partner or a Unitholder, any Corporate Affiliate that is the General Partner or a Unitholder) made to pay the expense of the Partnership to which the amounts received by the Partnership relate.

         (g) In the event that the Internal Revenue Service is successful in asserting an adjustment to the taxable income of a Partner or Unitholder and, as a result of any such adjustment, the Partnership is entitled to a deduction for federal income tax purposes with respect to any portion of such adjustment, such deduction shall be allocated to such Partner or Unitholder.

         (h) The General Partner may, in its sole discretion and without the approval of any Unitholder or other Partner, make special allocations of Net Income or Net Loss or items thereof (including, but not limited to, gross income) to the extent necessary to make the Capital Account balances of the Partners and Unitholders be in the ratios of their Percentage Interests. In addition to the other special allocations that the General Partner may make under this Section 5.05, the General Partner may, in its sole discretion and without the approval of any Unitholder or other Partner, make special allocations of Net Income or Net Loss (or items thereof) and adopt such other methods and procedures in order to preserve or achieve uniformity of Units, but only if such allocations and methods and procedures would not have a material adverse effect on the Unitholders holding Units and if they are consistent with the principles of Section 704 of the Code.

         (i) In the event that the Internal Revenue Service is successful in asserting an adjustment to the allocations of Net Income or Net Loss provided for in Sections 5.04 and 5.05 for federal income tax purposes, such adjustment shall not have any effect on Capital Accounts or on the Distributions made or to be made pursuant to the provisions of this Agreement, unless the General Partner determines that giving effect to such adjustment would make the Partners' and Unitholders' Capital Account balances be in the proportion of the Percentage Interests.

         (j) For purposes of charging and crediting Capital Accounts, the holder of a restricted Unit (which for purposes of this Section 5.05(j) shall include any Limited Partnership Interest received in exchange for a restricted
Unit) shall not be treated as a Unitholder or Limited Partner during the period commencing on the date such holder acquires such restricted Unit and ending on the date such restricted Unit vests, unless such holder makes a timely election under Section 83(b) of the Code with respect to the transfer of such restricted Unit to such holder. During such period, all Distributions made with respect to such restricted Unit pursuant to this Agreement shall be treated as not made in respect of a partnership interest but shall be paid by the Partnership to such holder as compensation.

         SECTION 5.06. Allocations for Tax Purposes. (a) For federal income tax purposes, except as otherwise provided in this Section 5.06, each item of income, gain, loss and deduction of the Partnership shall be allocated, for each month, among the Partners (other than the Assignor Limited Partner) and Unitholders in the same proportions as items comprising Net Income or Net Loss, as the case may be, are allocated among the Partners (other than the Assignor Limited Partner) and Unitholders. Credits shall be allocated as provided in Treasury Regulation Section 1.704-1(b)(4)(ii).

         (b) In the case of Contributed Property, items of income, gain, loss or deduction attributable to such Contributed Property shall be allocated among the Partners (other than the Assignor Limited Partner) and Unitholders in a manner that takes into account the variation between the adjusted basis to the Partnership of such Contributed Property and the Net Value of such Contributed Property at the time of contribution, as required by Section 704(c) of the Code, to the extent such allocation reduces Book-Tax Disparities. The General Partner shall have the sole discretion to make additional allocations of income, gain, loss or deduction in order to eliminate such Book-Tax Disparities as quickly as possible, provided such allocations are consistent with the principles of Section 704(c) of the Code. The General Partner shall have the sole discretion to choose any method of allocations permissible under Treasury Regulation Section 1.704-3 to reduce or eliminate Book-Tax Disparities.

         (c) In the case of Adjusted Property, items of income, gain, loss or deduction attributable thereto shall (A) first, be allocated among the Partners (other than the Assignor Limited Partner) and Unitholders in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocation thereof pursuant to Section 4.10(c) to the extent such allocation reduces Book-Tax Disparities, and (B) second, in the event such property was originally Contributed Property, be allocated among the Partners (other than the Assignor Limited Partner) and Unitholders in a manner consistent with subsection 5.06(b) above. The General Partner shall have the sole discretion to make additional allocations of income, gain, loss or deduction in order to eliminate such Book-Tax Disparities as quickly as possible, provided such allocations are consistent with the principles of Section 704(c) of the Code. The General Partner shall have the sole discretion to choose any method of allocations permissible under Treasury Regulation Section 1.704-3 to reduce or eliminate Book-Tax Disparities.

         (d) To the extent of any Recapture Income resulting from the sale or other taxable disposition of a Partnership Asset, the amount of any gain from such disposition allocated to (or recognized by) a Partner (other than the Assignor Limited Partner) or Unitholder, for federal income tax purposes pursuant to the above provisions shall be deemed to be Recapture Income to the extent such Partner or Unitholder has been allocated or has claimed any deduction directly or indirectly giving rise to the treatment of such gain as Recapture Income.

         (e) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners (other than the Assignor Limited Partner) and Unitholders in accordance with the provisions hereof shall be determined without regard to any adjustment made pursuant to Section 743 of the Code; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted by Section 743 of the Code and any adjustments made pursuant to Section 743 of the Code shall be allocated to the extent permitted under and in accordance with the rule of Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

         (f) The General Partner may, in its sole discretion and without the approval of any Unitholder or other Partner, make special allocations of Net Income or Net Loss or items thereof (including, but not limited to, gross income) (i) to the extent necessary to make the Capital Account balances of the Partners and Unitholders be in the ratios of their Percentage Interests or
(ii) that are consistent with the principles of Section 704 of the Code and
Section 5.04 and to amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations under Subchapter K of the Code. The General Partner may adopt and employ such methods and procedures for (A) the maintenance of book and tax capital accounts, (B) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (C) the determination and allocation of Net Income, Net Loss, Depreciation, taxable income, taxable loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of Unitholders and Partners, (E) the provision of tax information and reports to Partners and Unitholders, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis,
(H) conventions for the determination of cost recovery, depreciation and amortization deductions and the maintenance of inventories, (I) the recognition of the transfer of Units and Limited Partnership Interests, and
(J) compliance with other tax-related requirements, including, but not limited to, the use of computer software and filing and reporting procedures similar to those employed by other publicly-traded partnerships, as it determines in its sole discretion are necessary and appropriate to execute the provisions of this Agreement, comply with federal and state tax laws, and to achieve uniformity of Units and Limited Partnership Interests. The General Partner shall be indemnified and held harmless by the Partnership for any expenses, penalties or other liabilities arising as a result of decisions made in good faith on any of the matters referred to in the preceding sentence. If the General Partner determines, based upon advice of counsel, that no reasonable allowable convention or other method is available to preserve the uniformity of Units or Limited Partnership Interests or the General Partner in its discretion so elects, Units and Limited Partnership Interests may be separately identified as distinct classes to reflect differences in tax consequences.

         (g) For federal income tax purposes, the holder of a restricted Unit (which, for purposes of this Section 5.06(g), shall include any Limited Partnership Interest received in exchange for a restricted Unit) shall not be treated as a Unitholder or Limited Partner during the period commencing on the date such holder acquires such restricted Unit and ending on the date such restricted Unit vests, unless such holder makes a timely election under
Section 83(b) of the Code with respect to the transfer of such restricted Unit to such holder. All Distributions made with respect to such restricted Unit pursuant to this Agreement during such period shall be treated as not made in respect of a partnership interest but shall be paid by the Partnership to such holder as compensation.

         SECTION 5.07. Assignments. (a) Each item of income, gain, loss, deduction or credit derived by the Partnership during a fiscal year shall be determined and allocated on a monthly basis in accordance with the provisions of this Article 5.

         (b) Subject to applicable Treasury Regulations, the Partnership shall treat Partners or Unitholders of record at the opening of business on the first day of a calendar month as being the only Partners and Unitholders during such month. If the General Partnership Interest or any Unit or Limited Partnership Interest is transferred during any month, such items attributable, under the convention set forth in the second sentence of Section 5.04, to such Interest or Unit for such month shall be allocated to the holder of such Interest or Unit on the first day of such month, provided, however, that (i) any income, gain, loss, or deduction on a sale or other disposition of all or substantially all of the Partnership Assets shall be allocated to the Partners and Unitholders on the date of such sale or other disposition and (ii) any income, gain, loss or deduction resulting from any transaction the proceeds of which are distributed to the Partners and Unitholders pursuant to Section 5.02 shall be allocated to the Partners and Unitholders on the date of such transaction. Distributions shall be made to the Partners as of the applicable Record Date as provided in Section 5.03(b).

         (c) The General Partner may revise, alter or otherwise modify such methods of allocation (i) to the extent that it in its sole discretion determines that the application of such methods would result in a substantial mismatching of the allocation of Net Income or Net Loss attributable to a period and the Distribution of cash attributable to the same period as between the transferor and transferee of the Partnership Interest and / or Unit transferred that could be minimized by the application of an alternative tax allocation method, or (ii) to the extent necessary to conform the Partnership's tax allocations to the requirements of any Treasury Regulations or rulings of the Internal Revenue Service.


                                   ARTICLE 6
                     MANAGEMENT AND OPERATION OF BUSINESS

         SECTION 6.01.  Management.

         (a)      Except as otherwise expressly provided in this Agreement:

         All decisions respecting any matter set forth herein or otherwise affecting or arising out of the conduct of the business of the Partnership shall be made by the General Partner, and the General Partner shall have the exclusive right and full authority and responsibility to manage, conduct, control and operate the Partnership's business and effect the purposes and provisions of this Agreement. The General Partner shall have full authority to do all things on behalf of the Partnership deemed necessary or desirable by it in the conduct of the business of the Partnership, including, but not limited to, exercising all of the powers contained in Section 3.02 and to effectuate the purposes specified in Section 3.01. The power and authority of the General Partner pursuant to this Agreement shall be liberally construed to encompass the General Partner's undertaking, on behalf of the Partnership, all acts and activities in which a limited partnership may engage under the Delaware Act. The power and authority of the General Partner shall include, but shall not be limited to, the power and authority on behalf of the Partnership and at the expense of the Partnership:

                (i) To cause the Partnership to execute, deliver and perform the Reorganization Agreement, the Indemnification and Reimbursement Agreement and all other agreements, documents and instruments as the General Partner may deem necessary or appropriate to consummate the transactions contemplated thereby;

               (ii) To cause the Partnership to take all such actions as may be necessary or appropriate to effect the Reorganization, including, but not limited to, consummating the Alliance Capital Contribution and the Exchange and serving as a limited partner of Alliance Capital;

              (iii) To make all operating decisions concerning the business of the Partnership;

               (iv) To cause the Partnership to acquire, dispose of, mortgage, pledge, encumber, hypothecate, assign in trust for creditors, or exchange any or all assets or properties (including the Partnership Assets), including, but not limited to, its goodwill;

                (v) To use the assets or properties of the Partnership (including, but not limited to, cash on hand) for any purpose, and on any terms, including, but not limited to, the financing of Partnership operations, the lending of funds to other Persons, the repayment of obligations of the Partnership, the conduct of additional Partnership operations and the purchase or acquisition of interests in properties or other assets, including, but not limited to, such interests in real property as may be acquired in connection with arrangements for the use of facilities in connection with the Partnership's operations or the acquisition of any other assets or interests in property;

               (vi) To negotiate, execute, amend and terminate, and to cause the Partnership to perform, any contracts, conveyances or other instruments that it considers useful or necessary to the conduct of Partnership operations or the implementation of its powers under this Agreement;

              (vii) To select and dismiss employees and outside attorneys, accountants, consultants and contractors and to determine compensation and other terms of employment or hiring;

             (viii) To form any further limited or general partnerships, joint ventures, corporations or other entities or relationships that it deems desirable, and contribute to such partnerships, ventures, corporations or other entities any or all of the assets and properties of the Partnership, and if the General Partner is a partner or participant in any such entity or relationship to accord the General Partner a share in the income of such entity or relationship;

               (ix) To issue additional securities or additional Units or Limited Partnership Interests or additional classes or series of Units or Limited Partnership Interests pursuant to the provisions of Section 4.02, and on behalf of the Partnership (but subject to the other provisions of this Agreement);

                (x) To purchase, sell or otherwise acquire or dispose of Units or Limited Partnership Interests, at such times and on such terms as it deems to be in the best interests of the Partnership;

               (xi) To maintain or cause to be maintained records of all rights and interests acquired or disposed of by the Partnership, all correspondence relating to the business of the Partnership and the original records (or copies on such media as the General Partner may deem appropriate) of all statements, bills and other instruments furnished the Partnership in connection with its business;

              (xii) To maintain records and accounts of all operations and expenditures, make all filings and reports required under applicable rules and regulations of any governmental department, bureau, or agency, any securities exchange, any automated quotation system of a registered securities association, and any self-regulatory body, and furnish the Partners and

         Unitholders with all necessary United States federal, state or local income tax reporting information or such information with respect to any other jurisdiction;

             (xiii) To purchase and maintain, at the expense of the Partnership, liability, indemnity, and any other insurance (including, but not limited to, errors and omissions insurance and insurance to cover the obligations of the Partnership under Section 6.09), sufficient to protect the Partnership, the General Partner, their respective officers, directors, employees, agents, partners and Affiliates, or any other Person, from those liabilities and hazards which may be insured against in the conduct of the business and in the management of the business and affairs of the Partnership;

              (xiv) To make, execute, assign, acknowledge and file on behalf of the Partnership all documents or instruments of any kind which the General Partner may deem necessary or appropriate in carrying out the purposes and business of the Partnership, including but not limited to, powers of attorney, agreements of indemnification, contracts, deeds, options, loan obligations, mortgages, notes, documents, or instruments of any kind or character, and amendments thereto, any of which may contain confessions of judgment against the Partnership. No Person dealing with the General Partner shall be required to determine or inquire into the authority or power of the General Partner to bind the Partnership or to execute, acknowledge or deliver any and all documents in connection therewith;

               (xv) To borrow money and to obtain credit in such amounts, on such terms and conditions, and at such rates of interest and upon such other terms and conditions as the General Partner deems appropriate, from banks, other lending institutions, or any other Person, including Alliance Capital, the Partners or Unitholders or any of their Affiliates, for any purpose of the Partnership, and to pledge, assign, or otherwise encumber or alienate all or any portion of the Partnership Assets, including any income therefrom, to secure or provide for the repayment thereof. As between any lender and the Partnership, it shall be conclusively presumed that the proceeds of such loans are to be and will be used for the purposes authorized herein and that the General Partner has the full power and authority to borrow such money and to obtain such credit;

              (xvi) To assume obligations, enter into contracts, including contracts of guaranty or suretyship, incur liabilities, lend money and otherwise use the credit of the Partnership, to secure any of the obligations, contracts or liabilities of the Partnership by mortgage, pledge or other encumbrance of all or any part of the property and income of the Partnership;

             (xvii) To invest funds of the Partnership in interest-bearing and non-interest-bearing accounts and short-term investments including, but not limited to, obligations of federal, state and local governments and their agencies, money market and mutual funds (including, but not limited to, those managed by the Partnership or Alliance Capital) and any type of debt or equity securities (including repurchase agreements and without regard to restrictions on maturities);

            (xviii) To make any election on behalf of the Partnership as is or may be permitted under the Code or under the taxing statutes or rules of any state, local, foreign or other jurisdiction, and to supervise the preparation and filing of all tax and information returns which the Partnership may be required to file;

              (xix) To employ and engage suitable agents, employees, advisers, consultants and counsel (including any custodian, investment adviser, accountant, attorney, corporate fiduciary, bank or other reputable financial institution, or any other agents, employees or Persons who may serve in such capacity for the General Partner or any Affiliate of the General Partner) to carry out any activities which the General Partner is authorized or required to carry out or conduct under this Agreement, including, but not limited to, a Person who may be engaged to undertake some or all of the general management, property management, financial accounting and recordkeeping or other duties of the General Partner, to indemnify such Persons on behalf of the Partnership against liabilities incurred by them in acting in such capacities and to rely on the advice given by such Persons, it being agreed and understood that the General Partner shall not be responsible for any acts or omissions of any such Persons and shall assume no obligations in connection therewith other than the obligation to use due care in the selection thereof;

               (xx) To pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend, confess or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action, or claim, including taxes, either in favor of or against the Partnership;

              (xxi) To register, qualify, list or report, to cause to be registered, qualified, listed or reported, or to cause to be de-registered, disqualified or delisted, the Units or Limited Partnership Interests pursuant to the Securities Act, the Securities Exchange Act, and any other securities laws of the United States, the securities laws of any state of the United States, the laws of any other jurisdiction, with any National Securities Exchange or other securities exchange, or pursuant to an automated quotation system of a registered securities association, as the General Partner deems appropriate;

             (xxii) To qualify the Partnership to do business in any state, territory, dependency or foreign country;

            (xxiii) To distribute cash or Partnership Assets to Partners and Unitholders in accordance with Article 5;

             (xxiv) In accordance with Section 2.05, to restrict trading in Units and Limited Partnership Interests or to reconstitute and convert the Partnership into such entity as shall be determined in accordance therewith;

              (xxv) To take such other action with respect to the manner in which the Units and Limited Partnership Interests are being or may be transferred or traded as the General Partner deems necessary or appropriate;

             (xxvi) To purchase, sell or otherwise acquire or dispose of Alliance Capital LP Units;

            (xxvii) To cause the Partnership to take all such actions as may be necessary or appropriate to maintain or alter the one-for-one exchange ratio of Alliance Capital LP Units for Units or Limited Partnership Interests, and vice versa, in the event that any circumstance exists or is reasonably expected to exist which the General Partner determines in its sole discretion would render inappropriate the use of such exchange ratio;

           (xxviii) To possess and exercise any additional rights and powers of a general partner under the partnership laws of Delaware (including, but not limited to, the Delaware Act) and any other applicable laws, to the extent not inconsistent with this Agreement; and

             (xxix) In general, to exercise in full all of the powers of the Partnership as set forth in Section 3.02 and to do any and all acts and conduct all proceedings and execute all rights and privileges, contracts and agreements of any kind whatsoever, although not specifically mentioned in this Agreement, that the General Partner may deem necessary or appropriate to the conduct of the business and affairs of the Partnership or to carry out the purposes of the Partnership. The specific expression of any power of authority of the General Partner in this Agreement shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in this Agreement.

         (b) Each of the Partners and Unitholders hereby approves, ratifies and confirms the execution, delivery and performance of the Reorganization Agreement, the Indemnification and Reimbursement Agreement and each other agreement, document and instrument as the General Partner may deem necessary or appropriate to consummate the transactions contemplated thereby, and agrees that the General Partner is authorized to execute, deliver and perform the Reorganization Agreement, the Indemnification and Reimbursement Agreement and such other agreements, documents and instruments and the transactions contemplated thereby without any further act, approval or vote of Unitholders or Partners, notwithstanding any other provision of this Agreement, the Delaware Act or any other applicable law, rule or regulation.

         (c) The General Partner shall use all reasonable efforts to cause to be filed any certificates or filings as may be determined in its sole discretion by the General Partner to be reasonable and necessary or appropriate for the formation and continuation and operation of a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware or any other state in which the Partnership elects to do business. To the extent that the General Partner in its sole discretion determines such action to be reasonable and necessary or appropriate, the General Partner thereafter (i) shall file any necessary amendments to the Certificate of Limited Partnership, including, but not limited to, amendments to reflect successor or additional general partners admitted pursuant to Section 13.02 and (ii) shall otherwise do all things (including the appointment of registered agents of the Partnership and management of registered offices of the Partnership) requisite to the maintenance of the Partnership as a limited partnership under the laws of the State of Delaware or any other state in which the Partnership may elect to do business. If permitted by applicable law, the General Partner may omit from the Certificate of Limited Partnership and from any other certificates or documents filed in any state in order to qualify the Partnership to do business therein, and from all amendments thereto, the names and addresses of the Partners (other than the General Partner) and Unitholders and information relating to the Contributions and shares of profits and compensation of the Partners (other than the General Partner) and Unitholders, or state such information in the aggregate rather than with respect to each individual Partner or Unitholder. Except as provided in Section 7.05(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership or any amendment thereto to any Unitholder or Limited Partner.

         SECTION 6.02. Reliance by Third Parties. Notwithstanding any other provisions of this Agreement to the contrary, no lender, purchaser or other Person dealing with the Partnership shall be required to look to the application of proceeds hereunder or to verify any representation by the General Partner as to the extent of the interest in Partnership Assets that the General Partner is entitled to encumber, sell or otherwise use, and any such lender, purchaser or other Person shall be entitled to rely exclusively on the representations of the General Partner as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with the General Partner, without the joinder of any other Person, as if the General Partner were the sole party in interest therein, both legally and beneficially. To the fullest extent permitted by law, each Partner (other than the General Partner) and Unitholder hereby waives any and all defenses or other remedies that may be available against such lender, purchaser or other Person to contest, negate or disaffirm any action of the General Partner in connection with any sale or financing. In no event shall any person dealing with the General Partner or the General Partner's representative with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or the General Partner's representative; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the General Partner or the General Partner's representative with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery thereof this Agreement was in full force and effect,
(ii) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (iii) the General Partner or the General Partner's representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

         SECTION 6.03. Purchase or Sale of Units or Limited Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire (or may purchase or otherwise acquire on behalf of the Partnership) Units or Limited Partnership Interests. The General Partner or any of its Affiliates may also purchase or otherwise acquire Units or Limited Partnership Interests for its own account and may, subject to the provisions of Article 12, sell or otherwise dispose of such Units or Limited Partnership Interests. Any Units or Limited Partnership Interests purchased for or on behalf of or otherwise held by the Partnership shall not be deemed outstanding for any purposes under this Agreement; provided that Units or Limited Partnership Interests purchased for or on behalf of or otherwise held by a Person in the "control" of the Partnership, as that term is defined in the definition of an Affiliate in Article 1, for a business purpose approved by the General Partner shall not be considered to have been purchased for or on behalf of or otherwise held by the Partnership.

         SECTION 6.04. Compensation and Reimbursement of the General Partner.
(a) The General Partner shall be reimbursed on a monthly or such other basis as the General Partner shall determine (i) for all direct expenses it incurs or makes on behalf of the Partnership (including amounts paid to any Person to perform services for the Partnership) and (ii) for the General Partner's legal, accounting, investor communications, utilities, telephone, secretarial, travel, entertainment, bookkeeping, reporting, data processing, office rent and other office expenses, salaries and other compensation and employee benefits expenses, other administrative or overhead expenses and all other expenses necessary to or appropriate for the conduct of the Partnership's business which are incurred by the General Partner in operating the Partnership's business (including, but not limited to, expenses allocated to the General Partner by its Affiliates), and which are allocated to the Partnership in addition to any reimbursement as a result of indemnification pursuant to Section 6.09. The General Partner shall determine the fees and expenses that are allocated to the Partnership by the General Partner in good faith.

         (b) The General Partner shall not receive any compensation from the Partnership for services provided to the Partnership as General Partner.

         SECTION 6.05. Outside Activities. (a) The General Partner shall not acquire any assets or enter into or conduct any business or activity except in connection with or incidental to (i) the management or operations of the Partnership and Alliance Capital, its performance of its obligations required or authorized by this Agreement and the Alliance Capital Partnership Agreement, (ii) the acquisition, ownership or disposition of Units or Limited Partnership Interests or partnership interests in Alliance Capital, (iii) its corporate governance and existence and (iv) acquiring, investing in, holding, disposing of or otherwise dealing with the Excluded Assets (as defined in the Transfer Agreement) and other passive investments.

         (b) Any Indemnitee, except the General Partner, may compete, directly or indirectly, with the Partnership and may engage in any business or other activity, whether or not for profit and whether or not competitive with or similar to any current or anticipated business activity of the Partnership, including, but not limited to, providing investment management and advisory services, and no such business or activity shall in any way be restricted by, or considered to be in conflict with, this Agreement, the partnership relationship established hereby or any principle of law or equity relating thereto. None of the Partnership, any Partner or any Unitholder shall have any rights in or with respect to any such business or activity so engaged in by an Indemnitee, and no Indemnitee shall have any obligation to offer any interest in any such business or activity, or any opportunity relating thereto or to the business of the Partnership, to the Partnership, any Partner or any other Persons who may have or acquire any interest in the Units, Limited Partnership Interests or the Partnership. No decision or action taken by any such Indemnitee (or, to the extent such decision or action was not taken with the specific intent of providing an improper benefit to an Indemnitee to the detriment of the Partnership, by the General Partner) with respect to any such business or activity or any business or activity of the Partnership shall be subject to review or challenge in any way or in any forum on the basis that it improperly benefitted any such Indemnitee to the detriment of the Partnership or otherwise involved any conflict of interest or breach of a duty of loyalty or similar fiduciary obligation. No such Indemnitee shall be subject to any liability or other obligation with respect to the matters described in this Section 6.05(b). The Partnership shall not, and each Partner and Unitholder by its acquisition of a Unit or Limited Partnership Interest hereby agrees that it will not, assert in any manner or in any forum any claim with respect to the matters described in this Section 6.05(b). The Partnership shall actively resist any effort to assert any such claim on its behalf. This Section 6.05(b) is not intended to affect any rights the Partnership may have under any contract or agreement with any of its employees.

         SECTION 6.06. Partnership Funds. The funds of the Partnership shall be deposited in such account or accounts as are designated by the General Partner. The Partnership shall at all times maintain books of account which indicate the amount of funds of the Partnership on deposit in each such account. All withdrawals from or charges against such accounts shall be made by the General Partner by its officers or agents, or by employees or agents of the Partnership. Funds of the Partnership may be invested as determined by the General Partner, except in connection with acts otherwise prohibited by this Agreement.

         SECTION 6.07. Loans from the General Partner and Others; Transactions and Contracts with Affiliates. (a) The General Partner, Alliance Capital or any Affiliate of either of them may (but shall have no obligation to) lend to the Partnership funds needed by the Partnership for such periods of time as the General Partner may determine at an interest rate equal to the cost to the General Partner, Alliance Capital or such Affiliate of obtaining such funds from an unaffiliated third party.

         (b) The Partnership will not lend any funds to the General Partner, Alliance Capital or any Affiliate of either of them. Except as provided by this Agreement or the Reorganization Agreement, the Partnership will not make any investments in the General Partner or any Affiliates thereof except on terms approved by the General Partner as being comparable to (or more favorable to the Partnership than) those that would prevail in a transaction with an unaffiliated party.

         (c) The assumption of liabilities and/or obligations by the Partnership pursuant to the Reorganization Agreement and each other agreement, document and instrument as the General Partner may deem necessary or appropriate to consummate the transactions contemplated thereby is hereby ratified, confirmed and approved by all Partners and Unitholders.

         (d) The General Partner may enter into an agreement with an Affiliate of the General Partner to render services to the Partnership on terms approved by the General Partner in good faith as being comparable to (or more favorable to the Partnership than) those that would prevail in a transaction with an unaffiliated party.

         (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except on terms approved by the General Partner in good faith as being comparable to (or more favorable to the Partnership than) those that would prevail in a transaction with an unaffiliated party; provided, however, that the requirements of this Section 6.07(e) shall be deemed to be satisfied as to any sale, transfer or conveyance consummated by the General Partner in accordance with clause (y) of the first sentence of Section 2.05.

         (f) Neither the General Partner nor any of its Affiliates shall use or lease any property (including, but not limited to, office equipment, computers, vehicles, aircraft and office space) of the Partnership except on terms approved by the General Partner in good faith as being comparable to (or more favorable to the Partnership than) those that would prevail in a transaction with an unaffiliated party.

         (g) Without limitation of Sections 6.07(a) through 6.07(f) above, and notwithstanding anything to the contrary in this Agreement, any transactions or arrangements with one or more Indemnitees described or disclosed in the Reorganization Agreement, the Indemnification and Reimbursement Agreement and the Proxy Statement are hereby ratified, confirmed and approved by all Partners and Unitholders.

         (h) Whenever a particular transaction or arrangement is required under this Agreement to be "on terms approved by the General Partner as being comparable to (or more favorable to the Partnership than) those that would prevail in a transaction with an unaffiliated party", that requirement shall be conclusively presumed to be satisfied as to any transaction or arrangement that (x) is, in the reasonable and good faith judgment of the General Partner, on terms substantially comparable to (or more favorable to the Partnership than) those that would prevail in a transaction with an unaffiliated party or
(y) has been approved by a majority of those directors of the General Partner who are not also directors, officers or employees of an Affiliate of the General Partner.

         (i) The General Partner or any Affiliate thereof may (but shall have no obligation to) conduct, through such representatives as it may designate, audits and other investigations of the Partnership and Persons controlled by it as the General Partner may determine in its sole discretion. Except as the General Partner or such Affiliate may expressly agree in writing with the Partnership in a document that refers to this Section 6.07(i) and is approved in the manner set forth in clause (y) of Section 6.07(h), (x) such audit or investigation shall be without charge to the Partnership and Persons controlled by it, (y) such audit or investigation shall be deemed to have been undertaken solely for the benefit of the General Partner or such Affiliate and neither of them shall have any obligation to divulge the results thereof to the Partnership or any Partner or Unitholder or to take any action based thereon and (z) no Indemnitee or other Person conducting or otherwise involved in such audit or investigation shall have any obligation or liability to the Partnership, the Partners or Unitholders by reason of such audit or investigation or the manner in or care (or lack thereof) with which it is conducted.

         SECTION 6.08. Liability of the General Partner and Other Indemnities.
(a) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "sole discretion" or "discretion" or under a grant of similar authority or latitude, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of or other factors affecting the Partnership or any Partner or Unitholder, or (ii) in its "good faith" or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or applicable law or in equity or otherwise.

         (b) Neither the General Partner nor any other Indemnitee shall be liable for monetary damages to the Partnership, Partners or Unitholders for errors in judgment or for breach of fiduciary duty (including breach of any duty of care or any duty of loyalty) unless it is established (the Person asserting such liability having the burden of proof) that the General Partner's or such other Indemnitee's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Partnership, constituted actual fraud by the General Partner or such Indemnitee, or was undertaken with reckless disregard for the best interests of the Partnership or actual bad faith on the part of the General Partner or such Indemnitee. No Indemnitee shall have any liability to the Partnership, Partners or Unitholders for any action permitted by Section 6.05.

         (c) To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to any Partner, any such Indemnified Person, including the General Partner, acting under this Agreement shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Person otherwise existing in law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnified Person.

         SECTION 6.09. Indemnification. (a) To the fullest extent permitted by law, each Indemnified Person (which for the purposes of this Section 6.09 shall mean (i) the General Partner, (ii) any Departing Partner, (iii) each Affiliate of the General Partner or any Departing Partner, (iv) each director of the General Partner in his capacity as such and (v) each other Indemnitee that is designated as an Indemnified Person in an agreement or policy of the General Partner) shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or threatened to be involved, as a party or otherwise, by reason of
(A) its present or former status as (x) the General Partner or a Departing Partner, or an Affiliate thereof, (y) an officer, director, employee, partner, agent or trustee of the Partnership, the General Partner or a Departing Partner, or an Affiliate thereof, or (z) a Person serving at the request of the Partnership in another entity in a similar capacity, or (B) any action taken or omitted in any such capacity, if with respect to the matter at issue the Indemnified Person acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnified Person acted in a manner contrary to that specified above. Any designation of an Indemnitee as an Indemnified Person pursuant to clause (v) of the first sentence of this Section 6.09(a) may (i) be made with respect to an individual Indemnitee or a group of Indemnitees, (ii) be revoked or modified by the General Partner in its discretion except to the extent, if any, otherwise specified in the agreement or policy effecting such designation, and (iii) be subject to such limitations and conditions as may be specified in the agreement or policy effecting such designation.

         (b) To the fullest extent permitted by law, expenses (including reasonable legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding subject to this Section 6.09 shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in Section 6.09(a).

         (c) The advancement of expenses and indemnification provided by this
Section 6.09 shall be in addition to any other rights to which an Indemnified Person may be entitled under any agreement, pursuant to any vote of the Unitholders or Limited Partners, as a matter of law or otherwise, as to an action in the Indemnified Person's capacity as (i) the General Partner, a Departing Partner or an Affiliate thereof, (ii) an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or an Affiliate thereof, or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, shall continue as to an Indemnified Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of such Indemnified Person.

         (d) The Partnership may purchase and maintain insurance on behalf of the General Partner and such other Indemnified Persons as the General Partner shall determine against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

         (e) For purposes of this Section 6.09, the Partnership shall be deemed to have requested an Indemnified Person to serve as fiduciary of an employee benefit plan whenever the performance by such Indemnified Person of its duties to the Partnership also imposes duties on it or otherwise involves services by it to such Plan or participants or beneficiaries of such Plan; excise taxes assessed on an Indemnified Person with respect to an employee benefit plan pursuant to applicable law shall be deemed to be "fines" within the meaning of Section 6.09(a); and action taken or omitted by an Indemnified Person with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of such plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

         (f) Any indemnification hereunder shall be satisfied solely out of any insurance obtained pursuant to Section 6.09(d) or the assets of the Partnership. In no event may an Indemnified Person subject the Partners or Unitholders or Affiliates or any of them to personal liability by reason of indemnification hereunder.

         (g) An Indemnified Person shall not be denied indemnification in whole or in part under this Section 6.09 because the Indemnified Person had an interest in the transaction with respect to which the indemnification applied if the transaction was otherwise permitted by the terms of this Agreement.

         (h) The indemnification provided in this Section 6.09 is for the benefit of the Indemnified Persons and their respective heirs, successors, assigns, executors and administrators and shall not be deemed to create any right to indemnification for the benefit of any other Persons.

         (i) The provisions of this Section 6.09 are not intended to be exclusive and the General Partner may cause the Partnership to enter into an indemnification agreement with any Indemnified Person, or to adopt policies covering any group of Indemnified Persons on such terms as the General Partner may determine in its sole discretion.

         SECTION 6.10. Other Matters Concerning the General Partner. (a) The General Partner may rely upon and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

         (b) The General Partner may consult with legal counsel (including, but not limited to, counsel who may be regular counsel to, or an employee of, the Partnership, the General Partner or any Affiliate thereof), accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any opinion of any such Person as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by the General Partner hereunder in good faith and in accordance with such opinion.

         (c) The General Partner shall not provide any Limited Partner, in connection with such Limited Partner's Partnership Interest, or any Unitholder, in connection with such Unitholder's Units, with any mandatory or discretionary right to purchase any type of security issued by the General Partner or its Affiliates.

          (d) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney- or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

         SECTION 6.11. Registration Rights of the General Partner and its Affiliates. (a) In the event that (i) the General Partner (in its capacity as General Partner or as a Unitholder or Limited Partner or as Departing Partner) or any of its Corporate Affiliates (including for purposes of this Section
6.11 Persons that were Affiliates on November 19, 1987, notwithstanding that they may later no longer be Affiliates) holds Units, Limited Partnership Interests or other securities of the Partnership or holds Alliance Capital LP Units and (x) desires to sell a number of such Units, Limited

Partnership Interests or other securities, or desires to exchange a number of Alliance Capital LP Units for Units pursuant to Section 6.17 and to sell a number of such Units, which together with any Units, Limited Partnership Interests or other securities of the Partnership it desires to sell constitute at least 5% of the aggregate number of such Units, Limited Partnership Interests or other securities outstanding or (y) desires to sell a lesser number of such Units, Limited Partnership Interests or other securities, or to exchange a number of Alliance Capital LP Units for Units pursuant to Section
6.17 and to sell a lesser number of such Units, for an aggregate proposed offering price estimated to be at least $15,000,000, (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) is not available to enable the General Partner or such Corporate Affiliate to dispose of the number of Units, Limited Partnership Interests or other securities it desires to sell at the time it desires to do so, then upon the request (a "Demand") of the General Partner or such Corporate Affiliate, the Partnership shall file with the Commission as promptly as practicable after receiving such Demand and use its best efforts to cause to become effective and remain effective for a period of time sufficient for sale, a registration statement under the Securities Act registering the offering and sale of the number of Units, Limited Partnership Interests or other securities specified by the General Partner or such Corporate Affiliate (which, at the option of the General Partner or such Corporate Affiliate, may include Units owned by directors, officers or employees of the General Partner, the Partnership or their respective Affiliates); provided, however, that if the aggregate number of such Units, Limited Partnership Interests or other securities held by the General Partner and/or any of its Corporate Affiliates at the time of any Demand constitutes less than 20% of the aggregate number of such Units, Limited Partnership Interests or other securities outstanding, the General Partner and its Corporate Affiliates shall allow at least twelve consecutive months to expire from the date of any Demand that resulted in a registration statement that became effective (and with respect to which the Partnership satisfied its obligations under this Section 6.11) before making a subsequent request. In connection with any registration pursuant to the preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the General Partner or such Affiliate shall reasonably request, and (y) such documents as may be necessary to apply for listing or to list the securities subject to such registration on such National Securities Exchange as the General Partner or such Affiliate shall reasonably request, and to do any and all other acts and things that may reasonably be necessary or advisable to enable the General Partner or such Affiliate to consummate a public sale of such Units, Limited Partnership Interests or other securities in such states. Except as set forth in Section 6.11(c) below, all costs and expenses of any such registration and offering shall be paid by the General Partner or such Affiliate, without reimbursement by the Partnership.

         (b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use its best efforts to include in such registration statement such number or amount of the same class of securities held by the General Partner, any of its Corporate Affiliates and any directors, officers or employees of the General Partner, the Partnership or their respective Affiliates as the General Partner or any of such Corporate Affiliates shall request. If the proposed offering pursuant to this Section 6.11(b)) shall be an underwritten offering, then, in the event that the underwriters advise the Partnership and the General Partner or such Affiliates in writing that in its opinion the inclusion of all or some of the General Partner's, such Affiliate's or such directors', officers' or employees' securities of the same class would adversely and materially affect the success of the offering, (x) the Partnership shall include in such offering only that number or amount, if any, of such securities held by the General Partner, such Affiliates or such directors, officers or employees which, in the opinion of the underwriters, will not so adversely affect the offering and (y) the General Partner will determine the number or amount of such securities held by each of the General Partner, such Affiliates or such officers, directors or employees which will be included in such offering. Any offering pursuant to any registration pursuant to this Section 6.11(b) shall be on terms, including, but not limited to, identity of the underwriters and price, determined by the General Partner in its sole discretion, and any Corporate Affiliate, director, officer or employee including securities pursuant to this
Section 6.11(b) shall be entitled only to sell its securities on such terms or to elect not to include them in such registration. The General Partner, such Affiliate or such directors, officers or employees shall bear the expense of all underwriting discounts and commissions attributable to the securities sold for its own account and shall reimburse the Partnership for all incremental costs incurred by the Partnership in connection with such registration resulting from the inclusion of securities held by the General Partner, such Affiliate or such directors, officers or employees.

         (c) If underwriters are engaged in connection with any registration referred to in this Section 6.11, the Partnership shall enter into an underwriting agreement and provide indemnification, representations, covenants, opinions, comfort letters, and other assurances to the underwriters all in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 6.09, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless each Person whose securities are being registered for sale pursuant to this Section 6.11 from and against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs, and expenses (including, but not limited to, interest, penalties, and reasonable attorneys' fees and disbursements), imposed upon or incurred by any such indemnified Person, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 6.11(c) as a "claim" and in the plural as "claims"), based upon, arising out of, or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Units, Limited Partnership Interests or other securities of the Partnership were registered under the Securities Act or any state securities or blue sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus, or such amendment or supplement, in reliance upon and in conformity with written information with respect to the indemnified Person furnished to the Partnership by or on behalf of such indemnified Person specifically for use in the preparation thereof.

         (d) The provisions of Sections 6.11(a) and 6.11(b) shall continue to be applicable with respect to any Person that ceases to be a general partner of the Partnership (and any of such Person's Corporate Affiliates), during a period of three years subsequent to the effective date of such cessation and for so long thereafter as is required for such Person (or any of such Person's Corporate Affiliates) to sell all of the Units or other securities of the Partnership with respect to which it has requested during such three-year period that a registration statement be filed. The provisions of Section 6.11(c) shall continue in effect thereafter.

         (e) The rights of the General Partner and its Affiliates under this
Section 6.11 may be assigned by the General Partner and any of its Affiliates to any Person acquiring Units or Limited Partnership Interests from the General Partner or any of its Affiliates (without reduction of the rights of the assignor), provided that such Person (if not admitted as a General Partner) shall be required to allow at least twelve consecutive months to expire from the date of any Demand that resulted in a registration statement that became effective before making a subsequent Demand and shall not be entitled to the rights of the General Partner pursuant to the penultimate sentence of Section 6.11(b) and clause (y) of the sentence preceding that sentence, and shall be subject to determinations made by the General Partner pursuant to those provisions.

         SECTION 6.12. Title to Partnership Assets. All Partnership Assets shall be deemed to be owned by the Partnership as an entity, and no Partner or Unitholder, individually or collectively, shall have any ownership interest in such Partnership Assets or any portion thereof. Title to any or all of the Partnership Assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership Assets for which legal title is held in the name of the General Partner shall be held in trust by the General Partner for the use and benefit of the Partnership in accordance with the terms and provisions of this Agreement, and any applicable deed or similar title document shall so indicate. All Partnership Assets shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership Assets is held.

         SECTION 6.13. Sale of the Partnership's Assets. Notwithstanding any other provision of this Agreement, the General Partner shall not cause the Partnership to sell, transfer, pledge, assign, convey or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of the Partnership Assets (other than pursuant to Section 2.05) unless (a) (i) such sale, transfer, pledge, assignment, conveyance or other disposition has received Majority Approval (Majority Outside Approval if the General Partner or any of its Corporate Affiliates have any direct or indirect equity interest in any Person acquiring Partnership Assets in such transaction) and (ii) the Partnership shall have received a Tax Determination and Limited Liability Determination or (b) such sale, transfer, pledge, assignment, conveyance or other disposition is in connection with a liquidation of the Partnership pursuant to Article 15 or Section 6.15.

         SECTION 6.14. No New Business. The Partnership shall not acquire all or substantially all of the outstanding capital stock or assets of, or enter into any partnership or joint venture with, any Person, other than Alliance Capital, unless (i) such acquisition, partnership or joint venture is in accordance with Sections 3.01 and 3.02 and (ii) it receives a Tax Determination with respect thereto. Neither the General Partner nor the Partnership shall become the general partner of any other partnership, other than Alliance Capital, or joint venture unless such action is permitted by Sections 6.01(a)(viii) and 6.05(a) (in the case of the General Partner) and the Partnership receives a Tax Determination with respect thereto.

         SECTION 6.15. Contribution of Assets to Alliance Capital. Following the consummation of the Reorganization, in the event that the Partnership acquires any business, assets or property (other than cash and cash equivalents required for expenses, taxes, working capital requirements or reserves of the Partnership), the General Partner may cause the Partnership to make a Contribution to Alliance Capital consisting of such business, assets or property in exchange for the issuance by Alliance Capital of additional Alliance Capital LP Units to the Partnership; provided that:

         (a) if the Contribution is cash equal to the net proceeds obtained from the sale or issuance of Units or Limited Partnership Interests, (x) the Partnership shall receive a number of Alliance Capital LP Units equal to the number of Units or Limited Partnership Interests so sold or issued and (y) the Partnership shall make such Contribution as soon as practicable after the receipt of such net proceeds;

         (b) if the Contribution consists of assets obtained in exchange for the sale or issuance of Units or Limited Partnership Interests, (x) the Partnership shall receive a number of Alliance Capital LP Units equal to the number of Units or Limited Partnership Interests so sold or issued and (y) the Partnership shall make such Contribution as soon as practicable after the receipt of such assets; and

         (c) if the Contribution is other than pursuant to clauses (a) or (b) of this proviso, or if any event occurs which the general partner of Alliance Capital in its sole discretion determines would render inappropriate the use of the one-for-one exchange ratio of Alliance Capital LP Units for Units or Limited Partnership Interests, and vice versa, the number of Alliance Capital LP Units to be received by the Partnership in exchange for such Contribution for purposes of this Section 6.15(c) shall be determined by the general partner of Alliance Capital in its sole discretion.

         SECTION 6.16. Issuances of Units Pursuant to Employee Benefit Plans. Upon the exercise of any awards to purchase or otherwise acquire Units or other securities of the Partnership pursuant to any employee benefit plan sponsored by the General Partner, the Partnership, Alliance Capital or any Person controlled by the Partnership or Alliance Capital and/or the entitlement of any plan participant to receive Units thereunder in accordance with the terms of such plan, at the request of Alliance Capital: (i) the Partnership shall issue to the plan participant Units necessary to satisfy such award in exchange for the exercise price or other consideration (if any) to be paid by the plan participant in respect of such award; and (ii) the Partnership shall contribute any such exercise price or other consideration to Alliance Capital in exchange for a number of Alliance Capital LP Units equal to the Units issued in satisfaction of such award. Such issuances and payments shall be deemed to occur on the date on which the award is exercised, or the date on which the plan participant is entitled to receive Units thereunder. The General Partner shall do all things it deems to be necessary or advisable in connection with the issuance of any Units pursuant to this

Section 6.16, including, but not limited to, causing such Units to be registered or qualified pursuant to the Securities Act and the laws of any state of the United States as the General Partner deems appropriate. If any Units are issued by the Partnership pursuant to any such employee benefit plan and such Units are forfeited or are otherwise returned to the Partnership, then the Partnership will return to Alliance Capital the corresponding Alliance Capital LP Units and Alliance Capital will pay to the Partnership the amounts, if any, which the Partnership is required to pay to the plan participant whose Units were forfeited or returned to the Partnership.

         SECTION 6.17. Exchanges of Alliance Capital LP Units for Units. The General Partner shall cooperate with Alliance Capital and cause the Partnership to take all actions as it may deem necessary, appropriate or advisable to effect exchanges from time to time of Alliance Capital LP Units for an equal number of Units as may be requested by Alliance Capital pursuant to the Alliance Capital Partnership Agreement; provided, however, that the Partnership shall not be required to undertake any such exchange if the General Partner determines, in its sole discretion, that in connection with such exchange the Partnership would be required to disclose material non-public information which it believes would be inadvisable to disclose. Such actions shall include, without limitation, causing to be registered or qualified such Units pursuant to the Securities Act and the laws of any state of the United States as the General Partner deems appropriate.

         SECTION 6.18. Repurchase of Units. At Alliance Capital's request from time to time, the Partnership shall repurchase outstanding Units or Limited Partnership Interests using funds provided by Alliance Capital. Upon such repurchase, the aggregate number of Alliance Capital LP Units held by the Partnership shall be reduced by a number equal to the aggregate number of Units and Limited Partnership Interests so repurchased; provided that if any event occurs which the General Partner in its sole discretion determines would render inappropriate the use of the one-for-one exchange ratio of Alliance Capital LP Units for Units or Limited Partnership Interests, and vice versa, such number shall be determined by the General Partner in its sole discretion. The Partnership shall use the funds provided by Alliance Capital pursuant to this Section 6.18 solely for the repurchase of Units or Limited Partnership Interests (together with any expenses incurred in connection with such repurchases) and, to the extent that any excess funds remain following such repurchases, the Partnership shall return such funds to Alliance Capital.

                                   ARTICLE 7
          RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS AND UNITHOLDERS

         SECTION 7.01. Limitation of Liability. The Unitholders and Limited Partners shall have no liability under this Agreement except as provided in this Agreement or by applicable law.

         SECTION 7.02. Management of Business. No Limited Partner or Unitholder in its capacity as such shall take part in the operation, management or control of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise act on behalf of or bind the Partnership. The transaction of any such business by any such Partner or Unitholder or employee or agent of the Partnership shall not affect, impair or eliminate the limitations on the liability of any such Limited Partner or Unitholder under this Agreement.

         SECTION 7.03. Outside Activities. The General Partner (acting through Alliance Capital), each other Partner and each Unitholder shall have the right to engage in the business of providing investment advisory and management services and to engage in and possess an interest in other business ventures of any and every type and description, independently or with others, including business interests and activities in direct competition with the Partnership. Neither the Partnership, any of the Partners or Unitholders nor any other Person shall have any rights by virtue of this Agreement, or the Partnership relationship created hereby in any such business ventures, and no Partner or Unitholder shall have any obligation as a result thereof to offer any interest in any such business ventures to the Partnership, any Partner, Unitholder or any other Person. This Section 7.03 is not intended to affect any rights the Partnership may have under any contract or agreement with any of its employees.

         SECTION 7.04.  Return of Capital; Additional Capital Contributions.

         (a) No Partner or Unitholder shall be entitled to the withdrawal or return of his Contribution (if any) or any amount of his Capital Account, except to the extent, if any, that Distributions made pursuant to this Agreement or upon termination of the Partnership or purchases of Units or Limited Partnership Interests by the Partnership may be considered as such by law, and then only to the extent provided for in this Agreement.

         (b) Subject to the further provisions of this Section 7.04(b), no Limited Partner or Unitholder shall have any personal liability whatsoever in his capacity as a Limited Partner or Unitholder, whether to the Partnership, to any of the Partners or Unitholders or to the creditors of the Partnership, for the debts, liabilities, contracts or other obligations of the Partnership or for any losses of the Partnership. Each Unit and each Limited Partnership Interest, upon the issuance thereof, shall be fully paid and not subject to assessment for additional Contributions. No Limited Partner or Unitholder shall be required to lend any funds to the Partnership or, after his Contribution has been paid, to make any further contribution to the capital of the Partnership. Under Sections 17-607 and 17-804 of the Delaware Act, a limited partner of a limited partnership may, under certain circumstances, be required to return to the partnership amounts previously distributed to such limited partner (i) if, at the time of, and after giving effect to, such Distribution, the liabilities of the partnership, other than liabilities to partners on account of their partnership interests, exceeded the fair value of its assets or, (ii) in connection with a liquidating distribution after dissolution of the partnership, such limited partner receives a Distribution prior to the partnership paying, or making reasonable provision to pay, claims of creditors. It is the intention and agreement of the Partners and Unitholders that if any Unitholder or Limited Partner (other than the Assignor Limited Partner) has received a Distribution from the Partnership that is required to be returned to, or for the account of, the Partnership or Partnership creditors, such obligation shall be the obligation of the Unitholder or Limited Partner who receives such Distribution, and not the obligation of any General Partner or the Assignor Limited Partner; provided, however, that nothing contained in this Agreement shall be deemed to impose upon the transferee of a Unit under Section 12.04 any obligation to return to the Partnership or any Partnership creditor any Distribution made to a prior holder of such Unit.

         SECTION 7.05. Rights of Limited Partners and Unitholders Relating to the Partnership. In addition to other rights provided by this Agreement or by applicable law, the Limited Partners and Unitholders shall have the following rights relating to the Partnership:

         (a) Each Limited Partner and Unitholder, and each Limited Partner's and Unitholder's duly authorized representatives, shall have the right upon reasonable notice and at reasonable times and at such Limited Partner's or Unitholder's own expense, but only upon written request and for a purpose reasonably related to such Person's interest as a Limited Partner or Unitholder, (i) to have reasonable information regarding the status of the business and financial condition of the Partnership, (ii) to inspect and copy the books of the Partnership and other reasonably available records and information concerning the operation of the Partnership, including the Partnership's federal, state and local income tax returns for each year, (iii) to have on demand a current list of the full name and last known business, residence or mailing address of each Limited Partner and Unitholder, (iv) to have reasonable information regarding the Net Value of any Contribution made by any Partner or Unitholder and the date on which each such Person became a Partner or Unitholder, (v) to have a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, and (vi) to have any other information regarding the affairs of the Partnership as is just and reasonable.

         (b) Anything in Section 7.05(a) to the contrary notwithstanding, the General Partner may keep confidential from the Limited Partners and Unitholders, and each Limited Partner's and Unitholder's duly authorized representatives, for such period of time as the General Partner deems reasonable, any information that the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business or which the Partnership is required by law or by agreements with third parties to keep confidential.

         SECTION 7.06. Agreement to be Bound by Terms of Partnership Agreement. By accepting a Unit Certificate or Certificate, and as a condition to entitlement to any rights in or benefits with respect to the Units or Limited Partnership Interests evidenced thereby, each Unitholder and Limited Partner will be deemed to have agreed to comply with, and be bound by, all of the terms, conditions, rights and obligations set forth in this Agreement, including, but not limited to, the grant of the power of attorney set forth in
Section 10.01.


                                   ARTICLE 8
                    BOOKS, RECORDS, ACCOUNTING AND REPORTS

         SECTION 8.01. Records and Accounting. The General Partner shall keep or cause to be kept complete and accurate books and records with respect to the Partnership's business, assets, liabilities, operations and financial condition, which books and records shall at all times be kept at the principal office of the Partnership. Any records maintained by the Partnership in the regular course of its business, including the names and addresses of Partners and Unitholders, books of account and records of Partnership proceedings, may be kept on or be in the form of punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on the accrual basis in accordance with generally accepted accounting principles.

         SECTION 8.02. Fiscal Year. The fiscal year of the Partnership shall be the same as its taxable year for federal income tax purposes, which shall be the calendar year or such other year that is permitted under the Code as the General Partner in its sole discretion shall determine.

         SECTION 8.03. Reports. (a) The General Partner shall use its best efforts to cause to be mailed not later than 90 days after the close of each fiscal year to each Limited Partner and Unitholder, as of the last day of that fiscal year, reports containing financial statements of each of the Partnership and Alliance Capital for the fiscal year, including a balance sheet and statements of operations, partners' equity and cash flow, all of which shall be prepared in accordance with generally accepted accounting principles and shall be audited by the Partnership's Accountants.

         (b) The General Partner shall use its best efforts to cause to be mailed not later than 45 days after the close of each fiscal quarter, except the last fiscal quarter of each fiscal year, to each Limited Partner and Unitholder as of the last day of such fiscal quarter, a quarterly report for the fiscal quarter containing such financial and other information (which need not be audited) as the General Partner deems appropriate.

         The General Partner's obligations set forth in this Section 8.03 may be satisfied by delivering to each Limited Partner and Unitholder a copy of the Form 10-K or 10-Q (containing separate financial statements of Alliance Capital), as the case may be, or such other periodic reports containing comparable financial information as may be filed by the Partnership pursuant to the Securities Exchange Act.

         SECTION 8.04. Other Information. The General Partner may release such information concerning the operations of the Partnership to such sources as is customary in the industry or required by law or regulation of any regulatory body.

                                   ARTICLE 9
                                  TAX MATTERS

         SECTION 9.01. Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns relating to Partnership income, gains, losses, deductions and credits, as necessary for federal, state and local income tax purposes, and shall use its best efforts to cause to be mailed to the Limited Partners and Unitholders within 90 days after the close of the taxable year the tax information reasonably required for federal, state and local income tax reporting purposes.

         SECTION 9.02. Tax Elections. (a) The General Partner may, in its sole discretion, make the election under Section 754 of the Code in accordance with applicable regulations thereunder. In the event the General Partner makes such election, the General Partner reserves the right to seek to revoke such election upon its determination that such revocation is in the best interests of the Unitholders and Limited Partners. For purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of Units will be deemed to be the lowest quoted trading price of the Units on any national securities exchange on which such Units are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 5.07(b) without regard to the actual price paid by such transferee.

         (b) To the extent permissible under Section 709 of the Code, the Partnership shall elect to deduct expenses incurred in the Reorganization, including the expenses arising from the Alliance Capital Contribution, ratably over a 60-month period as provided in Section 709 of the Code.

         (c) Except as otherwise provided herein, the General Partner shall determine in its sole discretion whether to make any other elections available under the Code or under any state or local tax laws on behalf of the Partnership.

         SECTION 9.03. Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in Section 6231 of the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Limited Partner and Unitholder agrees to cooperate with the General Partner and to do or so refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

         SECTION 9.04. Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding and reporting obligations imposed by law, including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code.

         SECTION 9.05. Entity-level Deficiency Collections. In the event the Partnership is required by applicable law to pay any federal, state or local income tax on behalf of any Partner or Unitholder or any former Partner or Unitholder the General Partner shall have the authority, in its sole discretion, and without the approval of any Partner or Unitholder, to amend this Agreement as the General Partner determines to be necessary or appropriate: (i) to provide for the payment of such taxes and otherwise to enable the Partnership to comply with such law; (ii) to withhold an appropriate amount from any Distributions to be made in the future to Unitholders or Partners on whose behalf such taxes were paid, and to treat such amounts as having been distributed to such Partners or Unitholders out of Available Cash Flow; (iii) to authorize the General Partner, on behalf of the Partnership to take all necessary or appropriate action to collect all or any portion of such taxes from the Partners or Unitholders (whether current or former Partners or Unitholders); (iv) to treat such taxes as an expense of the Partnership in computing Available Cash Flow to the extent appropriate to reflect any amounts which cannot be collected (or withheld pursuant to clause
(ii)) from current or former Partners or Unitholders and to treat any collection thereof as an addition to Available Cash Flow; and (v) to reflect such other changes as the General Partner determines are necessary or appropriate to implement the foregoing. If the Partnership is required to pay any such taxes on behalf of the General Partner or any Corporate Affiliate, the General Partner will either pay directly to the appropriate taxing authority or make funds available to the Partnership to pay the General Partner's share of such taxes and will take all necessary or appropriate action to collect from its Corporate Affiliates, or cause such Corporate Affiliate to pay directly to the appropriate taxing authority, such Corporate Affiliate's share of such taxes.

                                  ARTICLE 10
                               POWER OF ATTORNEY

         SECTION 10.01. Power of Attorney. Each Person who accepts Units and each Limited Partner constitutes and appoints each of the General Partner and the Liquidating Trustee severally (and any successor to either thereof by merger, transfer, election or otherwise), and each of the General Partner's and the Liquidating Trustee's authorized officers and attorneys in-fact, with full power of substitution, as his true and lawful agents and attorneys-in-fact, with full power and authority in his name, place and stead to:

         (a) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (i) all certificates and other instruments including, at the option of the General Partner or Liquidating Trustee, as the case may be, this Agreement and the Certificate of Limited Partnership and all amendments and restatements thereof, that the General Partner or Liquidating Trustee, as the case may be, deems appropriate or necessary to carry out the purposes of this Agreement and to form, qualify, or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and under the Delaware Act and in all jurisdictions in which the Partnership may or may wish to conduct business or own property; (ii) all instruments that the General Partner or Liquidating Trustee, as the case may be, deems appropriate or necessary to reflect any amendment, change or modification of this Agreement in accordance with its terms; (iii) all conveyances and other instruments or documents that the General Partner or Liquidating Trustee, as the case may be, deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement (including a certificate of cancellation); and (iv) all instruments (including, if required by law, this Agreement and the Certificate of Limited Partnership and amendments and restatements thereof) relating to the admission, withdrawal or substitution of any Partner, the initial or increased Contribution of any Partner or the determination of the rights, preferences and privileges of any class of Limited Partnership Interests issued pursuant to Section 4.02; and

         (b) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole discretion of the General Partner or the Liquidating Trustee, as the case may be, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or the Liquidating Trustee, as the case may be, to effectuate the terms or intent of this Agreement; provided, however, that when required by any provision of this Agreement which establishes a percentage of the Limited Partners or Unitholders or Limited Partners or Unitholders of any class or series required to take any action, the General Partner or Liquidating Trustee may exercise the power of attorney made in this Section 10.01(b) only after the necessary vote, consent or approval by the Limited Partners or Unitholders or Limited Partners or Unitholders of such class or series.

         Nothing herein contained shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article 17 or as may be otherwise expressly provided for in this Agreement. Nothing herein contained shall be construed as authorizing any Person acting pursuant to this Article 10 to take any action to increase in any way the legal liability of the Limited Partners and Unitholders beyond the liability expressly set forth in this Agreement.

         The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive, and shall not be affected by, the subsequent death, incompetence, dissolution, disability, incapacity, bankruptcy or termination of any grantor and the transfer of all or any portion of his Partnership Interest or Units and shall extend to such Person's heirs, successors and assigns. Each Person who accepts Units or Limited Partnership Interests is deemed to consent to be bound by any representations made by the General Partner or the Liquidating Trustee, acting in good faith pursuant to such power of attorney. Each Person who accepts Units or Limited Partnership Interests is deemed to consent to and waive any and all defenses that may be available to contest, negate or disaffirm any action of the General Partner or the Liquidating Trustee, taken in good faith under such power of attorney. Each Limited Partner and Unitholder shall execute and deliver to the General Partner or the Liquidating Trustee, within 15 days after receipt of the General Partner's or the Liquidating Trustee's request therefor, such further designations, powers of attorney and other instruments as the General Partner or the Liquidating Trustee deems necessary to effectuate this Agreement and the purposes of the Partnership.


                                  ARTICLE 11
   ISSUANCE OF CERTIFICATES AND UNIT CERTIFICATES; ASSIGNOR LIMITED PARTNER

         SECTION 11.01. Issuance of Certificates and Unit Certificates. Upon the issuance of Limited Partnership Interests to Limited Partners and Units to Unitholders, the General Partner shall cause the Partnership to issue one or more Certificates and Unit Certificates in the names of such Limited Partners and Unitholders, respectively. Each such Certificate or Unit Certificate shall be denominated in terms of the number and type of Limited Partnership Interests or Units evidenced by such Certificate or Unit Certificate. Upon the transfer of a Limited Partnership Interest or Unit in accordance with the terms of this Agreement, the General Partner shall cause the Partnership to issue replacement Certificates or Unit Certificates, as the case may be, in accordance with such procedures as the General Partner, in its sole discretion, may establish. The General Partner may also cause the Partnership to issue certificates evidencing General Partnership Interests, in such form as the General Partner may approve in its sole discretion.

         SECTION 11.02. Assignment of Assignor Limited Partner's Limited Partnership Interests. (a) The Assignor Limited Partner, by the execution of this Agreement, irrevocably transfers and assigns to the Unitholders, to the maximum extent permitted by law, all of the Assignor Limited Partner's rights and interests in and to the Limited Partnership Interests issued to the Assignor Limited Partner under this Agreement. In accordance with the transfer and assignment described in this Section 11.02(a), and subject to the provisions and procedures set forth herein, it is the intention of the parties hereto that Unitholders shall have the same rights and obligations that Limited Partners have under this Agreement and under the Delaware Act, except as provided in Section 7.04(b). The rights and interests so transferred and assigned shall include without limitation the following:

                (i) All rights to receive Distributions and allocations in respect of the Limited Partnership Interests;

               (ii) All rights to receive any proceeds of liquidation of the Partnership;

              (iii) All rights to inspect books and records and to receive reports as provided in this Agreement;

               (iv) The right to instruct the Assignor Limited Partner with respect to the giving of consent with respect to, or the voting of, the Limited Partnership Interests and the right to call meetings and propose amendments to this Agreement;

                (v) The right to bring derivative actions pursuant to Sections 17-1001, et seq. of the Delaware Act, and all rights to maintain actions under Sections 17-205, 17-802 and 17-803 of the Delaware Act (and, in the event any such action must be brought in the name of the Assignor Limited Partner, the Assignor Limited Partner agrees to cooperate, at the expense of the concerned Unitholders, in all respects with the maintenance of such action); and

               (vi) All rights attendant to the Limited Partnership Interests which Limited Partners have, or may have in the future, to the extent they may be assigned under this Agreement and under the Delaware Act.

         (b) The General Partner, the Assignor Limited Partner, the Limited Partners and the Unitholders irrevocably consent to the foregoing transfer and assignment by the Assignor Limited Partner to the Unitholders of the Assignor Limited Partner's rights and interests in the Limited Partnership Interests as described above, and acknowledge that (i) each such transfer and assignment is effective and (ii) the Unitholders are intended to be and shall be treated as assignees of all rights and privileges of the Assignor Limited Partner in respect of the Limited Partnership Interests. The General Partner covenants and agrees that, in accordance with such transfer and assignment, all the Assignor Limited Partner's rights and privileges in respect of Limited Partnership Interests may be exercised by the Unitholders. The General Partner shall fulfill the same duties and obligations to Unitholders as are owed to Limited Partners under this Agreement and applicable law.

         (c) The Assignor Limited Partner shall not be liable to any Unitholder for any action or failure to take action by it in reliance upon advice, written notice, request or direction from a Unitholder believed by it to be genuine and to have been signed or presented by the proper Person(s).

         (d) Notwithstanding the assignment of Limited Partnership Interests referred to in this Section 11.02 but subject to the right of a Unitholder to become a Limited Partner in accordance with Section 12.04(b), the Assignor Limited Partner shall retain legal title to such assigned Limited Partnership Interests and shall be and remain a Limited Partner of the Partnership.

         (e) All Distributions to be made pursuant to Article 5 and 15 with respect to Limited Partnership Interests held by the Assignor Limited Partner or with respect to Units, and all reports and communications to be distributed with respect to such Limited Partnership Interests or such Units, shall be made or distributed directly to the Unitholders of record entitled to receive such Distributions, reports and communications and not to the Assignor Limited Partner. Delivery of a Distribution, report or other communication to the Assignor Limited Partner shall not relieve the Partnership or the General Partner from responsibility and liability for delivery of such Distribution, report or other communication to the Unitholder of record entitled to receive such Distribution, report or communication.

         SECTION 11.03. Lost, Stolen, Mutilated or Destroyed Certificates or Unit Certificates. (a) The Partnership shall issue a new Certificate or Unit Certificate in place of any Certificate or Unit Certificate previously issued if the registered owner of the Certificate or Unit Certificate:

               (i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate or Unit Certificate has been lost, destroyed or stolen;

               (ii) requests the issuance of a new Certificate or Unit Certificate before the Partnership has notice that the Certificate or Unit Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

              (iii) if requested by the General Partner, delivers to the Partnership a bond, in form and substance satisfactory to the General Partner, with such surety or sureties and with fixed or open penalty, as the General Partner may direct, to indemnify the Partnership against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate or Unit Certificate; and

               (iv) satisfies any other reasonable requirements imposed by the General Partner.

When a Certificate or Unit Certificate has been lost, destroyed or stolen, and the owner fails to notify the Partnership within a reasonable time after he has notice of it, and a transfer of the Units or Limited Partnership Interests represented by the Certificate or Unit Certificate is registered before the Partnership receives such notification, the owner shall be precluded from making any claim against the Partnership or any Transfer Agent for such transfer or for a new Certificate or Unit Certificate.

         (b) If any mutilated Certificate or Unit Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership shall execute and deliver in exchange therefor a new Certificate or Unit Certificate evidencing the same number of Limited Partnership Interests or Units as did the Certificate or Unit Certificate so surrendered.

         (c) As a condition to the issuance of any new Certificate or Unit Certificate under this Section 11.03, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) connected therewith.

         SECTION 11.04. Record Holder. The Partnership shall be entitled to treat each Record Holder as the Limited Partner or Unitholder in fact of any Limited Partnership Interests or Units, as the case may be, and, accordingly, shall not be required to recognize any equitable or other claim or interest in or with respect to such Limited Partnership Interests or Units on the part of any other Person, regardless of whether it shall have actual or other notice thereof, except as otherwise required by law or any applicable rule, regulation, guideline or requirement of any stock exchange on which the Limited Partnership Interests or Units are listed for trading.

         SECTION 11.05. Representations, Warranties and Covenants of the Assignor Limited Partner. (a) The Assignor Limited Partner represents and warrants to, and covenants with and for the benefit of, each Unitholder who is at any time a Unitholder hereunder that:

               (i) it is duly organized and validly existing in good standing as a corporation under the laws of the state of its incorporation with full power and authority to act as the Assignor Limited Partner and to enter into this Agreement and to perform its obligations hereunder;

              (ii) this Agreement has been duly and validly authorized by it and, assuming due authorization by the other parties hereto, is a valid and binding agreement of it enforceable in accordance with its terms;

             (iii) it will not at any time give any consent with respect to or vote any Limited Partnership Interests with respect to which it is the Assignor Limited Partner except in accordance with directions to it pursuant to Section 17.04 or Section 17.12. It will give any consent with respect to or vote all of those Limited Partnership Interests for which it has received a direction pursuant to Article 17 in accordance with such direction and it will refrain from consenting with respect to or voting any such Limited Partnership Interest for which it does not hold any such direction; and

              (iv) it will not at any time withdraw as Assignor Limited Partner without the consent of the General Partner which consent shall not be granted until such a time as a successor Assignor Limited Partner has been admitted in its place.

         (b) Upon the occurrence of any default in any representation, warranty or covenant of the Assignor Limited Partner set forth above, the bankruptcy (as defined in Section 15.01) of the Assignor Limited Partner or the failure of the Assignor Limited Partner to perform any other obligation under this Agreement in accordance with the terms hereof, the General Partner may remove the Assignor Limited Partner and substitute in its place such other Person as it determines in its sole discretion. Thereafter the Assignor Limited Partner so removed shall have no right of any nature whatsoever in or with respect to such Limited Partnership Interests. If the Assignor Limited Partner withdraws as the Assignor Limited Partner, whether or not such withdrawal constitutes a breach of any portion of this Agreement, the General Partner shall substitute in its place as Assignor Limited Partner such Person as it determines in its sole discretion. Upon any such removal of the Assignor Limited Partner (or the replacement of the Assignor Limited Partner pursuant to the preceding sentence) as the Assignor Limited Partner, the Person so selected by the General Partner shall succeed to the legal title to the Limited Partnership Interests previously held by the Assignor Limited Partner so removed or replaced, without any requirement for any action by or on behalf of the Assignor Limited Partner so removed or replaced, and thereafter such Person shall have all of the rights and obligations of the Assignor Limited Partner under this Agreement with respect to such Limited Partnership Interests.


                                  ARTICLE 12
                  TRANSFER OF PARTNERSHIP INTERESTS AND UNITS

         SECTION 12.01. Transfer. (a) The term "transfer," when used in this Article with respect to a Partnership Interest or Unit, shall be deemed to refer to a transaction by which the holder of a Unit or Partnership Interest assigns such Unit or Partnership Interest evidenced thereby to another Person, and includes a sale, assignment, gift, pledge, hypothecation, mortgage, exchange or any other disposition, whether by merger, consolidation or otherwise.

         (b) Except as provided in Section 2.05, no Partnership Interest or Unit shall be transferred in whole or in part, except in accordance with the terms and conditions set forth in this Article 12. Any transfer or purported transfer of any Partnership Interest or Unit not made in accordance with this
Article 12 or Section 2.05 shall be null and void.

         SECTION 12.02. Transfer of General Partnership Interests of the General Partner. (a) The General Partner may sell or otherwise transfer its General Partnership Interest to any Person that is or in connection with the sale or transfer becomes a General Partner, without any approval of the Unitholders or Partners and without obtaining an Assignment Determination. Any Person acquiring a General Partnership Interest as permitted by this Section
12.02 shall be entitled to be admitted as a general partner. The General Partner may effect sales or transfers as provided by this Section without regard to the consequences thereof to the Partnership, other Partners, Unitholders or any other Persons. The General Partner may not sell or otherwise transfer its General Partnership Interest except as provided in this
Section 12.02.

         (b) No provision of this Agreement shall be construed to prevent (and all Unitholders and Limited Partners hereby expressly consent to) any sale, transfer, exchange or other disposition of any or all of the General Partnership Interest in connection with the withdrawal of the General Partner pursuant to Article 14.

         (c) The General Partner may at any time transfer (in addition to the transfers permitted by Section 12.02(a)) one-tenth of its General Partnership Interest to any Corporate Affiliate of the General Partner that (x) in connection with the transfer becomes a General Partner (the "Other General Partner") and (y) immediately after giving effect to such transfer, has assets net of liabilities (excluding its interest in the Partnership and any accounts and notes receivable from or payable by it to the Partnership) with a fair market value of not less than 10% of the aggregate amount of Contributions made to the Partnership through the date of the transfer, if the Partnership receives an Assignment Determination and a Tax Determination with respect thereto. In connection with any such transfer, (i) the Other General Partner shall be admitted as a General Partner, (ii) the transferor General Partner shall remain a General Partner and shall not be relieved of any of its obligations under this Agreement, (iii) the transferor General Partner shall be the sole managing General Partner, with the exclusive power to manage the business and affairs of the Partnership and the Other General Partner shall not participate in, and shall have no responsibility for, the management of the business and affairs of the Partnership and shall not be entitled to exercise any of the powers with respect thereto granted to the General Partner, (iv) the Other General Partner shall assume, jointly and severally with the transferor General Partner, all of the obligations of the General Partner under this Agreement (excluding the obligations in Section 4.01, but including, and not limited to, Section 12.02(a)), subject to clause (ii) of this sentence and (v) the transferor General Partner shall be entitled to make such amendments to this agreement as may be necessary to reflect or in connection with the foregoing and to provide for the allocation of a portion of the transferor General Partner's capital account to the Other General Partner.

         SECTION 12.03. Transfer of Limited Partnership Interests. Transfers of Limited Partnership Interests shall not be permitted except upon death, by operation of law or with the written consent of the General Partner, which consent may be granted or withheld in the General Partner's sole discretion and shall be subject to the provisions of Section 13.01.

         SECTION 12.04. Transfer of Units. (a) The Partnership shall not recognize a holder of Units or interests therein unless the transferee has become a Record Holder. A transferee of a Unit shall be deemed to have (i) agreed to comply with and be bound by this Agreement, (ii) granted the powers of attorney provided for in this Agreement as set forth herein, and (iii) made the waivers and given the approvals contained in this Agreement.

         (b) Any Unitholder may exchange any or all of his Units for corresponding Limited Partnership Interests by (i) delivering to the General Partner and the Assignor Limited Partner such documents as may be reasonably required by the General Partner and the Assignor Limited Partner and (ii) paying such reasonable fees and expenses as may be required with respect thereto by the General Partner; provided, however, that the holder of any such Limited Partnership Interest received in exchange for a Unit shall not be admitted to the Partnership as a Limited Partner unless and until the General Partner shall have consented to such admission, which consent may be withheld in the sole discretion of the General Partner. If the General Partner does not so consent, the Person requesting such exchange shall remain a Unitholder. If the General Partner does so consent to the admission of a Unitholder as a Limited Partner, no consent of any Limited Partner or Unitholder shall be required to effect such admission. Any holder (other than the Assignor Limited Partner) of Limited Partnership Interests may exchange any or all of such Limited Partnership Interests for corresponding Units by (A) delivering to the General Partner and the Assignor Limited Partner such documents as may be reasonably required by the General Partner and the Assignor Limited Partner and (B) paying such reasonable fees and expenses as may be required with respect thereto by the General Partner. Conversions of Units into Limited Partnership Interests, and conversions of Limited Partnership Interests into Units, if consented to by the General Partner, shall be accomplished at such times as the General Partner shall determine, but not less frequently than semi-annually.

         SECTION 12.05. Restrictions on Transfer. Notwithstanding the other provisions of this Article 12, no transfer of any Unit or Limited Partnership Interest shall be made if such transfer (a) would violate the then applicable federal and state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfer; (b) would affect the Partnership's existence or qualification as a limited partnership under the Delaware Act; or (c) would violate any then applicable rules, regulations and requirements of any securities exchange or automatic quotation system on or pursuant to which Units may be traded.

                                  ARTICLE 13
                             ADMISSION OF PARTNERS

         SECTION 13.01. Admission of Substituted Limited Partners. (a) If a Limited Partner dies, his executor, administrator or trustee, or, if he is adjudicated incompetent, his committee, guardian or conservator, or, if he becomes bankrupt, the trustee or receiver of his estate, shall have all the rights of a Limited Partner for the purpose of settling or managing his estate and such power as the decedent or incompetent possessed to assign all or any part of his Limited Partnership Interests and to join with the assignee thereof in satisfying conditions precedent to such assignee becoming a Substituted Limited Partner. The withdrawal, death, dissolution, adjudication of incompetence or bankruptcy of a Limited Partner shall not dissolve the Partnership.

         (b) The Partnership need not recognize for any purpose any assignment of all or any fraction of the Limited Partnership Interests of a Limited Partner unless there shall have been filed with the Partnership and recorded on the Partnership's books a duly executed and acknowledged counterpart of the instrument making such assignment, and such instrument evidences the written acceptance by the assignee of all of the terms and provisions of this Agreement, represents that such assignment was made in accordance with all applicable laws and regulations and in all other respects is satisfactory in form and substance to the General Partner.

         (c) Any Limited Partner (other than the Assignor Limited Partner) who shall assign all his Limited Partnership Interests shall cease to be a Limited Partner of the Partnership.

         (d) An assignee of Limited Partnership Interests (other than a Unitholder) becomes a Substituted Limited Partner only if all of the following conditions are first satisfied:

                (i) the instrument of assignment sets forth the intention of the assignor that the assignee succeed to the assignor's Limited Partnership Interests as a Substituted Limited Partner in his place;

               (ii) the assignee shall have fulfilled the requirements of
         Section 13.01(b);

              (iii) the assignee shall have paid all reasonable legal fees and filing costs incurred by the Partnership in connection with his substitution as a Limited Partner; and

              (iv) the General Partner consents to such substitution which consent may be granted or withheld in its sole discretion.

         (e) An assignee of Limited Partnership Interests (other than a Unitholder) who does not become a Substituted Limited Partner and who desires to make a further assignment of his Limited Partnership Interests shall be subject to all the provisions hereof to the same extent and in the same manner as a Limited Partner desiring to make an assignment of Limited Partnership Interests.

         SECTION 13.02. Admission of Additional and Successor General Partner. An additional or successor general partner approved pursuant to Section 12.02,
14.01 or 15.01(b) shall be admitted to the Partnership as a General Partner (in the place of or in addition to, as the case may be, the General Partner), effective as of the date that an amendment to the Certificate of Limited Partnership, adding its name and other required information, is filed pursuant to Section 6.01(c) (which, in the event the successor or transferee General Partner is in the place in whole of the withdrawing, removed or transferor General Partner, shall be contemporaneous with the withdrawal of such withdrawing, removed or transferor General Partner without dissolution of the Partnership), and upon receipt by the withdrawing, removed or transferor General Partner of all of the following:

         (a) acceptance in form and substance satisfactory to such General Partner of all of the terms and provisions of this Agreement;

         (b) written agreement of the proposed General Partner to continue the business of the Partnership; and

         (c) such other documents or instruments as may be required in order to effect its admission as a General Partner under this Agreement and applicable law.

Each Limited Partner and Unitholder is deemed to approve of the admission of a successor General Partner selected pursuant to the terms of this Agreement and no further approval of Partners or Unitholders shall be required to effect such admission. Any such successor or additional General Partner shall carry on the business of the Partnership. No Person shall be admitted as a general partner of the Partnership except as contemplated by Section 12.02, 14.01 or 15.01(b) or as otherwise expressly authorized by this Agreement.

                                  ARTICLE 14
                       WITHDRAWAL OR REMOVAL OF PARTNERS

         SECTION 14.01. Withdrawal or Removal of the General Partner. (a) The General Partner covenants and agrees that except in connection with a transfer of its General Partnership Interest in accordance with Section 12.02, it will not voluntarily withdraw as the General Partner unless (i) the Partnership receives a Limited Liability Determination, a Tax Determination and an Assignment Determination; (ii) such withdrawal receives Majority Outside Approval; and (iii) the General Partner or one of its Affiliates is not the general partner of Alliance Capital or simultaneously withdraws as the general partner of Alliance Capital in accordance with the terms of the Alliance Capital Partnership Agreement. If the General Partner gives a notice of its intent to withdraw, it shall call and conduct a meeting of the Unitholders and Limited Partners to obtain the requisite Majority Outside Approval and to consider and approve a successor General Partner. If the proposed withdrawal of the General Partner will result in the dissolution of the Partnership, such meeting shall be held no sooner than 180 days after the date of notice and any Unitholder or Limited Partner (other than the Assignor Limited Partner) may, by notice to the General Partner at least 120 days prior to the date of the meeting, propose a successor general partner. Such proposed successor general partner shall only be included on the ballot if it has complied with all legal requirements necessary for such inclusion. If the requisite Majority Outside Approval is obtained, but no successor general partner is approved on the first ballot of such meeting, a second ballot shall be held as soon as practicable thereafter in order to consider the approval of the candidate that received the most votes on the first ballot. If such candidate is not approved on the second ballot, the Partnership shall be dissolved and liquidated pursuant to Article 15 and the General Partner shall serve as Liquidating Trustee. If a successor general partner is elected, it shall be admitted immediately prior to the withdrawal of the General Partner and shall continue the business and operations of the Partnership without dissolution.

         (b) Except as provided below, the General Partner may be removed upon the affirmative vote of (i) Limited Partners holding 80% or more of the issued and outstanding Limited Partnership Interests if such removal is not for cause, or (ii) Limited Partners holding 50% or more of the issued and outstanding Limited Partnership Interests if such removal is for cause. As used in this Article 14, "cause" means that a court of competent jurisdiction has entered a final, non-appealable judgment in an action in which the General Partner is a party, finding that any action or failure to act on the part of the General Partner involved an act or omission undertaken with deliberate intent to cause injury to the Partnership, constituted actual fraud or actual bad faith on the part of the General Partner or was undertaken with reckless disregard for the best interests of the Partnership. The right to remove the General Partner shall not exist or be exercised unless (i) the General Partner or one of its Affiliates is not the general partner of Alliance Capital or is simultaneously removed as the general partner of Alliance Capital in accordance with the terms of the Alliance Capital Partnership Agreement, (ii) such action for removal also provides for the election of a new general partner and (iii) the Partnership receives a Limited Liability Determination, a Tax Determination and an Assignment Determination; any Opinions of Outside Counsel delivered in connection with such determinations shall be opinions of counsel selected by the successor general partner. Such removal shall be effective immediately subsequent to the admission of the successor General Partner pursuant to Article 13.

         SECTION 14.02. Interest of Departing Partner and Successor. (a) Upon the withdrawal or removal of the General Partner, the Departing Partner may, at its option exercisable prior to the effective date of the departure of such Departing Partner, transfer and sell to its successor as General Partner all of the General Partnership Interests held or owned by the Departing Partner, and the successor General Partner shall purchase such General Partnership Interests, for an amount in cash equal to the fair market value of such General Partnership Interest, the amount to be determined and payable as of the effective date of its departure. For purposes of this Section 14.02, the fair market value of the Departing Partner's General Partnership Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts and the determination of which shall be binding and conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then each of the Departing Partner and its successor shall designate an independent investment banking firm or other independent expert and the independent investment banking firm or other independent expert selected by each of the Departing Partner and its successor shall in turn designate a single independent investment banking firm or other independent expert; each such firm or expert shall determine the fair market value of the Departing Partner's General Partnership Interest and the determination of the firm or expert that is neither the highest nor the lowest shall control. In making its determination, the independent investment banking firm or other independent expert shall consider the Unit Price, the value of the Partnership Assets, the rights and obligations of the General Partner and other factors it may deem relevant.

         (b) If the Departing Partner's General Partnership Interest is not acquired pursuant to Section 14.02(a), the Departing Partner shall become a Limited Partner, and its General Partnership Interest shall be converted into Units pursuant to a valuation made by the investment banking firm or other independent expert selected pursuant to Section 14.02(a) without any reduction in such Partnership Interest (subject to proportionate dilution by reason of the admission of its successor).

         This Agreement shall be amended to reflect any event described in this Article 14, and any successor General Partner covenants so to amend this Agreement and the Certificate.

         (c) If the Departing Partner's General Partnership Interest is not acquired pursuant to Section 14.02(a), the successor to such Departing Partner shall at the effective date of its admission to the Partnership contribute to the capital of the Partnership cash in an amount such that its Capital Account, after giving effect to such contribution, shall be equal to the Market Value of not less than 1,000 Units. In such event, such successor shall be entitled to Partnership allocations and Distributions in accordance with its Percentage Interest.

         (d) If the Partnership is indebted to the Departing Partner at the effective date of its departure for funds advanced, properties sold or services rendered to the Partnership by the Departing Partner, the Partnership shall, within 60 days after the effective date of such departure, pay to the Departing Partner the full amount of such indebtedness. The successor to the Departing Partner shall assume all obligations theretofore incurred by the Departing Partner as the General Partner of the Partnership, and the Partnership and such successor shall take all such action as shall be necessary to terminate any guarantees of the Departing Partner and any of its Affiliates of any obligations of the Partnership. If for whatever reason the creditors of the Partnership will not consent to such termination of guarantees, the successor to the Departing Partner shall be required to indemnify the Departing Partner for any liabilities and expenses incurred by the Departing Partner on account of such guarantees pursuant to an agreement reasonably satisfactory in form and substance to the Departing Partner.

         SECTION 14.03. Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that upon a transfer of a transferor Limited Partner's Limited Partnership Interests in accordance with Article 12 and the transferee's becoming a Limited Partner, the transferor Limited Partner shall cease to be a Limited Partner with respect to the Limited Partnership Interests so transferred, but until such transferee becomes a Limited Partner, the transferor shall continue to be a Limited Partner. No Limited Partner shall be entitled to any Distribution from the Partnership for any reason or upon any event except as expressly set forth in Articles 5 and 15.


                                  ARTICLE 15
                          DISSOLUTION AND LIQUIDATION

         SECTION 15.01. Dissolution. (a) The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners, or by the admission of substituted or additional general partners in accordance with the terms of this Agreement. Except as provided in
Section 15.01(b), the Partnership shall be dissolved and its affairs shall be wound up upon:

                (i) the withdrawal or removal of the General Partner or the occurrence of any other event that results in its ceasing to be the General Partner (other than by reason of a transfer pursuant to Section 12.02 or a withdrawal or removal occurring upon or after approval by the Limited Partners of a successor pursuant to Section 14.01);

               (ii) the filing of a certificate of dissolution or the revocation of the certificate of incorporation of the General Partner;

              (iii) a written determination by the General Partner (which the General Partner shall have no obligation or duty to make) that projected future revenues over the next five years of the Partnership are insufficient to enable payment of the projected Partnership costs and expenses for such period;

               (iv) an election to dissolve the Partnership by the General Partner which receives Majority Outside Approval;

                (v) the bankruptcy of the General Partner;

               (vi) upon the written election of the General Partner to dissolve the Partnership pursuant to an election of the General Partner under clause (y) of the first sentence of Section 2.05;

              (vii) the sale of all or substantially all of the Partnership Assets approved in accordance with Section 6.13(a)(i); or

             (viii) any other event requiring dissolution under the Delaware
         Act.

         For purposes of this Section 15.01, bankruptcy of the General Partner shall be deemed to have occurred when (A) it commences a voluntary proceeding, or files an answer in any involuntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (B) it is adjudged a bankrupt or insolvent, or has entered against it a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect, (C) it executes and delivers a general assignment for the benefit of its creditors, (D) it files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the nature described in clause (A) above, (E) it seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for it or for all or any substantial part of its properties, or (F) (1) any proceeding of the nature described in clause (A) above has not been dismissed 120 days after the commencement thereof, (2) the appointment without its consent or acquiescence of a trustee, receiver or liquidator appointed pursuant to clause (E) above has not been vacated or stayed within 90 days of such appointment, or (3) such appointment is not vacated within 90 days after the expiration of any such stay.

         (b) Upon an event described in Section 15.01(a)(i), 15.01(a)(ii), or 15.01(a)(v), the Partnership shall not be dissolved if, within 90 days after the event described in any of such Sections, a majority in interest of the remaining Partners and Unitholders agree to continue the business of the Partnership and to the selection, effective as of the date of such event, of a successor General Partner. In such event, the Partnership shall continue until dissolved in accordance with this Article 15, and the General Partnership Interest of the former General Partner shall be subject to disposition in the manner provided in Section 14.02(a).

         SECTION 15.02. Liquidation. Upon dissolution of the Partnership, the General Partner, or, in the event the General Partner has been dissolved or removed or has withdrawn from the Partnership, or the Partnership has been dissolved pursuant to Section 15.01(a)(i), 15.01(a)(ii) or 15.01(a)(v), a liquidator or liquidating committee approved by a Majority Approval shall be the Liquidating Trustee. The Liquidating Trustee (if other than the

General Partner) shall be entitled to receive such compensation for its services as may be approved by a Majority Approval. The Liquidating Trustee shall agree not to resign at any time without 30 days' prior written notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal approved by a Majority Approval. Upon dissolution, removal or resignation of the Liquidating Trustee, a successor and substitute Liquidating Trustee (who shall have and succeed to all rights, powers and duties of the original Liquidating Trustee) shall within 60 days thereafter be approved by a Majority Approval. If a Liquidating Trustee is not selected and qualified within the time periods set forth in this Section 15.02, any Limited Partner or Unitholder may apply to any court of competent jurisdiction for the winding up of the Partnership and, if appropriate, the appointment of a Liquidating Trustee. The right to appoint a successor or substitute Liquidating Trustee in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidating Trustee are authorized to continue under the provisions thereof, and every reference herein to the Liquidating Trustee shall be deemed to refer also to any such successor or substitute liquidator appointed in the manner herein provided. Except as expressly provided in this Article 15, the Liquidating Trustee appointed in the manner provided herein shall have and may exercise, without further authorization or approval of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers), regardless of whether the Liquidating Trustee is the General Partner, to the extent necessary or desirable in the good faith judgment of the Liquidating Trustee to complete the winding up and liquidation of the Partnership as provided for herein. The Liquidating Trustee shall liquidate the assets of the Partnership, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

           (a) the payment to creditors of the Partnership, including Partners, in order of priority provided by law, and the creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the Liquidating Trustee in its sole judgment to be appropriate for such purposes;

           (b) to the Partners (other than the Assignor Limited Partner) and Unitholders with positive balances in their Capital Accounts (after crediting or charging thereto the appropriate portion of Net Income and Net Loss in accordance with Article 5 and after giving effect to all amounts distributed or to be distributed to such Partners and Unitholders with respect to all calendar quarters of the Partnership prior to the quarter in which the liquidation of the Partnership occurs) an amount equal to the sum of all such positive balances, such Distribution to be made in proportion to the positive amounts in such Capital Accounts; and

           (c) to the Partners (other than the Assignor Limited Partner) and Unitholders in accordance with their Percentage Interests.

         SECTION 15.03. Distribution in Kind. (a) Notwithstanding the provisions of Section 15.02 which require the liquidation of the Partnership Assets, but subject to the order of priorities set forth therein, if on dissolution of the Partnership the Liquidating Trustee determines that an immediate sale of part or all of the Partnership Assets would be impractical or would cause undue loss to the Partners or is otherwise undesirable, the Liquidating Trustee may, in its absolute discretion, defer for a reasonable time the liquidation of any Partnership Assets except those necessary to satisfy liabilities of the Partnership and may, in its absolute discretion, distribute to the Partners, in lieu of cash, as tenants in common, undivided interests in such Partnership Assets as the Liquidating Trustee deems not suitable for liquidation. Any distributions in kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidating Trustee deems reasonable and equitable and to any agreements governing the operation of such Partnership Assets at such time. In lieu of distributing any Partnership Asset (other than cash) in kind among the Partners and Unitholders, the Liquidating Trustee, in its sole discretion, may determine to distribute Partnership Assets (other than cash) to certain Partners or Unitholders and solely cash to other Partners or Unitholders. The Liquidating Trustee shall determine the fair market value of any Partnership Assets distributed in kind using such reasonable method of valuation as it may adopt; if the General Partner is the Liquidating Trustee, such fair market value shall be determined by an Appraiser.

         (b) Notwithstanding the provisions of Section 15.02 or Section 15.03(a), but subject to the order of priorities set forth in Section 15.02, if equity interests are to be distributed to Partners and Unitholders in connection with a dissolution of the Partnership pursuant to an election of the General Partner under clause (y) of Section 2.05, then distributions in kind of the equity interests shall be made pursuant to such election and the provisions of Section 2.05 (and, without limitation, the requirements of Section 15.03(a) relating to distributions of undivided interests to Partners as tenants in common shall not be applicable to any such distributions).

         SECTION 15.04. Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership Assets as provided in Sections 15.02 and 15.03, the Partnership shall be terminated, and the Liquidating Trustee (or the General Partner or Limited Partners) shall cause the cancellation of the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Partnership.

         SECTION 15.05. Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Sections 15.02 and
15.03 in order to minimize any losses otherwise attendant upon such winding up.

         SECTION 15.06. Return of Contributions. The General Partner shall not be liable for the return of any contributions of the Limited Partner, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership Assets.

         SECTION 15.07. No Obligation to Restore Deficit. None of the Partners or Unitholders shall be obligated to contribute cash to the Partnership in order to eliminate the negative balance, if any, in its Capital Account.

         SECTION 15.08. Waiver of Partition. Each Partner, by requesting and being granted admission to the Partnership, is deemed to waive until termination of the Partnership any and all rights that he may have to maintain an action for partition of the Partnership's Assets.


                                  ARTICLE 16
                            RIGHT TO PURCHASE UNITS

         SECTION 16.01. Right to Purchase Units. (a) Notwithstanding any other provision of this Agreement, if at any time less than 10% of the issued and outstanding Alliance Capital LP Units are held, directly or indirectly, by Persons other than the General Partner, its Affiliates and officers and employees of the General Partner, the Partnership or Alliance Capital or Persons controlled by the Partnership or Alliance Capital (hereinafter referred to as "Affiliated Holders") (including, for purposes of determining the Alliance Capital LP Units held by Persons other than Affiliated Holders, the number of Alliance Capital LP Units held by the Partnership multiplied by a fraction, the numerator of which is the number of issued and outstanding Units and Partnership Interests held by Persons other than Affiliated Holders and the denominator of which is the number of issued and outstanding Units and Partnership Interests), the General Partner shall then have the right, which right it may assign and transfer to the Partnership, Alliance Capital or any of the General Partner's Affiliates, exercisable in its sole discretion at any time, to purchase all, but not less than all, of any such Units that remain outstanding and held by Persons other than the General Partner and its Affiliates, at a price per Unit equal to the Purchase Price. The right to purchase Units pursuant to this Section 16.01 shall not be exercisable unless the General Partner, the Partnership, Alliance Capital

or any of the General Partner's Affiliates simultaneously purchases all, but not less than all, of the Alliance Capital LP Units that remain outstanding and held by Persons other than the General Partner and its Affiliates, at a price per Alliance Capital LP Unit equal to the Purchase Price. For purposes of this Section 16.01, a Unit or Alliance Capital LP Unit held for the benefit of an employee, or by or for the benefit of a member of the family of an employee, shall be treated as if owned by that employee and the term "Unit" includes Limited Partnership Interests (other than those held by the Assignor Limited Partner).

         (b) In the event the General Partner, any Affiliate of the General Partner, the Partnership or Alliance Capital elects to exercise such right to purchase Units pursuant to this Article 16, the General Partner, its Affiliate, the Partnership or Alliance Capital, as the case may be, shall deliver to the Transfer Agent written notice of such election to purchase (hereinafter in this Article 16 called the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Unitholders holding such Units at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published at least twice in at least one daily newspaper of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Units to be purchased, the Purchase Date and the Purchase Price, and state that the General Partner, its Affiliate, the Partnership or Alliance Capital, as the case may be, elects to purchase such Units, upon surrender thereof in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Units are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Unitholder of such Units at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate, the Partnership or Alliance Capital, as the case may be, shall deposit with the Transfer Agent cash in an amount equal to the Purchase Funds. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the Purchase Funds shall have been deposited with the Transfer Agent in trust for the benefit of the owners of Units subject to purchase as provided in this Article 16, then from and after the Purchase Date, notwithstanding that any Unit Certificates shall not have been surrendered for purchase, all rights of the owners of such Units (including, but not limited to, any rights pursuant to Articles 4, 5 and 15) shall thereupon cease, except the right to receive the Purchase Price therefor, without interest, upon surrender to the Transfer Agent of the Unit Certificates, and such Units shall thereupon be deemed to have been transferred to the General Partner, its Affiliate, the Partnership or Alliance Capital, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, the Partnership or Alliance Capital, as the case may be, shall be deemed to be the owner of all such Units from and after the Purchase Date and shall have all rights as the owner of such Units (including, but not limited to, all rights as owner of such Units pursuant to Articles 4, 5 and 15).

         (c) At any time during one year after the Purchase Date, a holder of an issued and outstanding Unit subject to purchase as provided in this Article 16 may surrender his Unit Certificate to the General Partner in exchange for payment of the Purchase Price therefor, without interest thereon. If such holder does not surrender such Unit Certificate within such one year period, the Purchase Funds deposited with the Transfer Agent in trust for such holder shall revert to, and shall be returned to, the General Partner, its Affiliate, the Partnership or Alliance Capital, as the case may be, and thereafter such holder may look only to the Person to which such funds were returned for payment.


                                  ARTICLE 17
           AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

         SECTION 17.01. Amendments to be Adopted Solely by the General Partner. The General Partner (pursuant to the General Partner's power of attorney) without the approval at the time of any Partner, Unitholder or other Person (each Person who accepts Units being deemed to approve of any such amendment) may amend any provision of this Agreement or the Certificate of Limited Partnership, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

         (a) a change in the name of the Partnership or the location of the principal place of business of the Partnership;

         (b) the admission, substitution or withdrawal of Partners in accordance with this Agreement;

         (c) a change that the General Partner in its sole discretion determines is necessary or advisable to qualify the Partnership as a limited partnership or a partnership in which the Limited Partners and Unitholders have limited liability under the laws of any state;

         (d) a change that the General Partner in its sole discretion determines (i) does not adversely affect the Unitholders in any material respect, (ii) is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or contained in any federal or state statute, (iii) is necessary or desirable to facilitate the trading of the Units or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner deems to be in the best interests of the Partnership and the Unitholders or (iv) is required to effect the intent of the provisions of this Agreement or otherwise contemplated by this Agreement;

         (e) an amendment that the General Partner in its sole discretion determines is necessary or desirable in connection with the issuance of any class or series of Units, Partnership Interests or other securities, and the establishment of the rights and preferences of such class or series of Units, Partnership Interests or other securities, pursuant to Section 4.02, including, but not limited to, Section 4.02(e);

         (f) an amendment that the General Partner in its sole discretion determines is necessary or desirable in connection with any action taken pursuant to Section 2.05;

         (g) an amendment that the General Partner in its sole discretion determines is necessary or desirable to conform the provisions of this Agreement to the provisions of the Alliance Capital Partnership Agreement;

         (h) an amendment that the General Partner in its sole discretion determines is necessary or desirable to cure any ambiguity in this Agreement or to correct or supplement any provision of this Agreement that may be defective or inconsistent with any other provision of this Agreement; or

         (i) an amendment pursuant to Section 9.05.

         SECTION 17.02. Amendment Procedures. No amendment may be made to this Agreement unless it has been proposed by the General Partner. Except as provided in Sections 17.01 and 17.03, all amendments to this Agreement shall be made in accordance with the following requirements:

         (a) Any amendment to this Agreement may be proposed by the General Partner by submitting the text of the amendment to all Limited Partners and Unitholders in writing.

         (b) If an amendment is proposed pursuant to Section 17.02(a) above, the General Partner shall call a meeting of the Unitholders to consider and vote on the proposed amendment unless, in the Opinion of Counsel, such proposed amendment would be illegal under Delaware law if approved. Subject to
Section 17.03, a proposed amendment shall be effective upon approval by the General Partner and Majority Approval unless otherwise required by law. The General Partner shall notify all Unitholders upon final approval or disapproval of any proposed amendment.

         SECTION 17.03. Special Amendment Requirements. Notwithstanding the provisions of Sections 17.01 and 17.02,

         (a) If any amendment to this Agreement would by its terms adversely alter the rights and preferences of any class or series with respect to distributions or otherwise materially and adversely alter the rights and preferences of any class or series, other than as contemplated by Section 2.05, 4.02 or 9.05, such amendment shall become effective only upon (i) Majority Outside Approval (in addition to approval of the General Partner), if such class consists of the Limited Partnership Interests and Units as constituted on the date of this Agreement (or Limited Partnership Interests or Units subsequently issued with identical rights and preferences), or (ii) in the case of any other class or series, approval of the holders of a majority of the outstanding interests of such class or series. No amendment to this Agreement with respect to which the Partnership does not receive an Assignment Determination, Liability Determination and Tax Determination shall become effective without Majority Outside Approval (in addition to approval of the General Partner), unless such amendment is pursuant to Section 17.01(f) or is in connection with the transfer of the General Partnership Interest or the admission, substitution or withdrawal of a general partner in accordance with this Agreement.

         (b) No provision of this Agreement which establishes a percentage of the Partners (or a class or series thereof) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of changing such percentage, unless such amendment is approved by a written approval or an affirmative vote of Partners (or a class or series thereof) constituting not less than the number required by the voting requirement sought to be reduced (in addition to approval of the General Partner).

         (c) No amendment of Sections 6.01(a)(ii), 6.01(a)(xviii), 8.03, 14.01, 17.04(b), 17.04(e), 17.05 or this Section 17.03(c) shall become effective without Alliance Capital Majority Outside Approval (in addition to approval of the General Partner).

         SECTION 17.04. Meetings. (a) Meetings of the Limited Partners and Unitholders for any purpose with respect to which the Limited Partners are entitled to vote may be called by the General Partner at any time (there being no obligation to hold annual or other periodic meetings of the Limited Partners and Unitholders) and shall be called by the General Partner within ten days after receipt of a written request for such a meeting signed by Limited Partners (other than the Assignor Limited Partner) and Unitholders, considered together as a class, which hold 50% or more in interest of the issued and outstanding Limited Partnership Interests and Units. Any such request shall state the purpose of the proposed meeting and the matters to be acted upon thereat. Meetings shall be held at the principal office of the Partnership or at such other place as may be designated by the General Partner or, if the meeting is called upon the request of Limited Partners and Unitholders, as designated by such Limited Partners and Unitholders. In addition, the General Partner may, but shall not be obligated to, submit any matter upon which the Unitholders (through instructions to the Assignor Limited Partner directing the actions of the Assignor Limited Partner with respect to the Limited Partnership Interests underlying such Unitholders' Units) and Limited Partners are entitled to act to the Limited Partners and Unitholders for a vote by written consent without a meeting pursuant to
Section 17.12.

         (b) Meetings of the Partners and Unitholders shall also be called promptly by the General Partner to consider and vote upon any matter to be submitted to a vote of the holders of Alliance Capital LP Units at any meeting of such holders or any matter upon which such holders propose or purport to take action by written consent without a meeting (a "Pass-through Matter"). Meetings shall be held at the principal office of the Partnership or at such other place as may be designated by the General Partner.

         The Alliance Capital LP Units held by the Partnership shall be voted for or voted against the Pass-through Matter or withheld from voting or not voted by the Partnership (in its capacity as a limited partner of Alliance Capital) in the same proportions as the Partnership Interests and Units held by Partners and Unitholders are voted, not voted or withheld from voting; provided, however, that votes and abstentions of employees of the Partnership, Alliance Capital, any Person controlled by the Partnership or Alliance Capital, or the General Partner who will be employed by or have any direct or indirect equity interest in any Person acquiring assets of Alliance Capital shall not be considered if the Pass-through Matter relates to any transaction described in Section 6.12 of the Alliance Capital Partnership Agreement, in which event the number of Alliance Capital LP Units voted by the Partnership shall be reduced proportionately.

         With respect to Pass-through Matters that require Alliance Capital Majority Outside Approval pursuant to the Alliance Capital Partnership Agreement, the Alliance Capital LP Units held by the Partnership shall be voted for or voted against the Pass-through Matter or withheld from voting or not voted by the Partnership (in its capacity as a limited partner of Alliance Capital) in the same proportions as the Partnership Interests and Units held by Partners and Unitholders (other than the General Partner and its Corporate Affiliates) are voted, not voted or withheld from voting; provided, however, that votes and abstentions of employees of the Partnership, Alliance Capital, any Person controlled by the Partnership or Alliance Capital, or the General Partner who will be employed by or have any direct or indirect equity interest in any Person acquiring assets of Alliance Capital shall not be considered if the Pass- through Matter relates to any transaction described in Section 6.12 of the Alliance Capital Partnership Agreement, in which event the number of Alliance Capital LP Units voted by the Partnership shall be reduced proportionately. For purposes of the two preceding sentences, a Limited Partnership Interest represented by a Unit held by an employee or held (or represented by a Unit held) for the benefit of an employee, or by or for the benefit of a member of the family of an employee, shall be treated as if owned by that employee. The General Partner shall have the right to vote with respect to all Pass-through Matters (other than Pass-through Matters that require Alliance Capital Majority Outside Approval) and shall be entitled to cast one vote for each General Partnership Interest which it owns.

         (c) A Limited Partner shall be entitled to cast one vote for each Limited Partnership Interest which he owns: (i) at a meeting in person, by written proxy or by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the General Partner prior to such meeting or (ii) without a meeting, by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the General Partner prior to the date upon which the votes of Limited Partners are to be counted. Every proxy shall be revocable at the pleasure of the Limited Partner executing it. The Assignor Limited Partner shall vote (whether by proxy, ballot, consent or otherwise) so many of the Limited Partnership Interests held by it in favor of and in opposition to any matter upon which the Limited Partners are to vote in accordance with written instructions received by it from Unitholders as of the applicable Record Date. Other than their rights as herein provided to give written instructions to the Assignor Limited Partner, the Unitholders shall have no other voting or consent rights. Notwithstanding the foregoing, Unitholders of record as of the applicable Record Date shall be entitled to all notices of, and to be present and be heard at, all meetings of Limited Partners. The laws of the State of Delaware pertaining to the validity and use of corporate proxies shall govern the validity and use of proxies given by Limited Partners and the validity and use of written instructions given to the Assignor Limited Partner by the Unitholders. Subject to the provisions of Section 4.02 and the rights of the holders of any securities issued pursuant thereto, the Limited Partners shall vote as a single class with respect to all matters voted upon by the Limited Partners.

         (d) With respect to any matter upon which the Limited Partners are requested to vote or to give their consent, for which the required vote for approval is not otherwise specified in this Agreement, such matter shall be considered approved upon Majority Approval.

         (e) The General Partner shall cause the Partnership (in its capacity as a limited partner of Alliance Capital) to request that Alliance Capital call a meeting of the limited partners of Alliance Capital in accordance with the provisions of the Alliance Capital Partnership Agreement in the event that the General Partner receives a written request for such a meeting signed by Limited Partners (other than the Assignor Limited Partner) and Unitholders, considered together as a class, which hold 50% or more in interest of the issued and outstanding Limited Partnership Interests and Units. Any such request shall state the purpose of the proposed meeting and the matters to be acted upon thereat. Such meeting shall be held in accordance with the provisions of the Alliance Capital Partnership Agreement.

         SECTION 17.05. Notice of Meeting. Notice of a meeting called pursuant to Section 17.04 shall be given in writing by hand delivery, by courier service or by mail addressed to each Limited Partner and Unitholder at the address of the Limited Partner or Unitholder appearing on the books of the Partnership and Transfer Agent. In the event of a meeting called pursuant to Section 17.04(b), such notice shall describe the Pass-through Matter or Pass- through Matters and, if such matters are to be submitted to a vote of the holders of Alliance Capital LP Units at a meeting of such holders, the date, time and place of such meeting. An affidavit or certificate of delivery or of mailing of any notice or report in accordance with the provisions of this Article 17 executed by the General Partner, Transfer Agent, delivery or courier service or mailing organization shall constitute conclusive (but not exclusive) evidence of the giving of notice. If any notice addressed to a Limited Partner or Unitholder at the address of such Limited Partner or Unitholder appearing on the books of the Partnership or Transfer Agent is returned to the Partnership by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver such notice, the notice and any subsequent notices or reports shall be deemed to have been duly given without further mailing if they are available for the Limited Partner or Unitholder at the principal office of the Partnership for a period of one year from the date of the giving of the notice to all other Limited Partners.

         SECTION 17.06. Record Date. For purposes of determining the Limited Partners and Unitholders entitled to notice or to vote at a meeting of the Limited Partners and Unitholders or to give consents without a meeting as provided in Section 17.12 (or to give instructions with respect thereto to the Assignor Limited Partner), the General Partner or the Liquidating Trustee, if any, may set a Record Date, which Record Date shall not be less than ten (10) days nor more than 60 days prior to the date of such meeting or consent (unless such requirement conflicts with any rule, regulation, guideline or requirement of any securities exchange on which the Units are listed for trading, in which case the rule, regulation, guidelines or requirements of such securities exchange shall govern).

         SECTION 17.07. Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed if the time and place of such adjourned meeting are announced at the meeting at which such adjournment is taken, unless such adjournment shall be for more than 30 days. At the adjourned meeting, the Partnership may transact any business that would have been permitted to be transacted at the original meeting. If the adjournment is for more than 30 days, or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article 17.

         SECTION 17.08. Waiver of Notice; Consent to Meeting; Approval of Minutes. The transactions of any meeting of Limited Partners and Unitholders however called and noticed, and wherever held, are as valid as though they had been approved at a meeting duly held after regular call and notice if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Limited Partners entitled to vote, not present in person or by proxy, signs a waiver of notice, or a consent to the holding of the meeting, or an approval of the minutes thereof. All such waivers, consents and approvals shall be filed with the Partnership records or made a part of the minutes of such meeting. Attendance of a Limited Partner or Unitholder at a meeting shall constitute a waiver of notice of the meeting; provided, however, that no such waiver shall occur when the Limited Partner or Unitholder objects, at the beginning of the meeting, to the transaction of any business at such meeting because the meeting is not lawfully called or convened; and provided further, that attendance at a meeting is not a waiver of any right to object to the consideration of any matters required to be included in the notice of the meeting, but not so included, if the objection is expressly made at the meeting.

         SECTION 17.09. Quorum. Limited Partners of record who are Limited Partners with respect to more than 50% of the total number of all outstanding Limited Partnership Interests of the class or series entitled to vote with respect to the matter held by all Limited Partners of record, whether represented in person or by proxy, shall constitute a quorum at a meeting of Limited Partners. As to Limited Partnership Interests then held by the Assignor Limited Partner, only Limited Partnership Interests with respect to which the Assignor Limited Partner has received written instructions as provided in Section 17.04(c) shall be deemed represented for purposes of determining whether a quorum is present. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment of such meeting notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the requisite vote of Limited Partners specified in this Agreement. In the absence of a quorum, any meeting of

Limited Partners may be adjourned from time to time by the affirmative vote of a majority of the Limited Partnership Interests represented either in person or by proxy at such meeting, but no other business may be transacted.

         SECTION 17.10. Conduct of Meeting. The General Partner or the Liquidating Trustee, as the case may be, shall be solely responsible for convening, conducting and adjourning any meeting of Limited Partners, including without limitation the determination of Persons entitled to vote at such meeting, the existence of a quorum for such meeting, the satisfaction of the requirements of Section 17.04 with respect to such meeting, the conduct of voting at such meeting, the validity and effect of all instructions to the Assignor Limited Partner as to the voting of Limited Partnership Interests held by it, the validity and effect of all proxies represented at such meeting and the determination of any controversies, votes or challenges arising in connection with or during such meeting or voting. The General Partner or the Liquidating Trustee, as the case may be, shall designate a Person to serve as chairman of any meeting and further shall designate a Person to take the minutes of any meeting, which Person, in either case, may be, without limitation, a Partner or any officer, employee or agent of the General Partner. The General Partner or the Liquidating Trustee, as the case may be, may make all such other regulations, consistent with applicable law and this Agreement, as it may deem advisable concerning the conduct of any meeting of the Limited Partners, including regulations in regard to the appointment of proxies and other evidence of the right to vote.

         SECTION 17.11. Instructions by Nominees. With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or any agent of any of the foregoing), in whose name the Unit Certificates evidencing such Units are registered, such broker, dealer or other agent shall, in exercising any right to give written instructions to the Assignor Limited Partner in respect of such Units on any matter, give such instructions at the direction of the Person on whose behalf such broker, dealer or other agent is holding such Units, and the Partnership and the Assignor Limited Partner shall be entitled to assume it is so acting without further inquiry.

         SECTION 17.12. Action Without a Meeting. Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if the General Partner so agrees in writing, in its sole discretion, and a consent in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum number of Limited Partnership Interests that would be necessary to authorize or take such action at a meeting at which all of the Limited Partners were present and voted. The Assignor Limited Partner shall sign such consent only on behalf of Unitholders with respect to which it has received written instructions with respect thereto. Prompt notice of the taking of action without a meeting shall be given to the Limited Partners and Unitholders who have not consented thereto in writing. Written consents to the taking of any action by the Limited Partners shall have no force and effect unless and until (i) they are deposited with the Partnership in care of the General Partner and (ii) consents sufficient to take the action proposed are dated as of a date not more than one hundred eighty (180) days prior to the date sufficient consents are deposited with the Partnership.


                                  ARTICLE 18
                              GENERAL PROVISIONS

         SECTION 18.01. Addresses and Notices. The address of each Partner and Unitholder for all purposes shall be the address set forth on the books and records of the Transfer Agent (or, if there is no Transfer Agent for a particular class or series of Units, on the books and records of the Partnership). Any notice, demand, request or report required or permitted to be given or made to a Partner (other than the General Partner and its Corporate Affiliates) under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent to such Partner or Unitholder at such address by first class mail or by other means of written communication.

         SECTION 18.02. Consent of Limited Partners and Unitholders. By acceptance of a Certificate or a Unit Certificate, each Limited Partner and Unitholder expressly approves and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote of less than all of the Limited Partners, such action may be so taken upon the concurrence of less than all of the Limited Partners and each present and future Limited Partner and Unitholder shall be bound by the results of such action.

         SECTION 18.03. Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

         SECTION 18.04. Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

         SECTION 18.05. Further Action. Each Partner and Unitholder shall execute and deliver all documents, provide all information and take or refrain from taking all actions as may be necessary or appropriate to achieve the purpose of this Agreement.

         SECTION 18.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Partners and Unitholders and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

         SECTION 18.07. Integration. This Agreement constitutes the entire agreement among the Partners and Unitholders pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

         SECTION 18.08. Benefits of this Agreement. Except for the provisions of Section 6.02, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership or by any other Person not expressly granted rights herein.

         SECTION 18.09. Waiver. No failure by any party hereto to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

         SECTION 18.10. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto. Each party shall become bound by this Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.

         SECTION 18.11. Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties hereto expressly agree that all of the terms and provisions hereof shall be construed under and governed by the substantive laws of the State of Delaware, without regard to the principles of conflict of laws.

         SECTION 18.12. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the ____ day of ______________________ , 1999.

                                                                      Exhibit A


                                  CERTIFICATE
                                      FOR
                                     UNITS
                                      IN
                   ALLIANCE CAPITAL MANAGEMENT HOLDING L.P.

No. ______                                                 ______________ Units

         ALLIANCE CAPITAL MANAGEMENT HOLDING L.P. (the "Partnership"), a Delaware limited partnership, hereby certifies that is the registered owner of Units representing assignments of beneficial ownership of limited partner interests in the Partnership ("Units"). The rights, preferences, and limitations of the Units are set forth in the Amended and Restated Agreement of Limited Partnership of the Partnership, as it may be amended, supplemented or restated from time to time (the "Partnership Agreement"), copies of which are on file at the General Partner's principal office at 1345 Avenue of the Americas, New York, New York 10105. The Units represented hereby are subject to redemption under certain circumstances as provided in the Partnership Agreement.

         This Certificate and the Units evidenced hereby are transferable, subject to the terms of the Partnership Agreement.

         This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

         WITNESS, the facsimile signatures of the duly authorized officers of Alliance Capital Management Corporation, the General Partner of the Partnership, and of Alliance ALP, Inc., the Assignor Limited Partner of the Partnership.

Dated:

ALLIANCE ALP, INC.,
Assignor Limited Partner        ALLIANCE CAPITAL MANAGEMENT HOLDING L.P.

                                  By: Alliance Capital Management Corporation, General Partner

By ____________________________   By __________________________________________
   Title:                            Title:

BY ACCEPTANCE OF THIS CERTIFICATE FOR UNITS, AND AS A CONDITION TO ENTITLEMENT TO ANY RIGHTS IN OR BENEFITS WITH RESPECT TO THE UNITS EVIDENCED HEREBY, A HOLDER HEREOF (INCLUDING ANY ASSIGNEE OR TRANSFEREE HEREOF) IS DEEMED TO HAVE AGREED TO COMPLY WITH AND BE BOUND BY ALL TERMS AND CONDITIONS OF THE PARTNERSHIP AGREEMENT.


                                     B-A-1

                                                                      Exhibit B


                                  CERTIFICATE
                                      FOR
                         LIMITED PARTNERSHIP INTERESTS
                                      IN
                   ALLIANCE CAPITAL MANAGEMENT HOLDING L.P.

No.                                                ________ Limited Partnership
                                                                      Interests

         ALLIANCE CAPITAL MANAGEMENT HOLDING L.P. ("the Partnership"), a Delaware limited partnership, hereby certifies that is the registered owner of limited partner interests in the Partnership ("Limited Partnership Interests"). The rights, preferences, and limitations of the Limited Partnership Interests, including the right to exchange Limited Partnership Interests for Units representing assignments of beneficial ownership of Limited Partnership Interests upon compliance with certain conditions, are set forth in the Amended and Restated Agreement of Limited Partnership of the Partnership, as it may be amended, supplemented or restated from time to time (the "Partnership Agreement"), copies of which are on file at the General Partner's principal office at 1345 Avenue of the Americas, New York, New York 10105. THIS CERTIFICATE, AND THE LIMITED PARTNERSHIP INTERESTS REPRESENTED HEREBY, ARE NOT TRANSFERABLE EXCEPT UPON DEATH, BY OPERATION OF LAW, OR WITH THE WRITTEN CONSENT OF THE GENERAL PARTNER, WHICH CONSENT MAY BE GRANTED OR WITHHELD IN THE GENERAL PARTNER'S SOLE DISCRETION. ANY TRANSFER OR PURPORTED TRANSFER OF THIS CERTIFICATE OR THE LIMITED PARTNERSHIP INTERESTS REPRESENTED HEREBY NOT MADE IN ACCORDANCE WITH THE PROVISIONS OF THE PARTNERSHIP AGREEMENT SHALL BE NULL AND VOID. THE LIMITED PARTNERSHIP INTERESTS REPRESENTED HEREBY ARE ALSO SUBJECT TO REDEMPTION UNDER CERTAIN CIRCUMSTANCES AS PROVIDED IN THE PARTNERSHIP AGREEMENT.

Dated: _____________,___          ALLIANCE CAPITAL MANAGEMENT HOLDING L.P.


                                  By: Alliance Capital Management Corporation,
                                      General Partner

                                  By: _________________________________________


BY ACCEPTANCE OF THIS CERTIFICATE FOR LIMITED PARTNERSHIP INTERESTS, AND AS A CONDITION TO ENTITLEMENT TO ANY RIGHTS IN OR BENEFITS WITH RESPECT TO THE LIMITED PARTNERSHIP INTERESTS EVIDENCED HEREBY, A HOLDER HEREOF (INCLUDING ANY ASSIGNEE OR TRANSFEREE HEREOF) IS DEEMED TO HAVE AGREED, WHETHER OR NOT SUCH HOLDER IS ADMITTED TO THE PARTNERSHIP AS A SUBSTITUTED LIMITED PARTNER WITH RESPECT TO THE LIMITED PARTNERSHIP INTERESTS EVIDENCED HEREBY, TO COMPLY WITH AND BE BOUND BY ALL TERMS AND CONDITIONS OF THE PARTNERSHIP AGREEMENT.


                                     B-B-1

                                                                        ANNEX C




                    FORM OF AMENDED AND RESTATED AGREEMENT
                            OF LIMITED PARTNERSHIP
                                      OF
                       ALLIANCE CAPITAL MANAGEMENT L.P.








                           [DRAFT OF AUGUST 2, 1999]

                              AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                        ALLIANCE CAPITAL MANAGEMENT L.P.

                                TABLE OF CONTENTS

                             ----------------------

                                                                           PAGE

                                   ARTICLE 1
                                  DEFINITIONS

ACMC     ....................................................................1
Additional Limited Partner...................................................1
Adjusted Property............................................................1
Adverse Partnership Tax Consequence..........................................1
Adverse Tax Determination..................................................C-2
Affiliate..................................................................C-2
Affiliated Holders.........................................................C-2
Agreement..................................................................C-2
Alliance Holding...........................................................C-2
Alliance Holding Contribution..............................................C-2
Alliance Holding Partnership Agreement.....................................C-2
Alliance Holding GP Unit...................................................C-2
Alliance Holding LP Unit...................................................C-2
Appraiser..................................................................C-2
Assignment Determination...................................................C-2
Available Cash Flow........................................................C-2
Book-Tax Disparities.......................................................C-3
Capital Account............................................................C-3
Carrying Value.............................................................C-3
Certificate of Limited Partnership.........................................C-3
Code     ..................................................................C-3
Commission.................................................................C-3
Contributed Property.......................................................C-3
Contribution...............................................................C-3
Corporate Affiliate........................................................C-3
Delaware Act...............................................................C-3
Departing Partner..........................................................C-3
Depreciation...............................................................C-3
Distribution...............................................................C-4
Effective Time.............................................................C-4
ELAS     ..................................................................C-4
Exchange ..................................................................C-4
General Partner............................................................C-4
General Partnership Interest...............................................C-4
Holdback Interests.........................................................C-4
Indemnification and Reimbursement Agreement................................C-4
Indemnified Person.........................................................C-4
Indemnitee.................................................................C-4
Limited Liability Determination............................................C-4
Limited Partner............................................................C-4
Limited Partnership Interests..............................................C-4

                                                                           PAGE

Liquidating Trustee.........................................................C-5
LP Certificate..............................................................C-5
LP Interest Price...........................................................C-5
Majority Approval...........................................................C-5
Majority Outside Approval...................................................C-5
National Securities Exchange................................................C-6
Net Income..................................................................C-6
Net Loss ...................................................................C-6
Net Value...................................................................C-6
New Entity..................................................................C-6
Operating Cash Flow.........................................................C-6
Opinion of Counsel..........................................................C-9
Opinion of Outside Counsel..................................................C-9
Original Agreement of Limited Partnership...................................C-9
Other General Partner.......................................................C-9
Partner  ...................................................................C-9
Partnership.................................................................C-9
Partnership's Accountants...................................................C-9
Partnership Assets..........................................................C-9
Partnership Interest........................................................C-9
Percentage Interest.........................................................C-9
Person   ...................................................................C-9
Purchase Date...............................................................C-9
Purchase Funds..............................................................C-9
Purchase Price..............................................................C-9
Recapture Income...........................................................C-10
Record Date................................................................C-10
Record Holder(s)...........................................................C-10
Registration Statement.....................................................C-10
Reorganization.............................................................C-10
Reorganization Agreement...................................................C-10
Securities Exchange Act....................................................C-10
Substituted Limited Partner................................................C-10
Tax Determination..........................................................C-10
Tax Payment................................................................C-11
Unrealized Gain............................................................C-11
Unrealized Loss............................................................C-11

                                   ARTICLE 2
                              GENERAL PROVISIONS

SECTION 2.01.  Formation; Partnership Name.................................C-11
SECTION 2.02.  Names and Addresses of Partners.............................C-11
SECTION 2.03.  Principal Office, Registered Agent and Registered Office
                    of the Partnership.....................................C-11
SECTION 2.04.  Term.  .....................................................C-11
SECTION 2.05.  Possible Action in the Event of Adverse Tax Developments....C-12

                                                                          PAGE

                                   ARTICLE 3
                                    PURPOSE

SECTION 3.01.  Purpose.  ..................................................C-13
SECTION 3.02.  Powers.  ...................................................C-13

                                   ARTICLE 4
                             CAPITAL CONTRIBUTIONS

SECTION 4.01.  General Partner, Limited Partners.  ........................C-14
SECTION 4.02.  Additional Issuances of Securities.  .......................C-15
SECTION 4.03.  Record of Contributions.  ..................................C-16
SECTION 4.04.  Splits and Combinations.  ..................................C-16
SECTION 4.05.  No Preemptive Rights.  .....................................C-17
SECTION 4.06.  No Fractional Interests.  ..................................C-17
SECTION 4.07.  No Withdrawal.  ............................................C-17
SECTION 4.08.  Loans from Partners; No Interest on Capital Account
                    Balances...............................................C-17
SECTION 4.09.  Capital Accounts.  .........................................C-17
SECTION 4.10.  Capital Account Calculations and Adjustments.  .............C-18

                                   ARTICLE 5
                         DISTRIBUTIONS AND ALLOCATIONS

SECTION 5.01.  Pass-Through Cash Distributions.  ..........................C-19
SECTION 5.02.  Special Distributions.  ....................................C-19
SECTION 5.03.  General Rules with Respect to Distributions.  ..............C-19
SECTION 5.04.  Allocations of Net Income, Net Loss and Depreciation........C-20
SECTION 5.05.  Special Provisions Governing Capital Account Allocations....C-21
SECTION 5.06.  Allocations for Tax Purposes.  .............................C-23
SECTION 5.07.  Assignments.  ..............................................C-24

                                   ARTICLE 6
                     MANAGEMENT AND OPERATION OF BUSINESS

SECTION 6.01.  Management.    .............................................C-25
SECTION 6.02.  Reliance by Third Parties.  ................................C-28
SECTION 6.03.  Purchase or Sale of Limited Partnership Interests.  ........C-29
SECTION 6.04.  Compensation and Reimbursement of the General Partner.  ....C-29
SECTION 6.05.  Outside Activities.  .......................................C-29
SECTION 6.06.  Partnership Funds.  ........................................C-30
SECTION 6.07.  Loans by the Partnership; Transactions and Contracts
                    with Affiliates.  .....................................C-30
SECTION 6.08.  Liability of the General Partner and Other Indemnities.  ...C-31
SECTION 6.09.  Indemnification.  ..........................................C-32
SECTION 6.10.  Other Matters Concerning the General Partner.  .............C-33
SECTION 6.11.  Title to Partnership Assets.  ..............................C-34
SECTION 6.12.  Sale of the Partnership's Assets.  .........................C-34
SECTION 6.13.  No New Business.  ..........................................C-34
SECTION 6.14.  Reimbursement of Expenses of Alliance Holding. .............C-34
SECTION 6.15.  Issuances of Alliance Holding LP Units Pursuant to
                    Employee Benefit Plans.................................C-35
Section 6.16.  Repurchase of Alliance Holding LP Units.....................C-36

                                                                           PAGE

                                    ARTICLE 7
                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

SECTION 7.01.  Limitation of Liability.....................................C-36
SECTION 7.02.  Management of Business......................................C-36
SECTION 7.03.  Outside Activities..........................................C-36
SECTION 7.04.  Return of Capital; Additional Capital.......................C-36
SECTION 7.05.  Rights of Limited Partners Relating to the Partnership......C-37
SECTION 7.06.  Agreement to be Bound by Terms of Partnership Agreement.....C-37

                                   ARTICLE 8
                    BOOKS, RECORDS, ACCOUNTING AND REPORTS

SECTION 8.01.  Records and Accounting.  ...................................C-38
SECTION 8.02.  Fiscal Year.  ..............................................C-38
SECTION 8.03.  Reports.  ..................................................C-38
SECTION 8.04.  Other Information.  ........................................C-38

                                   ARTICLE 9
                                  TAX MATTERS

SECTION 9.01.  Preparation of Tax Returns.  ...............................C-39
SECTION 9.02.  Tax Elections.  ............................................C-39
SECTION 9.03.  Tax Controversies.  ........................................C-39
SECTION 9.04.  Withholding.  ..............................................C-39
SECTION 9.05.  Entity-level Deficiency Collections.  ......................C-39

                                  ARTICLE 10
                               POWER OF ATTORNEY

SECTION 10.01.  Power of Attorney.  .......................................C-40

                                  ARTICLE 11
                           ISSUANCE OF CERTIFICATES

SECTION 11.01.  Issuance of Certificates.  ................................C-41
SECTION 11.02.  Lost, Stolen, Mutilated or Destroyed Certificates.  .......C-41
SECTION 11.03.  Record Holder.  ...........................................C-42

                                  ARTICLE 12
                       TRANSFER OF PARTNERSHIP INTERESTS

SECTION 12.01.  Transfer...................................................C-42
SECTION 12.02.  Avoidance of Publicly Traded Partnership Status............C-42
SECTION 12.03.  Permitted Transfers of Limited Partnership Interests.......C-42
SECTION 12.04.  Transfer of General Partnership Interests of the
                    General Partner........................................C-43
SECTION 12.05.  Restrictions on Transfer...................................C-44
SECTION 12.06.  Withdrawal of a Limited Partner............................C-44

                                                                           PAGE


                                  ARTICLE 13
                         ADMISSION OF GENERAL PARTNERS

SECTION 13.01.  Admission of Additional and Successor General Partner......C-44

                                  ARTICLE 14
                       WITHDRAWAL OR REMOVAL OF PARTNERS

SECTION 14.01.  Withdrawal or Removal of the General Partner.  ............C-45
SECTION 14.02.  Interest of Departing Partner and Successor.  .............C-45
SECTION 14.03.  Withdrawal of Limited Partners.  ..........................C-46

                                  ARTICLE 15
                          DISSOLUTION AND LIQUIDATION

SECTION 15.01.  Dissolution.  .............................................C-47
SECTION 15.02.  Liquidation.  .............................................C-48
SECTION 15.03.  Distribution in Kind.  ....................................C-48
SECTION 15.04.  Cancellation of Certificate of Limited Partnership.  ......C-48
SECTION 15.05.  Reasonable Time for Winding Up.  ..........................C-49
SECTION 15.06.  Return of Contributions.  .................................C-49
SECTION 15.07.  No Obligation to Restore Deficit.  ........................C-49
SECTION 15.08.  Waiver of Partition.  .....................................C-49

                                  ARTICLE 16
                RIGHT TO PURCHASE LIMITED PARTNERSHIP INTERESTS

SECTION 16.01.  Right to Purchase Limited Partnership Interests.  .........C-49

                                  ARTICLE 17
           AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

SECTION 17.01.  Amendments to be Adopted Solely by the General Partner.  ..C-51
SECTION 17.02.  Amendment Procedures.  ....................................C-51
SECTION 17.03.  Special Amendment Requirements.  ..........................C-51
SECTION 17.04.  Meetings.  ................................................C-52
SECTION 17.05.  Notice of Meeting.  .......................................C-52
SECTION 17.06.  Record Date.  .............................................C-53
SECTION 17.07.  Adjournment.  .............................................C-53
SECTION 17.08.  Waiver of Notice; Consent to Meeting; Approval of
                    Minutes.  .............................................C-53
SECTION 17.09.  Quorum.  ..................................................C-54
SECTION 17.10.  Conduct of Meeting.  ......................................C-54
SECTION 17.11.  Instructions by Nominees.  ................................C-54
SECTION 17.12.  Action Without a Meeting.  ................................C-54

                                                                           PAGE

                                  ARTICLE 18
                              GENERAL PROVISIONS

SECTION 18.01.  Addresses and Notices.  ...................................C-55
SECTION 18.02.  Consent of Limited Partners.  .............................C-55
SECTION 18.03.  Titles and Captions.  .....................................C-55
SECTION 18.04.  Pronouns and Plurals.  ....................................C-55
SECTION 18.05.  Further Action.  ..........................................C-55
SECTION 18.06.  Binding Effect.  ..........................................C-55
SECTION 18.07.  Integration.  .............................................C-55
SECTION 18.08.  Benefits of this Agreement.  ..............................C-55
SECTION 18.09.  Waiver.  ..................................................C-55
SECTION 18.10.  Counterparts.  ............................................C-55
SECTION 18.11.  Applicable Law.  ..........................................C-55
SECTION 18.12.  Invalidity of Provisions.  ................................C-56




Form of Limited Partnership Interests Certificate.....................Exhibit A

                        AMENDED AND RESTATED AGREEMENT
                            OF LIMITED PARTNERSHIP
                                      OF
                       ALLIANCE CAPITAL MANAGEMENT L.P.


         This Amended and Restated Agreement of Limited Partnership of Alliance Capital Management L.P. (this "Agreement"), a Delaware limited partnership formerly known as Alliance Capital Management L.P. II (the "Partnership"), dated as of ___________ ___, 1999, is entered into by and among Alliance Capital Management Corporation, a Delaware corporation, Alliance Capital Management Holding L.P., a publicly-traded Delaware limited partnership formerly known as Alliance Capital Management L.P. ("Alliance Holding"), together with all other Partners of the Partnership as of the date hereof, and additional Persons who become Partners of the Partnership, as hereinafter provided. The parties hereto agree to continue the Partnership as a limited partnership under the Delaware Act and this Agreement.

         WHEREAS, the Partnership was originally formed and established as a limited partnership pursuant to a Certificate of Limited Partnership, dated as of April 6, 1999, and is governed by an Agreement of Limited Partnership, dated as of July 7, 1999 (the "Original Agreement of Limited Partnership");

         WHEREAS, at a special meeting of unitholders of Alliance Holding held on September 22, 1999, such unitholders approved the reorganization of Alliance Holding, pursuant to which, among other things, Alliance Holding will
(i) transfer or assign all or substantially all of its assets to the Partnership, in exchange for 100% of the Limited Partnership Interests and the General Partnership Interest and the assumption by the Partnership of all or substantially all of the liabilities of Alliance Holding and (ii) offer to exchange outstanding Alliance Holding LP Units for an equal number of Limited Partnership Interests held by Alliance Holding (the "Reorganization"); and

         WHEREAS, in connection with the Reorganization, the parties hereto wish to amend and restate the Original Agreement of Limited Partnership, effective as of the Effective Time.

         In consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

         Unless the context otherwise specifies or requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

         "ACMC" shall mean Alliance Capital Management Corporation, a Delaware corporation.

         "Additional Limited Partner" shall mean a Person admitted to the Partnership as a limited partner pursuant to Section 4.02 and who is shown as such on the books and records of the Partnership.

         "Adjusted Property" shall mean property the Carrying Value of which has been adjusted pursuant to Section 4.10.

         "Adverse Partnership Tax Consequence" shall mean the Partnership, Alliance Holding or both (a) being treated for federal income tax purposes as an association taxable as a corporation, (b) being subject to federal income tax as a corporation or (c) otherwise becoming subject to federal taxation on its net income generally.

         "Adverse Tax Determination" shall mean a determination by the General Partner, on the basis of an Opinion of Outside Counsel, that an Adverse Partnership Tax Consequence has occurred. The General Partner may determine that an Adverse Tax Determination shall be deemed to have been made for purposes of any provision of this Agreement as of a date prior to the actual date of determination, but not earlier than the beginning of the first taxable period to which the Adverse Partnership Tax Consequence relates. However, no such determination shall affect the rights of any Partner to distributions actually received prior to the time such determination was actually made.

         "Affiliate" shall mean any Person directly or indirectly controlling, controlled by or under common control with the Person in question; however, none of the Partnership, Alliance Holding, any Person controlled by the Partnership or Alliance Holding or any Person employed by the Partnership or Alliance Holding or such a controlled Person shall be considered an Affiliate of the General Partner. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Affiliated Holders" has the meaning specified in Section 16.01(a).

         "Agreement" shall mean this Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

         "Alliance Holding" shall mean Alliance Capital Management Holding L.P., a publicly-traded Delaware limited partnership whose name was changed from Alliance Capital Management L.P. in connection with the Reorganization.

         "Alliance Holding Contribution" shall mean the contribution by Alliance Holding of all of its assets (other than the Holdback Interests) to the Partnership in exchange for 100% of the Limited Partnership Interests and the General Partnership Interest and the assumption by the Partnership of all or substantially all of the liabilities of Alliance Holding, pursuant to the Reorganization Agreement.

         "Alliance Holding Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of Alliance Holding, as it may be amended, supplemented or restated from time to time.

         "Alliance Holding GP Unit" shall mean a unit representing a general partner interest in Alliance Holding.

         "Alliance Holding LP Unit" shall mean a unit representing an assignment of a beneficial interest in a corresponding limited partner interest of Alliance Holding.

         "Appraiser" shall mean a Person (who may not be the General Partner, a Corporate Affiliate thereof or any employee of the Partnership, the General Partner or a Corporate Affiliate thereof) having experience in the valuation of financial services businesses selected and retained by the General Partner on behalf of and for the account of the Partnership.

         "Assignment Determination" shall mean an Opinion of Outside Counsel to the effect that with respect to a proposed transaction, (i) advisory contracts of the Partnership and Alliance Holding which contributed more than 10% of the Partnership's and Alliance Holding's aggregate consolidated revenues derived from investment management services during the four most recently completed fiscal quarters would not be automatically terminated or breached by reason of a change of control resulting from such proposed transaction, or (ii) requisite consents to avoid such termination or breach have been obtained.

         "Available Cash Flow" shall mean for any period the excess, if any, of (x) the sum of (A) Operating Cash Flow for such period, and (B) such portion of the amounts retained in prior periods pursuant to the following clause

(y) as the General Partner determines, in its sole discretion, should no longer be retained by the Partnership for the purposes described in such clause (y), over (y) such amounts as the General Partner determines, in its sole discretion, should be retained by the Partnership for use in its business (or the businesses of Persons controlled by the Partnership) and not distributed, including, but not limited to, amounts retained for or in anticipation of expenses, capital expenditures, working capital requirements or reserves. The determination of Available Cash Flow for any period by the General Partner shall, absent manifest error, be binding and conclusive. As used in this definition, "control" has the meaning given to that term in the definition of Affiliate.

         "Book-Tax Disparities" shall mean the differences between a Person's Capital Account balance, as maintained pursuant to Article 4, and such balance had the Capital Account been maintained strictly in accordance with federal income tax accounting principles (such disparities reflecting, among other items, the differences between the Carrying Value of either Contributed Property or Adjusted Property, as adjusted from time to time, and the adjusted basis thereof for federal income tax purposes).

         "Capital Account" shall mean a capital account established and maintained pursuant to Article 4.

         "Carrying Value" shall mean (i) with respect to Contributed Property, the Net Value of such property reduced (but not below zero) by all amortization, depreciation and cost recovery deductions charged to the Capital Accounts pursuant to Section 4.09 with respect to such property, and (ii) with respect to any other property, the adjusted basis of such property for federal income tax purposes, as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 4.10, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions, acquisitions or improvements of Partnership Assets, as deemed appropriate by the General Partner, using such reasonable methods as it in its sole discretion deems appropriate.

         "Certificate of Limited Partnership" shall mean the Certificate of Limited Partnership, and any and all amendments thereto and restatements thereof, filed on behalf of the Partnership as required under the Delaware Act.

         "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor to such statute.

         "Commission" shall mean the Securities and Exchange Commission.

         "Contributed Property" shall mean any Contribution other than cash.

         "Contribution" shall mean any cash, cash equivalents or other property, or any other form of contribution (other than services) permitted by the Delaware Act, contributed to the Partnership pursuant to this Agreement (or deemed contributed for federal income tax purposes) by or on behalf of any Person.

         "Corporate Affiliate" shall mean each Person, other than a natural person, that is an Affiliate of the specified Person.

         "Delaware Act" shall mean the Delaware Revised Uniform Limited Partnership Act (6 Del. C. ss.17-101, et seq.), as it may be amended from time to time, and any successor to such act.

         "Departing Partner" shall mean the Person, as of the effective date of any withdrawal or removal of the General Partner pursuant to Section 14.01, who has as of such date so withdrawn or been removed.

         "Depreciation" shall mean all deductions attributable to the depreciation, amortization or cost recovery of the cost or basis of any Partnership Asset which has a useful life in excess of one year.

         "Distribution" shall mean any cash, cash equivalents or other property distributed by the Partnership pursuant to this Agreement (or deemed distributed for federal income tax purposes) to any Person.

         "Effective Time" shall mean the effective time of the Reorganization pursuant to the Reorganization Agreement.

         "ELAS" means The Equitable Life Assurance Society of the United States.

         "Exchange" shall mean the exchange by Alliance Holding of the Alliance Holding LP Units held by any unitholder of Alliance Holding upon the request of such holder for an equal number of Limited Partnership Interests held by Alliance Holding, pursuant to the Reorganization Agreement.

         "General Partner" shall mean ACMC in its capacity as general partner of the Partnership, or any successor or additional general partner of the Partnership admitted pursuant to Section 13.02.

         "General Partnership Interest" shall mean the Partnership Interest of the General Partner in its capacity as such; provided that such interest shall constitute solely a right to a 1% Percentage Interest in Partnership profits and losses and distributions of Partnership Assets until such time as the General Partnership Interest is transferred to the General Partner in exchange for its general partner interest in Alliance Holding, as referenced in Section 4.01(c).

         "Holdback Interests" shall have the meaning set forth in the Reorganization Agreement.

         "Indemnification and Reimbursement Agreement" shall mean the Indemnification and Reimbursement Agreement, dated as of April 8, 1999, among the Partnership, Alliance Holding and ELAS, as the same may be amended, supplemented or restated from time to time.

         "Indemnified Person" has the meaning specified in Section 6.09.

         "Indemnitee" shall mean a Person who is or was the General Partner, any Person who is or was a Departing Partner, any Person who is or was an Affiliate of the General Partner or any Departing Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the Partnership, General Partner or any Departing Partner or any such Affiliate, or any Person who is or was serving at the request of the General Partner or any Departing Partner or any such Affiliate as a director, officer, employee, partner, agent or trustee of another Person in connection with the business or affairs of the Partnership.

         "Limited Liability Determination" shall mean an Opinion of Outside Counsel to the effect that, as a result of the proposed transaction, Limited Partners do not lose their limited liability pursuant to Delaware law or this Agreement.

         "Limited Partner" shall mean Alliance Holding and any other Person who is admitted as a limited partner in accordance with this Agreement and is shown as a limited partner on the books and records of the Partnership.

         "Limited Partnership Interests" shall mean the Partnership Interests of the Limited Partners. Each Partnership Interest of the Limited Partners in the Partnership shall be denominated as a unit, each unit representing a pro rata percentage interest in the aggregate Partnership Interests of the Limited Partners. Each such unit shall be referred to herein as a Limited Partnership Interest, and all references in this Agreement to numbers of Limited Partnership Interests shall be deemed to refer to the specified number of such units of the Partnership Interests of the Limited Partners. The provisions hereof and of the definition of Percentage Interest are subject to adjustment by the General Partner in connection with, or as a consequence of, the issuance of any Limited Partnership Interests or other securities of the Partnership under Section 4.02 having special designations or preferences or other special rights or duties. Subject to the establishment of special classes or groups of Limited Partners or Limited Partnership

Interests or other securities of the Partnership pursuant to Section 4.02, all Limited Partnership Interests shall be considered to constitute a single class and all Limited Partners shall vote as a single class under the Delaware Act in accordance with the terms of this Agreement.

         "Liquidating Trustee" shall mean either (i) the General Partner or
(ii) if dissolution of the Partnership was caused by an event described in Sections 15.01(a)(i), 15.01(a)(ii) or 15.01(a)(v), the Person or committee appointed pursuant to Section 15.02.

         "LP Certificate" shall mean a certificate issued by the Partnership evidencing ownership of one or more Limited Partnership Interests, such certificate to be in such form or forms as may be adopted by the General Partner in its sole discretion, and which shall initially be substantially in the form of Exhibit A to this Agreement.

         "LP Interest Price" shall mean an amount per Limited Partnership Interest as of any date of determination equal to the average of the last reported sales price per Alliance Holding LP Unit or, in the event that no such reported sale takes place on any such day, the average of the last reported bid and ask prices per Alliance Holding LP Unit, on the NYSE (or any alternate national securities market on which Alliance Holding LP Units are traded) for the five trading days immediately prior to such day.

         "Majority Approval" shall mean, as of any Record Date, (a) the written consent of Limited Partners who are Limited Partners with respect to more than 50% of the issued and outstanding Limited Partnership Interests or
(b) the affirmative vote of Limited Partners who are Limited Partners with respect to more than 50% of the Limited Partnership Interests of those Limited Partners voting with respect to the matter at a meeting at which a quorum is present, in each case excluding, if applicable, the number of Limited Partnership Interests held by Alliance Holding multiplied by a fraction, the numerator of which is the number of issued and outstanding Alliance Holding LP Units and Alliance Holding partnership interests held by persons ineligible to vote pursuant to the following sentence and the denominator of which is the number of issued and outstanding Alliance Holding LP Units and Alliance Holding partnership interests. If a Majority Approval is being sought with respect to a transaction described in Section 6.12 (other than a transaction pursuant to Section 2.05), the Limited Partnership Interests of any employee of the Partnership, Alliance Holding, any Person controlled by the Partnership or Alliance Holding, or the General Partner who will be employed by or have any direct or indirect equity interest in any Person acquiring Partnership Assets shall be ineligible to vote with respect to such Majority Approval and shall not be counted for purposes of determining the issued and outstanding Limited Partnership Interests. Each Limited Partnership Interest shall be entitled to one vote for this purpose. For purposes of this definition, a Limited Partnership Interest held by an employee or held for the benefit of an employee, or by or for the benefit of a member of the family of an employee, shall be treated as if owned by that employee. A determination by the General Partner that Limited Partnership Interests are held by or for the benefit of an employee or a member of the family of an employee and that such employee is ineligible to vote with respect to a particular matter by reason of this definition shall be binding and conclusive; in making such a determination, the General Partner may rely on information known to it and need not make a special investigation.

         "Majority Outside Approval" shall mean as of any Record Date, written consent or affirmative vote of Limited Partners (other than the General Partner, its Corporate Affiliates and, if applicable, Persons holding Limited Partnership Interests ineligible to vote pursuant to the following sentence) who are Limited Partners with respect to more than 50% of the issued and outstanding Limited Partnership Interests held by such Persons (excluding the number of Limited Partnership Interests held by Alliance Holding multiplied by a fraction, the numerator of which is the number of issued and outstanding Alliance Holding LP Units and Alliance Holding limited partnership interests held by the General Partner and its Corporate Affiliates and, if applicable, Persons ineligible to vote pursuant to the following sentence, and the denominator of which is the number of issued and outstanding Alliance Holding LP Units and Alliance Holding limited partnership interests). If Majority Outside Approval is being sought in connection with a transaction described in
Section 6.12, the Limited Partnership Interests of any employee of the Partnership, Alliance Holding, any Person controlled by the Partnership or Alliance Holding, or the General

Partner who will be employed by or have any direct or indirect equity interest in any Person acquiring Partnership Assets (in connection with a transaction described in Section 6.12) shall be ineligible to vote with respect to such Majority Outside Approval. Each Limited Partnership Interest shall be entitled to one vote for this purpose. For purposes of this definition, a Limited Partnership Interest held by an employee or held for the benefit of an employee, or by or for the benefit of a member of the family of an employee, shall be treated as if owned by that employee. A determination by the General Partner that Limited Partnership Interests are held by or for the benefit of an employee or a member of the family of an employee and that such employee is ineligible to vote with respect to a particular matter by reason of this definition shall be binding and conclusive; in making such a determination, the General Partner may rely on information known to it and need not make a special investigation.

         "National Securities Exchange" shall mean an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act including, but not limited to, the New York Stock Exchange, Inc.

         "Net Income" and "Net Loss" shall mean an amount equal to the Partnership's taxable income or taxable loss as determined for federal income tax purposes for a relevant period, adjusted as provided herein. Net Income and Net Loss shall be determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), and adjusted as provided in Section 4.10. There shall be excluded from Net Income and Net Loss (a) any Depreciation of the Partnership, (b) any item of income, deduction, gain or loss resulting from a transaction the proceeds of which are distributed pursuant to Section 5.02 and
(c) any item of income, deduction, gain or loss specially allocated pursuant to Section 5.05.

         "Net Value" shall mean in the case of any Contribution of assets, the fair market value of such assets reduced by the amount of any indebtedness either assumed by the Partnership upon such Contribution or to which such assets are subject when contributed, in each case as such fair market value shall be determined by the General Partner using such reasonable methods of valuation as it in its sole discretion deems appropriate, unless such assets are to be contributed by either the General Partner or any of its Affiliates and are other than cash or cash equivalents, in which case the fair market value shall be determined by an Appraiser.

         "New Entity" has the meaning specified in Section 2.05.

         "Operating Cash Flow" shall mean:

         (A) For periods ending on or before December 31, 1999, the excess, if any, of

         (x)      the sum of

                  (i) the net income (or loss as a negative amount) of the Partnership and Persons controlled by it on a consolidated basis for the period before extraordinary items, as determined in accordance with generally accepted accounting principles,

                  (ii) depreciation or amortization of tangible and intangible assets, losses on sales and other dispositions of assets and other non-cash charges, to the extent any such item is included in determining net income (or loss) for such period, all as determined in accordance with generally accepted accounting principles,

                  (iii) the net increase in deferred income tax liabilities or the net decrease in deferred income tax benefits during the period as reflected on the Partnership's balance sheet (or if there is both such an increase and such a decrease during the period, the sum of the absolute amounts thereof), and

                  (iv) proceeds from sales or other dispositions of assets in the ordinary course of business, over

         (y)      the sum of

                  (i) gains on sales and other dispositions of assets for such period to the extent included in determining net income (or loss) for such period,
                  (ii) the net decrease in deferred income tax liabilities or the net increase in deferred income tax benefits during the period as reflected on the Partnership's balance sheet (or if there is both such a decrease and such an increase during the period, the sum of the absolute amounts thereof),

                  (iii) payments in respect of the principal of indebtedness (interest being deducted in the determination of net income (loss)) incurred by the Partnership to fund capital expenditures to the extent no reserve was deducted for such capital expenditures pursuant to the definition of Available Cash Flow, and

                  (iv) amounts expended for the purchase of assets in the ordinary course of business, to the extent no amount was retained for such expenditures pursuant to clause (y) of the definition of Available Cash Flow.

         In determining Operating Cash Flow for periods ending on or before December 31, 1999, there shall be excluded from net income (or loss)

                  (i) the net income (or loss) of any entity not controlled by the Partnership in which the Partnership or any Person controlled by it has a joint interest with another Person, except to the extent of the amount of dividends or other distributions in cash, cash equivalents or other marketable securities (at the realizable value thereof) actually paid by such entity to the Partnership or any Person controlled by it during the period,

                 (ii) except to the extent includible in net income pursuant to the foregoing clause (i), the income (or loss) of any acquired entity prior to the date it becomes controlled by the Partnership or is merged into or consolidated with the Partnership or any Person controlled by the Partnership or that entity's assets are acquired by the Partnership or any Person controlled by the Partnership, and

                (iii) the income of any Person controlled by the Partnership to the extent that the declaration or payment of dividends or similar distributions by that Person of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person.

         For purposes of this definition, "other non-cash charges" shall mean amounts that have been charged to income but that have either already been paid by, or will never result in a cash payment by, the Partnership or Persons controlled by it (or which will be or has been funded by a Contribution by the General Partner pursuant to Section 4.01), including, but not limited to,

                  (i) non-cash expenses incurred under generally accepted accounting principles in connection with sale by ACMC of Limited Partnership Interests and Alliance Holding LP Units to employees of the Partnership or Persons controlled by the Partnership or the grant of warrants or options to purchase Limited Partnership Interests and Alliance Holdings LP Units,

                 (ii) amortization of debt issuance costs, and

                (iii) amortization of goodwill.

         (B) For any period beginning after December 31, 1999, the excess, if any, of

         (x)      the sum of

                  (i) the net cash provided from (or used in (expressed as a negative amount)) operating activities of the Partnership and Persons controlled by it on a consolidated basis for such period, as reflected in the Partnership's consolidated statement of cash flows for such period, determined in accordance with generally accepted accounting principles, excluding increases or decreases in the receivables and payables related to mutual fund sales activities for such period,

                 (ii) proceeds received during such period from borrowings and from sales and other dispositions of assets in the ordinary course of business, and

                (iii) income for such period from investments in marketable securities, liquid investments and other financial instruments that are acquired for investment purposes and that have a value that may be readily established, including any such investment that may be readily sold or otherwise liquidated in any mutual fund for which the Partnership or any Person controlled by it serves as investment manager or advisor, to the extent not otherwise included in (i) or
         (ii) above;

         over

         (y)      the sum of

                  (i) payments during such period in respect of the principal of  borrowings, and

                 (ii) amounts expended during such period for the purchase of assets in the ordinary course of business in excess of any amount retained in a prior period for such expenditures pursuant to clause
         (y) of the definition of Available Cash Flow.

         In determining net cash provided from (or used in) operating activities of the Partnership and Persons controlled by it for any period beginning after December 31, 1999 there shall be excluded from net income (or loss)

                  (i) the net income (or loss) for such period of any entity in which the Partnership has an interest which is not a controlling interest, except to the extent of the amount of dividends or other distributions in cash, cash equivalents or other marketable securities (at the realizable value thereof) actually paid during such period by such entity to the Partnership or any Person controlled by it,

                 (ii) except to the extent includible in net income pursuant to the foregoing clause (i), the income (or loss) for such period of any acquired entity prior to the date it becomes controlled by the Partnership or is merged into or consolidated with the Partnership or any Person controlled by the Partnership or that entity's assets are acquired by the Partnership or any Person controlled by the Partnership, and

                  (iii) the income for such period of any Person controlled by the Partnership to the extent that the declaration or payment of dividends or similar distributions by that Person of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person.

         (C) The determination of Operating Cash Flow for any period by the General Partner shall, absent manifest error, be binding and conclusive. As used in this definition, "control" has the meaning given to that term in the definition of Affiliate.

         "Opinion of Counsel" shall mean a written opinion of counsel (who may be regular counsel to the Partnership, the General Partner or any Affiliate thereof) selected by the General Partner.

         "Opinion of Outside Counsel" shall mean a written opinion of counsel (who may be regular counsel to the Partnership, the General Partner or any Affiliate thereof, but who may not be an employee of the Partnership, the General Partner or any Affiliate thereof) selected by the General Partner.

         "Original Agreement of Limited Partnership" has the meaning specified in the Recitals.

         "Other General Partner" has the meaning specified in Section 12.04(c).

         "Partner" shall mean any General Partner or Limited Partner.

         "Partnership" shall mean the Delaware limited partnership existing pursuant to this Agreement.

         "Partnership's Accountants" shall mean such nationally recognized firm of independent public accountants, as is selected, from time to time, by the General Partner.

         "Partnership Assets" shall mean all property, whether tangible or intangible and whether real, personal or mixed, at any time owned by the Partnership.

         "Partnership Interest" shall mean, as to any Partner, all of the interests of that Partner in the Partnership, including, but not limited to, such Partner's (i) right to a distributive share of income and losses of the Partnership, (ii) right to a distributive share of the Partnership Assets,
(iii) right, if the General Partner, to participate in the management of the affairs of the Partnership, and (iv) right to vote on certain matters as set forth herein.

         "Percentage Interest" shall mean, subject to such adjustments as the General Partner may determine in connection with the issuance of Limited Partnership Interests pursuant to Section 4.02: (a) 1% as to the General Partner, and (b) as to each Limited Partner, the product of (x) 99% and (y) the quotient of (i) the number of Limited Partnership Interests held by such Limited Partner at any time and (ii) the aggregate number of Limited Partnership Interests held by all of the Limited Partners at such time.

         "Person" shall mean any individual, corporation, association, partnership, joint venture, trust, estate or other entity or organization.

         "Purchase Date"shall mean the date determined by the General Partner as the date for purchase of all issued and outstanding Limited Partnership Interests (other than Limited Partnership Interests owned by the General Partner and its Corporate Affiliates) pursuant to, and as specified in, the "Notice of Election to Purchase" delivered pursuant to Article 16.

         "Purchase Funds" shall mean an amount in cash equal to the aggregate Purchase Price of all Limited Partnership Interests subject to purchase on the Purchase Date in accordance with Article 16.

         "Purchase Price" shall mean, as to any class or series, an amount per Limited Partnership Interest equal to the greater of (i) the highest cash price paid by the General Partner or any of its Affiliates for any Alliance Holding LP Unit of such class or series purchased during the 90 days immediately prior to the date on which the notice described in Article 16 is first mailed, if any such purchase occurred during such period, or (ii)(a) if the Alliance

Holding LP Units of such class or series are listed or admitted to trading on one or more National Securities Exchanges, the arithmetic mean of the last reported sales prices per Alliance Holding LP Unit of such class or series regular way or, in case no such reported sale has taken place on any such date, the arithmetic mean of the last reported bid and asked prices per Alliance Holding LP Unit of such class or series regular way for such date, in either case on the principal National Securities Exchange on which the Alliance Holding LP Units of such class or series are listed or admitted to trading, for the 30 trading days immediately preceding the date of the mailing of such notice; (b) if the Alliance Holding LP Units of such class or series are not listed or admitted to trading on a National Securities Exchange but are quoted through NASDAQ, the arithmetic mean of the last reported sales prices per Alliance Holding LP Unit of such class or series regular way or, in case no such reported sale has taken place on any such day or the last reported sales price is not then quoted, the arithmetic mean of the last reported bid and asked prices per Alliance Holding LP Unit of such class or series regular way for such day quoted through NASDAQ, for the 30 trading days immediately preceding the date of the mailing of such notice; or (c) if the Alliance Holding LP Units of such class or series are not listed for trading on a National Securities Exchange and are not quoted through NASDAQ, an amount equal to the fair market value of an Alliance Holding LP Unit of such class or series, as of the date of the mailing of such notice, as determined by an Appraiser.

         "Recapture Income" shall mean any gain recognized by the Partnership (but computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any Partnership Asset that does not constitute capital gain for federal income tax purposes because such gain represents the recapture of deductions previously taken with respect to such Partnership Asset.

         "Record Date" shall mean the date established by the General Partner for determining (i) the identity of Limited Partners entitled to notice of or to vote at any meeting of Limited Partners, or any matter upon which the General Partner seeks the consent of the Limited Partners, or entitled to exercise rights in respect of any other lawful action of Limited Partners, or
(ii) the identity of the Partners entitled to receive any report pursuant to the provisions hereof or any distribution pursuant to Article 5 or 15.

         "Record Holder(s)" shall mean the Persons shown as Limited Partners on the books and records of the Partnership as of the close of business on a particular day.

         "Registration Statement" shall mean the registration statement of the Partnership, dated August __, 1999, including the proxy statement/prospectus and the exchange offer prospectus distributed in connection with the special meeting of unitholders of Alliance Holding held September 22, 1999 and the exchange offer.

         "Reorganization" has the meaning specified in the Recitals.

         "Reorganization Agreement" shall mean the Agreement and Plan of Reorganization dated as of __________, 1999 among the Partnership, Alliance Holding, ACMC and ELAS, as the same may be amended, supplemented or restated from time to time.

         "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as it may be amended from time to time, and any successor to such statute.

         "Substituted Limited Partner" shall mean a Person who is admitted as a Limited Partner in the Partnership pursuant to this Agreement in place of, and with all the rights of, a Limited Partner pursuant to Section 12.03, and who is shown as a limited partner on the books and records of the Partnership.

         "Tax Determination" shall mean an Opinion of Outside Counsel (containing such conditions, limitations and qualifications as are acceptable to the General Partner in its sole discretion) to the effect that, as a result of the proposed transaction, neither the Partnership nor Alliance Holding will suffer an Adverse Partnership Tax Consequence. Notwithstanding any provision of this Agreement to the contrary, a Tax Determination shall not be required in connection with or as a condition to any action at any time after (x) the General Partner has taken any action pursuant to clause (y) of the first sentence of Section 2.05 or (y) an Adverse Tax Determination.

         "Tax Payment" has the meaning specified in Section 6.14(b).

         "Unrealized Gain" shall mean, as of any date of determination, the excess, if any, of the fair market value of property (as determined under Section 4.10(c) or 4.10(d) as of such date of determination) over the Carrying Value of such property as of such date of determination (prior to any adjustment to be made pursuant to Section 4.10(c) or 4.10(d) as of such date).

         "Unrealized Loss" shall mean, as of any date of determination, the excess, if any, of the Carrying Value of property as of such date of determination (prior to any adjustment to be made pursuant to Section 4.10(c) or 4.10(d) as of such date) over the fair market value of such property (as determined under Section 4.10(c) or 4.10(d) as of such date of determination).


                                   ARTICLE 2
                              GENERAL PROVISIONS

         SECTION 2.01. Formation; Partnership Name. (a) The Partnership was formed as a Delaware limited partnership pursuant to the filing of the Certificate of Limited Partnership in the Office of the Secretary of State of the State of Delaware and was governed by the Original Agreement of Limited Partnership. In connection with the Reorganization, the Partnership is being continued as a Delaware limited partnership pursuant to the terms of this Agreement.

         (b) "Alliance Capital Management L.P." shall be the name of the Partnership. The business of the Partnership shall be conducted under such name or such other name as the General Partner may from time to time in its sole discretion determine. "Limited Partnership" or "Ltd." or "L.P." (or similar words or letters) shall be included in the Partnership's name where necessary or appropriate to maintain the limited liability of the Limited Partners or otherwise for the purpose of complying with the laws of any jurisdiction that so requires or as the General Partner may deem appropriate.

         SECTION 2.02. Names and Addresses of Partners. The general partner of the Partnership is ACMC. The business address of the General Partner is 1345 Avenue of the Americas, New York, New York 10105. The General Partner may change its address at any time and from time to time. The names and business, residence or mailing addresses of the Limited Partners and the date upon which each such Person became a Limited Partner are as set forth from time to time in the records of the Partnership.

         SECTION 2.03. Principal Office, Registered Agent and Registered Office of the Partnership. (a) The principal office of the Partnership shall be located at 1345 Avenue of the Americas, New York, New York 10105. The General Partner in its sole discretion may, at any time, and from time to time, change the location of the Partnership's principal office within or outside the State of Delaware and may establish such additional offices of the Partnership within or outside the State of Delaware as it may from time to time determine.

                  (b) The name of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company. The address of the registered agent and the address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

         SECTION 2.04. Term. The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until dissolved, and its Certificate of Limited Partnership canceled, in accordance with any provisions of this Agreement and the Delaware Act.

         SECTION 2.05. Possible Action in the Event of Adverse Tax Developments. Notwithstanding anything to the contrary contained in this Agreement, in the event that the General Partner reasonably believes that as a result of (i) the enactment (or imminent enactment) of any legislation, (ii) the publication of any temporary, proposed or final regulation by the United States Department of the Treasury or any ruling by the Internal Revenue Service, (iii) a judicial decision or (iv) other actions or events not caused by the General Partner or its Corporate Affiliates for the purpose of invoking this Section 2.05, there is a substantial risk of an Adverse Partnership Tax Consequence occurring within one year of the actions or events described in clauses (i) - (iv), the General Partner shall have the right, in its sole discretion and without the approval of the Limited Partners or any other Partners, to (x) impose such restrictions on transfer of the Limited Partnership Interests as the General Partner believes may be necessary or desirable to prevent the occurrence of the Adverse Partnership Tax Consequence, including making any amendments to this Agreement as the General Partner in its sole discretion may determine to be necessary or appropriate in order to impose such restrictions or (y) modify, restructure or reorganize the Partnership (by the transfer of all or substantially all of the assets of the Partnership to a newly-formed corporation or entity or otherwise) as, or transfer all or substantially all of the assets of the Partnership to, a corporation, trust or any other type of legal entity (a "New Entity"), in the manner determined by the General Partner in its sole discretion, in a transaction in which (I) each outstanding Limited Partnership Interest of the same class or series is treated in the same manner, and (II) if the Limited Partnership Interests and General Partnership Interest are converted into equity securities of the New Entity, the relative fair market values of the equity securities into which Limited Partnership Interests and the General Partnership Interest are converted are in proportion to the amounts each of the Limited Partners and the General Partner would have been entitled to receive upon a liquidation of the Partnership pursuant to Section 15.02, and
(III) if all or substantially all of the assets of the Partnership are transferred to a New Entity, the Partnership may retain all of the equity interests in the New Entity until such time, if any, as the General Partner, in its sole discretion and without the approval of any other Partners, elects to dissolve the Partnership, in which case the Limited Partners and General Partner will receive the equity interests in the New Entity in proportion to the amounts each of the Limited Partners and the General Partner would have been entitled to receive upon a liquidation of the Partnership pursuant to
Section 15.02, except that an action described in this clause (y) may not be taken solely on the basis of a proposed regulation described in clause (ii) unless the proposed regulation would by its terms, upon becoming final, apply to periods before the date it became final. Notwithstanding anything herein to the contrary, the General Partner may without Majority Approval effect a transaction described in clause (y) of the preceding sentence if the New Entity is a corporation. In connection with any transaction described in clause (y) of the first sentence of this Section, the General Partner may issue to itself a sufficient number of Limited Partnership Interests or other securities or otherwise restructure or reorganize the Partnership so that the General Partner and its Corporate Affiliates will own a sufficient percentage (but no more) of the Limited Partnership Interests or other securities so as to allow the Partnership or the New Entity to be included for federal tax purposes in the affiliated group of which the General Partner is a member; Limited Partnership Interests or securities may be acquired by the General Partner pursuant to this sentence only for the fair market value thereof as determined by an Appraiser. In connection with any transaction described in clause (y) of the first sentence of this Section, the business of the Partnership may be continued by the New Entity or otherwise and if the Partnership has been restructured or reorganized as a New Entity and the Limited Partnership Interests and General Partnership Interest are converted into equity securities of the New Entity, the Partnership Interests shall be converted into equity of the New Entity in the manner determined by the General Partner in its sole discretion and without the approval of the Limited Partners, subject to clause (y) above. Notwithstanding the foregoing, no such modification, restructuring or reorganization shall take place unless the Partnership shall have received an Opinion of Outside Counsel to the effect that the liability of the holders of the Limited Partnership Interests or the equity interests in the New Entity into which the Limited Partnership Interests are converted pursuant to the law of the jurisdiction of the New Entity or Entities for the debts and obligations of the New Entity or Entities shall not, unless such Limited Partners or holders of such equity interests take part in the control of the business of the New Entity or Entities, exceed that which otherwise had been applicable to the Limited Partners of the Partnership.

                                   ARTICLE 3
                                    PURPOSE

         SECTION 3.01. Purpose. The purpose and nature of the business to be conducted and promoted by the Partnership shall be (a) to engage in the investment management and advisory business and (b) to engage in any other lawful activities for which limited partnerships may be organized under the Delaware Act.

         SECTION 3.02. Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable or convenient for or incidental to the furtherance and accomplishment of the purposes and businesses described herein and for the protection and benefit of the Partnership, including, but not limited to, the following:

                  (a) To borrow money and issue evidences of indebtedness, to refinance such indebtedness, to secure the same by mortgages, deeds of trust, security interest, pledges or other liens on all or any part of the Partnership Assets, to enter into contracts of guaranty or suretyship, and to confess and authorize confession of judgment in connection with the foregoing or otherwise;

                  (b) To secure, maintain and pay for insurance against liability or other loss with respect to the activities and assets of the Partnership (including, but not limited to, insurance against liabilities under Section 6.09);

                  (c) To employ or retain such Persons as may be necessary or appropriate for the conduct of the Partnership's business, including permanent, temporary or part-time employees and attorneys, accountants, agents, consultants and contractors, and to have employees and agents who may be designated as officers with titles including, but not limited to, "chairman," "vice chairman," "president," "executive vice president," "senior vice president," "vice president," "assistant vice president," "treasurer," "controller," "secretary," "assistant secretary," and "assistant treasurer" and who in such capacity may act for and on behalf of the Partnership, as and to the extent authorized by the General Partner, including, but not limited to, the following:

                           (i) represent the Partnership in its dealings with third parties, and execute any kind of document or contract on behalf of the Partnership;

                          (ii) approve the sale, exchange, lease, sublease, mortgage, assignment or other transfer or acquisition of, or granting or acquiring of a security interest in, any asset or assets of the Partnership; or

                         (iii) propose, approve or disapprove of, and take, action for and on behalf of the Partnership with respect to the operations of the Partnership;

                  (d) To acquire, own, hold a leasehold interest in, maintain, use, lease, sublease, manage, operate, sell, exchange, transfer or otherwise deal in assets and property as may be necessary, convenient or beneficial for the Partnership;

                  (e) To incur expenses and to enter into, guarantee, perform and carry out contracts or commitments of any kind, to assume obligations, and to execute, deliver, acknowledge and file documents in furtherance of the purposes and business of the Partnership;

                  (f) To pay, collect, compromise, arbitrate, litigate or otherwise adjust, contest or settle any and all claims or demands of or against the Partnership;

                  (g) To invest in interest-bearing and non-interest-bearing accounts and short-term investments of any kind and nature whatsoever, including, but not limited to, obligations of federal, state and local governments and their agencies, mutual funds (including money market funds), mortgage-backed securities, commercial paper, repurchase agreements, time deposits, certificates of deposit of commercial banks, savings banks or savings and loan associations and equity or debt securities of any type;

                  (h) To transfer assets to joint ventures, other partnerships, corporations or other business entities in which the Partnership is or thereby becomes a participant upon such terms, and subject to such conditions consistent with applicable law, as the General Partner deems appropriate; and

                  (i) To engage in any kind of activity and to enter into and perform obligations of any kind with the General Partner or Affiliates of the General Partner or otherwise, necessary to or in connection with, or incidental to, the accomplishment of the purposes and business of the Partnership, so long as said activities and obligations may be lawfully engaged in or performed by a limited partnership under the Delaware Act.


                                   ARTICLE 4
                             CAPITAL CONTRIBUTIONS

         SECTION 4.01. General Partner, Limited Partners. (a) In accordance with the terms of the Original Agreement of Limited Partnership, ACMC was admitted as the General Partner of the Partnership and Alliance Holding was admitted as the initial Limited Partner of the Partnership. At such time, each of ACMC and Alliance Holding made a contribution to the capital of the Partnership of $50 in exchange for an economic interest having a value equal to $50 in the Partnership.

                  (b) At the Effective Time, pursuant to the Reorganization Agreement and the terms hereof, (i) Alliance Holding shall contribute all of its assets (other than the Holdback Interests) to the Partnership in exchange for the issuance by the Partnership of all of the Limited Partnership Interests and the General Partnership Interest to Alliance Holding, and Alliance Holding shall be deemed admitted as a Limited Partner with respect to all Limited Partnership Interests issued to it, (ii) the Partnership shall assume all or substantially all of the liabilities of Alliance Holding and
(iii) the unitholders of Alliance Holding who exchange their Alliance Holding LP Units for Limited Partnership Interests pursuant to the Exchange shall be deemed admitted as Limited Partners in respect thereof. Alliance Holding shall be deemed to have contributed to the Partnership, in exchange for the above-referenced Limited Partnership Interests and the General Partnership Interest, an amount equal to the fair market value of the assets so transferred.

                  (c) Immediately after the Effective Time, pursuant to the Reorganization Agreement and the terms hereof, (i) ELAS and its Affiliates who hold Alliance Holding LP Units shall exchange an aggregate of _______ Alliance Holding LP Units for an equal number of Limited Partnership Interests and shall be deemed admitted as Limited Partners in respect of such Limited Partnership Interests and (ii) ACMC shall exchange its general partner interest in Alliance Holding for the General Partnership Interest and shall be deemed to hold the General Partnership Interest in its capacity as General Partner of the Partnership.

                  (d) The General Partner will make, or cause one or more of its Corporate Affiliates to make, payments to the Partnership in an amount equal to the Reorganization Costs (as such term is defined in the Indemnification and Reimbursement Agreement), without duplication with respect to any amounts paid pursuant to the Alliance Holding Partnership Agreement, in accordance with the Indemnification and Reimbursement Agreement. The General Partner shall not be entitled to receive any additional Partnership Interests in exchange for such payments.

                  (e) Alliance Holding may, following the Effective Time, make from time to time Contributions to the Partnership consisting of any assets or property (other than cash and cash equivalents required for working capital purposes of Alliance Holding) acquired by it in accordance with the Alliance Holding Partnership Agreement in exchange for the issuance by the Partnership of additional Limited Partnership Interests; provided that:

                           (i) if the Contribution is cash equal to the net
                  proceeds obtained from the sale or issuance of Alliance Holding LP Units or Alliance Holding limited partnership interests, (x) Alliance Holding shall receive a number of Limited Partnership Interests equal to the number of Alliance Holding LP Units or Alliance Holding limited partnership interests so sold or issued and (y) Alliance Holding shall make such Contribution as soon as practicable after the receipt of such net proceeds;

                          (ii) if the Contribution consists of assets
                  obtained in exchange for the sale or issuance of Alliance Holding LP Units or Alliance Holding limited partnership interests, (x) Alliance Holding shall receive a number of Limited Partnership Interests equal to the number of Alliance Holding LP Units or Alliance Holding limited partnership interests so sold or issued and (y) Alliance Holding shall make such Contribution as soon as practicable after the receipt of such assets; and

                         (iii) if the Contribution is other than pursuant to
                  clauses (i) or (ii) of this proviso or if any event occurs which the General Partner in its sole discretion determines would render inappropriate the use of the one-for-one exchange ratio of Alliance Holding LP Units or Alliance Holding limited partnership interests for Limited Partnership Interests and vice versa, the number of Limited Partnership Interests to be received by Alliance Holding in exchange for such Contribution for purposes of this Section 4.01(e) shall be determined by the General Partner in its sole discretion.

         SECTION 4.02. Additional Issuances of Securities. (a) The General Partner, in order to raise additional capital, to acquire assets, to redeem or retire Partnership debt, or for any other Partnership purpose as it may determine in good faith is in the best interests of the Partnership, is authorized to cause the Partnership to issue Limited Partnership Interests, or classes or series thereof (in addition to the Limited Partnership Interests issued prior to the date of this Agreement as referenced in Sections 4.01(b) and 4.01(c)), from time to time to Partners or to other Persons. The foregoing action may be taken, and Persons to whom Limited Partnership Interests are issued may be admitted as, or become, Additional Limited Partners as the General Partner may determine without the necessity of obtaining approval of Partners. The General Partner is also authorized to cause the issuance of other types of securities of the Partnership from time to time to Partners or other Persons on terms and conditions established in the sole discretion of the General Partner, without the necessity of obtaining approval of Partners. Such securities may include, but shall not be limited to, unsecured and secured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Limited Partnership Interests that may be issued by the Partnership, options, rights or warrants to purchase any such class or series of Limited Partnership Interests or any combination of any of the foregoing. There shall be no limit on the number of Limited Partnership Interests or other securities that may be so issued, and the General Partner shall have sole discretion in determining the consideration and terms and conditions with respect to any future issuance of Limited Partnership Interests or other securities. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any such future issuance, including, but not limited to, compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency. The Partnership may assume liabilities and hypothecate its property in connection with any such issuance.

                  (b) Limited Partnership Interests to be issued by the Partnership pursuant to Section 4.02(a) shall be issuable from time to time in one or more classes or series, at such price, and with such designations, preferences and relative participating, optional or other special rights, powers and duties, including rights, powers and duties senior to existing classes or series of Limited Partnership Interests, all as shall be fixed by the General Partner in the exercise of its sole discretion, including, but not limited to: (i) the allocation, for federal income and other tax purposes, to such class or series of Limited Partnership Interests of items of Partnership income, gain, loss, deduction and credit; (ii) the rights of such class or series of Limited Partnership Interests to share in Partnership distributions;
(iii) the rights of such class or series of Limited Partnership Interests upon dissolution and liquidation of the Partnership; (iv) whether such class or series of Limited Partnership Interests is redeemable by the Partnership and, if so, the price at which, and the terms and conditions on which, such class or series of Limited Partnership Interests may be redeemed by the Partnership;
(v) whether such class or series of Limited Partnership Interests is issued with the privilege of conversion and, if so, the rate at and the terms and conditions upon which such class or series of Limited Partnership Interests may be converted into any other class or series of Limited Partnership Interests; (vi) the terms and conditions of the issuance of such class or series Limited Partnership Interests, and all other matters relating to the assignment thereof; and (vii) the rights of such class or series of Limited Partnership Interests to vote on matters relating to the Partnership and this Agreement.

                  (c) Notwithstanding the other provisions of this Section 4.02, except as provided in Section 2.05, the Partnership will not issue any Limited Partnership Interests or classes or series thereof or any other type of security unless:

                           (i) the Partnership receives an Assignment
                  Determination, Limited Liability Determination and a Tax Determination with respect to such issuance; or

                          (ii) such issuance occurs pursuant to the employee
                  benefit plans sponsored by the General Partner, the Partnership, Alliance Holding or any Persons controlled by the Partnership or Alliance Holding in accordance with
                  Section 6.15 and the corresponding issuance by Alliance Holding is in accordance with Section 4.02(c)(ii) of the Alliance Holding Partnership Agreement.

                  (d) Upon the issuance pursuant to this Section 4.02 of any class or series of Limited Partnership Interests, or any other securities, the General Partner (pursuant to the General Partner's powers of attorney from the Limited Partners), without the approval at the time of any Partner (each Person accepting Limited Partnership Interests being deemed to approve of such amendment), may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record, if required, an amended Certificate of Limited Partnership and whatever other documents may be required in connection therewith, as shall be necessary or desirable to reflect the authorization and issuance of such class or series of Limited Partnership Interests or other securities and the relative rights and preferences of such class or series of Limited Partnership Interests or other securities.

                  (e) The General Partner or any Affiliate of the General Partner may, but shall not be obligated to, make Contributions to the Partnership in exchange for Limited Partnership Interests, provided that the number of Limited Partnership Interests issued in exchange for any such Contribution shall not exceed the Net Value of the Contribution divided by the LP Interest Price of such class and series. The General Partner shall hold such Limited Partnership Interest in its capacity as a Limited Partner of the Partnership.

         SECTION 4.03. Record of Contributions. The books and records of the Partnership shall include true and full information regarding the amount of cash and cash equivalents and a designation and statement of the Net Value of any other property or other consideration contributed by each Partner to the Partnership.

         SECTION 4.04. Splits and Combinations. (a) The General Partner may cause the Partnership to make a distribution in Limited Partnership Interests to all Limited Partners of any class or series or may effect a subdivision or combination of Limited Partnership Interests, but in each case only on a pro rata basis so that, after such distribution, subdivision or combination, each Limited Partner shall have the same proportionate economic interest in the Partnership as before such distribution, subdivision or combination, subject to Section 4.06, and provided, however, that no such distribution, subdivision or combination may be made unless a distribution, subdivision or combination at the same proportionate rate is simultaneously made by Alliance Holding with respect to Alliance Holding LP Units and Alliance Holding GP Units.

                  (b) Whenever such a distribution, subdivision or combination is declared, the General Partner shall select a Record Date (which shall not be prior to the date of the declaration) as of which the distribution, subdivision or combination shall be effective and shall notify each Limited Partner of the distribution, subdivision or combination.

                  (c) Promptly following such distribution, subdivision or combination, the General Partner may cause the Partnership to issue to the Limited Partners as of such Record Date new LP Certificates representing the new number of Limited Partnership Interests, or adopt such other procedures as it may deem appropriate to reflect such distribution, subdivision or combination; provided, however, that in the case of any such distribution, subdivision or combination resulting in a smaller total number of Limited Partnership Interests outstanding, the General Partner may require, as a condition to the delivery of such new LP Certificate, the surrender of any LP Certificate representing the Limited Partnership Interests prior to such declaration.

                  (d) The General Partner shall give notice to Partners of any distribution, subdivision or combination pursuant to this Section 4.04 at least 10 days prior to the effective date thereof.

         SECTION 4.05. No Preemptive Rights. No Person shall be granted or have any preemptive, preferential or other similar right with respect to (i) additional Contributions, (ii) the issuance or sale of new, unissued or treasury Limited Partnership Interests, (iii) the issuance or sale of any obligations, evidences of indebtedness or other securities of the Partnership, whether or not convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such new, unissued or treasury Limited Partnership Interests, (iv) the issuance of any subscription right to or right to receive, or any warrant or option for the purchase of, any of the foregoing Limited Partnership Interests or securities, or (v) the issuance or sale of any other Limited Partnership Interests or securities that may be issued or sold by the Partnership.

         SECTION 4.06. No Fractional Interests. No fractional Limited Partnership Interests shall be issued by the Partnership; instead, in the sole discretion of the General Partner, each fractional Limited Partnership Interest shall be rounded to the nearest whole Limited Partnership Interest (the next higher whole Limited Partnership Interest if the fraction is precisely 1/2) or an amount equal to the product of the LP Interest Price and such fraction shall be paid in cash by the Partnership.

         SECTION 4.07. No Withdrawal. No Person shall be entitled to withdraw any part of his Contribution or the amount of his Capital Account, or to receive any distribution from the Partnership, except as otherwise provided in this Agreement.

         SECTION 4.08. Loans from Partners; No Interest on Capital Account Balances. If any Partner shall advance funds to the Partnership in excess of the amounts required hereunder to be contributed by it to the capital of the Partnership, such advance shall not be considered a Contribution and the making of such advance shall neither result in any increase in the amount of the Capital Account of such Partner nor entitle such Partner to any increase in its Percentage Interest. The amount of any such advance shall be a debt of the Partnership to such Partner and shall be payable or collectible only out of the Partnership Assets in accordance with the terms and conditions upon which such advance is made. No interest shall be paid by the Partnership on Contributions or on the amount of any Capital Account.

         SECTION 4.09. Capital Accounts. The Partnership shall maintain for each Partner (which terms for purposes of this Section 4.09, Section 4.10 and Article 5 shall refer to the beneficial owner of an interest held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership pursuant to

Section 6031(c) of the Code) a separate Capital Account in accordance with
Section 704 of the Code. The initial Capital Account of any Person who becomes a Partner by making a Contribution to the Partnership shall be equal to the cash amount or Net Value of all Contributions made by such Person to the Partnership. Each Capital Account shall be increased by (A) the cash amount or Net Value of all Contributions made by such Person to the Partnership pursuant to this Agreement and (B) all items of Partnership income and gain computed in accordance with Section 4.10(a) and allocated to such Person pursuant to
Section 5.04 and Section 5.05, and decreased by (A) the cash amount or Net Value of all Distributions made to such Person pursuant to this Agreement and
(B) all items of Partnership deduction and loss computed in accordance with
Section 4.10(a) and allocated to such Person pursuant to Section 5.04 and
Section 5.05, and shall otherwise be maintained in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Provisions of this Section 4.09 shall, to the extent not inconsistent with the terms thereof, be construed in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Each Person who holds one or more Partnership Interests shall have one Capital Account reflecting all Partnership Interests owned by such Person.

         SECTION 4.10. Capital Account Calculations and Adjustments. (a) For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose), provided that:

                           (i) In accordance with the requirements of Section
                  704(b) and Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(2)(iv)(d), any deductions for depreciation, cost recovery or amortization attributable to Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired or deemed to be acquired by the Partnership was equal to the Net Value of such property. Upon an adjustment pursuant to Section 4.10(c) to the Carrying Value of any Partnership Asset subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such Partnership Asset shall be determined as if the adjusted basis of such Partnership Asset was equal to the Carrying Value of such property immediately following such adjustment.

                          (ii) Any income, gain or loss attributable to the
                  taxable disposition of any property shall be determined by the Partnership as if the adjusted basis of such property as of such date of disposition was equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

                         (iii) The amounts of any adjustments to the basis
                  (or Carrying Values) of Partnership Assets made pursuant to
                  Section 743 of the Code shall not be reflected in Capital Accounts, but the amounts of any adjustments to the basis (or Carrying Values) of Partnership Assets made pursuant to
                  Section 734 of the Code as a result of the Distribution of property by the Partnership to a Partner shall (i) be reflected in the Capital Account of the Person receiving such Distribution in the case of a Distribution in liquidation of such Person's interest in the Partnership and
                  (ii) otherwise be reflected in Capital Accounts in the manner in which the unrealized income and gain that is displaced by such adjustments would have been shared had the property been sold at its Carrying Value immediately prior to such adjustments.

                          (iv) The computation of all items of income, gain,
                  loss and deduction shall be made, as to those items described in Section 705(a)(1)(B) or Section 705(a)(2)(B) of the Code, without regard to the fact that such items are not includible in gross income or are neither currently deductible nor capitalizable for federal income tax purposes. For this purpose, amounts paid or incurred to organize the Partnership or to promote the sale of interests in the Partnership that are neither deductible nor amortizable under Section 709 of the Code, and deductions for any losses incurred in connection with the sale or exchange of Partnership Assets disallowed pursuant to Section 267(a)(1) or Section 707(b) of the Code, shall be treated as expenditures described in Section 705(a)(2)(B) of the Code.

                  (b) In the case of the transfer of a Limited Partnership Interest or the General Partnership Interest, the transferee of such Limited Partnership Interest or the General Partnership Interest shall succeed to a Capital Account relating to the Limited Partnership Interest or the General Partnership Interest transferred and the Capital Account of the transferor shall be adjusted to reflect the Capital Account of the transferee.

                  (c) To the extent that the General Partner in its sole discretion deems it appropriate (A) immediately prior to an issuance of additional Limited Partnership Interests for Contributions pursuant to Section 4.02, or (B) to reflect the sale, exchange or other disposition of all or substantially all of the Partnership Assets during any fiscal year in which such a sale, exchange or other disposition occurs, the Capital Accounts of all Partners and the Carrying Values of all Partnership Assets may be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) (consistent with the provisions hereof) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to each Partnership Asset as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such Partnership Asset at such time and had been allocated to the Partners pursuant to Sections 5.04 and 5.05. Such Unrealized Gain or Unrealized Loss shall be determined by the General Partner using such reasonable methods of valuation as it in its sole discretion deems appropriate.

                  (d) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(e), immediately prior to the Distribution of any Partnership Asset in kind, the Capital Accounts of all Partners and the Carrying Values of all such Partnership Assets shall be adjusted (consistent with the provisions hereof) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to each such Partnership Asset as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such Partnership Asset immediately prior to such distribution and had been allocated to the Partners, at such time, pursuant to Sections 5.04 and 5.05. Such Unrealized Gain or Unrealized Loss shall be determined by the General Partner in its sole discretion and such determination shall be binding and conclusive upon the Partnership and Partners.


                                   ARTICLE 5
                         DISTRIBUTIONS AND ALLOCATIONS

         SECTION 5.01. Pass-Through Cash Distributions. Within 75 days after the last day of each calendar quarter of the Partnership, the General Partner shall distribute in cash the Partnership's Available Cash Flow. Such distributions shall be made 1% to the General Partner and 99% among the Limited Partners who were Record Holders on such Record Date as shall be selected by the General Partner in its sole discretion, pro rata in accordance with their Percentage Interests.

         SECTION 5.02. Special Distributions. Any Distributions (other than a Distribution made (x) from Available Cash Flow, or (y) in connection with the dissolution of the Partnership) may be made by the General Partner in such amounts and at such times as the General Partner, in its sole discretion, may determine, 1% to the General Partner and 99% among all Limited Partners, pro rata in accordance with their Percentage Interests.

         SECTION 5.03. General Rules with Respect to Distributions. (a) The General Partner is authorized to distribute property in kind only in connection with the dissolution of the Partnership pursuant to Article 15.

                  (b) The General Partner shall specify a Record Date for any Distribution, and any cash or property distributed shall be distributed to the Partners who were Record Holders on the books of the Partnership as of the Record Date, in accordance with this Article 5. The Record Date for any Distribution to be made pursuant to Section 5.02 shall be (i) in the case of a Distribution that is attributable to the proceeds from the sale or other disposition by the Partnership of Partnership Assets other than in the ordinary course of its business, the date of such sale or other disposition and (ii) in the case of any other Distribution, such Record Date as selected by the General Partner in its sole discretion.

                  (c) Any amount of taxes withheld pursuant to Section 9.04, and any amount of taxes, interest or penalties paid by the Partnership to any governmental entity, with respect to amounts allocated or distributable to a Person shall be deemed to be a Distribution or payment to such Person and shall reduce the amount otherwise distributable to such Person pursuant to this Article 5.

                  (d) Any amount otherwise distributable to a Person that is retained by the Partnership pursuant to Section 6.14(b) shall be deemed to be distributed to such Person and to be contributed to the Partnership by such Person immediately thereafter.

                  (e) No Distribution (other than a Distribution pursuant to
Article 15) with respect to all or any portion of a calendar year shall be made to a Person (other than the General Partner) if, after giving effect to expected allocations of Net Income, Net Loss or Depreciation for such calendar year, the Distribution would create or increase a deficit in such Person's Capital Account in excess of such Person's share of the Partnership's "Minimum Gain" as defined in Treasury Regulation Section 1.704-2(b)(2).

                  (f) The requirement of the General Partner or the Partnership to make any and all Distributions provided for in this Agreement shall be subject to the limitations contained in the Delaware Act and no Distribution shall be made in violation of the provisions thereof or hereof.

         SECTION 5.04. Allocations of Net Income, Net Loss and Depreciation. For Capital Account purposes, except as otherwise provided in Section 5.05, Net Income, Net Loss and Depreciation of the Partnership shall be determined and allocated as set forth in this Section 5.04, and allocations of Net Income and Net Loss shall be deemed to be allocations of proportionate shares of the items of income, gain, loss and deduction from which Net Income and Net Loss are computed. Net Income, Net Loss and Depreciation of the Partnership with respect to a fiscal year of the Partnership shall be allocated to each month in such fiscal year on a pro rata basis.

                  (a) Net Income of the Partnership shall be allocated 1% to the General Partner and 99% among the Limited Partners, pro rata in accordance with their Percentage Interests.

                  (b) Depreciation of the Partnership for each month shall be allocated as follows:

                           (i) First, to the General Partner and any Corporate
                  Affiliates (other than Alliance Holding) in accordance with their Percentage Interests, an amount of Depreciation with respect to the customer lists associated with the investment management agreements originally contributed by ACMC or its Affiliates to Alliance Holding and contributed by Alliance Holding to the Partnership equal to the amount of Depreciation allocated to the General Partner and such Corporate Affiliates for federal income tax purposes pursuant to Section 5.06(b) with respect to such month;

                          (ii) Next, Depreciation with respect to Partnership
                  Assets for which deductions for Depreciation may be claimed for federal income tax purposes (other than the customer lists referred to in Section 5.04(b)(i)) to the General Partner and Limited Partners, pro rata in accordance with their Percentage Interests;

provided, however, that Depreciation shall not be allocated to a Limited Partner to the extent such allocation would create or increase a negative balance in such Limited Partner's Capital Account, and any such Depreciation not so allocated to such Limited Partner shall be allocated to the General Partner. For purposes of this Section 5.04(b), the determination of Capital Account balances shall be made (i) after giving effect to (A) all Distributions made with respect to the calendar quarters before the month in question pursuant to Article 5 and (B) the allocation of Net Income for the month in question, and (ii) before giving effect to the allocation of Net Loss for the month in question.

                  (c) Net Loss of the Partnership shall be allocated first, to the General Partner and Limited Partners having positive Capital Account balances so as to cause their respective Capital Account balances to be in (or, if not possible, closer to) the same proportion to each other as their respective Percentage Interests and then in accordance with their respective Percentage Interests until all such positive balances have been eliminated; and the balance, if any, to the General Partner in respect of its General Partnership Interest. Section 5.04(a) notwithstanding, to the extent subsequent Net Income of the Partnership does not exceed Net Loss allocated pursuant to this Section 5.04(c), such Net Income shall be allocated (A) first, to the General Partner in respect of its General Partnership Interest until such allocated Net Income equals Net Loss allocated to the General Partner pursuant to this Section 5.04(c); and (B) the balance, if any, to the General Partner and Limited Partners in the same proportions and amounts as Net Loss was allocated pursuant to this Section 5.04(c). For purposes of this
Section 5.04(c), the determination of Capital Account balances shall be made after giving effect to all Distributions made with respect to calendar quarters before the month in question pursuant to Article 5.

                  (d) All items of income, gain, loss and deduction resulting from any transaction the proceeds of which are distributed to the Partners pursuant to Section 5.02 shall be allocated among the General Partner and the Limited Partners, pro rata in accordance with their Percentage Interests.

         SECTION 5.05. Special Provisions Governing Capital Account Allocations. The following special provisions shall apply whether or not inconsistent with the provisions of Section 5.04:

                  (a) If there is a net decrease in "partnership minimum gain" (within the meaning of Treasury Regulation Section 1.704-2(b)(2)) during a fiscal year, all Persons with a deficit balance in their Capital Accounts at the end of such year shall be allocated, before any other allocations of Partnership items for such fiscal year, items of income and gain for such year (and if necessary, subsequent years), in the amount and in the proportions necessary to eliminate such deficits as quickly as possible. This Section 5.05(a) is intended to comply with the requirements of Treasury Regulation
Section 1.704-2(f), and is to be interpreted to comply with the requirements of such regulation.

                  (b) If any Person unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6),
items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain) shall be specially allocated to such Person in an amount and manner sufficient to eliminate a deficit in its Capital Account created by such adjustments, allocations or Distributions as quickly as possible. This Section 5.05(b) is intended to constitute a "qualified income offset" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(3). Any special allocations of items of income or gain pursuant to this Section 5.05(b) shall be taken into account in computing subsequent allocations of Net Income or Net Loss so that the net amounts of any items so allocated shall, to the extent possible, be equal to the net amounts that would have been allocated to each such Person if such unexpected adjustments, allocations or Distributions had not occurred.

                  (c) Section 5.04(a) notwithstanding, in the event of a sale or transfer of a Limited Partnership Interest by the General Partner or any of its Corporate Affiliates (other than to the General Partner or a Corporate Affiliate of the General Partner or in a transaction in which the General Partner and its Corporate Affiliates transfer their entire interest in the Partnership) the General Partner may, in its sole discretion, allocate gross income to the General Partner or such Corporate Affiliate, as the case may be, to the extent required to make the Capital Account of the General Partner or such Corporate Affiliate immediately prior to such sale or transfer equal to the product of (I) the aggregate Percentage Interest of the General Partner or such Corporate Affiliate, (II) the quotient obtained by dividing the aggregate amount of Limited Partnership Interests outstanding by 0.99 and (III) an amount equal to the Capital Account of a Limited Partnership Interest.

                  (d) Any net gains realized by the Partnership upon the dissolution of the Partnership shall be credited to the Capital Accounts of the Partners (after crediting or charging thereto the appropriate portion of Net Income, Net Loss and Depreciation and after giving effect to all amounts distributed or to be distributed to such Partners with respect to all calendar quarters of the Partnership prior to the quarter in which the dissolution of the Partnership occurs) in the following priority:

                           (i) First, to those Partners whose Capital Accounts
                  have negative balances, in proportion to such negative balances, until such negative balances have been eliminated;

                          (ii) Next, to the Partners in a manner so as to
                  cause such Partners' respective Capital Account balances to be in the same proportion to each other as their respective Percentage Interests; and

                         (iii) The balance, if any, 1% to the General
                  Partner and 99% among the Limited Partners, pro rata in accordance with their Percentage Interests.

                  (e) In the event any net gains realized by the Partnership upon the dissolution of the Partnership are insufficient to cause the Partners' respective Capital Account balances to be in the ratios of their respective Percentage Interests, then, Section 5.04(a) notwithstanding, gross income shall be allocated to those Partners whose Capital Accounts have balances (after giving effect to the allocations provided in Section 5.05(d)), that are less than the amount required to make all Partners' Capital Account balances be in the ratio of their respective Percentage Interests until all Partners' Capital Account balances are in such ratios; provided, however, that an allocation shall not be made pursuant to this Section 5.05(e) to the extent such allocation would cause or increase a negative balance in any other Partner's Capital Account.

                  (f) If any Partner makes a payment to the Partnership to pay an expense or cover a loss of the Partnership, or pays an expense of the Partnership, including, without limitation, any organizational expenses incurred in connection with the Reorganization and any costs incurred under the Indemnification and Reimbursement Agreement, and the result is that the Partnership is required to recognize income or is entitled to a loss or deduction with respect to such amount so contributed or paid, then such income, loss or deduction shall be specially allocated to such Partner.

                  (g) In the event that the Internal Revenue Service is successful in asserting an adjustment to the taxable income of a Partner and, as a result of any such adjustment, the Partnership is entitled to a deduction for federal income tax purposes with respect to any portion of such adjustment, such deduction shall be allocated to such Partner.

                  (h) The General Partner may, in its sole discretion and without the approval of any other Partner, make special allocations of Net Income, Net Loss or Depreciation or items thereof (including, but not limited to, gross income) to the extent necessary to make the Capital Account balances of the Partners be in the ratios of their Percentage Interests. In addition to the other special allocations that the General Partner may make under this
Section 5.05(h), the General Partner may, in its sole discretion and without the approval of any other Partner, make special allocations of Net Income, Net Loss or Depreciation (or items thereof) and adopt such other methods and procedures in order to preserve or achieve uniformity of the Partnership Interests, but only if such allocations and methods and procedures would not have a material adverse effect on the Partners holding the Partnership Interests and if they are consistent with the principles of Section 704 of the Code.

                  (i) In the event that the Internal Revenue Service is successful in asserting an adjustment to the allocations of Net Income, Net Loss or Depreciation provided for in Sections 5.04 and 5.05 for federal income tax purposes, such adjustment shall not have any effect on Capital Accounts or on the Distributions made or to be made pursuant to the provisions of this Agreement, unless the General Partner determines that giving effect to such adjustment would make the Partners' Capital Account balances be in the proportion of the Percentage Interests.

         SECTION 5.06. Allocations for Tax Purposes. (a) For federal income tax purposes, except as otherwise provided in this Section 5.06, each item of income, gain, loss and deduction of the Partnership shall be allocated, for each month, among the Partners in the same proportions as items comprising Net Income, Net Loss or Depreciation, as the case may be, are allocated among the Partners. Credits shall be allocated as provided in Treasury Regulation
Section 1.704-1(b)(4)(ii).

                  (b) Depreciation of the Partnership for federal income tax purposes for each month, with respect to the customer lists associated with the investment management agreements contributed by ACMC or its Affiliates to Alliance Holding and by Alliance Holding to the Partnership (but not including any Depreciation attributable to an adjustment on the books of the Partnership pursuant to Section 734(b) of the Code), shall be allocated to the General Partner and any of its Corporate Affiliates which hold Limited Partnership Interests, pro rata in accordance with their respective Percentage Interests.

                  (c) In the case of Contributed Property, items of income, gain, loss or deduction attributable to such Contributed Property shall be allocated among the Partners in a manner that takes into account the variation between the adjusted basis to the Partnership of such Contributed Property and the Net Value of such Contributed Property at the time of contribution, as required by Section 704(c) of the Code, to the extent such allocation reduces Book-Tax Disparities. The General Partner shall have the sole discretion to make additional allocations of income, gain, loss or deduction in order to eliminate such Book-Tax Disparities as quickly as possible, provided such allocations are consistent with the principles of Section 704(c) of the Code. The General Partner shall have the sole discretion to choose any method of allocations permissible under Treasury Regulation Section 1.704-3 to reduce or eliminate Book-Tax Disparities.

                  (d) In the case of Adjusted Property, items of income, gain, loss or deduction attributable thereto shall (A) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocation thereof pursuant to Section 4.10(c) to the extent such allocation reduces Book-Tax Disparities, and (B) second, in the event such property was originally Contributed Property, be allocated among the Partners in a manner consistent with Section 5.06(b) above. The General Partner shall have the sole discretion to make additional allocations of income, gain, loss or deduction in order to eliminate such Book-Tax Disparities as quickly as possible, provided such allocations are consistent with the principles of Section 704(c) of the Code. The General Partner shall have the sole discretion to choose any method of allocations permissible under Treasury Regulation Section 1.704-3 to reduce or eliminate Book-Tax Disparities.

                  (e) To the extent of any Recapture Income resulting from the sale or other taxable disposition of a Partnership Asset, the amount of any gain from such disposition allocated to (or recognized by) a Partner for federal income tax purposes pursuant to the above provisions shall be deemed to be Recapture Income to the extent such Partner has been allocated or has claimed any deduction directly or indirectly giving rise to the treatment of such gain as Recapture Income.

                  (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any adjustment made pursuant to Section 743 of the Code; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted by
Section 743 of the Code and any adjustments made pursuant to Section 743 of the Code shall be allocated to the extent permitted under and in accordance with the rule of Treasury Regulation Section 1.704- 1(b)(2)(iv)(m).

                  (g) The General Partner may, in its sole discretion and without the approval of any other Partner, make special allocations of Net Income, Net Loss or Depreciation or items thereof (including, but not limited to, gross income) (i) to the extent necessary to make the Capital Account balances of the Partners be in the ratios of their Percentage Interests or
(ii) that are consistent with the principles of Section 704 of the Code and
Section 5.04 and to amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations under Subchapter K of the Code. The General Partner may adopt and employ such methods and procedures for (A) the maintenance of book and tax capital accounts, (B) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (C) the determination and allocation of Net Income, Net Loss, Depreciation, taxable income, taxable loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of Partners, (E) the provision of tax information and reports to Partners, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) conventions for the determination of cost recovery, depreciation and amortization deductions and the maintenance of inventories, (I) the recognition of the transfer of Limited Partnership Interests, and (J) compliance with other tax-related requirements, including, but not limited to, the use of computer software and filing and reporting procedures similar to those employed by other publicly-traded partnerships, as it determines in its sole discretion are necessary and appropriate to execute the provisions of this Agreement, comply with federal and state tax laws, and to achieve uniformity of Limited Partnership Interests. The General Partner shall be indemnified and held harmless by the Partnership for any expenses, penalties or other liabilities arising as a result of decisions made in good faith on any of the matters referred to in the preceding sentence. If the General Partner determines, based upon advice of counsel, that no reasonable allowable convention or other method is available to preserve the uniformity of Limited Partnership Interests or the General Partner in its discretion so elects, Limited Partnership Interests may be separately identified as distinct classes to reflect differences in tax consequences.

         SECTION 5.07. Assignments. (a) Each item of income, gain, loss, deduction or credit derived by the Partnership during a fiscal year shall be determined and allocated on a monthly basis in accordance with the provisions of this Article 5.

                  (b) Subject to applicable Treasury Regulations, the Partnership shall treat Partners of record at the opening of business on the first day of a calendar month as being the only Partners during such month. If the General Partnership Interest or any Limited Partnership Interest is transferred during any month, such items attributable, under the convention set forth in the second sentence of Section 5.04, to such Partnership Interest for such month shall be allocated to the holder of such Partnership Interest on the first day of such month, provided, however, that (i) any income, gain, loss, or deduction on a sale or other disposition of all or substantially all of the Partnership Assets shall be allocated to the Partners on the date of such sale or other disposition and (ii) any income, gain, loss or deduction resulting from any transaction the proceeds of which are distributed to the Partners pursuant to Section 5.02 shall be allocated to the Partners on the date of such transaction. Distributions shall be made to the Partners as of the applicable Record Date as provided in Section 5.03(b).

                  (c) The General Partner may revise, alter or otherwise modify such methods of allocation (i) to the extent that it in its sole discretion determines that the application of such methods would result in a substantial mismatching of the allocation of Net Income, Net Loss or Depreciation attributable to a period and the distribution of cash attributable to the same period as between the transferor and transferee of the Partnership Interest transferred that could be minimized by the application of an alternative tax allocation method, or (ii) to the extent necessary to conform the Partnership's tax allocations to the requirements of any Treasury Regulations or rulings of the Internal Revenue Service.

                                   ARTICLE 6
                     MANAGEMENT AND OPERATION OF BUSINESS

         SECTION 6.01. Management. (a) Except as otherwise expressly provided in this Agreement, all decisions respecting any matter set forth herein or otherwise affecting or arising out of the conduct of the business of the Partnership shall be made by the General Partner, and the General Partner shall have the exclusive right and full authority and responsibility to manage, conduct, control and operate the Partnership's business and effect the purposes and provisions of this Agreement. The General Partner shall have full authority to do all things on behalf of the Partnership deemed necessary or desirable by it in the conduct of the business of the Partnership, including, but not limited to, exercising all of the powers contained in Section 3.02 and to effectuate the purposes specified in Section 3.01. The power and authority of the General Partner pursuant to this Agreement shall be liberally construed to encompass the General Partner's undertaking, on behalf of the Partnership, all acts and activities in which a limited partnership may engage under the Delaware Act. The power and authority of the General Partner shall include, but shall not be limited to, the power and authority on behalf of the Partnership and at the expense of the Partnership:

                           (i) To cause the Partnership to execute, deliver
                  and perform the Reorganization Agreement, the Indemnification and Reimbursement Agreement and all other agreements, documents and instruments as the General Partner may deem necessary or appropriate to consummate the transactions contemplated thereby;

                          (ii) To cause the Partnership to take all such
                  actions as may be necessary or appropriate to effect the Reorganization, including the Alliance Holding Contribution;

                         (iii) To make all operating decisions concerning
                  the business of the Partnership;

                          (iv) To cause the Partnership to acquire, dispose
                  of, mortgage, pledge, encumber, hypothecate, assign in trust for creditors, or exchange any or all assets or properties (including the Partnership Assets), including, but not limited to, its goodwill;

                           (v) To use the assets or properties of the
                  Partnership (including, but not limited to, cash on hand) for any purpose, and on any terms, including, but not limited to, the financing of Partnership operations, the lending of funds to other Persons, including Alliance Holding, the repayment of obligations of the Partnership, the conduct of additional Partnership operations and the purchase or acquisition of interests in properties or other assets, including, but not limited to, such interests in real property as may be acquired in connection with arrangements for the use of facilities in connection with the Partnership's operations or the acquisition of any other assets or interests in property;

                          (vi) To negotiate, execute, amend and terminate,
                  and to cause the Partnership to perform, any contracts, conveyances or other instruments that it considers useful or necessary to the conduct of Partnership operations or the implementation of its powers under this Agreement;

                         (vii) To select and dismiss employees and outside
                  attorneys, accountants, consultants and contractors and to determine compensation and other terms of employment or hiring;

                        (viii) To form any further limited or general
                  partnerships, joint ventures, corporations or other entities or relationships that it deems desirable, and contribute to such partnerships, ventures, corporations or other entities any or all of the assets and properties of the Partnership, and if the General Partner is a partner or participant in any such entity or relationship to accord the General Partner a share in the income of such entity or relationship;

                          (ix) To issue additional securities or additional
                  Limited Partnership Interests or additional classes or series of Limited Partnership Interests pursuant to the provisions of Section 4.02, and on behalf of the Partnership (but subject to the other provisions of this Agreement);

                           (x) To purchase, sell or otherwise acquire or
                  dispose of Limited Partnership Interests, at such times and on such terms as it deems to be in the best interests of the Partnership;

                          (xi) To maintain or cause to be maintained records
                  of all rights and interests acquired or disposed of by the Partnership, all correspondence relating to the business of the Partnership and the original records (or copies on such media as the General Partner may deem appropriate) of all statements, bills and other instruments furnished the Partnership in connection with its business;

                         (xii) To maintain records and accounts of all
                  operations and expenditures, make all filings and reports required under applicable rules and regulations of any governmental department, bureau, or agency, any securities exchange, any automated quotation system of a registered securities association, and any self-regulatory body, and furnish the Partners with all necessary United States federal, state or local income tax reporting information or such information with respect to any other jurisdiction;

                        (xiii) To purchase and maintain, at the expense of
                  the Partnership, liability, indemnity, and any other insurance (including, but not limited to, errors and omissions insurance and insurance to cover the obligations of the Partnership under Section 6.09), sufficient to protect the Partnership, the General Partner, their respective officers, directors, employees, agents, partners and Affiliates, or any other Person, from those liabilities and hazards which may be insured against in the conduct of the business and in the management of the business and affairs of the Partnership;

                         (xiv) To make, execute, assign, acknowledge and
                  file on behalf of the Partnership all documents or instruments of any kind which the General Partner may deem necessary or appropriate in carrying out the purposes and business of the Partnership, including but not limited to, powers of attorney, agreements of indemnification, contracts, deeds, options, loan obligations, mortgages, notes, documents, or instruments of any kind or character, and amendments thereto, any of which may contain confessions of judgment against the Partnership. No Person dealing with the General Partner shall be required to determine or inquire into the authority or power of the General Partner to bind the Partnership or to execute, acknowledge or deliver any and all documents in connection therewith;

                          (xv) To borrow money and to obtain credit in such
                  amounts, on such terms and conditions, and at such rates of interest and upon such other terms and conditions as the General Partner deems appropriate, from banks, other lending institutions, or any other Person, the Partners or any of their Affiliates, for any purpose of the Partnership, and to pledge, assign, or otherwise encumber or alienate all or any portion of the Partnership Assets, including any income therefrom, to secure or provide for the repayment thereof. As between any lender and the Partnership, it shall be conclusively presumed that the proceeds of such loans are to be and will be used for the purposes authorized herein and that the General Partner has the full power and authority to borrow such money and to obtain such credit;

                         (xvi) To assume obligations, enter into contracts,
                  including contracts of guaranty or suretyship, incur liabilities, lend money and otherwise use the credit of the Partnership, to secure any of the obligations, contracts or liabilities of the Partnership by mortgage, pledge or other encumbrance of all or any part of the property and income of the Partnership;

                        (xvii) To invest funds of the Partnership in
                  interest-bearing and non-interest-bearing accounts and short-term investments including, but not limited to, obligations of federal, state and local governments and their agencies, money market and mutual funds (including, but not limited to, those managed by the Partnership) and any type of debt or equity securities (including repurchase agreements and without regard to restrictions on maturities);

                       (xviii) To make any election on behalf of the
                  Partnership as is or may be permitted under the Code or under the taxing statutes or rules of any state, local, foreign or other jurisdiction, and to supervise the preparation and filing of all tax and information returns which the Partnership may be required to file;

                         (xix) To employ and engage suitable agents,
                  employees, advisers, consultants and counsel (including any custodian, investment adviser, accountant, attorney, corporate fiduciary, bank or other reputable financial institution, or any other agents, employees or Persons who may serve in such capacity for the General Partner or any Affiliate of the General Partner) to carry out any activities which the General Partner is authorized or required to carry out or conduct under this Agreement, including, but not limited to, a Person who may be engaged to undertake some or all of the general management, property management, financial accounting and recordkeeping or other duties of the General Partner, to indemnify such Persons on behalf of the Partnership against liabilities incurred by them in acting in such capacities and to rely on the advice given by such Persons, it being agreed and understood that the General Partner shall not be responsible for any acts or omissions of any such Persons and shall assume no obligations in connection therewith other than the obligation to use due care in the selection thereof;

                          (xx) To pay, extend, renew, modify, adjust, submit
                  to arbitration, prosecute, defend, confess or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action, or claim, including taxes, either in favor of or against the Partnership;

                         (xxi) To qualify the Partnership to do business in
                  any state, territory, dependency or foreign country;

                        (xxii) To distribute cash or Partnership Assets to
                  Partners in accordance with Article 5;

                       (xxiii) In accordance with Section 2.05, to
                  restrict trading in Limited Partnership Interests or to reconstitute and convert the Partnership into such entity as shall be determined in accordance therewith;

                        (xxiv) To take such other action with respect to
                  the manner in which the Limited Partnership Interests are being or may be transferred or traded as the General Partner deems necessary or appropriate;

                         (xxv) To take all such actions as may be necessary
                  or appropriate to maintain or alter the one-for-one exchange ratio of Limited Partnership Interests for Alliance Holding LP Units or Alliance Holding limited partnership interests, and vice versa, in the event that any circumstance exists or is reasonably expected to exist which the General Partner determines in its sole discretion would render inappropriate the use of such exchange ratio;

                        (xxvi) To possess and exercise any additional
                  rights and powers of a general partner under the partnership laws of Delaware (including, but not limited to, the Delaware Act) and any other applicable laws, to the extent not inconsistent with this Agreement; and

                       (xxvii) In general, to exercise in full all of the
                  powers of the Partnership as set forth in Section 3.02 and to do any and all acts and conduct all proceedings and execute all rights and privileges, contracts and agreements of any kind whatsoever, although not specifically mentioned in this Agreement, that the General Partner may deem necessary or appropriate to the conduct of the business and affairs of the Partnership or to carry out the purposes of the Partnership. The specific expression of any power of authority of the General Partner in this Agreement shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in this Agreement.

                  (b) Each of the Partners hereby approves, ratifies and confirms the execution, delivery and performance of the Reorganization Agreement, the Indemnification and Reimbursement Agreement and each other agreement, document and instrument as the General Partner may deem necessary or appropriate to consummate the transactions contemplated thereby, and agrees that the General Partner is authorized to execute, deliver and perform the Reorganization Agreement, the Indemnification and Reimbursement Agreement and such other agreements, documents and instruments and the transactions contemplated thereby without any further act, approval or vote of Partners, notwithstanding any other provision of this Agreement, the Delaware Act or any other applicable law, rule or regulation.

                  (c) The General Partner shall use all reasonable efforts to cause to be filed any certificates or filings as may be determined in its sole discretion by the General Partner to be reasonable and necessary or appropriate for the formation and continuation and operation of a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware or any other state in which the Partnership elects to do business. To the extent that the General Partner in its sole discretion determines such action to be reasonable and necessary or appropriate, the General Partner thereafter (i) shall file any necessary amendments to the Certificate of Limited Partnership, including, but not limited to, amendments to reflect successor or additional general partners admitted pursuant to Section 13.02 and (ii) shall otherwise do all things (including the appointment of registered agents of the Partnership and management of registered offices of the Partnership) requisite to the maintenance of the Partnership as a limited partnership under the laws of the State of Delaware or any other state in which the Partnership may elect to do business. If permitted by applicable law, the General Partner may omit from the Certificate of Limited Partnership and from any other certificates or documents filed in any state in order to qualify the Partnership to do business therein, and from all amendments thereto, the names and addresses of the Partners (other than the General Partner) and information relating to the Contributions and shares of profits and compensation of the Partners (other than the General Partner) or state such information in the aggregate rather than with respect to each individual Partner. Except as provided in Section 7.05(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership or any amendment thereto to any Limited Partner.

         SECTION 6.02. Reliance by Third Parties. Notwithstanding any other provisions of this Agreement to the contrary, no lender, purchaser or other Person dealing with the Partnership shall be required to look to the application of proceeds hereunder or to verify any representation by the General Partner as to the extent of the interest in Partnership Assets that the General Partner is entitled to encumber, sell or otherwise use, and any such lender, purchaser or other Person shall be entitled to rely exclusively on the representations of the General Partner as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with the General Partner, without the joinder of any other Person, as if the General Partner were the sole party in interest therein, both legally and beneficially. To the fullest extent permitted by law, each Partner (other than the General Partner) hereby waives any and all defenses or other remedies that may be available against such lender, purchaser or other Person to contest, negate or disaffirm any action of the General Partner in connection with any sale or financing. In no event shall any person dealing with the General Partner or the General Partner's representative with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or the General Partner's representative; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the General Partner or the General Partner's representative with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery thereof this Agreement was in full force and effect, (ii) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (iii) the General Partner or the General Partner's representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

         SECTION 6.03. Purchase or Sale of Limited Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire (or may purchase or otherwise acquire on behalf of the Partnership) Limited Partnership Interests. The General Partner or any of its Affiliates may also purchase or otherwise acquire Limited Partnership Interests for its own account and may, subject to the provisions of Article 12, sell or otherwise dispose of such Limited Partnership Interests. Any Limited Partnership Interests purchased for or on behalf of or otherwise held by the Partnership shall not be deemed outstanding for any purposes under this Agreement; provided that Limited Partnership Interests purchased for or on behalf of or otherwise held by a Person in the "control" of the Partnership, as that term is defined in the definition of an Affiliate in Article 1, for a business purpose approved by the General Partner shall not be considered to have been purchased for or on behalf of or otherwise held by the Partnership.

         SECTION 6.04. Compensation and Reimbursement of the General Partner.
(a) The General Partner shall be reimbursed on a monthly or such other basis as the General Partner shall determine (i) for all direct expenses it incurs or makes on behalf of the Partnership (including amounts paid to any Person to perform services for the Partnership) and (ii) for the General Partner's legal, accounting, investor communications, utilities, telephone, secretarial, travel, entertainment, bookkeeping, reporting, data processing, office rent and other office expenses, salaries and other compensation and employee benefits expenses, other administrative or overhead expenses and all other expenses necessary to or appropriate for the conduct of the Partnership's business which are incurred by the General Partner in operating the Partnership's business (including, but not limited to, expenses allocated to the General Partner by its Affiliates), and which are allocated to the Partnership in addition to any reimbursement as a result of indemnification pursuant to Section 6.09. The General Partner shall determine the fees and expenses that are allocated to the Partnership by the General Partner in good faith.

                  (b) The General Partner shall not receive any compensation from the Partnership for services provided to the Partnership as General Partner.

         SECTION 6.05. Outside Activities. (a) The General Partner shall not acquire any assets or enter into or conduct any business or activity except in connection with or incidental to (i) the management or operations of the Partnership and Alliance Holding, (ii) the performance of its obligations required or authorized by this Agreement and the Alliance Holding Partnership Agreement, (iii) the acquisition, ownership or disposition of Limited Partnership Interests, Alliance Holding GP Units, Alliance Holding LP Units or Alliance Holding limited partnership interests, (iv) its corporate governance and existence and (v) acquiring, investing in, holding, disposing of or otherwise dealing with passive investments.

                  (b) Any Indemnitee, except the General Partner, may compete, directly or indirectly, with the Partnership and may engage in any business or other activity, whether or not for profit and whether or not competitive with or similar to any current or anticipated business activity of the Partnership, including, but not limited to, providing investment management and advisory services, and no such business or activity shall in any way be restricted by, or considered to be in conflict with, this Agreement, the partnership relationship established hereby or any principle of law or equity relating thereto. None of the Partnership or any Partner shall have any rights in or with respect to any such business or activity so engaged in by an Indemnitee, and no Indemnitee shall have any obligation to offer any interest in any such business or activity, or any opportunity relating thereto or to the business of the Partnership, to the Partnership, any Partner or any other Persons who may have or acquire any interest in the Limited Partnership Interests or the Partnership. No decision or action taken by any such Indemnitee (or, to the extent such decision or action was not taken with the specific intent of providing an improper benefit to an Indemnitee to the detriment of the Partnership, by the General Partner) with respect to any such business or activity or any business or activity of the Partnership shall be subject to review or challenge in any way or in any forum on the basis that it improperly benefitted any such Indemnitee to the detriment of the Partnership or otherwise involved any conflict of interest or breach of a duty of loyalty or similar fiduciary obligation. No such Indemnitee shall be subject to any liability or other obligation with respect to the matters described in this
Section 6.05(b). The Partnership shall not, and each Partner by its acquisition of a Limited Partnership Interest hereby agrees that it will not, assert in any manner or in any forum any claim with respect to the matters described in this Section 6.05(b). The Partnership shall actively resist any effort to assert any such claim on its behalf. This Section 6.05(b) is not intended to affect any rights the Partnership may have under any contract or agreement with any of its employees.

         SECTION 6.06. Partnership Funds. The funds of the Partnership shall be deposited in such account or accounts as are designated by the General Partner. The Partnership shall at all times maintain books of account which indicate the amount of funds of the Partnership on deposit in each such account. All withdrawals from or charges against such accounts shall be made by the General Partner by its officers or agents, or by employees or agents of the Partnership. Funds of the Partnership may be invested as determined by the General Partner, except in connection with acts otherwise prohibited by this Agreement.

         SECTION 6.07. Loans by the Partnership; Transactions and Contracts with Affiliates. (a) The Partnership may (but shall have no obligation to) lend Alliance Holding funds needed by Alliance Holding for working capital purposes for such periods of time as the General Partner may determine at an interest rate equal to the cost to the Partnership of obtaining such funds from an unaffiliated third party.

                  (b) The Partnership will not lend any funds to the General Partner or any of its Affiliates. Except as provided by this Agreement and the Reorganization Agreement, the Partnership will not make any investments in the General Partner or any Affiliates thereof except on terms approved by the General Partner as being comparable to (or more favorable to the Partnership than) those that would prevail in a transaction with an unaffiliated party.

                  (c) The assumption of liabilities and related obligations by the Partnership pursuant to the Reorganization Agreement and each other agreement, document and instrument as the General Partner may deem necessary or appropriate to consummate the transactions contemplated thereby is hereby ratified, confirmed and approved by all Partners.

                  (d) The General Partner may enter into an agreement with an Affiliate of the General Partner to render services to the Partnership on terms approved by the General Partner in good faith as being comparable to (or more favorable to the Partnership than) those that would prevail in a transaction with an unaffiliated party.

                  (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except on terms approved by the General Partner in good faith as being comparable to (or more favorable to the Partnership than) those that would prevail in a transaction with an unaffiliated party; provided, however, that the requirements of this Section 6.07(e) shall be deemed to be satisfied as to any sale, transfer or conveyance consummated by the General Partner in accordance with clause (y) of the first sentence of Section 2.05.

                  (f) Neither the General Partner nor any of its Affiliates shall use or lease any property (including, but not limited to, office equipment, computers, vehicles, aircraft and office space) of the Partnership except on terms approved by the General Partner in good faith as being comparable to (or more favorable to the Partnership than) those that would prevail in a transaction with an unaffiliated party.

                  (g) Without limitation of Sections 6.07(a) through 6.07(f) above, and notwithstanding anything to the contrary in this Agreement, any transactions or arrangements with one or more Indemnitees described or disclosed in the Reorganization Agreement and the Registration Statement are hereby ratified, confirmed and approved by all Partners.

                  (h) Whenever a particular transaction or arrangement is required under this Agreement to be "on terms approved by the General Partner as being comparable to (or more favorable to the Partnership than) those that would prevail in a transaction with an unaffiliated party", that requirement shall be conclusively presumed to be satisfied as to any transaction or arrangement that (x) is, in the reasonable and good faith judgment of the General Partner, on terms substantially comparable to (or more favorable to the Partnership than) those that would prevail in a transaction with an unaffiliated party or (y) has been approved by a majority of those directors of the General Partner who are not also directors, officers or employees of an Affiliate of the General Partner.

                  (i) The General Partner or any Affiliate thereof may (but shall have no obligation to) conduct, through such representatives as it may designate, audits and other investigations of the Partnership and Persons controlled by it as the General Partner may determine in its sole discretion. Except as the General Partner or such Affiliate may expressly agree in writing with the Partnership in a document that refers to this Section 6.07(i) and is approved in the manner set forth in clause (y) of Section 6.07(h), (x) such audit or investigation shall be without charge to the Partnership and Persons controlled by it, (y) such audit or investigation shall be deemed to have been undertaken solely for the benefit of the General Partner or such Affiliate and neither of them shall have any obligation to divulge the results thereof to the Partnership or any Partner or to take any action based thereon and (z) no Indemnitee or other Person conducting or otherwise involved in such audit or investigation shall have any obligation or liability to the Partnership or the Partners by reason of such audit or investigation or the manner in or care (or lack thereof) with which it is conducted.

         SECTION 6.08.  Liability of the General Partner and Other Indemnities.
(a) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "sole discretion" or "discretion" or under a grant of similar authority or latitude, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of or other factors affecting the Partnership or any Partner, or (ii) in its "good faith" or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or applicable law or in equity or otherwise.

                  (b) Neither the General Partner nor any other Indemnitee shall be liable for monetary damages to the Partnership or Partners for errors in judgment or for breach of fiduciary duty (including breach of any duty of care or any duty of loyalty) unless it is established (the Person asserting such liability having the burden of proof) that the General Partner's or such other Indemnitee's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Partnership, constituted actual fraud by the General Partner or such Indemnitee, or was undertaken with reckless disregard for the best interests of the Partnership or actual bad faith on the part of the General Partner or such Indemnitee. No Indemnitee shall have any liability to the Partnership or Partners for any action permitted by Section 6.05.

                  (c) To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to any Partner, any such Indemnified Person, including the General Partner, acting under this Agreement shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Person otherwise existing in law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnified Person.

         SECTION 6.09. Indemnification. (a) To the fullest extent permitted by law but without duplication as to losses, claims, damages, liabilities and expenses covered by the Indemnification and Reimbursement Agreement, with respect to which the Partnership shall not be responsible pursuant to this
Section 6.09, each Indemnified Person (which for the purposes of this Section
6.09 shall mean (i) the General Partner, (ii) any Departing Partner, (iii) each Affiliate of the General Partner or any Departing Partner, (iv) each director of the General Partner in his capacity as such, (v) Alliance Holding,
(vi) each Affiliate of Alliance Holding and (vii) each other Indemnitee that is designated as an Indemnified Person in an agreement or policy of the General Partner) shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or threatened to be involved, as a party or otherwise, by reason of
(A) its present or former status as (x) the General Partner or a Departing Partner, or an Affiliate thereof, (y) an officer, director, employee, partner, agent or trustee of the Partnership, the General Partner or a Departing Partner, or an Affiliate thereof, or (z) a Person serving at the request of the Partnership in another entity in a similar capacity, or (B) any action taken or omitted in any such capacity, if with respect to the matter at issue the Indemnified Person acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnified Person acted in a manner contrary to that specified above. Any designation of an Indemnitee as an Indemnified Person pursuant to clause (v) of the first sentence of this Section 6.09(a) may (i) be made with respect to an individual Indemnitee or a group of Indemnitees, (ii) be revoked or modified by the General Partner in its discretion except to the extent, if any, otherwise specified in the agreement or policy effecting such designation, and (iii) be subject to such limitations and conditions as may be specified in the agreement or policy effecting such designation.

                  (b) To the fullest extent permitted by law, expenses (including reasonable legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding subject to this
Section 6.09 shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in Section 6.09(a).

                  (c) The advancement of expenses and indemnification provided by this Section 6.09 shall be in addition to any other rights to which an Indemnified Person may be entitled under any agreement, pursuant to any vote of the Limited Partners, as a matter of law or otherwise, as to an action in the Indemnified Person's capacity as (i) the General Partner, a Departing Partner or an Affiliate thereof, (ii) an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or an Affiliate thereof, or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, shall continue as to an Indemnified Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of such Indemnified Person.

                  (d) The Partnership may purchase and maintain insurance on behalf of the General Partner and such other Indemnified Persons as the General Partner shall determine against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

                  (e) For purposes of this Section 6.09, the Partnership shall be deemed to have requested an Indemnified Person to serve as fiduciary of an employee benefit plan whenever the performance by such Indemnified Person of its duties to the Partnership also imposes duties on it or otherwise involves services by it to such Plan or participants or beneficiaries of such Plan; excise taxes assessed on an Indemnified Person with respect to an employee benefit plan pursuant to applicable law shall be deemed to be "fines" within the meaning of Section 6.09(a); and action taken or omitted by an Indemnified Person with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of such plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

                  (f) Any indemnification hereunder shall be satisfied solely out of any insurance obtained pursuant to Section 6.09(d) or the assets of the Partnership. In no event may an Indemnified Person subject the Partners or Affiliates or any of them to personal liability by reason of indemnification hereunder.

                  (g) An Indemnified Person shall not be denied indemnification in whole or in part under this Section 6.09 because the Indemnified Person had an interest in the transaction with respect to which the indemnification applied if the transaction was otherwise permitted by the terms of this Agreement.

                  (h) The indemnification provided in this Section 6.09 is for the benefit of the Indemnified Persons and their respective heirs, successors, assigns, executors and administrators and shall not be deemed to create any right to indemnification for the benefit of any other Persons.

                  (i) The provisions of this Section 6.09 are not intended to be exclusive and the General Partner may cause the Partnership to enter into an indemnification agreement with any Indemnified Person, or to adopt policies covering any group of Indemnified Persons on such terms as the General Partner may determine in its sole discretion.

         SECTION 6.10. Other Matters Concerning the General Partner. (a) The General Partner may rely upon and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

                  (b) The General Partner may consult with legal counsel (including, but not limited to, counsel who may be regular counsel to, or an employee of, the Partnership, the General Partner or any Affiliate thereof), accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any opinion of any such Person as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by the General Partner hereunder in good faith and in accordance with such opinion.

                  (c) The General Partner shall not provide any Limited Partner, in connection with such Limited Partner's Limited Partnership Interest, with any mandatory or discretionary right to purchase any type of security issued by the General Partner or its Affiliates.

                  (d) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney- or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

         SECTION 6.11. Title to Partnership Assets. All Partnership Assets shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership Assets or any portion thereof. Title to any or all of the Partnership Assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership Assets for which legal title is held in the name of the General Partner shall be held in trust by the General Partner for the use and benefit of the Partnership in accordance with the terms and provisions of this Agreement, and any applicable deed or similar title document shall so indicate. All Partnership Assets shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership Assets is held.

         SECTION 6.12. Sale of the Partnership's Assets. Notwithstanding any other provision of this Agreement, the General Partner shall not cause the Partnership to sell, transfer, pledge assign, convey or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of the Partnership Assets (other than pursuant to Section 2.05) unless (a) (i) such sale, transfer, pledge, assignment, conveyance or other disposition has received Majority Approval (Majority Outside Approval if the General Partner or any of its Corporate Affiliates have any direct or indirect equity interest in any Person acquiring Partnership Assets in such transaction) and (ii) the Partnership shall have received a Tax Determination and Limited Liability Determination or (b) such sale, transfer, pledge, assignment, conveyance or other disposition is in connection with a liquidation of the Partnership pursuant to Article 15.

         SECTION 6.13. No New Business. The Partnership shall not acquire all or substantially all of the outstanding capital stock or assets of, or enter into any partnership or joint venture with, any Person, other than Alliance Holding, unless (i) such acquisition, partnership or joint venture is in accordance with Sections 3.01 and 3.02 and (ii) it receives a Tax Determination with respect thereto. Neither the General Partner nor the Partnership shall become the general partner of any other partnership, other than Alliance Holding, or joint venture unless such action is permitted by Sections 6.01(a)(viii) and 6.05(a) (in the case of the General Partner) and the Partnership receives a Tax Determination with respect thereto.

         SECTION 6.14. Reimbursement of Expenses of Alliance Holding. (a) The Partnership will pay on behalf of Alliance Holding, or reimburse Alliance Holding as promptly as practicable for, all costs and expenses of any kind whatsoever incurred by Alliance Holding, including, without limitation, all costs and expenses associated with maintaining Alliance Holding as a public partnership, all costs and expenses of any financial, legal, accounting or other advisors, and all costs and expenses of any litigation or other proceeding involving Alliance Holding (in each case, without duplication for any such costs and expenses in connection with the Holdback Interests paid or reimbursed pursuant to arrangements referred to in Section 2.01 (d) of the Reorganization Agreement); provided that (i) the Partnership shall not pay or reimburse (A) any tax imposed on Alliance Holding's share of the Partnership's income, (B) any tax for which ELAS is required to indemnify Alliance Holding pursuant to Section 3(a)(ii)(B) of the Indemnification and Reimbursement Agreement, (C) any tax (other than an income tax) payable by Alliance Holding to the extent that such tax is attributable to Alliance Holding's partnership interest in the Partnership, (D) any interest, penalties or additions to tax, and any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments, arising out of or incident to the imposition, assessment or assertion of any tax described in (A), (B) or (C), or (E) any Reorganization Costs or any Losses incurred in connection with a Specified Proceeding (each capitalized term in this clause
(E) having the meaning set forth in the Indemnification and Reimbursement Agreement); (ii) the Partnership shall not pay or reimburse costs and expenses of Alliance Holding to the extent incurred in connection with business activities other than the holding of its partnership interest in the Partnership and activities related thereto (it being understood that making passive investments of funds relating to the holding of its partnership interest in the Partnership constitute such related activities; provided that the Partnership shall not pay or reimburse any tax attributable to such passive investments of funds, or any interest, penalties or additions to tax, or any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any such tax); and (iii) the Partnership shall not pay or reimburse costs and expenses of Alliance Holding incurred in connection with the Holdback Interests to the extent Alliance Holding realizes an economic benefit from the Holdback Interests.

                  (b) If ELAS or any of its Corporate Affiliates has made a payment to, or indemnified, Alliance Holding pursuant to the Indemnification and Reimbursement Agreement in respect of any tax for which Alliance Holding would otherwise be entitled to reimbursement or payment under Section 6.14(a), then the amount the Partnership is obligated to pay on behalf of, or reimburse to, Alliance Holding on account of such tax shall be reduced by the amount paid or indemnified by ELAS and its Corporate Affiliates.

                  (c) In the event that the Partnership is required to make a payment on behalf of Alliance Holding, or to reimburse Alliance Holding, pursuant to Section 6.14(a), for (i) any taxes and (ii) any interest, penalties or additions to tax, and any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments, arising out of or incident to the imposition, assessment or assertion of any taxes (the sum of (i) and (ii) being referred to herein as a "Tax Payment"), then the Partnership shall withhold from Distributions to be made to Partners (other than Alliance Holding), in proportion to their respective Percentage Interests, such amounts as may be required to enable the Partnership to make such payment on behalf of, or reimbursement to, Alliance Holding. If the Partnership is unable to withhold sufficient funds to make any such payment or reimbursement, then the Partners (other than Alliance Holding) shall make payments to the Partnership, in proportion to their respective Percentage Interests, of an aggregate amount equal to such shortfall. The Partnership shall not issue any Partnership Interests in respect of payments made pursuant to this Section 6.14(b). Notwithstanding any other provision of this Agreement, to the extent that a Partner has failed to make a payment required by this Section 6.14(b), the Partnership is authorized to retain amounts that would otherwise be distributed to such Person pursuant to Article 5.

                  To the extent that the amount of any Tax Payment that the Partnership would otherwise have been required to make is reduced pursuant to
Section 6.14(b), there shall be a reduction of (x) the amount that the Partnership may withhold pursuant to this Section 6.14(c) from Distributions to be made to ELAS and (y) the payment that ELAS is required to make to the Partnership pursuant to this Section 6.14(c). Notwithstanding anything herein to the contrary, no Partner shall be liable (through withholding from Distributions, payments or otherwise) to make payments or reimbursements on account of any tax for which the Partnership is required to make a payment pursuant to Section 6.14(a) for an aggregate amount which exceeds such Partner's Percentage Interest of the aggregate obligation of the Partnership under Section 6.14(a). For these purposes, payments or reimbursements by a Partner shall include all amounts withheld from Distributions to such Partner and all amounts paid to the Partnership or to Alliance Holding by such Partner, whether under the terms of this Agreement, the Indemnification and Reimbursement Agreement or otherwise. Income, deductions or losses with respect to Tax Payments shall be specially allocated to Partners other than Alliance Holding pursuant to Section 5.05(f). Tax Payments shall have no effect upon Alliance Holding's Capital Account or the amount distributable to Alliance Holding pursuant to Article 5.

         SECTION 6.15. Issuances of Alliance Holding LP Units Pursuant to Employee Benefit Plans. Upon the exercise of any awards to purchase or otherwise acquire Alliance Holding LP Units or other securities of Alliance Holding pursuant to any employee benefit plan sponsored by the General Partner, the Partnership, Alliance Holding or any Person controlled by the Partnership or Alliance Holding and/or the entitlement of any plan participant to receive Alliance Holding LP Units thereunder in accordance with the terms of such plan, at the request of the Partnership: (i) Alliance Holding shall issue to the plan participant Alliance Holding LP Units necessary to satisfy such award in exchange for the exercise price or other consideration (if any) to be paid by the plan participant in respect of such award; and (ii) Alliance Holding shall contribute any such exercise price or other consideration to the Partnership in exchange for a number of Limited Partnership Interests equal to the number of Alliance Holding LP Units issued in satisfaction of such award. Such issuances and payments shall be deemed to occur on the date on which the plan participant is entitled to receive Alliance Holding LP Units thereunder without further payment. If any Alliance Holding LP Units are issued by Alliance Holding pursuant to any such employee benefit plan and such Alliance Holding LP Units are forfeited or are otherwise returned to Alliance Holding, then Alliance Holding will return to the Partnership the corresponding Limited Partnership Interests and the Partnership will pay to Alliance Holding the amounts, if any, which Alliance Holding may be required to pay to the plan participant whose Alliance Holding LP Units are forfeited or returned to Alliance Holding.

         SECTION 6.16. Repurchase of Alliance Holding LP Units. Subject to
Section 17-607 of the Delaware Act, the Partnership may from time to time make a cash distribution to Alliance Holding for the purpose of repurchasing outstanding Alliance Holding LP Units or Alliance Holding limited partnership interests; provided that in no event shall the aggregate number of Alliance Holding LP Units and Alliance Holding limited partnership interests so repurchased be greater than the number of Limited Partnership Interests then held by Alliance Holding. Upon such repurchase, the aggregate number of Limited Partnership Interests held by Alliance Holding shall be reduced by a number equal to the aggregate number of Alliance Holding LP Units and Alliance Holding limited partnership interests so repurchased. The funds provided by the Partnership pursuant to this Section 6.16 shall be used by Alliance Holding solely for the repurchase of Alliance Holding LP Units or Alliance Holding limited partnership interests (together with any expenses incurred in connection with such repurchases) and, to the extent that any excess funds remain following such repurchases, such funds shall be returned to the Partnership.


                                   ARTICLE 7
                  RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

         SECTION 7.01. Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as provided in this Agreement or by applicable law.

         SECTION 7.02. Management of Business. No Limited Partner in its capacity as such shall take part in the operation, management or control of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise act on behalf of or bind the Partnership. The transaction of any such business by any such Partner or employee or agent of the Partnership shall not affect, impair or eliminate the limitations on the liability of any such Limited Partner under this Agreement.

         SECTION 7.03. Outside Activities. Each Partner (other than the General Partner) shall have the right to engage in the business of providing investment advisory and management services and to engage in and possess an interest in other business ventures of any and every type and description, independently or with others, including business interests and activities in direct competition with the Partnership. Neither the Partnership, any of the Partners nor any other Person shall have any rights by virtue of this Agreement, or the Partnership relationship created hereby in any such business ventures, and no Partner shall have any obligation as a result thereof to offer any interest in any such business ventures to the Partnership, any Partner, or any other Person. This Section 7.03 is not intended to affect any rights the Partnership may have under any contract or agreement with any of its employees.

         SECTION 7.04. Return of Capital; Additional Capital. (a) No Partner shall be entitled to the withdrawal or return of his Contribution (if any) or any amount of his Capital Account, except to the extent, if any, that Distributions made pursuant to this Agreement or upon termination of the Partnership or purchases of Limited Partnership Interests by the Partnership may be considered as such by law, and then only to the extent provided for in this Agreement.

                  (b) Subject to the further provisions of this Section 7.04(b), no Limited Partner shall have any personal liability whatsoever in his capacity as a Limited Partner, whether to the Partnership, to any of the Partners or to the creditors of the Partnership, for the debts, liabilities, contracts or other obligations of the Partnership or for any losses of the Partnership. Each Limited Partnership Interest, upon the issuance thereof, shall be fully paid and not subject to assessment for additional Contributions. No Limited Partner shall be required to lend any funds to the Partnership or, after his Contribution has been paid, to make any further contribution to the capital of the Partnership. Under Sections 17-607 and 17-804 of the Delaware Act, a limited partner of a limited partnership may, under certain circumstances, be required to return to the partnership, amounts previously distributed to such limited partner (i) if, at the time of, and after giving effect to, such Distribution, the liabilities of the partnership, other than liabilities to partners on account of their partnership interests, exceeded the fair value of its assets or, (ii) in connection with a liquidating distribution after dissolution of the partnership, such limited partner receives a Distribution prior to the partnership paying, or making reasonable provision to pay, claims of creditors. It is the intention and agreement of the Partners that if any Limited Partner has received a Distribution from the Partnership that is required to be returned to, or for the account of, the Partnership or Partnership creditors, such obligation shall be the obligation of the Limited Partner who receives such Distribution, and not the obligation of any General Partner; provided, however, that nothing contained in this Agreement shall be deemed to impose upon the transferee of a Limited Partnership Interest under Section 12.06 any obligation to return to the Partnership or any Partnership creditor any Distribution made to a prior holder of such Limited Partnership Interest.

         SECTION 7.05. Rights of Limited Partners Relating to the Partnership. In addition to other rights provided by this Agreement or by applicable law, the Limited Partners shall have the following rights relating to the
Partnership:

                  (a) Each Limited Partner, and each Limited Partner's duly authorized representatives, shall have the right upon reasonable notice and at reasonable times and at such Limited Partner's own expense, but only upon written request and for a purpose reasonably related to such Person's interest as a Limited Partner, (i) to have reasonable information regarding the status of the business and financial condition of the Partnership, (ii) to inspect and copy the books of the Partnership and other reasonably available records and information concerning the operation of the Partnership, including the Partnership's federal, state and local income tax returns for each year, (iii) to have on demand a current list of the full name and last known business, residence or mailing address of each Limited Partner, (iv) to have reasonable information regarding the Net Value of any Contribution made by any Partner and the date on which each such Person became a Partner, (v) to have a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, and (vi) to have any other information regarding the affairs of the Partnership as is just and reasonable.

                  (b) Anything in Section 7.05(a) to the contrary notwithstanding, the General Partner may keep confidential from the Limited Partners, and each Limited Partner's duly authorized representatives, for such period of time as the General Partner deems reasonable, any information that the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business or which the Partnership is required by law or by agreements with third parties to keep confidential.

         SECTION 7.06. Agreement to be Bound by Terms of Partnership Agreement. By accepting an LP Certificate, and as a condition to entitlement to any rights in or benefits with respect to the Limited Partnership Interests evidenced thereby, each Limited Partner will be deemed to have agreed to comply with, and be bound by, all of the terms, conditions, rights and obligations set forth in this Agreement, including, but not limited to, the grant of the power of attorney set forth in Section 10.01.

                                   ARTICLE 8
                    BOOKS, RECORDS, ACCOUNTING AND REPORTS

         SECTION 8.01. Records and Accounting. The General Partner shall keep or cause to be kept complete and accurate books and records with respect to the Partnership's business, assets, liabilities, operations and financial condition, which books and records shall at all times be kept at the principal office of the Partnership. Any records maintained by the Partnership in the regular course of its business, including the names and addresses of Partners, books of account and records of Partnership proceedings, may be kept on or be in the form of punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on the accrual basis in accordance with generally accepted accounting principles.

         SECTION 8.02. Fiscal Year. The fiscal year of the Partnership shall be the same as its taxable year for federal income tax purposes, which shall be the calendar year or such other year that is permitted under the Code as the General Partner in its sole discretion shall determine.

         SECTION 8.03. Reports. (a) The General Partner shall use its best efforts to cause to be mailed not later than 90 days after the close of each fiscal year to each Limited Partner, as of the last day of that fiscal year, reports containing financial statements of the Partnership for the fiscal year, including a balance sheet and statements of operations, partners' equity and cash flow, all of which shall be prepared in accordance with generally accepted accounting principles and shall be audited by the Partnership's Accountants.

                  (b) The General Partner shall use its best efforts to cause to be mailed not later than 45 days after the close of each fiscal quarter, except the last fiscal quarter of each fiscal year, to each Limited Partner as of the last day of such fiscal quarter, a quarterly report for the fiscal quarter containing such financial and other information (which need not be audited) as the General Partner deems appropriate.

                  The General Partner's obligations set forth in this Section
8.03 may be satisfied by delivering to each Limited Partner a copy of the Form 10-K or 10-Q, as the case may be, or such other periodic reports containing comparable financial information as may be filed by the Partnership pursuant to the Securities Exchange Act or, if the Partnership is no longer subject to on-going reporting requirements under the Securities Exchange Act, a copy of the Form 10-K or 10-Q (containing separate financial statements of the Partnership), as the case may be, or such other periodic reports containing comparable financial information as may be filed by Alliance Holding pursuant to the Securities Exchange Act.

         SECTION 8.04. Other Information. The General Partner may release such information concerning the operations of the Partnership to such sources as is customary in the industry or required by law or regulation of any regulatory body. In addition, the Partnership shall promptly provide to Alliance Holding such financial and other information regarding the Partnership and any Affiliates which it controls as may be reasonably requested by Alliance Holding in connection with the preparation and filing of any reports required to be filed by Alliance Holding under the Securities Exchange Act, the NYSE or any comparable national securities market on which the Alliance Holding LP Units are listed or quoted, or otherwise.

                                   ARTICLE 9
                                  TAX MATTERS

         SECTION 9.01. Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns relating to Partnership income, gains, losses, deductions and credits, as necessary for federal, state and local income tax purposes, and shall use its best efforts to cause to be mailed to the Limited Partners within 90 days after the close of the taxable year the tax information reasonably required for federal, state and local income tax reporting purposes.

         SECTION 9.02. Tax Elections. (a) The General Partner may, in its sole discretion, make the election under Section 754 of the Code in accordance with applicable regulations thereunder. In the event the General Partner makes such election, the General Partner reserves the right to seek to revoke such election upon its determination that such revocation is in the best interests of the Limited Partners.

                  (b) To the extent permissible under Section 709 of the Code, the Partnership shall elect to deduct expenses incurred in the Reorganization ratably over a 60-month period as provided in Section 709 of the Code.

                  (c) Except as otherwise provided herein, the General Partner shall determine in its sole discretion whether to make any other elections available under the Code or under any state or local tax laws on behalf of the Partnership.

         SECTION 9.03. Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in Section 6231 of the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Limited Partner agrees to cooperate with the General Partner and to do or so refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

         SECTION 9.04. Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding and reporting obligations imposed by law, including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code.

         SECTION 9.05. Entity-level Deficiency Collections. In the event the Partnership is required by applicable law to pay any federal, state or local income tax on behalf of any Partner or any former Partner, the General Partner shall have the authority, in its sole discretion, and without the approval of any Partner, to amend this Agreement as the General Partner determines to be necessary or appropriate: (i) to provide for the payment of such taxes and otherwise to enable the Partnership to comply with such law; (ii) to withhold an appropriate amount from any Distributions to be made in the future to Partners on whose behalf such taxes were paid, and to treat such amounts as having been distributed to such Partners out of Available Cash Flow; (iii) to authorize the General Partner, on behalf of the Partnership to take all necessary or appropriate action to collect all or any portion of such taxes from the Partners (whether current or former Partners); (iv) to treat such taxes as an expense of the Partnership in computing Available Cash Flow to the extent appropriate to reflect any amounts which cannot be collected (or withheld pursuant to clause (ii)) from current or former Partners and to treat any collection thereof as an addition to Available Cash Flow; and (v) to reflect such other changes as the General Partner determines are necessary or appropriate to implement the foregoing. If the Partnership is required to pay any such taxes on behalf of the General Partner or any Corporate Affiliate, the General Partner will either pay directly to the appropriate taxing authority or make funds available to the Partnership to pay the General Partner's share of such taxes and will take all necessary or appropriate action to collect from its Corporate Affiliates, or cause such Corporate Affiliate to pay directly to the appropriate taxing authority, such Corporate Affiliate's share of such taxes.


                                  ARTICLE 10
                               POWER OF ATTORNEY

         SECTION 10.01. Power of Attorney. Each Limited Partner constitutes and appoints each of the General Partner and the Liquidating Trustee severally (and any successor to either thereof by merger, transfer, election or otherwise), and each of the General Partner's and the Liquidating Trustee's authorized officers and attorneys-in-fact, with full power of substitution, as his true and lawful agents and attorneys-in-fact, with full power and authority in his name, place and stead to:

                  (a) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (i) all certificates and other instruments including, at the option of the General Partner or Liquidating Trustee, as the case may be, this Agreement and the Certificate of Limited Partnership and all amendments and restatements thereof, that the General Partner or Liquidating Trustee, as the case may be, deems appropriate or necessary to carry out the purposes of this Agreement and to form, qualify, or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and under the Delaware Act and in all jurisdictions in which the Partnership may or may wish to conduct business or own property; (ii) all instruments that the General Partner or Liquidating Trustee, as the case may be, deems appropriate or necessary to reflect any amendment, change or modification of this Agreement in accordance with its terms; (iii) all conveyances and other instruments or documents that the General Partner or Liquidating Trustee, as the case may be, deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement (including a certificate of cancellation); and (iv) all instruments (including, if required by law, this Agreement and the Certificate of Limited Partnership and amendments and restatements thereof) relating to the admission, withdrawal or substitution of any Partner, the initial or increased Contribution of any Partner or the determination of the rights, preferences and privileges of any class of Limited Partnership Interests issued pursuant to Section 4.02; and

                  (b) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole discretion of the General Partner or the Liquidating Trustee, as the case may be, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or the Liquidating Trustee, as the case may be, to effectuate the terms or intent of this Agreement; provided, however, that when required by any provision of this Agreement which establishes a percentage of the Limited Partners or Limited Partners of any class or series required to take any action, the General Partner or Liquidating Trustee may exercise the power of attorney made in this
Section 10.01(b) only after the necessary vote, consent or approval by the Limited Partners or Limited Partners of such class or series.

         Nothing herein contained shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article 17 or as may be otherwise expressly provided for in this Agreement. Nothing herein contained shall be construed as authorizing any Person acting pursuant to this Article 10 to take any action to increase in any way the legal liability of the Limited Partners beyond the liability expressly set forth in this Agreement.

         The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive, and shall not be affected by, the subsequent death, incompetence, dissolution, disability, incapacity, bankruptcy or termination of any grantor and the transfer of all or any portion of his Partnership Interest and shall extend to such Person's heirs, successors and assigns. Each Person who accepts Limited Partnership

Interests is deemed to consent to be bound by any representations made by the General Partner or the Liquidating Trustee, acting in good faith pursuant to such power of attorney. Each Person who accepts Limited Partnership Interests is deemed to consent to and waive any and all defenses that may be available to contest, negate or disaffirm any action of the General Partner or the Liquidating Trustee, taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidating Trustee, within 15 days after receipt of the General Partner's or the Liquidating Trustee's request therefor, such further designations, powers of attorney and other instruments as the General Partner or the Liquidating Trustee deems necessary to effectuate this Agreement and the purposes of the Partnership.


                                  ARTICLE 11
                           ISSUANCE OF CERTIFICATES

         SECTION 11.01. Issuance of Certificates. Upon the issuance of Limited Partnership Interests to Limited Partners, the General Partner shall cause the Partnership to issue one or more LP Certificates in the names of such Limited Partners. Each such LP Certificate shall be denominated in terms of the number and type of Limited Partnership Interests evidenced by such LP Certificate. Upon the transfer of a Limited Partnership Interest in accordance with the terms of this Agreement, the General Partner shall cause the Partnership to issue replacement LP Certificates in accordance with such procedures as the General Partner, in its sole discretion, may establish. The General Partner may also cause the Partnership to issue certificates evidencing the General Partnership Interest, in such form as the General Partner may approve in its sole discretion.

         SECTION 11.02.  Lost, Stolen, Mutilated or Destroyed Certificates.
(a) The Partnership shall issue a new LP Certificate in place of any LP Certificate previously issued if the registered owner of the LP Certificate:

                  (i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued LP Certificate has been lost, destroyed or stolen;

                 (ii) requests the issuance of a new LP Certificate before the Partnership has notice that the LP Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

                (iii) if requested by the General Partner, delivers to the Partnership a bond, in form and substance satisfactory to the General Partner, with such surety or sureties and with fixed or open penalty, as the General Partner may direct, to indemnify the Partnership against any claim that may be made on account of the alleged loss, destruction or theft of the LP Certificate; and

                 (iv) satisfies any other reasonable requirements imposed by the General Partner.

         When an LP Certificate has been lost, destroyed or stolen, and the owner fails to notify the Partnership within a reasonable time after he has notice of it, and a transfer of the Limited Partnership Interests represented by the LP Certificate is registered before the Partnership receives such notification, the owner shall be precluded from making any claim against the Partnership for such transfer or for a new LP Certificate.

                  (b) If any mutilated LP Certificate is surrendered to the General Partner, the General Partner on behalf of the Partnership shall execute and deliver in exchange therefor a new LP Certificate evidencing the same number of Limited Partnership Interests as did the LP Certificate so surrendered.

                  (c) As a condition to the issuance of any new LP Certificate under this Section 11.02, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

         SECTION 11.03. Record Holder. The Partnership shall be entitled to treat each Record Holder as the Limited Partner in fact of any Limited Partnership Interests and, accordingly, shall not be required to recognize any equitable or other claim or interest in or with respect to such Limited Partnership Interests on the part of any other Person, regardless of whether it shall have actual or other notice thereof, except as otherwise required by law.


                                  ARTICLE 12
                       TRANSFER OF PARTNERSHIP INTERESTS

         SECTION 12.01. Transfer. (a) The term "transfer," when used in this Article with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the holder of a Partnership Interest assigns such Partnership Interest evidenced thereby to another Person, and includes a sale, assignment, gift, pledge, hypothecation, mortgage, exchange or any other disposition, whether by merger, consolidation or otherwise.

                  (b) Except as provided in Section 2.05, no Partnership Interest shall be transferred in whole or in part, except in accordance with the terms and conditions set forth in this Article 12. Any transfer or purported transfer of any Partnership Interest not made in accordance with this Article 12 or Section 2.05 shall not be recognized by the General Partner, which may refuse to recognize the transferee as a Partner and may refuse to recognize any rights of such transferee.

         SECTION 12.02. Avoidance of Publicly Traded Partnership Status. It is the intent of the Partners that the Partnership not be classified as a publicly traded partnership under Section 7704 of the Code and not be required to register any class of its securities with the Commission under the Securities Exchange Act. The General Partner shall take such steps as it believes, in its sole discretion, are necessary or desirable to prevent a risk of such classification or registration requirement, including refusing to consent to any transfer in its discretion. In particular, the General Partner shall not permit transfers of Limited Partnership Interests that, in the opinion of the General Partner, do not comply with the regulatory safe harbors described in Treasury Regulations Section 1.7704-1, or any successor provision thereof, or would obligate the Partnership to register any class of its securities under the Securities Exchange Act. In addition, the General Partner may in its sole discretion adopt such conventions or policies or amend this
Article 12 as it deems appropriate or necessary to comply with Code Section 7704 and the regulations promulgated thereunder.

         SECTION 12.03. Permitted Transfers of Limited Partnership Interests.
(a) No transfer of any Limited Partnership Interests may be made without the prior written consent of the General Partner, which may be withheld in the sole discretion of the General Partner. The General Partner shall not consent to any transfer of a Limited Partnership Interest unless the Limited Partner requesting the transfer certifies in writing to the General Partner that such Limited Partner received his entire Limited Partnership Interest either in the Exchange or in a transfer that was approved by the General Partner pursuant to this Section 12.03. The Partnership shall not recognize for any purpose any purported transfer of any Limited Partnership Interest, and no transferee shall become a Substitute Limited Partner, unless:

                           (i) the provisions of this Article 12 relating to
                  the transfer of Limited Partnership Interests have been complied with;

                          (ii) there shall have been filed with the
                  Partnership and recorded on the Partnership's books a duly executed and acknowledged counterpart of the instrument making such transfer, and such instrument sets forth the intention of the transferor that the transferee succeed to all or a portion of the transferor's Limited Partnership Interest as a Substituted Limited Partner in its place, evidences the written acceptance by the transferee of all the terms and provisions of this Agreement, including the grant of the powers of attorney provided for in this Agreement as set forth herein, represents that such transfer was made in accordance with all applicable laws and regulations and in all other respects is satisfactory in form and substance to the General Partner;

                         (iii) the transferee shall have paid all reasonable
                  legal fees and filing costs incurred by the Partnership in connection with the transfer; and

                          (iv) the books and records of the Partnership shall
                  have been changed to reflect the admission of the transferee Limited Partner.

                  (b) Any Limited Partner who shall transfer all his Limited Partnership Interests shall cease to be a Limited Partner of the Partnership.

                  (c) Notwithstanding anything in this Agreement to the contrary, for purposes of this Article 12, no transfer will be considered approved by the General Partner or recognized by the Partnership unless such transfer is also approved by ELAS, which approval may be withheld in the sole discretion of ELAS. Subject to the approval of ELAS as provided in the preceding sentence, the General Partner shall consent to and permit transfers by Limited Partners which are corporations or other business entities which are private transfers pursuant to Treasury Regulation Section 1.7704-1(e)(vi) (relating to block transfers), or pursuant to comparable provisions of any amendment to such regulation, provided that the Partnership receives an Opinion of Outside Counsel that the Partnership will not be classified as a publicly traded partnership under Section 7704 of the Code as a result of such transfers.

         SECTION 12.04. Transfer of General Partnership Interests of the General Partner. (a) Subject to the provisions of Section 12.02, the General Partner may sell or otherwise transfer its General Partnership Interest to any Person that is or in connection with the sale or transfer becomes a General Partner, without any approval of the Partners and without obtaining an Assignment Determination. Any Person acquiring a General Partnership Interest as permitted by this Section 12.04 shall be entitled to be admitted as a general partner. Subject to the provisions of Section 12.02, the General Partner may effect sales or transfers as provided by this Section without regard to the consequences thereof to the Partnership, other Partners or any other Persons. The General Partner may not sell or otherwise transfer its General Partnership Interest except as provided in this Section 12.04.

                  (b) No provision of this Agreement shall be construed to prevent (and all Limited Partners hereby expressly consent to) any sale, transfer, exchange or other disposition of any or all of the General Partnership Interest in connection with the withdrawal of the General Partner pursuant to Article 14.

                  (c) Subject to the provisions of Section 12.02, the General Partner may at any time transfer (in addition to the transfers permitted by Section 12.04(a)) one-tenth of its General Partnership Interest to any Corporate Affiliate of the General Partner that in connection with the transfer becomes a General Partner (the "Other General Partner"), if the Partnership receives an Assignment Determination and a Tax Determination with respect thereto. In connection with any such transfer, (i) the Other General Partner shall be admitted as a General Partner, (ii) the transferor General Partner shall remain a General Partner and shall not be relieved of any of its obligations under this Agreement, (iii) the transferor General Partner shall be the sole managing General Partner, with the exclusive power to manage the business and affairs of the Partnership and the Other General Partner shall not participate in, and shall have no responsibility for, the management of the business and affairs of the Partnership and shall not be entitled to exercise any of the powers with respect thereto granted to the General Partner, (iv) the Other General Partner shall assume, jointly and severally with the transferor General Partner, all of the obligations of the General Partner under this Agreement (including, but not limited to, Section 12.04(a)), subject to clause (ii) of this sentence and (v) the transferor General Partner shall be entitled to make such amendments to this agreement as may be necessary to reflect or in connection with the foregoing and to provide for the allocation of a portion of the transferor General Partner's capital account to the Other General Partner.

         SECTION 12.05. Restrictions on Transfer. Subject to Section 12.03, no transfer of any Limited Partnership Interest shall be made if such transfer
(a) would jeopardize the status of the Partnership as a partnership for United States federal income tax purposes; (b) would violate the then applicable federal and state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfer; (c) would affect the Partnership's existence or qualification as a limited partnership under the Delaware Act; or (d) would violate any then applicable administrative procedures and requirements as the General Partner may adopt.

         SECTION 12.06. Withdrawal of a Limited Partner. A Limited Partner may not withdraw from the Partnership prior to its dissolution unless it sells or otherwise transfers its Limited Partnership Interests to any Person that is, or in connection with the sale or transfer becomes, a Limited Partner in accordance with the provisions of Article 12. If an individual Limited Partner dies, his executor, administrator or trustee, or, if he is adjudicated incompetent, his committee, guardian or conservator, or, if he becomes bankrupt, his trustee or the receiver of his estate, shall have all the rights of a Limited Partner for purposes of settling or managing his estate and such power as the decedent, incompetent or bankrupt possessed to assign all or any part of his Limited Partnership Interests and to join with the assignee thereof in satisfying the conditions precedent to such assignee's becoming a Substituted Limited Partner. The withdrawal, death, dissolution, adjudication of incompetence or bankruptcy of a Limited Partner shall not dissolve the Partnership.


                                  ARTICLE 13
                         ADMISSION OF GENERAL PARTNERS

         SECTION 13.01. Admission of Additional and Successor General Partner. An additional or successor general partner approved pursuant to Section 12.04,
14.01 or 15.01(b) shall be admitted to the Partnership as a General Partner (in the place of or in addition to, as the case may be, the General Partner), effective as of the date that an amendment to the Certificate of Limited Partnership, adding its name and other required information, is filed pursuant to Section 6.01(c) (which, in the event the successor or transferee General Partner is in the place in whole of the withdrawing, removed or transferor General Partner, shall be contemporaneous with the withdrawal of such withdrawing, removed or transferor General Partner without dissolution of the Partnership), and upon receipt by the withdrawing, removed or transferor General Partner of all of the following:

                  (a) acceptance in form and substance satisfactory to such General Partner of all of the terms and provisions of this Agreement;

                  (b) written agreement of the proposed General Partner to continue the business of the Partnership; and

                  (c) such other documents or instruments as may be required in order to effect its admission as a General Partner under this Agreement and applicable law. Each Limited Partner is deemed to approve of the admission of a successor General Partner selected pursuant to the terms of this Agreement and no further approval of Partners shall be required to effect such admission. Any such successor or additional General Partner shall carry on the business of the Partnership. No Person shall be admitted as a general partner of the Partnership except as contemplated by Section 12.04, 14.01 or 15.01(b) or as otherwise expressly authorized by this Agreement.

                                  ARTICLE 14
                       WITHDRAWAL OR REMOVAL OF PARTNERS

         SECTION 14.01. Withdrawal or Removal of the General Partner. (a) The General Partner covenants and agrees that except in connection with a transfer of its General Partnership Interest in accordance with Section 12.04, it will not voluntarily withdraw as the General Partner unless (i) the Partnership receives a Limited Liability Determination, a Tax Determination and an Assignment Determination; (ii) such withdrawal receives Majority Outside Approval; and (iii) the General Partner or one of its Affiliates is not the general partner of Alliance Holding or simultaneously withdraws as the general partner of Alliance Holding in accordance with the terms of the Alliance Holding Partnership Agreement. If the General Partner gives a notice of its intent to withdraw, it shall call and conduct a meeting of the Limited Partners to obtain the requisite Majority Outside Approval and to consider and approve a successor General Partner. If the proposed withdrawal of the General Partner will result in the dissolution of the Partnership, such meeting shall be held no sooner than 180 days after the date of notice and any Limited Partner may, by notice to the General Partner at least 120 days prior to the date of the meeting, propose a successor general partner. Such proposed successor general partner shall only be included on the ballot if it has complied with all legal requirements necessary for such inclusion. If the requisite Majority Outside Approval is obtained, but no successor general partner is approved on the first ballot of such meeting, a second ballot shall be held as soon as practicable thereafter in order to consider the approval of the candidate that received the most votes on the first ballot. If such candidate is not approved on the second ballot, the Partnership shall be dissolved and liquidated pursuant to Article 15 and the General Partner shall serve as Liquidating Trustee. If a successor general partner is elected, it shall be admitted immediately prior to the withdrawal of the General Partner and shall continue the business and operations of the Partnership without dissolution.

         (b) Except as provided below, the General Partner may be removed upon the affirmative vote of (i) Limited Partners holding 80% or more of the issued and outstanding Limited Partnership Interests if such removal is not for cause, or (ii) Limited Partners holding 50% or more of the issued and outstanding Limited Partnership Interests if such removal is for cause. The limited partners and unitholders of Alliance Holding shall be entitled to vote upon such removal (through instructions to Alliance Holding, in its capacity as a Limited Partner of the Partnership, directing the actions of Alliance Holding with respect to voting the Limited Partnership Interest held by Alliance Holding) in accordance with Section 17.04(b) of the Alliance Holding Partnership Agreement. As used in this Article 14, "cause" means that a court of competent jurisdiction has entered a final, non-appealable judgment in an action in which the General Partner is a party, finding that any action or failure to act on the part of the General Partner involved an act or omission undertaken with deliberate intent to cause injury to the Partnership, constituted actual fraud or actual bad faith on the part of the General Partner or was undertaken with reckless disregard for the best interests of the Partnership. The right to remove the General Partner shall not exist or be exercised unless (i) the General Partner or one of its Affiliates is not the general partner of Alliance Holding or is simultaneously removed as the general partner of Alliance Holding in accordance with the terms of the Alliance Holding Partnership Agreement; (ii) such action for removal also provides for the election of a new general partner and (iii) the Partnership receives a Limited Liability Determination, a Tax Determination and an Assignment Determination; any Opinions of Outside Counsel delivered in connection with such determinations shall be opinions of counsel selected by the successor general partner. Such removal shall be effective immediately subsequent to the admission of the successor General Partner pursuant to
Article 13.

         SECTION 14.02. Interest of Departing Partner and Successor. (a) Upon the withdrawal or removal of the General Partner, the Departing Partner may, at its option exercisable prior to the effective date of the departure of such Departing Partner, transfer and sell to its successor as General Partner all of the General Partnership Interest held or owned by the Departing Partner, and the successor General Partner shall purchase such General Partnership Interest for an amount in cash equal to the fair market value of such General Partnership Interest, the amount to be determined and payable as of the effective date of its departure. For purposes of this Section 14.02, the fair market value of the Departing Partner's General Partnership Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing

Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts and the determination of which shall be binding and conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then each of the Departing Partner and its successor shall designate an independent investment banking firm or other independent expert and the independent investment banking firm or other independent expert selected by each of the Departing Partner and its successor shall in turn designate a single independent investment banking firm or other independent expert; each such firm or expert shall determine the fair market value of the Departing Partner's General Partnership Interest and the determination of the firm or expert that is neither the highest nor the lowest shall control. In making its determination, the independent investment banking firm or other independent expert shall consider the LP Interest Price, the value of the Partnership Assets, the rights and obligations of the General Partner and other factors it may deem relevant.

         (b) If the Departing Partner's General Partnership Interest is not acquired pursuant to Section 14.02(a), the Departing Partner shall become a Limited Partner, and its General Partnership Interest shall be converted into Limited Partnership Interests pursuant to a valuation made by the investment banking firm or other independent expert selected pursuant to Section 14.02(a) without any reduction in such Partnership Interest (subject to proportionate dilution by reason of the admission of its successor).

         This Agreement shall be amended to reflect any event described in this Article 14, and any successor General Partner covenants so to amend this Agreement and the Certificate.

         (c) If the Departing Partner's General Partnership Interest is not acquired pursuant to Section 14.02(a), the successor to such Departing Partner shall at the effective date of its admission to the Partnership contribute to the capital of the Partnership cash in an amount such that its Capital Account, after giving effect to such contribution, shall be equal to that percentage of the Capital Accounts of all Partners that is equal to its Percentage Interest as a General Partner, which shall be 1%. In such event such successor shall be entitled to such Percentage Interest, as the case may be, of all Partnership allocations and Distributions.

         (d) If the Partnership is indebted to the Departing Partner at the effective date of its departure for funds advanced, properties sold or services rendered to the Partnership by the Departing Partner, the Partnership shall, within 60 days after the effective date of such departure, pay to the Departing Partner the full amount of such indebtedness. The successor to the Departing Partner shall assume all obligations theretofore incurred by the Departing Partner as the General Partner of the Partnership, and the Partnership and such successor shall take all such action as shall be necessary to terminate any guarantees of the Departing Partner and any of its Affiliates of any obligations of the Partnership. If for whatever reason the creditors of the Partnership will not consent to such termination of guarantees, the successor to the Departing Partner shall be required to indemnify the Departing Partner for any liabilities and expenses incurred by the Departing Partner on account of such guarantees pursuant to an agreement reasonably satisfactory in form and substance to the Departing Partner.

         SECTION 14.03. Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that upon a transfer of a transferor Limited Partner's Limited Partnership Interests in accordance with Article 12 and the transferee's becoming a Limited Partner, the transferor Limited Partner shall cease to be a Limited Partner with respect to the Limited Partnership Interests so transferred, but until such transferee becomes a Limited Partner, the transferor shall continue to be a Limited Partner. No Limited Partner shall be entitled to any Distribution from the Partnership for any reason or upon any event except as expressly set forth in Articles 5 and 15.

                                  ARTICLE 15
                          DISSOLUTION AND LIQUIDATION

         SECTION 15.01. Dissolution. (a) The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners, or by the admission of substituted or additional general partners in accordance with the terms of this Agreement. Except as provided in
Section 15.01(b), the Partnership shall be dissolved and its affairs shall be wound up upon:

                  (i) the withdrawal or removal of the General Partner or the occurrence of any other event that results in its ceasing to be the General Partner (other than by reason of a transfer pursuant to Section 12.04 or a withdrawal or removal occurring upon or after approval by the Limited Partners of a successor pursuant to Section 14.01);

                 (ii) the filing of a certificate of dissolution or the revocation of the certificate of incorporation of the General Partner;

                (iii) a written determination by the General Partner (which the General Partner shall have no obligation or duty to make) that projected future revenues over the next five years of the Partnership are insufficient to enable payment of the projected Partnership costs and expenses for such period;

                 (iv) an election to dissolve the Partnership by the General Partner which receives Majority Outside Approval;

                  (v) the bankruptcy of the General Partner;

                 (vi) upon the written election of the General Partner to dissolve the Partnership pursuant to an election of the General Partner under clause (y) of the first sentence of Section 2.05;

                (vii) the sale of all or substantially all of the Partnership Assets approved in accordance with Section 6.12(a)(i); or

               (viii) any other event requiring dissolution under the Delaware Act.

For purposes of this Section 15.01, bankruptcy of the General Partner shall be deemed to have occurred when (A) it commences a voluntary proceeding, or files an answer in any involuntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (B) it is adjudged a bankrupt or insolvent, or has entered against it a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect, (C) it executes and delivers a general assignment for the benefit of its creditors,
(D) it files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the nature described in clause (A) above, (E) it seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for it or for all or any substantial part of its properties, or (F) (1) any proceeding of the nature described in clause (A) above has not been dismissed 120 days after the commencement thereof, (2) the appointment without its consent or acquiescence of a trustee, receiver or liquidator appointed pursuant to clause (E) above has not been vacated or stayed within 90 days of such appointment, or (3) such appointment is not vacated within 90 days after the expiration of any such stay.

         (b) Upon an event described in Section 15.01(a)(i), 15.01(a)(ii), or 15.01(a)(v), the Partnership shall not be dissolved if, within 90 days after the event described in any of such Sections, a majority in interest of the remaining Partners agree to continue the business of the Partnership and to the selection, effective as of the date of such event, of a successor General Partner. In such event, the Partnership shall continue until dissolved in accordance with this Article 15, and the General Partnership Interest of the former General Partner shall be subject to disposition in the manner provided in Section 14.02(a).

         SECTION 15.02. Liquidation. Upon dissolution of the Partnership, the General Partner, or, in the event the General Partner has been dissolved or removed or has withdrawn from the Partnership, or the Partnership has been dissolved pursuant to Section 15.01(a)(i), 15.01(a)(ii) or 15.01(a)(v), a liquidator or liquidating committee approved by a Majority Approval shall be the Liquidating Trustee. The Liquidating Trustee (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by a Majority Approval. The Liquidating Trustee shall agree not to resign at any time without 30 days' prior written notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal approved by a Majority Approval. Upon dissolution, removal or resignation of the Liquidating Trustee, a successor and substitute Liquidating Trustee (who shall have and succeed to all rights, powers and duties of the original Liquidating Trustee) shall within 60 days thereafter be approved by a Majority Approval. If a Liquidating Trustee is not selected and qualified within the time periods set forth in this Section 15.02, any Limited Partner may apply to any court of competent jurisdiction for the winding up of the Partnership and, if appropriate, the appointment of a Liquidating Trustee. The right to appoint a successor or substitute Liquidating Trustee in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidating Trustee are authorized to continue under the provisions thereof, and every reference herein to the Liquidating Trustee shall be deemed to refer also to any such successor or substitute liquidator appointed in the manner herein provided. Except as expressly provided in this Article 15, the Liquidating Trustee appointed in the manner provided herein shall have and may exercise, without further authorization or approval of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers), regardless of whether the Liquidating Trustee is the General Partner, to the extent necessary or desirable in the good faith judgment of the Liquidating Trustee to complete the winding up and liquidation of the Partnership as provided for herein. The Liquidating Trustee shall liquidate the assets of the Partnership, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

                  (a) the payment to creditors of the Partnership, including Partners, in order of priority provided by law, and the creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the Liquidating Trustee in its sole judgment to be appropriate for such purposes;

                  (b) to the Partners with positive balances in their Capital Accounts (after crediting or charging thereto the appropriate portion of Net Income, Net Loss and Depreciation in accordance with Article 5 and after giving effect to all amounts distributed or to be distributed to such Partners with respect to all calendar quarters of the Partnership prior to the quarter in which the liquidation of the Partnership occurs) an amount equal to the sum of all such positive balances, such Distribution to be made in proportion to the positive amounts in such Capital Accounts; and

                  (c) to the Partners in accordance with their Percentage Interests.

         SECTION 15.03. Distribution in Kind. (a) Notwithstanding the provisions of Section 15.02 which require the liquidation of the Partnership Assets, but subject to the order of priorities set forth therein, if on dissolution of the Partnership the Liquidating Trustee determines that an immediate sale of part or all of the Partnership Assets would be impractical or would cause undue loss to the Partners or is otherwise undesirable, the Liquidating Trustee may, in its absolute discretion, defer for a reasonable time the liquidation of any Partnership Assets except those necessary to satisfy liabilities of the Partnership and may, in its absolute discretion, distribute to the Partners, in lieu of cash, as tenants in common, undivided interests in such Partnership Assets as the Liquidating Trustee deems not suitable for liquidation. Any distributions in kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidating Trustee deems reasonable and equitable and to any agreements governing the operation of such Partnership Assets at such time. In lieu of distributing any Partnership Asset (other than cash) in kind among the Partners the Liquidating Trustee, in its sole discretion, may determine to distribute Partnership Assets (other than cash) to certain Partners and solely cash to other Partners. The Liquidating Trustee shall determine the fair market value of any Partnership Assets distributed in kind using such reasonable method of valuation as it may adopt; if the General Partner is the Liquidating Trustee, such fair market value shall be determined by an Appraiser.

         (b) Notwithstanding the provisions of Section 15.02 or Section 15.03(a), but subject to the order of priorities set forth in Section 15.02, if equity interests are to be distributed to Partners in connection with a dissolution of the Partnership pursuant to an election of the General Partner under clause (y) of Section 2.05, then distributions in kind of the equity interests shall be made pursuant to such election and the provisions of
Section 2.05 (and, without limitation, the requirements of Section 15.03(a) relating to distributions of undivided interests to Partners as tenants in common shall not be applicable to any such distributions).

         SECTION 15.04. Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership Assets as provided in Sections 15.02 and 15.03, the Partnership shall be terminated, and the Liquidating Trustee (or the General Partner or Limited Partners) shall cause the cancellation of the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Partnership.

         SECTION 15.05. Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Sections 15.02 and
15.03 in order to minimize any losses otherwise attendant upon such winding up.

         SECTION 15.06. Return of Contributions. The General Partner shall not be liable for the return of any Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership Assets.

         SECTION 15.07. No Obligation to Restore Deficit. None of the Partners shall be obligated to contribute cash to the Partnership in order to eliminate the negative balance, if any, in its Capital Account.

         SECTION 15.08. Waiver of Partition. Each Partner, by requesting and being granted admission to the Partnership, is deemed to waive until termination of the Partnership any and all rights that he may have to maintain an action for partition of the Partnership's Assets.


                                  ARTICLE 16
                RIGHT TO PURCHASE LIMITED PARTNERSHIP INTERESTS

         SECTION 16.01. Right to Purchase Limited Partnership Interests. (a) Notwithstanding any other provision of this Agreement, if at any time less than 10% of the issued and outstanding Limited Partnership Interests are held, directly or indirectly, by Persons other than the General Partner, its Affiliates and officers and employees of the General Partner, the Partnership or Alliance Holding or Persons controlled by the Partnership or Alliance Holding (hereinafter referred to as "Affiliated Holders") (including, for purposes of determining the Limited Partnership Interests held by Persons other than Affiliated Holders, the number of Limited Partnership Interests held by Alliance Holding multiplied by a fraction, the numerator of which is the number of issued and outstanding Alliance Holding LP Units held by Persons other than Affiliated Holders and the denominator of which is the number of issued and outstanding Alliance Holding LP Units), the General Partner shall then have the right, which right it may assign and transfer to the Partnership, Alliance Holding or any of the General Partner's Affiliates, exercisable in its sole discretion at any time, to purchase all, but not less than all, of any such Limited Partnership Interests that remain outstanding and held by Persons other than the General Partner and its Affiliates, at a price per Limited Partnership

Interest equal to the Purchase Price. The right to purchase Limited Partnership Interests pursuant to this Section 16.01 shall not be exercisable unless the General Partner, the Partnership, Alliance Holding or any of the General Partner's Affiliates simultaneously purchases all, but not less than all, of the Alliance Holding LP Units that remain outstanding and held by Persons other than the General Partner and its Affiliates, at a price per Alliance Holding LP Unit equal to the Purchase Price. For purposes of this
Section 16.01, a Limited Partnership Interest held for the benefit of an employee, or by or for the benefit of a member of the family of an employee, shall be treated as if owned by that employee.

         (b) In the event the General Partner, any Affiliate of the General Partner, the Partnership or Alliance Holding elects to exercise such right to purchase Limited Partnership Interests pursuant to this Article 16, the General Partner, its Affiliate, the Partnership or Alliance Holding, as the case may be, shall deliver to the General Partner written notice of such election to purchase (hereinafter in this Article 16 called the "Notice of Election to Purchase") and shall mail a copy of such Notice of Election to Purchase to the Limited Partners holding such Limited Partnership Interests at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published at least twice in at least one daily newspaper of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Limited Partnership Interests to be purchased, the Purchase Date and the Purchase Price, and state that the General Partner, its Affiliate, the Partnership or Alliance Holding, as the case may be, elects to purchase such Limited Partnership Interests, upon surrender thereof in exchange for payment, at such office or offices of the General Partner as the General Partner may specify. Any such Notice of Election to Purchase mailed to a Limited Partner of such Limited Partnership Interests at his address as reflected in the records of the Partnership shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate, the Partnership or Alliance Holding, as the case may be, shall deposit with the Partnership cash in an amount equal to the Purchase Funds. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the Purchase Funds shall have been deposited with the Partnership in trust for the benefit of the owners of Limited Partnership Interests subject to purchase as provided in this Article 16, then from and after the Purchase Date, notwithstanding that any LP Certificates shall not have been surrendered for purchase, all rights of the owners of such Limited Partnership Interests (including, but not limited to, any rights pursuant to Articles 4, 5 and 15) shall thereupon cease, except the right to receive the Purchase Price therefor, without interest, upon surrender to the General Partner of the LP Certificates, and such Limited Partnership Interests shall thereupon be deemed to have been transferred to the General Partner, its Affiliate, the Partnership or Alliance Holding, as the case may be, on the record books of the Partnership, and the General Partner or any Affiliate of the General Partner, the Partnership or Alliance Holding, as the case may be, shall be deemed to be the owner of all such Limited Partnership Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partnership Interests (including, but not limited to, all rights as owner of such Limited Partnership Interests pursuant to Articles 4, 5 and 15).

         (c) At any time during one year after the Purchase Date, a holder of an issued and outstanding Limited Partnership Interests subject to purchase as provided in this Article 16 may surrender his LP Certificate to the General Partner in exchange for payment of the Purchase Price therefor, without interest thereon. If such holder does not surrender such LP Certificate within such one year period, the Purchase Funds deposited with the Partnership in trust for such holder shall revert to, and shall be returned to, the General Partner, its Affiliate, the Partnership or Alliance Holding, as the case may be, and thereafter such holder may look only to the Person to which such funds were returned for payment.

                                  ARTICLE 17
           AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

         SECTION 17.01. Amendments to be Adopted Solely by the General Partner. The General Partner (pursuant to the General Partner's power of attorney) without the approval at the time of any Partner or other Person (each Person who accepts Limited Partnership Interests being deemed to approve of any such amendment) may amend any provision of this Agreement or the Certificate of Limited Partnership, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

         (a) a change in the name of the Partnership or the location of the principal place of business of the Partnership;

         (b) the admission, substitution or withdrawal of Partners in accordance with this Agreement;

         (c) a change that the General Partner in its sole discretion determines is necessary or advisable to qualify the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state;

         (d) a change that the General Partner in its sole discretion determines (i) does not adversely affect the Limited Partners in any material respect, (ii) is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or contained in any federal or state statute or (iii) is required to effect the intent of the provisions of this Agreement or otherwise contemplated by this Agreement;

         (e) an amendment that the General Partner in its sole discretion determines is necessary or desirable in connection with the issuance of any class or series of Partnership Interests or other securities, and the establishment of the rights and preferences of such class or series of Partnership Interests or other securities, pursuant to Section 4.02, including, but not limited to, Section 4.02(e);

         (f) an amendment that the General Partner in its sole discretion determines is necessary or desirable in connection with any action taken pursuant to Section 2.05;

         (g) an amendment that the General Partner in its sole discretion determines is necessary or desirable to conform the provisions of this Agreement to the provisions of the Alliance Holding Partnership Agreement;

         (h) an amendment that the General Partner in its sole discretion determines is necessary or desirable to cure any ambiguity in this Agreement or to correct or supplement any provision of this Agreement that may be defective or inconsistent with any other provision of this Agreement;

         (i) an amendment pursuant to Section 9.05.

         SECTION 17.02. Amendment Procedures. No amendment may be made to this Agreement unless it has been proposed by the General Partner. Except as provided in Sections 17.01 and 17.03, all amendments to this Agreement shall be made in accordance with the following requirements:

         (a) Any amendment to this Agreement may be proposed by the General Partner by submitting the text of the amendment to all Limited Partners in writing.

         (b) If an amendment is proposed pursuant to subsection 17.02(a) above, the General Partner shall call a meeting of the Limited Partners to consider and vote on the proposed amendment unless, in the Opinion of Counsel, such proposed amendment would be illegal under Delaware law if approved. Subject to Section 17.03, a proposed amendment shall be effective upon approval by the General Partner and Majority Approval unless otherwise required by law. The General Partner shall notify all Limited Partners upon final approval or disapproval of any proposed amendment.

         SECTION 17.03. Special Amendment Requirements. Notwithstanding the provisions of Sections 17.01 and 17.02,

         (a) If any amendment to this Agreement would by its terms adversely alter the rights and preferences of any class or series with respect to distributions or otherwise materially and adversely alter the rights and preferences of any class or series, other than as contemplated by Section 2.05, 4.02 or 9.05, such amendment shall become effective only upon (i) Majority Outside Approval (in addition to approval of the General Partner), if such class consists of the Limited Partnership Interests as constituted on the date of this Agreement (or Limited Partnership Interests subsequently issued with identical rights and preferences), or (ii) in the case of any other class or series, approval of the holders of a majority of the outstanding interests of such class or series. No amendment to this Agreement with respect to which the Partnership does not receive an Assignment Determination, Liability Determination and Tax Determination shall become effective without Majority Outside Approval (in addition to approval of the General Partner), unless such amendment is pursuant to Section 17.01(f) or is in connection with the transfer of the General Partnership Interest or the admission, substitution or withdrawal of a general partner in accordance with this Agreement.

         (b) No provision of this Agreement which establishes a percentage of the Partners (or a class or series thereof) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of changing such percentage, unless such amendment is approved by a written approval or an affirmative vote of Partners (or a class or series thereof) constituting not less than the number required by the voting requirement sought to be reduced (in addition to approval of the General Partner).

         (c) No amendment of Sections 6.14, 14.01 or 17.04 or this Section 17.03(c) shall become effective without Majority Outside Approval (in addition to approval of the General Partner).

         SECTION 17.04. Meetings. (a) Meetings of the Limited Partners for any purpose with respect to which the Limited Partners are entitled to vote may be called by the General Partner at any time (there being no obligation to hold annual or other periodic meetings of the Limited Partners) and shall be called by the General Partner within ten days after receipt of a written request for such a meeting signed by Limited Partners which hold 25% or more in interest of the Limited Partnership Interests or a written request submitted by Alliance Holding in accordance with Section 17.04(e) of the Alliance Holding Partnership Agreement. Any such request shall state the purpose of the proposed meeting and the matters to be acted upon thereat. Meetings shall be held at the principal office of the Partnership or at such other place as may be designated by the General Partner or, if the meeting is called upon the request of Limited Partners, as designated by such Limited Partners. In addition, the General Partner may, but shall not be obligated to, submit any matter upon which the Limited Partners are entitled to act to the Limited Partners for a vote by written consent without a meeting pursuant to Section
17.12. Holders of Alliance Holding LP Units and Alliance Holding limited partnership interests shall be entitled to attend all meetings of the Limited Partners.

         (b) A Limited Partner shall be entitled to cast one vote for each Limited Partnership Interest which he owns: (i) at a meeting in person, by written proxy or by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the General Partner prior to such meeting or (ii) without a meeting, by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the General Partner prior to the date upon which the votes of Limited Partners are to be counted. Every proxy shall be revocable at the pleasure of the Limited Partner executing it. Alliance Holding (in its capacity as a Limited Partner of the Partnership) shall vote (whether by proxy, ballot, consent or otherwise) so many of the Limited Partnership Interests held by it in favor of, in opposition to, or shall abstain with respect to any matter upon which the Limited Partners are to vote in accordance with the written instructions or proxies received by it from the partners and unitholders of Alliance Holding as provided in Section 17.04(b) of the Alliance Holding Partnership Agreement as of the applicable record date. Other than their rights as herein provided to give written instructions to Alliance Holding, the Alliance Holding unitholders and partners shall have no other voting or consent rights with respect to the Partnership. The laws of the State of Delaware pertaining to the validity and use of corporate proxies shall govern the validity and use of proxies given by Limited Partners. Subject to the provisions of Section 4.02 and the rights of the holders of any securities issued pursuant thereto, the Limited Partners shall vote as a single class with respect to all matters voted upon by the Limited Partners.

         (c) With respect to any matter upon which the Limited Partners are requested to vote or to give their consent, for which the required vote for approval is not otherwise specified in this Agreement, such matter shall be considered approved upon Majority Approval.

         SECTION 17.05. Notice of Meeting. Notice of a meeting called pursuant to Section 17.04 shall be given in writing by hand delivery, by courier service or by mail addressed to each Limited Partner at the address of the Limited Partner appearing on the books of the Partnership. An affidavit or certificate of delivery or of mailing of any notice or report in accordance with the provisions of this Article 17 executed by the General Partner, delivery or courier service or mailing organization shall constitute conclusive (but not exclusive) evidence of the giving of notice. If any notice addressed to a Limited Partner at the address of such Limited Partner appearing on the books of the Partnership is returned to the Partnership by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver such notice, the notice and any subsequent notices or reports shall be deemed to have been duly given without further mailing if they are available for the Limited Partner at the principal office of the Partnership for a period of one year from the date of the giving of the notice to all other Limited Partners.

         SECTION 17.06. Record Date. For purposes of determining the Limited Partners entitled to notice or to vote at a meeting of the Limited Partners or to give consents without a meeting as provided in Section 17.12, the General Partner or the Liquidating Trustee, if any, may set a Record Date, which Record Date shall not be less than ten (10) days nor more than 60 days prior to the date of such meeting or consent.

         SECTION 17.07. Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed if the time and place of such adjourned meeting are announced at the meeting at which such adjournment is taken, unless such adjournment shall be for more than 30 days. At the adjourned meeting, the Partnership may transact any business that would have been permitted to be transacted at the original meeting. If the adjournment is for more than 30 days, or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article 17.

         SECTION 17.08. Waiver of Notice; Consent to Meeting; Approval of Minutes. The transactions of any meeting of Limited Partners however called and noticed, and wherever held, are as valid as though they had been approved at a meeting duly held after regular call and notice if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Limited Partners entitled to vote, not present in person or by proxy, signs a waiver of notice, or a consent to the holding of the meeting, or an approval of the minutes thereof. All such waivers, consents and approvals shall be filed with the Partnership records or made a part of the minutes of such meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting; provided, however, that no such waiver shall occur when the Limited Partner objects, at the beginning of the meeting, to the transaction of any business at such meeting because the meeting is not lawfully called or convened; and provided further, that attendance at a meeting is not a waiver of any right to object to the consideration of any matters required to be included in the notice of the meeting, but not so included, if the objection is expressly made at the meeting.

         SECTION 17.09. Quorum. Limited Partners of record who are Limited Partners with respect to more than 50% of the total number of all outstanding Limited Partnership Interests of the class or series entitled to vote with respect to the matter held by all Limited Partners of record, whether represented in person or by proxy, shall constitute a quorum at a meeting of Limited Partners. As to the Limited Partnership Interests then held by Alliance Holding (in its capacity as a Limited Partner of the Partnership), only Limited Partnership Interests with respect to which Alliance Holding has received written instructions or proxies as provided in Section 17.04(b) of the Alliance Holding Partnership Agreement shall be deemed represented for purposes of determining whether a quorum is present. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment of such meeting notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the requisite vote of Limited Partners specified in this Agreement. In the absence of a quorum, any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of a majority of the Limited Partnership Interests represented either in person or by proxy at such meeting, but no other business may be transacted.

         SECTION 17.10. Conduct of Meeting. The General Partner or the Liquidating Trustee, as the case may be, shall be solely responsible for convening, conducting and adjourning any meeting of Limited Partners, including without limitation the determination of Persons entitled to vote at such meeting, the existence of a quorum for such meeting, the satisfaction of the requirements of Section 17.04 with respect to such meeting, the conduct of voting at such meeting, the validity and effect of all instructions or proxies to Alliance Holding, in its capacity as a Limited Partner of the Partnership, as to the voting of Limited Partnership Interests held by it, the validity and effect of all proxies represented at such meeting and the determination of any controversies, votes or challenges arising in connection with or during such meeting or voting. The General Partner or the Liquidating Trustee, as the case may be, shall designate a Person to serve as chairman of any meeting and further shall designate a Person to take the minutes of any meeting, which Person, in either case, may be, without limitation, a Partner or any officer, employee or agent of the General Partner. The General Partner or the Liquidating Trustee, as the case may be, may make all such other regulations, consistent with applicable law and this Agreement, as it may deem advisable concerning the conduct of any meeting of the Limited Partners, including regulations in regard to the appointment of proxies and other evidence of the right to vote.

         SECTION 17.11. Instructions by Nominees. With respect to Limited Partnership Interests that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or any agent of any of the foregoing), in whose name the LP Certificates evidencing such Limited Partnership Interests are registered, such broker, dealer or other agent shall vote such Limited Partnership Interests at the direction of the Person on whose behalf such broker, dealer or other agent is holding such Limited Partnership Interests, and the Partnership shall be entitled to assume it is so acting without further inquiry. With respect to Alliance Holding LP Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or any agent of any of the foregoing), in whose name the certificates evidencing such Alliance Holding LP Units are registered, such broker, dealer or other agent shall, in exercising any right to give written instructions or proxies to Alliance Holding (in its capacity as a Limited Partner of the Partnership) as provided in Section 17.04(b) of the Alliance Holding Partnership Agreement, give such instructions or proxies at the direction of the Person on whose behalf such broker, dealer or other agent is holding such Alliance Holding LP Units, and the Partnership and Alliance Holding shall be entitled to assume it is so acting without further inquiry.

         SECTION 17.12. Action Without a Meeting. Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if the General Partner so agrees in writing, in its sole discretion, and a consent in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum number of Limited Partnership Interests that would be necessary to authorize or take such action at a meeting at which all of the Limited Partners were present and voted. Alliance Holding (in its capacity as a Limited Partner of the Partnership) shall sign such consent only on behalf of those unitholders of Alliance Holding with respect to whom it has received written instructions or proxies with respect thereto as provided in Section 17.04(b) of the Alliance Holding Partnership Agreement. Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not consented thereto in writing. Written consents to the taking of any action by the Limited Partners shall have no force and effect unless and until (i) they are deposited with the Partnership in care of the General Partner and (ii) consents sufficient to take the action proposed are dated as of a date not more than one hundred eighty (180) days prior to the date sufficient consents are deposited with the Partnership.


                                  ARTICLE 18
                              GENERAL PROVISIONS

         SECTION 18.01. Addresses and Notices. The address of each Partner for all purposes shall be the address set forth on the books and records of the Partnership. Any notice, demand, request or report required or permitted to be given or made to a Partner (other than the General Partner and its Corporate Affiliates) under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent to such Partner at such address by first class mail or by other means of written communication.

         SECTION 18.02. Consent of Limited Partners. By acceptance of a LP Certificate, each Limited Partner expressly approves and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote of less than all of the Limited Partners, such action may be so taken upon the concurrence of less than all of the Limited Partners and each present and future Limited Partner shall be bound by the results of such action.

         SECTION 18.03. Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

         SECTION 18.04. Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

         SECTION 18.05. Further Action. Each Partner shall execute and deliver all documents, provide all information and take or refrain from taking all actions as may be necessary or appropriate to achieve the purpose of this Agreement.

         SECTION 18.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Partners and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

         SECTION 18.07. Integration. This Agreement constitutes the entire agreement among the Partners pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

         SECTION 18.08. Benefits of this Agreement. Except for the provisions of Section 6.02, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership or by any other Person not expressly granted rights herein.

         SECTION 18.09. Waiver. No failure by any party hereto to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

         SECTION 18.10. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto. Each party shall become bound by this Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.

         SECTION 18.11. Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties hereto expressly agree that all of the terms and provisions hereof shall be construed under and governed by the substantive laws of the State of Delaware, without regard to the principles of conflict of laws.

         SECTION 18.12. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands
as of the _____ day of   _________________  ___, 1999.
----

                                                                      Exhibit A


                                  CERTIFICATE
                                      FOR
                         LIMITED PARTNERSHIP INTERESTS
                                      IN
                       ALLIANCE CAPITAL MANAGEMENT L.P.


No. ______                                   ______________ Limited Partnership
                                                                      Interests

         ALLIANCE CAPITAL MANAGEMENT L.P. (the "Partnership"), a Delaware limited partnership, hereby certifies that is the registered owner of units of limited partner interest in the Partnership ("Limited Partnership Interests"). The rights, preferences, and limitations of the Limited Partnership Interests are set forth in the Amended and Restated Agreement of Limited Partnership of the Partnership, as it may be amended, supplemented or restated from time to time (the "Partnership Agreement"), copies of which are on file at the General Partner's principal office at 1345 Avenue of the Americas, New York, New York 10105.

         THIS CERTIFICATE, AND THE LIMITED PARTNERSHIP INTERESTS REPRESENTED HEREBY, ARE NOT TRANSFERABLE EXCEPT UPON DEATH, BY OPERATION OF LAW, OR WITH THE WRITTEN CONSENT OF THE GENERAL PARTNER, WHICH CONSENT MAY BE GRANTED OR WITHHELD IN THE GENERAL PARTNER'S SOLE DISCRETION. ANY TRANSFER OR PURPORTED TRANSFER OF THIS CERTIFICATE OR THE LIMITED PARTNERSHIP INTERESTS REPRESENTED HEREBY NOT MADE IN ACCORDANCE WITH THE PROVISIONS OF THE PARTNERSHIP AGREEMENT SHALL BE NULL AND VOID. THE LIMITED PARTNERSHIP INTERESTS REPRESENTED HEREBY ARE ALSO SUBJECT TO REDEMPTION UNDER CERTAIN CIRCUMSTANCES AS PROVIDED IN THE PARTNERSHIP AGREEMENT.


                                     C-A-1

         WITNESS, the facsimile signature of the duly authorized officer of Alliance Capital Management Corporation, the General Partner of the Partnership.

Dated:

                                  ALLIANCE CAPITAL MANAGEMENT L.P.

                                  By: Alliance Capital Management Corporation,
                                      General Partner

                                  By  ________________________________________
                                      Title:

BY ACCEPTANCE OF THIS CERTIFICATE FOR LIMITED PARTNERSHIP INTERESTS, AND AS A CONDITION TO ENTITLEMENT TO ANY RIGHTS IN OR BENEFITS WITH RESPECT TO THE LIMITED PARTNERSHIP INTERESTS EVIDENCED HEREBY, A HOLDER HEREOF (INCLUDING ANY ASSIGNEE OR TRANSFEREE HEREOF) IS DEEMED TO HAVE AGREED TO COMPLY WITH AND BE BOUND BY ALL TERMS AND CONDITIONS OF THE PARTNERSHIP AGREEMENT.


                                     C-A-2

                                                                         ANNEX D

PERSONAL AND CONFIDENTIAL

August 3, 1999


Board of Directors
Alliance Capital Management Corporation
1345 Avenue of the Americas
New York, NY  10105

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to those holders of the outstanding limited partnership units (the "Alliance Holding Units") of Alliance Capital Management L.P. ("Alliance Holding") who remain holders of the Alliance Holding Units immediately following the offer to exchange one limited partnership interest (the "Alliance Capital Units") in Alliance Capital Management L.P. II ("Alliance Capital") for each Alliance Holding Unit (the "Exchange Ratio") pursuant to the exchange offer to be commenced by Alliance Holding (the "Exchange Offer"), as contemplated by the draft dated August 2, 1999 of the Agreement and Plan of Reorganization among Alliance Holding, Alliance Capital, Alliance Capital Management Corporation and The Equitable Life Assurance Society of the United States ("ELAS") (the "Reorganization Plan"). We understand that Alliance Capital will be a private limited partnership while Alliance Holding will continue to be a publicly traded limited partnership following the Exchange Offer. Pursuant to the Reorganization Plan, holders of Alliance Holding Units ("Unitholders") can elect to retain their Alliance Holding Units or exchange them for Alliance Capital Units, which will be subject to the transfer restrictions described in the Proxy Statement/Prospectus (as defined below) relating to the reorganization of Alliance Holding contemplated by the Reorganization Plan (the "Reorganization"). We understand that ELAS, the majority Unitholder, has agreed to exchange, and to cause its affiliates to exchange, substantially all of their Alliance Holding Units for Alliance Capital Units. Alliance Capital Management Corporation, the general partner of Alliance Holding (the "General Partner") and an indirect wholly-owned subsidiary of The Equitable Companies Incorporated, the sole shareholder of ELAS ("Equitable"), will also be the general partner of Alliance Capital.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Alliance Holding and the General Partner having provided investment banking services to Alliance Holding and the General Partner from time to time and having acted as the General Partner's financial advisor in connection with the Reorganization. We have also provided investment banking and financial advisory services to ELAS, Equitable and AXA, the majority shareholder of Equitable ("AXA"), from time to time, including having acted as financial advisor and lead manager in connection with ELAS's demutualization and $450 million initial public offering in July 1992, as a dealer manager in Equitable's exchange offer of $408 million of convertible subordinated debentures and cumulative convertible preferred stock in November 1994, as lead manager for ELAS's placement of $600 million of surplus notes in December 1995, and as lead manager for AXA's $240 million common stock offering in June 1996 and having acted as financial advisor to AXA in connection with its merger with UAP Group in January 1997, its sale of AXA Equity and Law and AEL Investments in September 1997, and its pending acquisition of Guardian Royal Exchange plc. In addition, we may provide investment banking and financial advisory services in the future to Alliance Holding, Alliance Capital, the General Partner, Equitable or AXA or their respective affiliates. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Alliance Holding, Equitable and AXA for its own account and for the account of customers.

Alliance Capital Management Corporation
August 3, 1999
Page Two


In connection with this opinion, we have reviewed, among other things, the draft dated August 2, 1999 of the Reorganization Plan; the Registration Statement on Form S-4, including the Proxy Statement/Prospectus relating to the Special Meeting of Limited Partners and Unitholders of Alliance Holding to be held in connection with the Reorganization (the "Proxy Statement/Prospectus") and the Exchange Offer Prospectus relating to Alliance Holding's offer to exchange Alliance Holding Units for Alliance Capital Units on a one-for-one basis (the "Exchange Offer Prospectus"), as filed with the Securities and Exchange Commission on August 3, 1999; the draft dated August 2, 1999 of the Amended and Restated Agreement of Limited Partnership of Alliance Capital Management L.P.; the draft dated August 2, 1999 of the Amended and Restated Agreement of Limited Partnership of Alliance Capital Management Holding L.P.; the draft dated August 2, 1999 of the Amended and Restated Investment Advisory and Management Agreement among Alliance Holding, Alliance Corporate Finance Group Incorporated and ELAS; the draft dated August 2, 1999 of the Amended and Restated Accounting, Valuation, Reporting and Treasury Services Agreement for the General Account and Certain Separate Accounts of The Equitable Life Assurance Society of the United States between Alliance Holding and ELAS; the Indemnification and Reimbursement Agreement, dated as of April 8, 1999, among Alliance Holding, Alliance Capital and ELAS; the Exchange Agreement, dated as of April 8, 1999, among Alliance Holding, Alliance Capital and ELAS; Annual Reports to Unitholders and Annual Reports on Form 10-K of Alliance Holding for each of the five years ended December 31, 1998; certain interim reports to Unitholders and Quarterly Reports on Form 10-Q of Alliance Holding; certain other communications from Alliance Holding to its Unitholders; and certain internal financial analyses and forecasts for Alliance Holding prepared by the senior management of Alliance Holding and the General Partner. We also have held discussions with members of the senior management of Alliance Holding and the General Partner and Equitable regarding the rationale for the Reorganization and the financial alternatives available to the General Partner and Equitable with respect to their ownership interest in Alliance Holding, and, as applicable, the past and current business operations, financial condition and future prospects of Alliance Holding and Alliance Capital. In addition, we have reviewed the reported price and trading activity for the Alliance Holding Units, compared certain financial and stock market information for Alliance Holding with similar information for certain other companies the securities of which are publicly traded. We also reviewed the fees charged by certain other asset management firms and compared those fees with the fees charged by Alliance Holding for the assets of ELAS that are under management of Alliance Holding. We also performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the forecasts for Alliance Holding prepared by the senior management of Alliance Holding and the General Partner have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Alliance Holding and the General Partner. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Alliance Holding and we have not been furnished with any such evaluation or appraisal. We have assumed with your consent, after discussions with you and tax advisors consulted by you, that the Reorganization will not result in any adverse change in the taxation of Alliance Holding or the Unitholders. We have also assumed that the draft agreements referred to herein will be executed and delivered in substantially the same form received by us and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Reorganization will be obtained without any adverse effect on Alliance Holding or on the contemplated benefits of the Reorganization. We have also assumed with your consent that the Alliance Holding Units will continue to be listed for trading on the New York Stock Exchange. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the General Partner in connection with its consideration of the Reorganization and the Exchange Offer, and such opinion does not constitute a recommendation as to how any Unitholder should vote with respect to the Reorganization or whether any Unitholder should participate in the Exchange Offer.

We note that the General Partner cautions that Unitholders who cannot or do not wish to bear the substantial illiquidity of the Alliance Capital Units may find it advantageous not to participate in the Exchange Offer and that the General

Alliance Capital Management Corporation
August 3, 1999
Page Three


Partner will advise Unitholders that they must determine their individual liquidity requirements and preferences after considering all relevant factors, including the information to be contained in the Exchange Offer Prospectus, their financial and tax position and the composition of their investment portfolio. Because of the individual nature of the determination as to whether any Unitholder should decide to participate in the Exchange Offer, we do not express any opinion with respect to the fairness of the Exchange Ratio to those Unitholders who elect to exchange their Alliance Holding Units for Alliance Capital Units.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Reorganization Plan is fair from a financial point of view to those Unitholders who remain holders of Alliance Holding Units immediately following the Exchange Offer.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

[alternate page for exchange offer prospectus]


            EXCHANGE OFFER PROSPECTUS Offer to Exchange up to o of
                   Units of Limited Partnership Interest of
                       Alliance Capital Management L.P.
                                      For
                 Units of Alliance Capital Management L.P. II
                            -----------------------

                          Our Offer (Unless Extended)
                 Will Expire at 5:00 P.M., New York City time
                                  On o, 1999



Alliance Capital Management L.P. ("Alliance Holding") hereby offers each unitholder of Alliance Holding the opportunity to exchange each Alliance Holding unit for one unit of Alliance Capital Management L.P. II ("Alliance Capital").

Alliance Holding is making this exchange offer in connection with a reorganization of its business in which Alliance Holding will contribute its business to Alliance Capital in exchange for all Alliance Capital units.

The exchange offer gives Alliance Holding unitholders the choice of:

(1) Continuing to hold their Alliance Holding units. Alliance Holding units will continue to be listed on the NYSE and be freely tradable, and Alliance Holding will continue to be subject to the 3.5% federal tax that is imposed on the gross business income of public partnerships; or


(2) Exchanging their Alliance Holding units for Alliance Capital units on a one-for-one basis. Alliance Capital will not be subject to the 3.5% federal tax. However, Alliance Capital units will not be traded on any exchange and will be subject to significant restrictions on transfer that are designed to prevent Alliance Capital from being classified as a publicly-traded partnership, and taxed as a corporation, for federal tax purposes.

If you exchange your Alliance Holding units for Alliance Capital units in the exchange offer, you will exchange freely tradable securities for transfer-restricted securities, but you will be entitled to distributions per unit in a greater amount than will holders of Alliance Holding units. For example, Alliance Holding paid total distributions of $1.62 per unit in 1998. These distributions were paid net of the 3.5% federal tax. If the reorganization had been completed as of January 1, 1998, we estimate that in 1998, Alliance Holding would have paid total distributions of $1.62 per unit and Alliance Capital would have paid total distributions of $1.80 per unit.

The Equitable Life Assurance Society of the United States and its affiliates, which as of June 30, 1999 collectively owned approximately 57% of the outstanding Alliance Holding units, have agreed to exchange substantially all of their Alliance Holding units for Alliance Capital units on a private basis on the same terms and limitations as the exchange offer. All references in this prospectus to the exchange offer include the exchange by Equitable Life and its affiliates of their Alliance Holding units for Alliance Capital units.

Alliance Capital Management Corporation, the general partner of Alliance Holding and Alliance Capital, cautions that unitholders who cannot or do not wish to bear the substantial illiquidity of the Alliance Capital units may find it advantageous not to participate in the exchange offer. You must determine your individual liquidity requirements and preferences after considering all relevant factors, including the information contained in the exchange offer prospectus, your financial and tax position and the composition of your investment portfolio.


Carefully consider the risks associated with the exchange offer. See "Risk Factors" beginning on page 12.
-------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities regulators has approved the exchange offer described in this prospectus or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------

                    The date of this prospectus is o, 1999.

[alternate page for exchange offer prospectus]


                      Where You Can Find More Information

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important business and financial information about Alliance Holding to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about the Alliance Holding business.


Alliance Holding SEC Filings (File No. 1-9818)  Period
Annual Report on Form 10-K                      Fiscal Year ended December 31, 1998
Quarterly Report on Form 10-Q                   Fiscal Quarter ended March 31, 1999
Current Report on Form 8-K                      Dated April 8, 1999

     We are also incorporating by reference additional documents that we file with the SEC between the date of this prospectus and the date the offer to exchange terminates.

     Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. Please direct your oral or written requests to the information agent:

                           Georgeson & Company Inc.
                               Wall Street Plaza
                           New York, New York 10005
                                (800) 223-2064

     If you would like to request documents, please do so no later than o, 1999 in order to receive them before the expiration date of the exchange offer.

     You should rely only on the information contained or incorporated by reference in this prospectus in determining whether to participate in the exchange offer. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated o, 1999. You should not assume that the information contained in this prospectus is accurate as of any date other than such date, and neither the mailing of this prospectus to Alliance Holding unitholders nor the issuance of Alliance Capital units in the exchange offer shall create any implication to the contrary.


                                     Alt-2

[alternate page for exchange offer prospectus]


                              THE EXCHANGE OFFER

General

     Alliance Capital Management L.P. ("Alliance Holding") offers each unitholder of Alliance Holding the opportunity to exchange each Alliance Holding unit for one unit of limited partnership interest in Alliance Capital Management L.P. II ("Alliance Capital"). Alliance Holding is making this exchange offer in connection with a reorganization of Alliance Holding's business in which Alliance Holding will contribute all of its business to Alliance Capital in exchange for all Alliance Capital units. After the reorganization, Alliance Holding will change its name to "Alliance Capital Management Holding L.P." and Alliance Capital will assume the name "Alliance Capital Management L.P."

     Each Alliance Holding unitholder will be entitled to exchange one Alliance Holding unit for one Alliance Capital unit upon consummation of the exchange offer by following the procedures described below. However, in order to preserve Alliance Holding's NYSE listing, Alliance Holding will not accept units tendered that, if exchanged, would cause Alliance Holding's units to be held by fewer than 1,200 public unitholders. Further, in order to maintain an adequate public float in the trading market for Alliance Holding units, Alliance Holding will not accept units tendered that, if exchanged, would cause fewer than 40 million units to be held by public unitholders immediately following the exchange. For purposes of calculating the public float, "public unitholders" excludes Equitable Life, its affiliates, other holders of more than 2% of the currently outstanding Alliance Holding units and Alliance Holding's executive management. In the event excess units are tendered, Alliance Holding will reject a corresponding number of units on a pro rata basis among all tendering unitholders.

     Each Alliance Holding unitholder should carefully consider the liquidity consequences of participating in the exchange offer. The Alliance Capital units offered in the exchange offer will not be listed on any securities exchange and will be subject to significant restrictions on transfer. By contrast, the Alliance Holding units will continue to be listed on the NYSE and be freely tradable. If you do not participate in the exchange offer, you will continue to hold your Alliance Holding units. See "Description of Alliance Capital Units--Restrictions on Transfers of the Alliance Capital Units."

     Each Alliance Holding unitholder should also carefully consider the tax consequences of participating in the exchange offer. Alliance Capital units represent interests in a private partnership that is not subject to federal tax on its gross business income. By contrast, Alliance Holding units represent interests in a publicly-traded partnership that is subject to a federal tax of 3.5% on gross business income. As a consequence, distributions on Alliance Holding units will be lower than distributions on Alliance Capital units. See "The Reorganization and the Exchange Offer -- Material Federal Income Tax Consequences."

Exchange Offer Deadline

     The exchange offer deadline is 5:00 p.m. New York City time, on o, 1999. Alliance Holding's general partner may shorten or extend the exchange offer deadline.

     If the general partner of Alliance Holding designates a date other than o, 1999 as the exchange offer deadline, the general partner will notify unitholders of that other date by issuing a press release. If that date is earlier than o, 1999, that earlier date will be at least five business days following the date of the notice to unitholders and be at least 20 business days following the date of the initial mailing of this prospectus to unitholders. If that date is later than o, 1999, notice of that later date shall be given to unitholders at least five business days prior to o, 1999.


                                     Alt-3

[alternate page for exchange offer prospectus]


Exchange Offer Forms

     We have included with this prospectus a letter of transmittal that you will need to participate in the exchange offer. The letter of transmittal describes other documents that must accompany the letter of transmittal in specified circumstances.

     Upon request, the information agent identified below will make letters of transmittal available to all persons who become holders, or beneficial owners, of Alliance Holding units between the date of the special meeting and the close of business on the day prior to the exchange offer deadline. The letters of transmittal will be accompanied by a copy of this prospectus.

How to Tender

     If you wish to participate in the exchange offer, you must deliver the following documents to the exchange agent at the address set forth below under "-- The Exchange Agent" on or before the exchange offer deadline:

     o    a properly completed letter of transmittal, AND

     o    any documents required by the letter of transmittal, AND

     o    either:

          o certificates representing the Alliance Holding units that you wish to exchange for Alliance Capital units, OR

          o an appropriate guarantee of delivery of the certificates representing such Alliance Holding units, OR

          o a book-entry confirmation, as discussed below under "-- Book-Entry Transfer" verifying that you have completed the procedure for delivery by book-entry transfer of such Alliance Holding units on a timely basis.

     The method of delivery of certificates representing Alliance Holding units, letters of transmittal and all other required documents is at your own election and risk. We recommend that you use an overnight or hand-delivery service. If you choose to deliver such documents by mail, however, we recommend that you use registered mail, properly insure such documents and request a return receipt. In all cases, you should allow sufficient time to assure timely delivery.

     Under no circumstances should you send your letter of transmittal, other required documents or certificates representing Alliance Holding units to Alliance Holding. The exchange agent must receive the letter of transmittal and other required forms by the exchange offer deadline; otherwise, the units represented by such certificates will not be exchanged for Alliance Capital units.

     Your decision to participate in the exchange offer will be effective only if your letter of transmittal is accompanied by your Alliance Holding unit certificates or guarantee of delivery or if you complete the book-entry procedures, as described below.

     The general partner of Alliance Holding may establish other reasonable procedures and make reasonable determinations, not inconsistent with the terms of the agreement and plan of reorganization, in guiding the exchange agent in its determinations as to the validity of letters of transmittal and other required documents.


                                     Alt-4

[alternate page for exchange offer prospectus]


Proper Execution and Delivery of Letter of Transmittal

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Alliance Holding units surrendered for exchange pursuant thereto are tendered (1) by a registered holder of Alliance Holding units who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an eligible institution, as defined below. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by an eligible institution. An "eligible institution" is a firm that is a member of a registered national securities exchange, of the NASD or of a commercial bank or trust company having an office or correspondent in the United States. If Alliance Holding units are registered in the name of a person other than the person signing the letter of transmittal, the Alliance Holding units surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of exchange, in satisfactory form as determined by Alliance Holding in its sole discretion, duly executed by the registered Alliance Holding unitholder with the signature thereon guaranteed by an eligible institution.

     If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Alliance Holding units, such units must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the certificates representing the Alliance Holding units.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal, any certificates representing Alliance Holding units or any powers of attorney, such person should so indicate when signing and, unless waived by Alliance Holding, such person must submit proper evidence satisfactory to Alliance Holding of its authority to so act.

     Alliance Holding, in its sole discretion, will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Alliance Holding units tendered for exchange for Alliance Capital units. Alliance Holding reserves the absolute right to reject any and all tenders of any particular Alliance Holding units not properly tendered or to not accept any particular Alliance Holding units, which acceptance might, in the judgment of Alliance Holding or its counsel, be unlawful. Alliance Holding also reserves the absolute right in its sole discretion to waive any defects or irregularities or conditions of the exchange offer as to any particular Alliance Holding units either before or after the exchange offer deadline, including the right to waive the ineligibility of any Alliance Holding unitholder who seeks to tender Alliance Holding units pursuant to the exchange offer. Alliance Holding's interpretation of the terms and conditions of the exchange offer as to any particular certificates representing Alliance Holding units either before or after the exchange offer deadline, including the letter of transmittal and the instructions thereto, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tender of Alliance Holding units for exchange must be cured within such reasonable period of time as Alliance Holding will determine. Neither Alliance Holding, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Alliance Holding units for exchange, nor will any of them incur any liability for failure to give such notification.

                                     Alt-5

[alternate page for exchange offer prospectus]


Guaranteed Delivery Procedures

     If you wish to exchange your Alliance Holding units for Alliance Capital units and the certificates representing the Alliance Holding units are not immediately available, or time will not permit your certificates or other required documents to reach the exchange agent before the exchange offer deadline, or you cannot complete the procedure for book-entry transfer on a timely basis, you may still exchange your Alliance Holding units if:

     (1) you exchange your Alliance Holding units through an eligible institution, as defined above,

     (2) prior to the exchange offer deadline, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by Alliance Holding (by facsimile transmission, mail or hand delivery), setting forth the name and address of the Alliance Holding unitholder and the amount of Alliance Holding units tendered, stating that the tender is being made thereby and guaranteeing that within five NYSE trading days after the date of execution of the notice of guaranteed delivery, the certificates representing all physically tendered Alliance Holding units, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

     (3) the certificates representing all physically tendered Alliance Holding units, in proper form for transfer, or a book-entry confirmation, as the case may be, a properly completed and duly executed letter of transmittal and all other documents required by the letter of transmittal are received by the exchange agent within five NYSE trading days after the date of execution of the notice of guaranteed delivery.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the Alliance Holding units at The Depository Trust Company, its book-entry transfer facility for purposes of the exchange offer, promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of certificates representing Alliance Holding units by causing the book-entry transfer facility to transfer such certificates into the exchange agent's account in accordance with the book-entry transfer facility's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange agent will exchange your Alliance Holding units so tendered only after timely confirmation of the book-entry transfer of Alliance Holding units into the exchange agent's account and the exchange agent's timely receipt of an agent's message and any other documents required by the letter of transmittal. An "agent's message" is a message transmitted by the book-entry transfer facility and received by the exchange agent and forming a part of a book-entry confirmation. This confirmation states that the book-entry transfer facility has received an express acknowledgment from a participating financial institution tendering Alliance Holding units, which are the subject of the confirmation, that (1) such participant has received and agrees to be bound by the terms of the letter of transmittal and (2) Alliance Holding may enforce that agreement against such participant.

Revocation of Election to Participate in the Exchange Offer

     Any unitholder may revoke its election to participate in the exchange offer and withdraw the certificates representing Alliance Holding units deposited with the exchange agent by written notice to the exchange agent received prior to 5:00 P.M. on o, 1999, the exchange offer deadline. The written notice must include the exact name of the unitholder as it appears on the certificates, the certificate number and the number of units represented by each such certificate. Upon such written notice, the certificates covered by any properly revoked letter of transmittal will be returned to the person who submitted such letter of transmittal to the exchange agent. The exchange agent and the general partner of Alliance Holding will have reasonable discretion to determine when any


                                     Alt-6

[alternate page for exchange offer prospectus]


revocation is received and whether any such revocation has been properly made, and such determination will be final.

Cap on Tenders; Pro Ration

     In order to preserve Alliance Holding's NYSE listing, Alliance Holding will not accept units tendered that, if exchanged, would cause Alliance Holding's units to be held by fewer than 1,200 public unitholders. Further, in order to maintain an adequate public float in the trading market for Alliance Holding units, Alliance Holding will not accept units tendered that, if exchanged, would cause fewer than 40 million units to be held by public unitholders immediately following the exchange. For purposes of calculating the public float, "public unitholders" excludes Equitable Life, its affiliates, other holders of more than 2% of the currently outstanding Alliance Holding units and Alliance Holding's executive management. In the event excess units are tendered, Alliance Holding will reject a corresponding number of units on a pro rata basis among all tendering unitholders.

Lost, Stolen, Destroyed or Mutilated Certificates

     If a unitholder submits a letter of transmittal with respect to an Alliance Holding unit represented by a certificate that has been lost, stolen, destroyed or mutilated, such certificate need not accompany the letter of transmittal; provided that the unitholder:

      (1) makes proof by affidavit, in form and substance satisfactory to the general partner of Alliance Holding, that such previously issued certificate has been lost, destroyed or stolen;

      (2) indicates a desire to participate in the exchange offer and the general partner of Alliance Holding has not been notified on or prior to the exchange offer deadline that the lost, stolen, destroyed or mutilated certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

      (3) delivers to the general partner of Alliance Holding a bond, in form and substance satisfactory to the general partner, with such surety or sureties and with fixed or open penalty, as the general partner may direct, to indemnify the general partner against any claim that may be made on account of the alleged loss, destruction or theft of such certificate or any claim made by another person asserting an interest in such units, unless waived by the general partner; and

      (4) satisfies any other reasonable requirements imposed by the general partner of Alliance Holding.

     To satisfy condition (1) above, the unitholder must contact the exchange agent to obtain the proper Affidavit of Loss and Indemnity Agreement.

     The general partner of Alliance Holding may delegate to the exchange agent the authority to make any of the preceding determinations, requests or waivers. If any mutilated Alliance Holding unit certificate is surrendered to the exchange agent pursuant to the exchange offer, such certificate will be exchanged for an Alliance Capital unit certificate.

Elections by Nominees

     Alliance Holding unitholders of record who are nominees may submit a separate letter of transmittal for each beneficial owner for whom such unitholders of record are nominees. However, upon the request of the general partner of Alliance Holding, any such unitholder of record will be required to certify to the general partner's


                                     Alt-7

[alternate page for exchange offer prospectus]


satisfaction that such unitholder of record holds such units as nominee for the beneficial owners thereof. Each beneficial owner for whom such a letter of transmittal is so submitted will be treated as a unitholder of record.

Distribution of Alliance Capital Units

     As soon as practicable after the effective time of the reorganization (and after surrender to the exchange agent, if not previously surrendered with a letter of transmittal, of one or more certificates representing Alliance Holding units for exchange), there will be distributed to each unitholder who previously delivered Alliance Holding units to the exchange agent, certificates representing the Alliance Capital units receivable in exchange for such Alliance Holding units.

Issuance of Certificates in Another Name

     If any Alliance Capital units are to be transferred to a person other than the person in whose name the certificate representing the Alliance Holding units surrendered in exchange therefor is registered, it will be a condition of the transfer of such securities that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer.

Expenses

     Pursuant to the agreement and plan of reorganization, Equitable Life will pay or reimburse all out-of-pocket costs and expenses incurred by Alliance Holding, Alliance Capital, their general partner, or any of their subsidiaries in connection with the exchange offer. In addition, if the reorganization is consummated, Equitable Life has agreed to pay $3 million to Alliance Capital for any internal personnel and overhead costs and expenses of Alliance Holding, Alliance Capital or their common general partner relating to the consideration and implementation of the reorganization and the exchange offer, costs relating to additional communications with clients and personnel necessitated by the transaction and other miscellaneous expenses relating to the transaction. Equitable Life has agreed to pay $1.5 million to Alliance Holding for such costs if the reorganization is abandoned after the special meeting of unitholders.


                                     Alt-8

[alternate page for exchange offer prospectus]


The Exchange Agent and the Information Agent

     First Chicago Trust Company of New York has agreed to provide services as the exchange agent in connection with the exchange offer. You should direct all executed letters of transmittal and other required documents to the exchange agent at one of the addresses or facsimile numbers set forth below.

     Georgeson & Company Inc. has agreed to provide services as the information agent in connection with the exchange offer. You should direct questions and requests for assistance regarding the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the information agent at the address or the telephone number set forth below.


               The information agent for the exchange offer is:

                           Georgeson & Company Inc.
                               Wall Street Plaza
                           New York, New York 10005
                 Banks and Brokers call collect (212) 440-9800
                        Call Toll Free: 1-800-223-2064



                 The exchange agent for the exchange offer is:

                    First Chicago Trust Company of New York


                                 By Federal Express or
         By Mail:                    Other Courier:                   By Hand:
First Chicago Trust Company   First Chicago Trust Company   First Chicago Trust Company
        of New York                   of New York                   of New York
     Corporate Actions             Corporate Actions        c/o Securities Transfer and
        Suite 4660                     Suite 4680             Reporting Services Inc.
      P. O. Box 2569                 14 Wall Street           Attn: Corporate Services
  Jersey City, New Jersey              8th Floor            100 William Street, Galleria
        07303-2569              New York, New York 10005      New York, New York 10038

                          By Facsimile For Notices of
                           Guaranteed Delivery Only:

                          For Eligible Institutions:
                              (201) 222-4720/4721
                       For Facsimile Confirmation Only:
                                (201) 222-4707

     The exchange agent has entered into an agreement with Alliance Holding pursuant to which it has agreed, among other things, to act as agent for purposes of mailing and receiving letters of transmittal and other required documents and distributing Alliance Capital units to persons participating in the exchange offer. In connection with


                                     Alt-9

[alternate page for exchange offer prospectus]


this engagement, the exchange agent will receive a fee of $5,000, plus reasonable out-of-pocket expenses, which Equitable Life has agreed to pay. None of the compensation paid to the exchange agent will be contingent on the outcome of the exchange offer.




                                    Alt-10

[alternate page for exchange offer prospectus]













                               TABLE OF CONTENTS

                                                                           Page
                                                                          -----



WHERE YOU CAN FIND MORE
   INFORMATION............................................................Alt-2

THE EXCHANGE OFFER........................................................Alt-3
   General................................................................Alt-3
   Exchange Offer Deadline................................................Alt-3
   Exchange Offer Forms...................................................Alt-4
   How to Tender..........................................................Alt-4
   Proper Execution and Delivery of
      Letter of Transmittal...............................................Alt-5
   Guaranteed Delivery Procedures.........................................Alt-6
   Book-Entry Transfer....................................................Alt-6
   Revocation of Election to Participate
      in the Exchange Offer...............................................Alt-6
   Cap on Tenders; Pro Ration.............................................Alt-7
   Lost, Stolen, Destroyed or Mutilated
      Certificates........................................................Alt-7
   Elections by Nominees..................................................Alt-7
   Distribution of Alliance Capital Units.................................Alt-8
   Issuance of Certificates in Another Name...............................Alt-8
   Expenses...............................................................Alt-8
   The Exchange Agent and the
      Information Agent...................................................Alt-9

SUMMARY.......................................................................1
   Alliance Holding and Alliance Capital......................................1
   The Alliance Business......................................................1
   The Reorganization and the Exchange Offer..................................1
   Reasons for the Reorganization and
      Exchange Offer..........................................................2
   Recommendation to Unitholders..............................................3
   Required Vote..............................................................3
   Other Aspects of the Reorganization and
      Exchange Offer..........................................................3
   Exchange Offer Considerations..............................................5
   Risk Factors...............................................................5
   Factors Upon Which the
      Reorganization Depends..................................................5
   Material Federal Income Tax
      Consequences............................................................6
   Opinion of Financial Adviser...............................................6
   Accounting Treatment.......................................................6
   Benefits to Equitable Life from the
      Reorganization..........................................................6
   No Appraisal Rights........................................................7

ORGANIZATIONAL CHARTS.........................................................8

SUMMARY CONSOLIDATED HISTORICAL
   FINANCIAL DATA.............................................................9

SUMMARY CONSOLIDATED PRO FORMA
   FINANCIAL DATA............................................................10

RISK FACTORS.................................................................12
   Risks Relating to the Reorganization......................................12
   Risks Relating to Exchanging
      or Retaining Units.....................................................13

CAUTIONARY STATEMENT
   CONCERNING FORWARD-LOOKING
   STATEMENTS................................................................15

THE REORGANIZATION AND THE EXCHANGE
   OFFER.....................................................................16
   General...................................................................16
   Background of the Reorganization and the
      Exchange Offer.........................................................17
   Reasons for the Reorganization and
      the Exchange Offer.....................................................19
   Factors Considered by, and
      Recommendation of, the General Partner.................................19
   Alliance Holding Public Float After the
      Exchange...............................................................22
   Transaction Expenses......................................................24
   Employee Matters..........................................................25
   Material Federal Income Tax Consequences..................................25
   Regulatory Matters........................................................30
   Accounting Treatment......................................................30
   No Appraisal Rights.......................................................30

SELECTED FINANCIAL DATA......................................................32

CAPITALIZATION...............................................................35

PRO FORMA CONDENSED FINANCIAL
STATEMENTS (UNAUDITED).......................................................36
   Pro Forma Condensed Statement of
      Financial Condition of Alliance Holding
      (Unaudited)............................................................38


                                    Alt-11

[alternate page for exchange offer prospectus]





                                                                           Page
                                                                           ----

   Pro Forma Condensed Statements of
      Income of Alliance Holding (Unaudited).................................39
   Pro Forma Condensed Consolidated
      Statement of Financial Condition of
      Alliance Capital (Unaudited)...........................................42
   Pro Forma Condensed Consolidated
      Statements of Income of Alliance Capital
      (Unaudited)............................................................43
   Notes to Unaudited Pro Forma Condensed
      Financial Statements...................................................46

OPINION OF FINANCIAL ADVISER.................................................47

INTERESTS OF CERTAIN PERSONS
   IN THE REORGANIZATION.....................................................53
   Equitable Life............................................................53
   Executive Officers........................................................53

THE REORGANIZATION DOCUMENTS.................................................54
   The Exchange Agreement....................................................54
   The Agreement and Plan of Reorganization..................................54
   The Indemnification and Reimbursement
      Agreement..............................................................56

DESCRIPTION OF ALLIANCE CAPITAL
   UNITS.....................................................................59
   General...................................................................59
   Restrictions on Transfers of the
      Alliance Capital Units.................................................59

COMPARISON OF UNITHOLDER RIGHTS..............................................61
   Form of Organization......................................................61
   Business..................................................................61
   Voting Rights.............................................................61
   Distributions.............................................................63
   Taxation..................................................................63
   Management................................................................64
   Potential Dilution........................................................64
   Meetings..................................................................65
   Conversion/Exchange Rights................................................65
   Right to Purchase Units...................................................65
   Liquidation Rights........................................................66
   Right to Compel Dissolution...............................................66
   Limited Liability.........................................................67
   Liquidity and Marketability...............................................67
   Continuity of Existence...................................................68
   Financial Reporting.......................................................68
   Certain Legal Rights......................................................68
   Right to List Holders; Inspection of Books
      and Records............................................................69
   Subordination.............................................................69

THE PARTNERSHIP AGREEMENTS...................................................70
   The Amended Alliance Holding Partnership
      Agreement..............................................................70
   The Alliance Capital Partnership Agreement................................83

CERTAIN RELATIONSHIPS AND
   RELATED TRANSACTIONS......................................................91
   The Amended Equitable Life Investment
      Advisory and Management Agreement......................................91
   The Amended Equitable Life Accounting,
      Valuation, Reporting and Treasury Services
      Agreement..............................................................92
   Intercompany Relations....................................................92
   Security Ownership as of the Record Date..................................93

LEGAL MATTERS...............................................................100

EXPERTS.....................................................................100

FINANCIAL STATEMENT INDEX...................................................F-1

Annex A    --  Agreement and Plan of Reorganization
Annex B    --  Amended Alliance Holding Partnership Agreement
Annex C    --  Alliance Capital Partnership Agreement
Annex D    --  Opinion of Financial Adviser


                                     Alt-12

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.       Indemnification of Directors and Officers.

      Section 17-108 of the Delaware Revised Uniform Limited Partnership Act permits a limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as set forth in its partnership agreement. Section 6.09 of the form of Alliance Capital Management L.P. II ("Alliance Capital") partnership agreement, which is filed as Annex C to the Proxy Statement/Prospectus contained in this Registration Statement, sets forth the indemnification provisions. Alliance Capital will grant broad rights of indemnification to its officers and employees and to officers of Alliance Capital Management Corporation, Alliance Capital's general partner. The foregoing indemnification provisions are not exclusive, and the partnership agreement authorizes Alliance Capital to enter into additional indemnification arrangements. Alliance Capital will obtain directors' and officers' liability insurance.

      Alliance Capital has entered into an indemnification and reimbursement agreement, which is filed as Exhibit 10.2 to this Registration Statement, with The Equitable Life Assurance Society of the United States ("Equitable Life") and Alliance Capital Management L.P. ("Alliance Holding"). Pursuant to this agreement, Equitable Life has agreed to indemnify Alliance Capital's directors and officers, among others, against certain losses or expenses incurred in connection with or arising out of the transfer by Alliance Holding of its business to Alliance Capital and the amendment of the Alliance Holding partnership agreement.

Item 21.       Exhibits and Financial Statement Schedules

      (a)   Exhibits (see index to exhibits at E-1)

Item 22.       Undertakings

      (a)   The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

           (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
      Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

           (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 3rd day of August, 1999.


Alliance Capital Management L.P. II
--------------------------------------------
     (Registrant)

     By:  Alliance Capital Management Corporation
          Its General Partner

     By:  /s/ Dave H. Williams
          ----------------------------------
          Name:  Dave H. Williams
          Title: Chairman of the Board


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons and in the capacities and on the dates indicated.


          Signature                         Title                    Date
          ---------                         -----                    ----

/s/ Dave H. Williams                Chairman of the Board         August 3, 1999
---------------------------------   and Director
(Dave H. Williams)

     *                              Director                      August 3, 1999
---------------------------------
(Luis Javier Bastida)

     *                              Director                      August 3, 1999
---------------------------------
(Donald H. Brydon)

/s/ Bruce W. Calvert                Director                      August 3, 1999
---------------------------------
(Bruce W. Calvert)

/s/ John D. Carifa                  Director                      August 3, 1999
---------------------------------
(John D. Carifa)

     *                              Director                      August 3, 1999
---------------------------------
(Henri de Castries)

     *                              Director                      August 3, 1999
---------------------------------
(Kevin C. Dolan)

     *                              Director                      August 3, 1999
---------------------------------
(Denis Duverne)

     *                              Director                      August 3, 1999
---------------------------------
(Alfred Harrison)

          Signature                         Title                    Date
          ---------                         -----                    ----

     *                              Director                      August 3, 1999
---------------------------------
(Herve Hatt)

     *                              Director                      August 3, 1999
---------------------------------
(Michael Hegarty)

     *                              Director                      August 3, 1999
---------------------------------
(Benjamin D. Holloway)

     *                              Director                      August 3, 1999
---------------------------------
(Edward D. Miller)

     *                              Director                      August 3, 1999
---------------------------------
(Peter D. Noris)

     *                              Director                      August 3, 1999
---------------------------------
(Frank Savage)

     *                              Director                      August 3, 1999
---------------------------------
(Stanley B. Tulin)

     *                              Director                      August 3, 1999
---------------------------------
(Reba W. Williams)

     *                              Director                      August 3, 1999
---------------------------------
(Robert B. Zoellick)

/s/ Robert H. Joseph, Jr.           Senior Vice President and     August 3, 1999
---------------------------------   Chief Financial Officer
(Robert H. Joseph, Jr.)

/s/ Gerald J. Friscia               Senior Vice President         August 3, 1999
---------------------------------   and Controller
(Gerald J. Friscia)

/s/ David R. Brewer, Jr.                                          August 3, 1999
---------------------------------
(David R. Brewer, Jr.)
Attorney-in-Fact


*  An asterisk denotes execution by David R. Brewer, Jr., as Attorney-in-Fact.

                                  EXHIBIT INDEX

  Exhibit
    No.
  -------

    2.1    -   Form of Agreement and Plan of Reorganization among Alliance
               Capital Management L.P., Alliance Capital Management L.P. II,
               Alliance Capital Management Corporation and The Equitable Life
               Assurance Society of the United States (included as Annex A to the Proxy Statement/Prospectus contained in this Registration
               Statement).

    3.1    -   Certificate of Limited Partnership of the Registrant.

    3.2    -   Agreement of Limited Partnership of the Registrant.

    3.3    -   Form of Amended and Restated Agreement of Limited Partnership
               of Alliance Capital Management L.P. (included as Annex B to the
               Proxy Statement/Prospectus contained in this Registration
               Statement).

    3.4    -   Form of Amended and Restated Agreement of Limited Partnership
               of the Registrant (included as Annex C to the Proxy
               Statement/Prospectus contained in this Registration Statement).

    5.1    -   Opinion of Davis Polk & Wardwell as to the legality of the securities registered hereunder.

    8.1    -   Opinion of Davis Polk & Wardwell addressing the federal income tax consequences of the reorganization and the exchange offer.

   10.1    -   Exchange Agreement dated April 8, 1999 among Alliance Capital
               Management L.P., Alliance Capital Management L.P. II and The
               Equitable Life Assurance Society of the United States.

   10.2    -   Indemnification and Reimbursement Agreement dated April 8, 1999 among Alliance Capital Management L.P., Alliance Capital
               Management L.P. II and The Equitable Life Assurance Society of the United States.

   10.3    -   Form of Amended and Restated Investment Advisory and Management
               Agreement among Alliance Holding Management L.P., Alliance
               Corporate Finance Group Incorporated and The Equitable Life
               Assurance Society of the United States.

   10.4    -   Form of Amended and Restated Accounting, Valuation, Reporting
               and Treasury Services Agreement between Alliance Capital
               Management L.P. and The Equitable Life Assurance Society of the
               United States.

   10.5    -   Unit Option Plan Agreement dated December 10, 1998 with Bruce
               W. Calvert (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Calvert, who, after the Reorganization, will become an employee of the Registrant).(1)

   10.6    -   Unit Option Plan Agreement dated December 10, 1998 with John D.
               Carifa (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Carifa, who, after the Reorganization, will become an employee of the Registrant).(1)

   10.7    -   Unit Option Plan Agreement dated December 10, 1998 with David
               R. Brewer, Jr. (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Brewer, who, after the Reorganization, will become an employee of the Registrant).(1)

   10.8    -   Unit Option Plan Agreement dated December 10, 1998 with Robert
               H. Joseph, Jr. (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Joseph, who, after the Reorganization, will become an employee of the Registrant).(1)


                                     II-E-1

  Exhibit
    No.
  -------

   10.9    -   Revolving Credit Agreement dated as of July 20, 1998 among
               Alliance Capital Management L.P., as Borrower, and the lending institutions listed on Schedule 1 thereto, collectively as Banks, and NationsBank, N.A., The Chase Manhattan Bank, and the
               Bank of New York, individually as Co-Agents, NationsBank, N.A., as Administrative Agent, The Chase Manhattan Bank, as
               Syndication Agent, and The Bank of New York, as Documentation
               Agent (will be an agreement of the Registrant after the Reorganization).(1)

   10.10   -   Unit Option Plan Agreement dated December 16, 1997 with David
               R. Brewer, Jr. (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Brewer, who, after the Reorganization, will become an employee of the Registrant).(2)

   10.11   -   Unit Option Plan Agreement dated December 16, 1997 with Robert
               H. Joseph, Jr. (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Joseph, who, after the Reorganization, will become an employee of the Registrant).(2)

   10.12   -   Amended and Restated Commercial Paper Dealer Agreement dated
               December 19, 1997 among Alliance Capital Management L.P.,
               Goldman, Sachs & Co. and NationsBank Montgomery Securities,
               Inc. (will be an agreement of the Registrant after the Reorganization).(2)

   10.13   -   1997 Long Term Incentive Plan (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to employees of the Registrant).(3)

   10.14   -   Unit Option Plan Agreement dated December 16, 1996 with David
               R. Brewer, Jr. (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Brewer, who, after the Reorganization, will become an employee of the Registrant).(4)

   10.15   -   Unit Option Plan Agreement dated December 16, 1996 with Robert
               H. Joseph, Jr. (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Joseph, who, after the Reorganization, will become an employee of the Registrant).(4)

   10.16   -   Unit Option Plan Agreement dated April 25, 1995 with Bruce W.
               Calvert (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Calvert, who, after the Reorganization, will become an employee of the Registrant).(5)

   10.17   -   Unit Option Plan Agreement dated July 24, 1995 with Bruce W.
               Calvert (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Calvert, who, after the Reorganization, will become an employee of the Registrant).(5)

   10.18   -   Unit Option Plan Agreement dated April 25, 1995 with John D.
               Carifa (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Carifa, who, after the Reorganization, will become an employee of the Registrant).(5)

   10.19   -   Unit Option Plan Agreement dated July 24, 1995 with John D.
               Carifa (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Carifa, who, after the Reorganization, will become an employee of the Registrant).(5)

   10.20   -   Unit Option Plan Agreement dated April 25, 1995 with David R.
               Brewer, Jr. (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Brewer, who, after the Reorganization, will become an employee of the Registrant).(5)

   10.21   -   Unit Option Plan Agreement dated December 5, 1995 with David R.
               Brewer, Jr. (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Brewer, who, after the Reorganization, will become an employee of the Registrant).(5)


                                     II-E-2

  Exhibit
    No.
  -------

   10.22   -   Unit Option Plan Agreement dated April 25, 1995 with Robert H.
               Joseph, Jr. (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Joseph, who, after the Reorganization, will become an employee of the Registrant).(5)

   10.23   -   Unit Option Plan Agreement dated December 5, 1995 with Robert
               H. Joseph, Jr. (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Joseph, who, after the Reorganization, will become an employee of the Registrant).(5)

   10.24   -   Alliance Partners Compensation Plan (will relate to the
               Registrant after the Reorganization).(5)

   10.25   -   Unit Option Plan Agreement dated May 10, 1994 with Bruce W.
               Calvert (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Calvert, who, after the Reorganization, will become an employee of the Registrant).(6)

   10.26   -   Unit Option Plan Agreement dated May 10, 1994 with John D.
               Carifa (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Carifa, who, after the Reorganization, will become an employee of the Registrant).(6)

   10.27   -   Unit Option Plan Agreement dated May 10, 1994 with David R.
               Brewer, Jr. (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Brewer, who, after the Reorganization, will become an employee of the Registrant).(6)

   10.28   -   Unit Option Plan Agreement dated May 10, 1994 with Robert H.
               Joseph, Jr. (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Joseph, who, after the Reorganization, will become an employee of the Registrant).(6)

   10.29   -   Convertible Note Purchase Agreement dated August 11, 1994
               between Alliance Capital Management L.P. and Banco Bilbao
               Vizcaya, S.A.(will be an agreement of the Registrant after the Reorganization).(7)

   10.30   -   Alliance Capital Management L.P. 1993 Unit Option Plan (after the Reorganization, will remain a plan of Alliance Capital
               Management L.P. but will relate to options issued to employees of the Registrant).(8)

   10.31   -   Alliance Capital Management L.P. Unit Bonus Plan (after the
               Reorganization, will remain a plan of Alliance Capital
               Management L.P. but will relate to options issued to employees of the Registrant).(8)

   10.32   -   Alliance Capital Management L.P. Century Club Plan (after the
               Reorganization, will remain a plan of Alliance Capital
               Management L.P. but will relate to options issued to employees of the Registrant).(8)

   10.33   -   Unit Option Plan Agreement dated October 10, 1992 with David R.
               Brewer, Jr. (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Brewer, who, after the Reorganization, will become an employee of the Registrant).(9)

   10.34   -   Unit Option Plan Agreement dated October 10, 1992 with Robert
               H. Joseph, Jr. (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Joseph, who, after the Reorganization, will become an employee of the Registrant).(9)

   10.35   -   Alliance Capital Accumulation Plan (will relate to the
               Registrant after the Reorganization).(9)

                                     II-E-3

  Exhibit
    No.
  -------

   10.36   -   Unit Option Plan Agreement dated August 8, 1991 with David R.
               Brewer, Jr. (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Brewer, who, after the Reorganization, will become an employee of the Registrant).(10)

   10.37   -   Unit Option Plan Agreement dated August 8, 1991 with Robert H.
               Joseph, Jr. (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Joseph, who, after the Reorganization, will become an employee of the Registrant).(10)

   10.38   -   Transfer Agreement dated December 12, 1991 between Alliance
               Capital Management Corporation and Alliance GP Incorporated
               (will relate to the Registrant after the Reorganization).(10)

   10.39   -   Unit Option Plan Agreement dated May 16, 1990 with David R.
               Brewer, Jr. (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Brewer, who, after the Reorganization, will become an employee of the Registrant).(11)

   10.40   -   Unit Option Plan Agreement dated May 16, 1990 with Robert H.
               Joseph, Jr. (after the Reorganization, will remain a plan of Alliance Capital Management L.P. but will relate to options issued to Mr. Joseph, who, after the Reorganization, will become an employee of the Registrant).(11)

   10.41   -   Alliance Capital Accumulation Plan (will relate to the
               Registrant after the Reorganization).(13)

   10.42   -   Alliance Partners Plan (will relate to the Registrant after the
               Reorganization).(13)

   10.43   -   Revolving Credit Agreement dated as of July 21, 1999 among
               Alliance Capital Management L.P., as Borrower, and the lending institutions listed on Schedule 1 thereto, collectively as Banks, and Fleet National Bank, as Administrative Agent, The
               First National Bank of Chicago, as Syndication Agent, and
               Banque Nationale de Paris, as Documentation Agent.

   11.1    -   Computation of Pro Forma Earnings per Share for the year ended
               December 31, 1998 and for the quarters ended March 31, 1999 and 1998.

   21.1    -   Subsidiaries of the Registrant (after the Reorganization).(1)

   23.1    -   Consent of Davis Polk & Wardwell (included in Exhibits 5.1 and 8.1).

   23.2    -   Consent of KPMG LLP.

   23.3    -   Consent of Goldman, Sachs & Co.

   24.1    -   Power of Attorney.

   27.1    -   Financial Data Schedule (after the Reorganization).

   99.1    -   Form of Alliance Capital Management L.P. Proxy Card.

   99.2    -   Form of Alliance Capital Management L.P. voting instructions to unitholders who hold units through brokers.

   99.3    -   Form of Letter of Transmittal.

   99.4    -   Form of Notice of Guaranteed Delivery.

   99.5    -   Form of Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and Other Nominees dated o, 1999.

                                     II-E-4

  Exhibit
    No.
  -------

   99.6    -   Form of Letter to Clients for use by Brokers, Dealers,
               Commercial Banks, Trust Companies and Other Nominees dated o,
               1999.

   99.7    -   Form of Guidelines for Certification of Taxpayer Identification
               Number on Substitute Form W-9.

--------------------
(1) Filed as an exhibit to Alliance Capital Management L.P.'s Form 10-K for the fiscal year ended December 31, 1998 filed March 30, 1999 and incorporated herein by reference.

(2) Filed as an exhibit to Alliance Capital Management L.P.'s Form 10-K for the fiscal year ended December 31, 1997 filed March 30, 1998 and incorporated herein by reference.

(3) Filed as an exhibit to Alliance Capital Management L.P.'s Proxy Statement on Schedule 14A filed December 4, 1997 and incorporated herein by reference.

(4) Filed as an exhibit to Alliance Capital Management L.P.'s Form 10-K for the fiscal year ended December 31, 1996 filed March 27, 1997 and incorporated herein by reference.

(5) Filed as an exhibit to Alliance Capital Management L.P.'s Form 10-K for the fiscal year ended December 31, 1995 filed April 1, 1996 and incorporated herein by reference.

(6) Filed as an exhibit to Alliance Capital Management L.P.'s Form 10-K for the fiscal year ended December 31, 1994 filed March 30, 1995 and incorporated herein by reference.

(7) Filed as an exhibit to Alliance Capital Management L.P.'s Form 8-K dated August 12, 1994 and incorporated herein by reference.

(8) Filed as an exhibit to Alliance Capital Management L.P.'s Form S-8 filed July 12, 1993 and incorporated herein by reference.

(9) Filed as an exhibit to Alliance Capital Management L.P.'s Form 10-K for the fiscal year ended December 31, 1992 filed March 25, 1993 and incorporated herein by reference.

(10) Filed as an exhibit to Alliance Capital Management L.P.'s Form 10-K for the fiscal year ended December 31, 1991 filed March 27, 1992 and incorporated herein by reference.

(11) Filed as an exhibit to Alliance Capital Management L.P.'s Form 10-K for the fiscal year ended December 31, 1990 filed March 28, 1991 and incorporated herein by reference.

(12) Filed as an exhibit to Alliance Capital Management L.P.'s Form 10-K for the fiscal year ended December 31, 1989 filed April 2, 1990 and incorporated herein by reference.

(13) Filed as an exhibit to Alliance Capital Management L.P.'s Form 10-K for the fiscal year ended December 31, 1988 filed March 31, 1989 and incorporated herein by reference.


                                     II-E-5